      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 2, 1994
                                                        REGISTRATION NO.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                         FHP INTERNATIONAL CORPORATION
             (Exact name of registrant as specified in its charter)

                DELAWARE                                        6324                                       33-0072502
    (State or other jurisdiction of                 (Primary Standard Industrial                         (IRS Employer
     incorporation or organization)                 Classification Code Number)                      Identification Number)

                              9900 TALBERT AVENUE
                FOUNTAIN VALLEY, CALIFORNIA 92708 (714) 963-7233
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                           Michael J. Weinstock, Esq.
              Senior Vice President, General Counsel and Secretary
                         FHP International Corporation
                              9900 Talbert Avenue
                Fountain Valley, California 92708 (714) 963-7233
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                    Copy to:

                              C. James Levin, Esq.
                               O'Melveny & Myers
                               400 S. Hope Street
                         Los Angeles, California 90071
                           --------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: The securities of FHP International Corporation (the "Registrant") registered pursuant to this Registration Statement (the "Registered Securities") will be issued to holders of common stock, $0.10 par value per share ("TakeCare Common Stock"), of TakeCare, Inc. ("TakeCare") in connection with the proposed merger (the "Merger") of TakeCare with and into FHP Sub, Inc., a wholly-owned subsidiary of the Registrant. The Registered Securities will be issued upon consummation of the Merger.

    If securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /
                           --------------------------

                        CALCULATION OF REGISTRATION FEE

            TITLE OF EACH CLASS                     AMOUNT         PROPOSED MAXIMUM    PROPOSED MAXIMUM
               OF SECURITIES                        TO BE           OFFERING PRICE        AGGREGATE           AMOUNT OF
              TO BE REGISTERED                    REGISTERED           PER UNIT         OFFERING PRICE     REGISTRATION FEE
Common Stock, $0.05 par value per share(1)..      6,504,000
Series A Cumulative Convertible Preferred
 Stock, $0.05 par value per share(2)........      21,680,000
Series B Adjustable Rate Cumulative
 Preferred Stock, $0.05 par value per
 share......................................      15,176,000
  Total.....................................                             (3)           $969,068,812(3)       $334,162(4)

(1) Includes rights (the "Rights") issuable pursuant to an Amended and Restated Rights Agreement, dated as of March 28, 1994, between FHP and American Stock Transfer & Trust Company, as rights agent. One Right will be issued with respect to each share of Common Stock of the Registrant issued in the Merger.
(2) There are also being registered hereunder such number of shares of Common Stock of the Registrant and associated Rights as may be initially issuable upon conversion of the Series A Cumulative Convertible Preferred Stock together with such additional indeterminate number of shares of Common Stock of the Registrant and associated Rights as may become issuable upon conversion by reason of adjustments in the conversion ratio.
(3) In accordance with Rule 457(f) of the Securities Act of 1933, as amended, the filing fee has been calculated based on the aggregate market value of the TakeCare Common Stock to be exchanged for the Registered Securities in the Merger. The market value of a share of TakeCare Common Stock on April 26, 1994 (a date within five business days prior to the date of filing) was $71.44 (based on the average of the high and low prices reported on NASDAQ on such date). On April 26, 1994, there were 12,912,127 shares of TakeCare Common Stock outstanding and 652,666 shares subject to outstanding options (a total of 13,564,793 shares). Thus, the aggregate market value of the TakeCare Common Stock has been calculated as $969,068,812 as of April 26, 1994.
(4) Pursuant to Rule 457(b) of the Securities Exchange Act of 1934, as amended, the fee paid upon filing of this Registration Statement has been reduced by $215,500, the amount of the filing fee paid by the Registrant and TakeCare in connection with the filing on April 17, 1994 of the preliminary Joint Proxy Statement/Prospectus, the definitive form of which is included in this Registration Statement.

                           --------------------------
    The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                         FHP INTERNATIONAL CORPORATION
        CROSS REFERENCE SHEET PURSUANT TO ITEM 501(B) OF REGULATION S-K

FORM S-4 ITEM                                                                              LOCATION IN PROSPECTUS
- --------------------------------------------------------------------------  ----------------------------------------------------
A.         INFORMATION ABOUT THE TRANSACTION
           1.         Forepart of Registration Statement and Outside Front
                      Cover Page of Prospectus............................  Outside Front Cover Page
           2.         Inside Front and Outside Back Cover Pages of
                      Prospectus..........................................  Available Information; Incorporation of Certain
                                                                             Documents by Reference; Table of Contents
           3.         Risk Factors, Ratio of Earnings to Fixed Charges and
                      Other Information...................................  Summary; The Merger; Other Matters
           4.         Terms of the Transaction............................  Summary; The Merger; The Merger Agreement;
                                                                             Description of FHP Capital Stock; Comparison of
                                                                             Rights of Stockholders of FHP and TakeCare
           5.         Pro Forma Financial Information.....................  Summary; Historical and Pro Forma Unaudited
                                                                             Condensed Consolidated Financial Statements
           6.         Material Contracts with the Company Being
                      Acquired............................................  The Merger
           7.         Additional Information Required for Reoffering by
                      Persons and Parties Deemed to be Underwriters.......  Inapplicable
           8.         Interests of Named Experts and Counsel..............  The Merger
           9.         Disclosure of Commission Position on Indemnification
                      for Securities Act Liabilities......................  Inapplicable
B.         INFORMATION ABOUT THE REGISTRANT
           10.        Information with Respect to S-3 Registrants.........  Inapplicable
           11.        Incorporation of Certain Information by Reference...  Incorporation of Certain Documents by Reference
           12.        Information with Respect to S-2 or S-3
                      Registrants.........................................  Inapplicable
           13.        Incorporation of Certain Information by Reference...  Inapplicable
           14.        Information with Respect to Registrants Other Than
                      S-2 or S-3 Registrants..............................  Inapplicable
C.         INFORMATION ABOUT THE COMPANY BEING ACQUIRED
           15.        Information with Respect to S-3
                      Companies...........................................  Incorporation of Certain Documents by Reference
           16.        Information with Respect to S-2 or S-3 Companies....  Inapplicable
           17.        Information with Respect to Companies Other Than S-2
                      or S-3 Companies....................................  Inapplicable

FORM S-4 ITEM                                                                              LOCATION IN PROSPECTUS
- --------------------------------------------------------------------------  ----------------------------------------------------
D.         VOTING AND MANAGEMENT INFORMATION
           18.        Information if Proxies, Consents or Authorizations,
                      Are to be Solicited.................................  Summary; The Meetings; Outside Front Cover Page;
                                                                             Stockholder Proposals for FHP Annual Meeting; The
                                                                             Merger; Solicitation of Proxies; Other Matters;
                                                                             Incorporation of Certain Documents by Reference
           19.        Information if Proxies, Consents or Authorizations,
                      Are Not to be Solicited or in an Exchange Offer.....  Inapplicable

                         FHP INTERNATIONAL CORPORATION
                                      AND
                                 TAKECARE, INC.
                             JOINT PROXY STATEMENT
                            ------------------------

                         FHP INTERNATIONAL CORPORATION
                                   PROSPECTUS

    This Joint Proxy Statement/Prospectus (this "Joint Proxy Statement") is being furnished to the stockholders of FHP International Corporation ("FHP") and TakeCare, Inc. ("TakeCare") in connection with the solicitation of proxies by the respective Boards of Directors of FHP and TakeCare for use at the special meeting of the stockholders of FHP to be held on June 10, 1994, including any adjournments or postponements thereof (the "FHP Meeting") and at the special meeting of the stockholders of TakeCare to be held on June 10, 1994, including any adjournments or postponements thereof (the "TakeCare Meeting"). At such meetings, the stockholders of FHP and TakeCare will be asked to consider and vote on a proposal to approve and adopt the Agreement and Plan of Merger, dated as of March 3, 1994, as amended to the date hereof (the "Merger Agreement"), among FHP, TakeCare and FHP Sub, Inc., a wholly-owned subsidiary of FHP ("FHP Sub"), and the transactions contemplated thereby. Pursuant to the Merger Agreement, TakeCare will be merged with and into FHP Sub (the "Merger").

    Upon consummation of the Merger, each outstanding share of Common Stock, $0.10 par value per share, of TakeCare (the "TakeCare Common Stock") (other than TakeCare Common Stock beneficially owned by FHP, TakeCare and their subsidiaries) will be converted into the right to receive the Merger Consideration (as defined herein) consisting of Common Stock, $0.05 par value per share, of FHP (the "FHP Common Stock") and associated Rights (as defined herein), Series A Cumulative Convertible Preferred Stock of FHP (the "Convertible Merger Preferred Stock"), and either cash or Series B Adjustable Rate Cumulative Preferred Stock of FHP (the "Non-Convertible Merger Preferred Stock"), at the election of the holder of such TakeCare Common Stock. See "THE MERGER -- Conversion of TakeCare Common Stock."

    This Joint Proxy Statement and the accompanying forms of proxy are first being mailed to stockholders of FHP and TakeCare on or about May 6, 1994.

    For stockholders of FHP, this Joint Proxy Statement also relates to proposed amendments (the "Proposed Amendments") to FHP's Restated Certificate of Incorporation (the "FHP Certificate of Incorporation") to increase the authorized number of shares of FHP Common Stock from 70,000,000 to 100,000,000 and to increase the authorized number of shares of preferred stock of FHP (the "FHP Preferred Stock") from 5,000,000 to 40,000,000.

    In addition, this Joint Proxy Statement serves as a Prospectus of FHP under the Securities Act of 1933, as amended (the "Securities Act"), for the issuance of the shares of FHP Common Stock and associated Rights, Convertible Merger Preferred Stock (including the FHP Common Stock and Rights issuable upon conversion thereof) and Non-Convertible Merger Preferred Stock into which shares of TakeCare Common Stock will be converted upon consummation of the Merger. See "DESCRIPTION OF FHP CAPITAL STOCK."

    The FHP Common Stock and TakeCare Common Stock are traded on the National Association of Securities Dealers ("NASD") Automated Quotation System ("NASDAQ") as National Market issues under the symbols "FHPC" and "TKCR", respectively. On April 29, 1994, the closing prices of the FHP Common Stock and TakeCare Common Stock as quoted on NASDAQ were $24 1/4, and $73 3/16 respectively.

THE  MATTERS  DESCRIBED  ABOVE  ARE  DISCUSSED IN  DETAIL  IN  THIS  JOINT PROXY
  STATEMENT. THE  PROPOSED  MERGER  IS  A  COMPLEX  TRANSACTION.  STOCKHOLDERS
    ARE  STRONGLY  URGED TO  READ AND  CONSIDER  CAREFULLY THIS  JOINT PROXY
      STATEMENT IN  ITS ENTIRETY,  PARTICULARLY  THE MATTERS  REFERRED  TO
                 UNDER "THE MERGER -- CERTAIN CONSIDERATIONS."
                            ------------------------

THE   SECURITIES  TO  BE  ISSUED  IN  THE  MERGER  HAVE  NOT  BEEN  APPROVED  OR
  DISAPPROVED  BY  THE  SECURITIES  AND  EXCHANGE  COMMISSION  OR  ANY   STATE
    SECURITIES    COMMISSION   NOR   HAS   THE   SECURITIES   AND   EXCHANGE
      COMMISSION OR  ANY  STATE  SECURITIES  COMMISSION  PASSED  UPON  THE
       ACCURACY   OR  ADEQUACY   OF  THIS  JOINT   PROXY  STATEMENT.  ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

             THE DATE OF THIS JOINT PROXY STATEMENT IS MAY 6, 1994.

                               TABLE OF CONTENTS

                                                                                                                PAGE
                                                                                                                -----
AVAILABLE INFORMATION......................................................................................          iv
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE............................................................          iv
SUMMARY....................................................................................................          vi
    The Meetings...........................................................................................          vi
    The Parties............................................................................................          vi
    Votes Required.........................................................................................          vi
    The Merger.............................................................................................         vii
        Merger Consideration...............................................................................         vii
        Recommendations of the Boards of Directors.........................................................         vii
        Opinions of Financial Advisors.....................................................................         vii
        Operations After the Merger........................................................................        viii
        Regulatory Approvals Required......................................................................        viii
        Conditions to Consummation of the Merger; Termination..............................................        viii
        Certain Federal Income Tax Consequences............................................................          ix
    Market Price and Dividend Data.........................................................................           x
    Proposed Amendments to FHP Certificate of Incorporation................................................          xi
    Selected Historical and Pro Forma Consolidated Financial Data..........................................          xi
THE MEETINGS...............................................................................................           1
    FHP Meeting............................................................................................           1
    TakeCare Meeting.......................................................................................           2
FHP INTERNATIONAL CORPORATION..............................................................................           4
TAKECARE, INC..............................................................................................           4
THE MERGER.................................................................................................           4
    General................................................................................................           4
    Background of the Merger...............................................................................           5
    Recommendations of the Boards of Directors and Reasons for the Merger..................................           9
    Opinions of Financial Advisors.........................................................................          11
    Certain Considerations.................................................................................          23
    Effective Time.........................................................................................          25
    Conversion of TakeCare Common Stock....................................................................          25
    The Cash Election......................................................................................          27
    Exchange Procedures....................................................................................          27
    Fractional Shares......................................................................................          28
    Dividends..............................................................................................          28
    NASDAQ Quotation of Stock Consideration................................................................          28
    Restrictions on Sales by Affiliates and Registration Rights............................................          28
    Financing of the Merger................................................................................          29
    Expenses...............................................................................................          30
    No Appraisal Rights....................................................................................          30
    Transfer of TakeCare Common Stock After the Effective Time.............................................          30
    Deregistration of TakeCare Common Stock After the Effective Time.......................................          30
    Accounting Treatment...................................................................................          30
    Certain Federal Income Tax Consequences................................................................          30
    Effect on Employee Benefit and Stock Plans.............................................................          33
    Operations After the Merger............................................................................          34
    Interests of Certain Persons in the Merger.............................................................          34
    Related Transactions...................................................................................          35
PROPOSED AMENDMENTS TO FHP CERTIFICATE OF INCORPORATION....................................................          36
THE MERGER AGREEMENT.......................................................................................          37
    The Merger.............................................................................................          37

                                                                                                                PAGE
                                                                                                                -----
    Additional FHP Directors...............................................................................          37
    Representations and Warranties.........................................................................          37
    Certain Covenants......................................................................................          38
    No Solicitation of Transactions........................................................................          39
    Additional Agreements..................................................................................          39
    Conditions to Consummation of the Merger...............................................................          40
    Termination............................................................................................          41
    Amendment and Waiver...................................................................................          42
    Expenses...............................................................................................          42
COMPARATIVE STOCK PRICES AND DIVIDENDS.....................................................................          43
HISTORICAL AND PRO FORMA UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS.............................          44
CAPITALIZATION OF FHP......................................................................................          54
DESCRIPTION OF FHP CAPITAL STOCK...........................................................................          54
    General................................................................................................          54
    Common Stock...........................................................................................          55
    Rights Plan............................................................................................          55
    Preferred Stock........................................................................................          55
    Convertible Merger Preferred Stock.....................................................................          55
    Non-Convertible Merger Preferred Stock.................................................................          58
    Registrar and Transfer Agent...........................................................................          60
    Delaware Anti-Takeover Law.............................................................................          60
DESCRIPTION OF TAKECARE CAPITAL STOCK......................................................................          61
COMPARISON OF RIGHTS OF STOCKHOLDERS OF FHP AND TAKECARE...................................................          61
    General................................................................................................          61
    Directors..............................................................................................          61
    Stockholder Meetings and Voting........................................................................          62
    Indemnification........................................................................................          62
    Amendments to Charter Documents........................................................................          62
    FHP Rights Plan........................................................................................          62
OTHER MATTERS..............................................................................................          63
    Regulatory Approvals Required..........................................................................          63
    Certain Pending Litigation.............................................................................          63
    Beneficial Ownership of FHP Common Stock...............................................................          64
    Beneficial Ownership of TakeCare Common Stock..........................................................          65
EXPERTS....................................................................................................          67
LEGAL MATTERS..............................................................................................          67
SOLICITATION OF PROXIES....................................................................................          67
STOCKHOLDER PROPOSALS FOR FHP ANNUAL MEETING...............................................................          68
EXHIBITS
    EXHIBIT A    Agreement and Plan of Merger
    EXHIBIT B    Form of Certificate of Designation for Convertible Merger Preferred Stock
    EXHIBIT C    Form of Certificate of Designation for Non-Convertible Merger Preferred Stock
    EXHIBIT D    Opinion of Smith Barney Shearson Inc.
    EXHIBIT E    Opinion of Kidder, Peabody & Co. Incorporated
    EXHIBIT F    Amended Form of Article IV of the FHP Certificate of Incorporation

    NO PERSON IS AUTHORIZED BY FHP, FHP SUB OR TAKECARE TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION, OTHER THAN THOSE CONTAINED IN THIS JOINT PROXY STATEMENT, IN CONNECTION WITH THE SOLICITATION AND THE OFFERING MADE BY THIS JOINT PROXY STATEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS JOINT PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY OR AN OFFER TO SELL, OR THE SOLICITATION OF AN OFFER TO PURCHASE, ANY SECURITIES IN ANY JURISDICTION IN WHICH SUCH SOLICITATION OR OFFERING MAY NOT LAWFULLY BE MADE.

    NEITHER THE DELIVERY OF THIS JOINT PROXY STATEMENT NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL IMPLY THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN OR IN THE AFFAIRS OF FHP, FHP SUB OR TAKECARE SINCE THE DATE HEREOF.

                             AVAILABLE INFORMATION

    FHP and TakeCare are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In accordance with the Exchange Act, FHP and TakeCare file proxy statements, reports and other information with the Securities and Exchange Commission (the "SEC"). Such proxy statements, reports and other information can be inspected and copied at the Public Reference Room of the SEC, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices at Seven World Trade Center, Suite 1300, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained at prescribed rates from the Public Reference Room of the SEC, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. FHP Common Stock and TakeCare Common Stock are traded on the NASDAQ National Market System and such proxy statements, reports and other information can also be inspected at the office of NASDAQ Operations, 1735 K Street, N.W., Washington, D.C. 20006.

    FHP has filed with the SEC a Registration Statement on Form S-4 (together with any amendments thereto, the "Registration Statement") under the Securities Act with respect to the FHP Common Stock and associated Rights, Convertible Merger Preferred Stock and Non-Convertible Merger Preferred Stock to be issued in connection with the Merger. This Joint Proxy Statement does not contain all the information set forth in the Registration Statement and the exhibits thereto, certain portions of which were omitted as permitted by the rules and regulations of the SEC. Copies of the Registration Statement are available from the SEC, upon payment of prescribed rates. For further information, reference is made to the Registration Statement and the exhibits filed therewith. Statements contained in this Joint Proxy Statement or in any document incorporated by reference in this Joint Proxy Statement relating to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following FHP documents are incorporated by reference in this Joint Proxy Statement: (i) FHP's Annual Report on Form 10-K for the fiscal year ended June 30, 1993; (ii) FHP's quarterly reports on Form 10-Q for the quarters ended September 30, 1993 and December 31, 1993 and (iii) the description of the Rights set forth in the Registration Statement on Form 8-A/A, dated April 5, 1994, filed with the SEC pursuant to Section 13(a) of the Exchange Act.

    The following TakeCare documents are incorporated by reference in this Joint Proxy Statement: TakeCare's Annual Report on Form 10-K for the fiscal year ended December 31, 1993, filed with the SEC pursuant to Section 13(a) of the Exchange Act.

    All documents filed by FHP and TakeCare pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Joint Proxy Statement and prior to the date the Merger becomes effective shall be deemed to be incorporated by reference in this Joint Proxy Statement from the dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated in this Joint Proxy Statement shall be deemed to be modified or superseded for purposes of this Joint Proxy Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference modifies or supersedes such statement.

    A COPY OF THE DOCUMENTS INCORPORATED BY REFERENCE (EXCLUDING EXHIBITS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO THE INFORMATION INCORPORATED HEREIN) THAT ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH WILL BE PROVIDED BY FIRST CLASS MAIL WITHOUT CHARGE TO EACH PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS JOINT PROXY STATEMENT IS DELIVERED, UPON ORAL OR WRITTEN REQUEST OF ANY SUCH PERSON. WITH RESPECT TO FHP'S DOCUMENTS, REQUESTS SHOULD BE DIRECTED TO FHP INTERNATIONAL CORPORATION, INVESTOR RELATIONS DEPARTMENT, 9900 TALBERT AVENUE, FOUNTAIN VALLEY, CALIFORNIA 92708 (TELEPHONE:
(714) 963-7233). WITH RESPECT TO TAKECARE'S DOCUMENTS, REQUESTS SHOULD BE DIRECTED TO TAKECARE, INC., INVESTOR RELATIONS DEPARTMENT, 2300 CLAYTON ROAD, SUITE 1000, CONCORD, CALIFORNIA 94520 (TELEPHONE: (510) 246-1300). IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS IN ADVANCE OF THE MEETINGS TO WHICH THIS JOINT PROXY STATEMENT RELATES, ANY SUCH REQUEST SHOULD BE MADE BY JUNE 3, 1994.

    ALL INFORMATION CONTAINED IN THIS JOINT PROXY STATEMENT RELATING TO FHP HAS BEEN SUPPLIED BY FHP AND ALL INFORMATION RELATING TO TAKECARE HAS BEEN SUPPLIED BY TAKECARE.

                                    SUMMARY

    THE FOLLOWING IS A SUMMARY OF CERTAIN INFORMATION CONTAINED ELSEWHERE IN THIS JOINT PROXY STATEMENT. THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION CONTAINED ELSEWHERE IN THIS JOINT PROXY STATEMENT, IN THE ATTACHED EXHIBITS AND IN THE DOCUMENTS INCORPORATED BY REFERENCE. STOCKHOLDERS ARE URGED TO READ CAREFULLY THIS JOINT PROXY STATEMENT AND THE ATTACHED EXHIBITS, AND IN PARTICULAR THE SECTION ENTITLED "THE MERGER -- CERTAIN CONSIDERATIONS."

THE MEETINGS

    FHP. The FHP Meeting will be held at 4:00 p.m. Pacific Time on June 10, 1994 at FHP Hospital, 9920 Talbert Avenue, Fountain Valley, California. Only holders of record of FHP Common Stock at the close of business on May 5, 1994 (the "FHP Record Date"), will be entitled to notice of the FHP Meeting and only such holders will be entitled to vote at the FHP Meeting. At the FHP Meeting, the holders of FHP Common Stock will be asked to vote on the Merger Agreement and the transactions contemplated thereby, and on the Proposed Amendments to increase the authorized number of shares of FHP Common Stock from 70,000,000 to 100,000,000 and the authorized number of shares of FHP Preferred Stock from 5,000,000 to 40,000,000. Approval of the Proposed Amendments is required for the consummation of the Merger.

    TAKECARE. The TakeCare Meeting will be held at 9:00 a.m. Pacific Time on June 10, 1994 at the Concord Hilton, 1970 Diamond Boulevard, Concord, California. Only holders of record of TakeCare Common Stock at the close of business on May 5, 1994 (the "TakeCare Record Date"), will be entitled to notice of the TakeCare Meeting and only such holders will be entitled to vote at the TakeCare Meeting. At the TakeCare Meeting, the holders of TakeCare Common Stock will be asked to vote on the Merger Agreement and the transactions contemplated thereby.

THE PARTIES

    FHP. FHP, through its direct and indirect subsidiaries, is a managed health care company that operates health maintenance organizations in California, Arizona, Utah, Guam, New Mexico, Nevada and Colorado and sells indemnity health, group life and workers' compensation insurance. FHP has its principal offices at 9900 Talbert Avenue, Fountain Valley, California 92708 (telephone: (714) 963-7233).

    TAKECARE. TakeCare, through its direct and indirect subsidiaries, is a managed health care company that operates health maintenance organizations in California, Colorado, Illinois and Ohio. TakeCare has its principal offices at 2300 Clayton Road, Suite 1000, Concord, California 94520 (telephone: (510) 246-1300).

VOTES REQUIRED

    FHP. The affirmative vote of the holders of a majority of the FHP Common Stock voting at the FHP Meeting is required for approval of the Merger, the issuance of the FHP Common Stock and Convertible Merger Preferred Stock pursuant to the Merger Agreement and the transactions contemplated thereby. The affirmative vote of a majority of all of the outstanding FHP Common Stock is required for approval of the Proposed Amendments. As of March 31, 1994, there were 33,152,619 shares of FHP Common Stock outstanding, of which 5.1% were beneficially owned by the directors and executive officers of FHP and 10.0% were owned by the FHP Employee Stock Ownership Plan (the "FHP ESOP").

    An FHP stockholder may revoke a proxy at any time before it is voted by filing with FHP's Secretary an instrument revoking the proxy, or by submitting a duly executed proxy bearing a later date, or by attending the FHP Meeting and voting in person. Attendance at the FHP Meeting will not by itself constitute revocation of a proxy.

    TAKECARE. The affirmative vote of the holders of a majority of the outstanding TakeCare Common Stock is required for approval and adoption of the Merger Agreement and the transactions contemplated thereby. As of March 31, 1994, there were 12,912,127 shares of TakeCare Common

Stock outstanding, of which 12.2% were beneficially owned by the directors and executive officers of TakeCare and 0.2% were owned by the TakeCare Savings and Retirement Plan (the "TakeCare Savings Plan").

    A TakeCare stockholder may revoke a proxy at any time before it is voted by filing with TakeCare's Secretary an instrument revoking the proxy, or by submitting a duly executed proxy bearing a later date, or by attending the TakeCare Meeting and voting in person. Attendance at the TakeCare Meeting will not by itself constitute revocation of a proxy.

THE MERGER

    MERGER CONSIDERATION. At the Effective Time (as defined herein) of the Merger each outstanding share of TakeCare Common Stock (except shares of TakeCare Common Stock beneficially owned by FHP, TakeCare or their subsidiaries) will be converted into the right to receive, without interest, the following consideration:

    (1) 1.6 shares of Convertible Merger Preferred Stock; plus

    (2) subject to reduction as described below, 1.12 shares of Non-Convertible Merger Preferred Stock or, if the holder of such share makes the Cash Election, an amount in cash equal to $28.00 per share of TakeCare Common Stock (the Cash Election must be made by December 1, 1994; See "THE MERGER -- The Cash Election"); plus

    (3) 0.41379 of a share of FHP Common Stock, together with any associated Rights; provided that such fraction will be increased to a maximum of
       0.48000 in the event that the average closing price of the FHP Common Stock over the 20 trading days ending on the third trading day prior to the Effective Date (as defined herein) is less than $29.00. See "THE MERGER -- Conversion of TakeCare Common Stock."

TakeCare has agreed with FHP that if the expenses of TakeCare incurred in connection with the Merger exceed $3 million, such excess will reduce pro rata the amount of cash or shares of Non-Convertible Merger Preferred Stock to be issued in the Merger upon conversion of each share of TakeCare Common Stock. See "THE MERGER -- Conversion of TakeCare Common Stock."

    No fractional shares of FHP Common Stock, Convertible Merger Preferred Stock or Non-Convertible Merger Preferred Stock will be issued to TakeCare stockholders in connection with the Merger; holders of TakeCare Common Stock will be entitled to a cash payment in lieu of such fractional shares.

    RECOMMENDATIONS OF THE BOARDS OF DIRECTORS.

    FHP. The Board of Directors of FHP has unanimously approved the Merger Agreement and the transactions contemplated thereby. The FHP Board of Directors believes that the terms of the Merger are fair to and in the best interests of FHP and its stockholders and unanimously recommends that the stockholders of FHP vote FOR approval and adoption of the Merger Agreement and the transactions contemplated thereby.

    TAKECARE. The Board of Directors of TakeCare has approved the Merger Agreement and the transactions contemplated thereby. The TakeCare Board of Directors believes that the terms of the Merger are fair to and in the best interests of TakeCare's stockholders and recommends that the stockholders of TakeCare vote FOR approval and adoption of the Merger Agreement and the transactions contemplated thereby.

    OPINIONS OF FINANCIAL ADVISORS.

    FHP. Smith Barney Shearson Inc. ("Smith Barney Shearson") delivered its oral opinion on March 3, 1994 to the FHP Board of Directors to the effect that, as of the date of such opinion, the Merger Consideration was fair, from a financial point of view, to FHP. Smith Barney Shearson confirmed its oral opinion in a written opinion dated March 3, 1994. At the request of FHP, Smith Barney Shearson has rendered a second written opinion, in substantially the same form as its first written option, to the effect that, as of May 2, 1994, the Merger Consideration was fair, from a financial point of view, to FHP. The full text of the written opinion of Smith Barney Shearson dated May 2, 1994, which sets forth the assumptions made, matters considered, limitations and scope of the review by Smith Barney Shearson in rendering its opinion, is attached hereto as Exhibit D. FHP stockholders are urged to read the Smith Barney Shearson opinion in its entirety.

    TAKECARE. Kidder, Peabody & Co. Incorporated ("Kidder, Peabody") delivered its oral opinion on March 3, 1994 to the TakeCare Board of Directors to the effect that, as of the date of such opinion, the Merger Consideration to be received in the Merger by the holders of shares of TakeCare Common Stock was fair, from a financial point of view, to such holders. Kidder, Peabody subsequently rendered a written opinion confirming its earlier oral opinion that, as of May 2, 1994, the Merger Consideration to be received in the Merger by the holders of shares of TakeCare Common Stock was fair, from a financial point of view, to such holders. The full text of the written opinion of Kidder, Peabody, which sets forth the assumptions made, matters considered, limitations on and scope of the review by Kidder, Peabody in rendering its opinion, is attached hereto as Exhibit E. TakeCare stockholders are urged to read the Kidder, Peabody opinion in its entirety.

    OPERATIONS AFTER THE MERGER. Neither FHP, FHP Sub nor TakeCare has any present plans for consolidation of operations or dispositions of material assets prior to obtaining regulatory approval of the Merger. There can be no assurance, however, that in the future FHP will not deem it advisable to consolidate operations or dispose of material assets. FHP's management believes that the combined company can reduce costs by eliminating duplicative administrative, sales and advertising expenses, by consolidating management information systems and administrative functions for the insurance businesses of both companies, and by applying each company's most successful health care delivery systems and managed care techniques to the other company.

    REGULATORY APPROVALS REQUIRED. The Merger is subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the rules and regulations thereunder, which provide that certain transactions may not be consummated until required information and materials are furnished to the Antitrust Division of the Department of Justice and the Federal Trade Commission (the "FTC") and the requisite waiting period expires or terminates. FHP and TakeCare filed the required information and materials with the Antitrust Division of the Department of Justice and the FTC on March 29, 1994. The statutory waiting period under the HSR Act expired on April 28, 1994. The requirements of the HSR Act will be satisfied if the Merger is consummated before April 28, 1995.

    The Merger is also subject to the approval of the Department of Insurance in each of Arizona, Illinois and Ohio, the Division of Insurance in Colorado and the Department of Corporations in California. FHP and TakeCare have filed the required materials with such regulatory authorities and currently expect to obtain the requisite approvals by the end of June of 1994.

    CONDITIONS TO CONSUMMATION OF THE MERGER; TERMINATION. The obligations of FHP and TakeCare to consummate the Merger are subject to various conditions, including but not limited to, approval of the Merger by the stockholders of FHP and TakeCare and by certain governmental and regulatory agencies, the truth and accuracy of certain representations and warranties made by each party in the Merger Agreement, receipt by TakeCare of consents to the transaction under certain of its material contracts, receipt by FHP of financing proceeds under the Credit Agreement (as defined herein), the absence of certain material adverse changes or events affecting the other party, acceptance of the FHP Common Stock, Convertible Merger Preferred Stock and Non-Convertible Merger Preferred Stock for quotation on NASDAQ, and the receipt of opinions of counsel with respect to certain federal income tax consequences of the Merger.

    The Merger Agreement may be terminated at any time prior to the Effective Time by either party: (i) with the consent of the other party; (ii) if the Merger is not consummated by November 1, 1994, and the terminating party did not materially breach its obligations in a manner that materially contributed to such failure to consummate the Merger; (iii) if stockholder approval is not obtained by July 31,

1994; (iv) if the other party fails to comply in any material respect with any of the material covenants or agreements contained in the Merger Agreement and does not cure such failure in accordance with the Merger Agreement; (v) subject to certain exceptions, if any material representation or warranty of the other party contained in the Merger Agreement is incorrect in any material respect when made; or (vi) under certain circumstances relating to the receipt by TakeCare of an Acquisition Proposal (as defined herein).

    Under certain circumstances, FHP or TakeCare may be required to pay a fee in the amount of $21.4 million upon the termination of the Merger Agreement. See "THE MERGER AGREEMENT -- Termination."

    CERTAIN FEDERAL INCOME TAX CONSEQUENCES. Consummation of the Merger is conditioned upon delivery of opinions of counsel to FHP and TakeCare to the effect that, among other things, the Merger will constitute a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"). If the Merger constitutes such a reorganization: (i) no gain or loss will be recognized by FHP or TakeCare in the Merger; (ii) the TakeCare stockholders will recognize gain, but not loss, equal to the lesser of (a) the amount of Cash Merger Consideration (as defined herein) received or (b) the excess of the sum of the fair market value of the Stock Consideration (as defined herein) (including, for this purpose, fractional shares of Stock Consideration) and the amount of Cash Merger Consideration received over the stockholders' tax basis in the TakeCare Common Stock exchanged therefor, and such gain will constitute capital gain if the stockholders held their TakeCare Common Stock as a capital asset at the Effective Time, (iii) the TakeCare stockholders who receive cash in lieu of fractional shares of Stock Consideration will be treated as if such stockholders had first received such fractional shares and then such fractional shares were subsequently redeemed by FHP, with the result that such TakeCare stockholders will recognize gain or loss equal to the difference between the amount of cash received in lieu of fractional shares of Stock Consideration and the stockholders' tax basis attributable to such fractional shares of Stock Consideration, (iv) the TakeCare stockholders' tax basis in the Stock Consideration received in the Merger will equal such stockholders' tax basis in the TakeCare Common Stock exchanged therefor, increased by any gain recognized as a result of the exchange and decreased by (a) the amount of Cash Merger Consideration received and (b) the tax basis of the TakeCare Common Stock attributable to fractional shares of Stock Consideration, (v) the holding period for federal income tax purposes of the Stock Consideration in the hands of the TakeCare stockholders will include the holding period of their converted TakeCare Common Stock, provided such TakeCare Common Stock is held as a capital asset at the Effective Time.

MARKET PRICE AND DIVIDEND DATA

    FHP Common Stock and TakeCare Common Stock are quoted on NASDAQ as National Market issues. The following table sets forth, for the periods indicated, the high and low sales prices per share of FHP Common Stock and TakeCare Common Stock as quoted on NASDAQ. Neither FHP nor TakeCare has paid any cash dividends on such shares during the periods indicated in the table.

                                              FHP                          TAKECARE
                                         COMMON STOCK                    COMMON STOCK
                                    -----------------------         -----------------------
                                     HIGH             LOW            HIGH             LOW
                                    -------         -------         -------         -------
1991
    Third Calendar Quarter......... $27             $15 1/2         $19             $13 1/2
    Fourth Calendar Quarter........  20               9 7/8          20 1/2          15 1/2
1992
    First Calendar Quarter......... $19 1/2         $13 1/2         $30 3/4         $18 1/4
    Second Calendar Quarter........  18              12 1/2          34              27
    Third Calendar Quarter.........  19 1/2          14 1/2          43 1/2          30 3/4
    Fourth Calendar Quarter........  23              16 3/4          50 1/4          37
1993
    First Calendar Quarter......... $29             $17 3/8         $49             $25 3/4
    Second Calendar Quarter........  28 3/4          19 1/2          42 1/2          32 3/4
    Third Calendar Quarter.........  30              18 1/4          47 3/4          38
    Fourth Calendar Quarter........  27              19 1/4          57 1/2          39 1/8
1994
  First Calendar Quarter........... $29 3/4         $23 1/2         $76             $51 1/4
  Second Calendar Quarter (through
   April 29, 1994).................  25              20 1/4          74 1/4          68

    The following table sets forth the last reported sales prices per share of FHP Common Stock and TakeCare Common Stock as quoted on NASDAQ on January 7, 1994, the last trading day before announcement of the Agreement in Principle, on March 3, 1994, the last trading day before announcement of the Merger Agreement, and on April 29, 1994, and equivalent per share values of the TakeCare Common Stock based on the value of the Merger Consideration.

                                                                    TAKECARE
                                      FHP           TAKECARE        COMMON
                                    COMMON          COMMON           STOCK
                                     STOCK           STOCK          EQUIVALENT (A)
                                    -------         -------         -------
January 7, 1994.................... $26 1/2         $51 3/4         $80
March 3, 1994......................  28 1/2          67 3/8          80
April 29, 1994.....................  24 1/4          73 3/16         79 5/8

- ------------------------
(a) Represents the value of the Merger Consideration into which one share of TakeCare Common Stock is convertible based on the assumptions that the Average Closing Price (as defined herein) is equal to the closing price of the FHP Common Stock on the date of calculation and that the Convertible Merger Preferred Stock and Non-Convertible Merger Preferred Stock are each valued at their respective stated values of $25.00 per share. The value indicated does not give effect to any reductions in the Merger Consideration relating to TakeCare's Excess Expenses (as defined herein) in connection with the Merger. See "THE MERGER -- Conversion of TakeCare Common Stock." The closing price of FHP Common Stock on April 29, 1994 was below the range within which the conversion price of the Convertible Merger Preferred Stock is readjusted.

PROPOSED AMENDMENTS TO FHP CERTIFICATE OF INCORPORATION

    In addition to voting on the Merger Agreement and the transactions contemplated thereby, FHP stockholders will be asked at the FHP Meeting to approve the Proposed Amendments to the FHP Certificate of Incorporation to increase the authorized number of shares of FHP Common Stock from 70,000,000 to 100,000,000 and the authorized number of shares of FHP Preferred Stock from 5,000,000 to 40,000,000. An increase in FHP's authorized capital stock is required to consummate the Merger. The Proposed Amendments were unanimously approved by FHP's Board of Directors. A copy of the form of the Proposed Amendments is attached hereto as Exhibit F.

SELECTED HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL DATA

    The following tables set forth: (i) selected historical consolidated financial data for the periods and as of the dates indicated for FHP and its subsidiaries and for TakeCare and its subsidiaries and (ii) selected pro forma consolidated financial data for the periods and as of the dates indicated, giving effect to the Merger as if it had been consummated on July 1, 1992, for income statement data, and on December 31, 1993, for balance sheet data. Adjustments made to arrive at the pro forma consolidated amounts are based on the purchase method of accounting. Management has not completed an allocation of the purchase price of TakeCare to the assets and liabilities that will be acquired. However, management currently believes that the amounts reflected on TakeCare's historical consolidated balance sheet as tangible assets and liabilities approximate the fair market value of such assets and liabilities.

    The selected pro forma consolidated financial data is presented for illustrative purposes only and is not necessarily indicative of the consolidated financial position or consolidated results of operations of FHP that would have been reported had the Merger occurred on the dates indicated, nor do they represent a forecast of the consolidated financial position of FHP at any future date or the consolidated results of operations of FHP for any future period. Furthermore, no effect has been given in the selected historical and pro forma consolidated income statement data for operating and synergistic benefits that may be realized through the combination of the entities. The selected historical and pro forma consolidated financial data should be read in conjunction with the consolidated financial statements of FHP and TakeCare which are incorporated herein by reference.

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
                        OF FHP INTERNATIONAL CORPORATION

    The income statement and balance sheet data below should be read in conjunction with the consolidated financial statements of FHP and its subsidiaries and notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations." The balance sheet data as of June 30, 1993 and 1992 and the income statement data for each of the three years in the period ended June 30, 1993 are derived from the historical consolidated financial statements of FHP for such years audited by Deloitte & Touche, which financial statements are incorporated herein by reference. The data at June 30, 1991, 1990 and 1989 and for each of the two fiscal years in the period ended June 30, 1990 are derived from FHP's audited consolidated financial statements for such years, which consolidated financial statements are not included or incorporated herein. The selected unaudited consolidated financial data as of December 31, 1993 and for the six months ended December 31, 1993 and 1992 have been prepared on a basis consistent with the consolidated financial statements of FHP and, in the opinion of management, include all adjustments necessary for a fair presentation of the financial position at such date and the results of operations for such periods.

                                 SIX MONTHS ENDED
                                   DECEMBER 31,                          YEAR ENDED JUNE 30,
                              -----------------------  --------------------------------------------------------
                                  1993        1992        1993        1992        1991       1990       1989
                              ------------  ---------  ----------  ----------  ----------  ---------  ---------
                                                   (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE
                                                      AND FINANCIAL RATIO CALCULATIONS)
INCOME STATEMENT DATA:
  Revenue...................   $1,167,486   $ 908,676  $2,005,854  $1,586,086  $1,296,843  $ 980,394  $ 699,051
  Expenses:
    Cost of health care.....      980,050     772,698   1,681,144   1,324,700   1,058,727    798,128    558,039
    General, administrative
     and marketing..........      160,268     123,452     269,645     231,916     188,333    148,923    110,299
                              ------------  ---------  ----------  ----------  ----------  ---------  ---------
      Total expenses........    1,140,318     896,150   1,950,789   1,556,616   1,247,060    947,051    668,338
                              ------------  ---------  ----------  ----------  ----------  ---------  ---------
  Operating income..........       27,168      12,526      55,065      29,470      49,783     33,343     30,713
  Interest income, net......        7,331       7,300      14,708      22,022      15,893     12,303      4,265
                              ------------  ---------  ----------  ----------  ----------  ---------  ---------
  Income before income
   taxes....................       34,499      19,826      69,773      51,492      65,676     45,646     34,978
  Provision for income
   taxes....................       13,000       7,231      25,607      18,602      25,614     16,889     12,944
                              ------------  ---------  ----------  ----------  ----------  ---------  ---------
      Net income............   $   21,499   $  12,595  $   44,166  $   32,890  $   40,062  $  28,757  $  22,034
                              ------------  ---------  ----------  ----------  ----------  ---------  ---------
                              ------------  ---------  ----------  ----------  ----------  ---------  ---------
  Primary earnings per
   share....................   $     0.64   $    0.38  $     1.33  $     1.00  $     1.37  $    1.00  $    0.93
  Weighted average common
   and common equivalent
   shares...................       33,515      33,059      33,270      32,921      29,270     28,707     23,619
  Ratio of earnings to fixed
   charges (1)..............        7.00x       5.16x       8.71x       6.56x       9.29x      7.04x      6.30x

                                                                               JUNE 30,
                              DECEMBER 31,             --------------------------------------------------------
                                  1993                    1993        1992        1991       1990       1989
                              ------------             ----------  ----------  ----------  ---------  ---------
                                                                        (AMOUNTS IN THOUSANDS)
BALANCE SHEET DATA:
  Total assets..............   $1,006,896              $  745,684  $  615,659  $  528,808  $ 431,518  $ 319,241
  Long-term obligations.....      103,064                  20,802      23,279      29,826     32,800     34,352
  Total stockholders'
   equity...................      387,625                 364,422     311,381     269,761    141,825    109,708
  Book value per common
   share....................        11.71                   11.10        9.61        8.38       5.12       4.04

- ------------------------------
(1) For purposes of calculating the ratio of earnings to fixed charges, "earnings" consist of income before taxes, interest on indebtedness and implicit interest on rental arrangements; "fixed charges" consist of interest on indebtedness and implicit interest on rental arrangements.

       SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF TAKECARE, INC.

    The balance sheet data as of December 31, 1993, 1992, 1991, 1990 and 1989 and the income statement data for each of the five years in the period ended
December 31, 1993 are derived from the historical consolidated financial statements of TakeCare audited by Ernst & Young, independent auditors. The data presented below should be read in conjunction with TakeCare's audited consolidated balance sheets as of December 31, 1993 and 1992 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1993 and "Management's Discussion and Analysis of Financial Condition and Results of Operations" which are incorporated herein by reference.

                                                                YEAR ENDED DECEMBER 31,
                                                    ------------------------------------------------
                                                      1993      1992      1991      1990      1989
                                                    --------  --------  --------  --------  --------
                                                        (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE
                                                           AND FINANCIAL RATIO CALCULATIONS)
INCOME STATEMENT DATA:
  Revenue.........................................  $921,198  $615,156  $287,419  $266,813  $206,442
  Expenses:
    Cost of health care...........................   745,593   505,795   235,679   226,957   183,576
    General, administrative and marketing.........   113,392    67,478    27,039    21,645    16,125
                                                    --------  --------  --------  --------  --------
      Total expenses..............................   858,985   573,273   262,718   248,602   199,701
                                                    --------  --------  --------  --------  --------
  Operating income................................    62,213    41,883    24,701    18,211     6,741
  Interest income (expense), net..................     3,883     1,723     3,901     1,701      (203)
                                                    --------  --------  --------  --------  --------
  Income before income taxes......................    66,096    43,606    28,602    19,912     6,538
  Provision for income taxes......................    28,472    18,258    11,727     8,164     2,680
                                                    --------  --------  --------  --------  --------
      Net income..................................  $ 37,624  $ 25,348  $ 16,875  $ 11,748  $  3,858
                                                    --------  --------  --------  --------  --------
                                                    --------  --------  --------  --------  --------
  Primary earnings per share......................  $   3.14  $   2.49  $   1.88  $   1.58  $   0.53
  Weighted average common and common equivalent
   shares.........................................    11,982    10,164     8,954     7,449     7,266
  Ratio of earnings to fixed charges (1)..........    22.13x    12.74x    15.89x     7.78x     3.26x

                                                                      DECEMBER 31,
                                                    ------------------------------------------------
                                                      1993      1992      1991      1990      1989
                                                    --------  --------  --------  --------  --------
BALANCE SHEET DATA:
  Total assets....................................  $509,330  $336,386  $156,411  $105,700  $ 76,639
  Long-term obligations...........................    35,000    28,343    15,000    19,000    23,800
  Total stockholders' equity......................   251,498   150,747    69,734    20,490     8,742
  Book value per common share.....................     19.59     13.86      7.73      2.90      1.24

- ------------------------------
(1) For purposes of calculating the ratio of earnings to fixed charges, "earnings" consist of income before taxes, interest on indebtedness and implicit interest on rental arrangements; "fixed charges" consist of interest on indebtedness and implicit interest on rental arrangements.

                         FHP INTERNATIONAL CORPORATION
                 SELECTED PRO FORMA CONSOLIDATED FINANCIAL DATA
                                  (UNAUDITED)

                                       SIX MONTHS ENDED                              YEAR ENDED
                                       DECEMBER 31, 1993                            JUNE 30, 1993
                           -----------------------------------------  -----------------------------------------
                                  HISTORICAL                                 HISTORICAL
                           ------------------------     PRO FORMA     ------------------------     PRO FORMA
                              FHP      TAKECARE (A)  CONSOLIDATED (B)    FHP      TAKECARE (A)  CONSOLIDATED (B)
                           ----------  ------------  ---------------  ----------  ------------  ---------------
                                          (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE CALCULATIONS)
INCOME STATEMENT DATA:
  Revenue................  $1,167,486   $  514,252     $ 1,729,709    $2,005,854   $  789,654     $ 3,050,055
  Expenses:
    Cost of health
     care................     980,050      413,998       1,430,793     1,681,144      644,237       2,537,988
    General,
     administrative and
     marketing...........     160,268       65,204         239,319       269,645       92,869         409,264
                           ----------  ------------  ---------------  ----------  ------------  ---------------
      Total expenses.....   1,140,318      479,202       1,670,112     1,950,789      737,106       2,947,252
                           ----------  ------------  ---------------  ----------  ------------  ---------------
  Operating income.......      27,168       35,050          59,597        55,065       52,548         102,803
  Interest income
   (expense), net........       7,331        1,927             419        14,708        1,460            (240)
                           ----------  ------------  ---------------  ----------  ------------  ---------------
  Income before income
   taxes.................      34,499       36,977          60,016        69,773       54,008         102,563
  Provision for income
   taxes.................      13,000       16,000          29,408        25,607       23,207          50,489
                           ----------  ------------  ---------------  ----------  ------------  ---------------
      Net income.........      21,499       20,977          30,608        44,166       30,801          52,074
  Preferred Stock
   dividend..............      --           --              12,838        --           --              25,676
                           ----------  ------------  ---------------  ----------  ------------  ---------------
  Net income attributable
   to Common Stock.......  $   21,499   $   20,977     $    17,770    $   44,166   $   30,801     $    26,398
                           ----------  ------------  ---------------  ----------  ------------  ---------------
                           ----------  ------------  ---------------  ----------  ------------  ---------------
  Primary earnings per
   share attributable to
   Common Stock..........  $     0.64   $     1.65     $      0.45    $     1.33   $     2.80     $      0.68
  Weighted average common
   and common equivalent
   shares................      33,515       12,690          39,068        33,270       10,982          38,823

                                                                                    DECEMBER 31, 1993
                                                                        -----------------------------------------
                                                                               HISTORICAL            PRO FORMA
                                                                        ------------------------  ---------------
                                                                           FHP        TAKECARE     CONSOLIDATED
                                                                        ----------  ------------  ---------------
BALANCE SHEET DATA:
  Total assets........................................................  $1,006,896   $  509,330     $ 2,214,689
  Long-term obligations...............................................     103,064       35,000         374,949
  Total stockholders' equity..........................................     387,625      251,498       1,055,201
  Book value per common share.........................................       11.71        19.59           14.10

- ------------------------------
(a) Certain reclassifications have been made to the TakeCare historical consolidated financial data to conform to FHP's presentation.
(b) Adjustments necessary to arrive at the pro forma consolidated financial data are described in the Notes to Historical and Pro Forma Unaudited Condensed Consolidated Financial Statements.

                                  THE MEETINGS

    This Joint Proxy Statement is being provided to the stockholders of FHP and TakeCare in connection with the FHP Meeting and the TakeCare Meeting. The Boards of Directors of FHP and TakeCare are soliciting proxies for use at their respective meetings.

FHP MEETING

    The FHP Meeting is scheduled to be held at 4:00 p.m. Pacific Time on June 10, 1994 at FHP Hospital, 9920 Talbert Avenue, Fountain Valley, California. At the FHP Meeting, the holders of FHP Common Stock will be asked to vote on the Merger Agreement and the transactions contemplated thereby, and on the Proposed Amendments. Approval of the Proposed Amendments is required for the consummation of the Merger. See "PROPOSED AMENDMENTS TO FHP CERTIFICATE OF INCORPORATION."

    THE   BOARD  OF  DIRECTORS  OF  FHP  UNANIMOUSLY  RECOMMENDS  THAT  THE  FHP
STOCKHOLDERS VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AND FOR APPROVAL OF THE PROPOSED AMENDMENTS.

    FHP RECORD DATE AND VOTING RIGHTS. Only holders of record of FHP Common Stock at the close of business on May 5, 1994, the FHP Record Date, will be entitled to notice of the FHP Meeting and only such holders will be entitled to vote at the FHP Meeting. As of March 31, 1994, there were 33,152,619 shares of FHP Common Stock outstanding. Each share of FHP Common Stock will entitle the holder thereof to one vote.

    FHP STOCKHOLDER VOTING AND VOTE REQUIRED. Under the applicable rules of the NASD, approval of the issuance of the FHP Common Stock and Convertible Merger Preferred Stock pursuant to the Merger Agreement and the transactions contemplated thereby requires the affirmative vote of a majority of the votes cast at the FHP Meeting. Under the Delaware General Corporation Law, approval of the Proposed Amendments requires the affirmative vote of the holders of a majority of all of the outstanding shares of FHP Common Stock. Holders of at least a majority of the outstanding shares of FHP Common Stock must be represented, either in person or by proxy, at the commencement of the FHP Meeting for a quorum to be present.

    Votes cast by proxy or in person at the FHP Meeting will be counted by the persons appointed by FHP to act as election inspectors for the FHP Meeting. The election inspectors will treat shares represented by proxies that reflect abstentions as shares that are present and entitled to vote, for purposes of determining the presence of a quorum and for purposes of determining the outcome of any matter submitted to the stockholders for a vote. Abstentions, however, do not constitute votes "for" or "against" any matter and thus will be disregarded in the calculation of "votes cast."

    The election inspectors will treat shares referred to as "broker non-votes" (i.e., shares identified as held by brokers or nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote that the broker or nominee does not have discretionary power to vote on a particular matter) as shares that are present and entitled to vote for purposes of determining the presence of a quorum. However, for purposes of determining the outcome of any matter as to which the broker or nominee has physically indicated on the proxy that it does not have discretionary authority to vote, those shares will be treated as not present and not entitled to vote with respect to that matter (even though those shares are considered entitled to vote for quorum purposes and may be entitled to vote on other matters).

    Any unmarked proxies, including those submitted by brokers or nominees, will be voted FOR approval and adoption of the Merger Agreement and the transactions contemplated thereby and FOR approval of the Proposed Amendments.

    Participants in the FHP ESOP are entitled to instruct the trustee on how to vote (i) all shares of FHP Common Stock allocated to participants' accounts and
(ii) a proportionate number of unallocated shares of FHP Common Stock held by the FHP ESOP for future allocation to participants'
accounts. Participants will receive separate voting instruction cards to direct the trustee to vote both allocated and unallocated shares. If the trustee receives an instruction card on a timely basis from a participant, it will vote the participant's allocated shares and a proportionate number of the unallocated shares as the participant instructs. If the trustee does not receive a timely instruction card from a participant, the trustee will not vote that participant's allocated shares and will vote that participant's proportionate share of the unallocated shares in accordance with the instructions of the other participants who provide voting instructions to the trustee on a timely basis. If a participant signs and timely returns an instruction card without indicating a vote, the trustee will vote that participant's allocated shares and his proportionate share of the unallocated shares in accordance with the recommendations of the Board of Directors of FHP.

    The directors and executive officers of FHP have indicated that they intend to vote their shares of FHP Common Stock for approval and adoption of the Merger Agreement and the transactions contemplated thereby and for approval of the Proposed Amendments.

    FHP PROXIES. A form of proxy is being provided by FHP to holders of FHP Common Stock. Each properly completed proxy returned in time for voting at the FHP Meeting will be voted in accordance with the instructions indicated on the proxy, or, if no instructions are provided, will be voted FOR approval and adoption of the Merger Agreement and the transactions contemplated thereby and FOR approval of the Proposed Amendments. No substantive matters other than those referred to in this Joint Proxy Statement will be brought before the FHP Meeting.

    An FHP stockholder may revoke a proxy at any time before it is voted by filing with FHP's Secretary an instrument revoking the proxy, or by submitting a duly executed proxy bearing a later date, or by attending the FHP Meeting and voting in person. Any filing with FHP's Secretary should be made to the attention of the Secretary, FHP International Corporation, 9900 Talbert Avenue, Fountain Valley, California 92708. Attendance at the FHP Meeting by itself will not constitute revocation of a proxy.

    Whether or not you expect to attend the FHP Meeting, it is very important that your shares be represented, and it would therefore be helpful if you would return your signed and dated proxy card promptly. If you have any questions regarding the proposed transaction, please call Georgeson & Company Inc., FHP's proxy solicitation agent, toll free at (800) 223-2064 or collect at (212) 509-6240.

    FHP STOCKHOLDERS SHOULD NOT SEND STOCK CERTIFICATES WITH THEIR PROXY CARDS AND WILL NOT BE REQUIRED TO EXCHANGE THEIR CERTIFICATES AFTER THE MERGER.

TAKECARE MEETING

    The TakeCare Meeting is scheduled to be held at 9:00 a.m. Pacific Time on June 10, 1994 at the Concord Hilton, 1970 Diamond Boulevard, Concord, California. At the TakeCare Meeting, the holders of TakeCare Common Stock will be asked to vote on the Merger Agreement and the transactions contemplated thereby.

    THE BOARD OF DIRECTORS OF TAKECARE RECOMMENDS THAT THE TAKECARE STOCKHOLDERS VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY.

    TAKECARE RECORD DATE AND VOTING RIGHTS. Only holders of record of TakeCare Common Stock at the close of business on May 5, 1994, the TakeCare Record Date, will be entitled to notice of the TakeCare Meeting and only such holders will be entitled to vote at the TakeCare Meeting. As of March 31, 1994, there were 12,912,127 shares of TakeCare Common Stock outstanding. Each share of TakeCare Common Stock will entitle the holder thereof to one vote.

    TAKECARE STOCKHOLDER VOTING AND VOTE REQUIRED. Under the Delaware General Corporation Law, approval and adoption of the Merger Agreement and the transactions contemplated thereby requires the affirmative vote of the holders of a majority of the outstanding shares of TakeCare

Common Stock. Holders of at least a majority of the outstanding shares of TakeCare Common Stock must be represented, either in person or by proxy, at the commencement of the TakeCare Meeting for a quorum to be present.

    Votes cast by proxy or in person at the TakeCare Meeting will be counted by the persons appointed by TakeCare to act as election inspectors for the TakeCare Meeting. The election inspectors will treat shares represented by proxies that reflect abstentions as shares that are present and entitled to vote, for purposes of determining the presence of a quorum and for purposes of determining the outcome of any matter submitted to the stockholders for a vote. Abstentions do not constitute votes "for" or "against" any matter.

    The election inspectors will treat shares referred to as "broker non-votes" as shares that are present and entitled to vote for purposes of determining the presence of a quorum. However, for purposes of determining the outcome of any matter as to which the broker or nominee has physically indicated on the proxy that it does not have discretionary authority to vote, those shares will be treated as not present and not entitled to vote with respect to that matter (even though those shares are considered entitled to vote for quorum purposes and may be entitled to vote on other matters).

    Any unmarked proxies, including those submitted by brokers or nominees, will be voted FOR approval and adoption of the Merger Agreement and the transactions contemplated thereby.

    Participants in the TakeCare Savings Plan are entitled to instruct the trustees as to how to vote shares of TakeCare Common Stock allocated to their respective accounts. If the trustees receive instructions on a timely basis from a participant, they will vote the participant's allocated shares in accordance with the participant's instructions or, if no instructions are given, FOR approval and adoption of the Merger Agreement and the transactions contemplated thereby. If the trustees do not timely receive instructions from a participant, they will not vote that participant's allocated shares.

    The directors and executive officers of TakeCare have indicated that they intend to vote their shares of TakeCare Common Stock for approval and adoption of the Merger Agreement and the transactions contemplated thereby.

    TAKECARE PROXIES. A form of proxy is being provided by TakeCare to holders of TakeCare Common Stock. Each properly completed proxy returned in time for voting at the TakeCare Meeting will be voted in accordance with the instructions indicated on the proxy, or, if no instructions are provided, will be voted FOR approval and adoption of the Merger Agreement and the transactions contemplated thereby. No substantive matters other than those referred to in this Joint Proxy Statement will be brought before the TakeCare Meeting.

    A TakeCare stockholder may revoke a proxy at any time before it is voted by filing with TakeCare's Secretary an instrument revoking the proxy, or by submitting a duly executed proxy bearing a later date, or by attending the TakeCare Meeting and voting in person. Any filing with TakeCare's Secretary should be made to the attention of the Secretary, TakeCare, Inc., 2300 Clayton Road, Suite 1000, Concord, California 94520. Attendance at the TakeCare Meeting by itself will not constitute revocation of a proxy.

    Whether or not you expect to attend the TakeCare Meeting, it is very important that your shares be represented, and it would therefore be helpful if you would return your signed and dated proxy card promptly. If you have any questions regarding the proposed transaction, please call TakeCare's Investor Relations Department at (510) 246-1300.

    TAKECARE STOCKHOLDERS SHOULD NOT SEND STOCK CERTIFICATES WITH THEIR PROXY CARDS. A TRANSMITTAL FORM WITH INSTRUCTIONS FOR THE SURRENDER OF THE TAKECARE COMMON STOCK WILL BE MAILED TO EACH TAKECARE STOCKHOLDER AS SOON AS PRACTICABLE AFTER THE EFFECTIVE TIME OF THE MERGER.

                         FHP INTERNATIONAL CORPORATION

    FHP, through its direct and indirect subsidiaries, is a leading provider of managed health care services in the western United States. At March 31, 1994, FHP provided managed health care services to approximately 906,000 health maintenance organization ("HMO") members in California, Arizona, Utah, Guam, New Mexico, Nevada and Colorado. FHP offers a full range of managed health care products, including its HMO, preferred provider network ("PPO"), point-of-service plans, third party administration plans and indemnity medical, group life and workers' compensation insurance. FHP provides its services to commercial and government employees and Medicare beneficiaries.

    FHP operates primarily through two different HMO delivery models. In its staff model, FHP delivers health care services through an employed staff of primary care physicians, physician specialists, dentists, nurses and other health care providers. These providers deliver health care to members in FHP operated facilities rather than in the offices of independent physicians and dentists. FHP also delivers health care services through independent practice association and group model HMOs ("IPA" or "IPA model") in which FHP contracts with independent medical and dental providers, and multi-specialty medical groups to provide health care in facilities not operated by FHP. Each IPA model centers around contract hospitals where contracting physicians maintain practice privileges. In certain of FHP's service areas, members receive health care in mixed models that give members a choice of seeing either independent contracting physicians in their offices or staff physicians employed at FHP operated medical centers. This mixed model combines favorable elements of both FHP's staff and IPA models. FHP may expand its mixed model into other geographic areas in the future.

                                 TAKECARE, INC.

    TakeCare, through its direct and indirect subsidiaries, is a managed health care company that provides comprehensive health care services to approximately 788,000 members as of March 31, 1994, through its HMOs operating in California, Colorado, Illinois and Ohio. TakeCare offers a range of managed health care products, including a dual option product, a point-of-service plan, a plan for Medicare beneficiaries, third party administration and utilization review services and several PPO networks. Operating under the network and IPA models, TakeCare's HMOs furnish their services through approximately 145 multi-specialty medical groups, as well as individual physicians, hospitals and other providers with which the HMOs contract. TakeCare's HMOs provide their services primarily to commercial and government employer groups.

    Founded in 1978, TakeCare initially operated exclusively in Northern California where, by 1989, it had become the largest network model HMO, based on enrollment. In 1989, TakeCare began significant marketing efforts in Southern California and in 1992, through its acquisition of the HMO operations of Lincoln National Corporation, substantially increased its Southern California enrollment and began operating in Colorado, Illinois and Ohio. In 1993, TakeCare acquired Comprecare, Inc. ("Comprecare"), a 178,000-member HMO in Colorado, making TakeCare the largest HMO in Colorado. As of March 31, 1994, TakeCare had approximately 409,000 members in California (of which 226,000 were in Northern California and 183,000 were in Southern California), 297,000 members in Colorado, and 43,000 and 39,000 members in Illinois and Ohio, respectively.

                                   THE MERGER

GENERAL

    THE FOLLOWING IS A BRIEF SUMMARY OF CERTAIN ASPECTS OF THE MERGER. THIS SUMMARY DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MERGER AGREEMENT, WHICH IS ATTACHED HERETO AS EXHIBIT A AND IS INCORPORATED HEREIN BY REFERENCE, AND TO THE OPINIONS OF SMITH BARNEY SHEARSON AND KIDDER, PEABODY, WHICH ARE ATTACHED HERETO AS EXHIBITS D AND E, RESPECTIVELY, AND ARE INCORPORATED HEREIN BY REFERENCE.

    To effect the Merger, FHP recently formed FHP Sub as a wholly-owned subsidiary. FHP Sub has not conducted any business to date other than entering into the Merger Agreement and certain related activities. Pursuant to the Merger Agreement, at the Effective Time: (i) TakeCare will be merged with and into FHP Sub and will cease to exist as a separate entity; (ii) FHP Sub will be the surviving corporation of the Merger (the "Surviving Corporation"), will continue to be a wholly-owned subsidiary of FHP and will change its name to TakeCare, Inc.; and (iii) each outstanding share of TakeCare Common Stock (other than shares beneficially owned by FHP, TakeCare and their subsidiaries) will be converted into the right to receive the Merger Consideration.

BACKGROUND OF THE MERGER

    As part of its strategic planning activities, in late August of 1993, the FHP Board of Directors authorized FHP management to seek strategic acquisitions that would be favorable to FHP and its stockholders. After an analysis of various potential strategic acquisitions available to FHP, FHP management determined that a combination of FHP with TakeCare would offer a strong strategic fit with FHP's existing operations.

    In October of 1993, Westcott W. Price III, President and Chief Executive Officer, Office of the Chief Executive, of FHP, approached R. Judd Jessup, President and chief executive officer of TakeCare, to discuss a possible combination of the two companies. Mr. Jessup indicated that FHP was one of the companies with which TakeCare would consider a transaction. FHP engaged Smith Barney Shearson to act as its financial advisor in connection with a possible acquisition in October of 1993.

    In early December of 1993, Mr. Price informed the FHP Board of Mr. Jessup's response in October, and the FHP Board authorized the Office of the Chief Executive, comprised of Mr. Price and Mark B. Hacken, also President and Chief Executive Officer of FHP, to pursue TakeCare as a potential acquisition. Mr. Price and Mr. Hacken then contacted Mr. Jessup to open discussions of the potential terms of a combination of the two companies. A mutual form of confidentiality agreement was proposed by FHP and, after negotiation, was entered into by FHP and TakeCare on December 8, 1993. TakeCare engaged Kidder, Peabody to act as its financial advisor in connection with a possible business combination in December of 1993.

    During December of 1993, senior officers, counsel and the financial advisors of the two companies continued to discuss various aspects of a possible business combination and the proposed terms of an agreement in principle setting forth certain of the key provisions of the Merger (the "Agreement in Principle"). Also during December, FHP's Board held meetings at which the FHP directors were apprised of the status of negotiations and reviewed various aspects of the proposed transaction with its senior management, outside legal counsel and financial advisor. TakeCare's Board similarly held meetings at which the TakeCare directors were apprised of the status of negotiations and reviewed various aspects of the proposed transaction with its senior management.

    During November and December of 1993, TakeCare representatives also conducted preliminary discussions regarding a possible business combination with several health care companies in addition to FHP. One such company submitted a proposal for a stock-for-stock merger with TakeCare, and TakeCare engaged in negotiations with representatives of that company concerning various aspects of the proposal.

    At a meeting held January 5, 1994, TakeCare's Board of Directors reviewed and considered the results of TakeCare's negotiations with FHP, including the principal terms of the proposed Agreement in Principle, and the results of its negotiations with the company that had proposed the stock-for-stock merger. Following discussion of the two proposals and consultation with TakeCare's senior management and financial and legal advisors, the Board of Directors, by a vote of 5 to 3, authorized TakeCare to enter into the Agreement in Principle with FHP.

    At a meeting held January 9, 1994, FHP's Board of Directors reviewed and considered the results of FHP's negotiations with TakeCare, including a form of the proposed Agreement in Principle, and, following discussion and consultation with FHP's senior management and financial and legal advisors, unanimously approved the Agreement in Principle. FHP and TakeCare executed the Agreement in Principle and, on January 10, 1994, issued a joint press release announcing the Agreement in Principle.

    The  Agreement  in   Principle  provided  that   TakeCare  would   negotiate
exclusively with FHP through February 7, 1994, toward the completion and execution of a definitive merger agreement by that date. The value of the consideration proposed to be paid by FHP to TakeCare stockholders in connection with the Merger was approximately $62 per share of TakeCare Common Stock (based on the then current market value of FHP Common Stock), consisting of $21.70 in cash, 0.37033 of a share of FHP Common Stock and 1.24 shares of Convertible Merger Preferred Stock. In the event that FHP and TakeCare did not reach a definitive agreement and TakeCare entered into a combination with another company within one year of the execution of the Agreement in Principle, the Agreement in Principle provided that TakeCare would pay to FHP a fee of approximately $8 million (calculated as 1% of the aggregate consideration offered). The Agreement in Principle also provided that TakeCare could authorize bonuses not exceeding $7.5 million in the aggregate for certain executives which, together with TakeCare's costs and expenses related to the transaction, would not exceed $10.5 million. To the extent such bonuses, together with TakeCare's costs and expenses related to the transaction, exceeded $10.5 million, either the purchase price or the bonuses were required to be reduced by such excess.

    In connection with the delivery of the Agreement in Principle, Jack R. Anderson, TakeCare's Chairman, and his wife, in their capacities as stockholders of TakeCare, entered into a stockholder agreement with FHP pursuant to which they agreed, among other things, to vote all of their shares of TakeCare Common Stock in favor of the Merger. See "-- Related Transactions."

    Following the execution of the Agreement in Principle, senior management of FHP and TakeCare commenced a mutual exchange of additional non-public information relating to their operations. Members of the due diligence teams of each company met with senior executives of the other company and reviewed and discussed financial statements, tax positions, operating budgets and plans, and other financial and operational matters. Several meetings among senior officers of each company and their respective counsel and financial advisors were held to discuss the proposed combination and to negotiate the terms of a definitive merger agreement. During this time, various presentations were given by the managements of FHP and TakeCare to their respective Boards of Directors at which the results of each company's due diligence investigations, including information regarding the companies' respective businesses, operations, financial condition, historical cash flows and results of operations and prospects, were discussed and reviewed. See "-- Recommendations of the Boards of Directors and Reasons for the Merger."

    As the exchange of information and negotiations between FHP and TakeCare proceeded during January, TakeCare received unsolicited merger proposals from two additional health care companies, one proposing a stock-for-stock exchange and an alternate combination cash-and-stock exchange under certain circumstances, the other proposing an exchange of a combination of cash, subordinated debentures and shares of its common stock for the outstanding stock of TakeCare. Based upon the market prices of each company's common stock as of the dates of the respective proposals, January 17 and January 30, 1994, the two unsolicited proposals had approximate values of $72.00 and $68.50, respectively, per share of TakeCare Common Stock.

    In late January of 1994, TakeCare informed FHP that, in light of competing proposals that had been presented to TakeCare, FHP's offer of $62 per share appeared inadequate. On January 27, 1994, FHP's Board of Directors met to discuss the possibility of increasing the value of the consideration proposed to be paid by FHP in the Merger. After hearing and considering reports from its senior management and financial advisor, FHP's Board of Directors determined to increase the value of the consideration offered to TakeCare stockholders to approximately $65 per share of TakeCare Common Stock (based upon the then current market value of FHP Common Stock), consisting of 0.91000 of a share of Non-Convertible Merger Preferred Stock or $22.75 in cash (at the election of the respective holders of TakeCare Common Stock), 0.38825 of a share of FHP Common Stock and 1.30 shares of Convertible Merger Preferred Stock. This offer provided TakeCare stockholders the alternative of receiving Non-Convertible Merger Preferred Stock in lieu of the cash component of the proposed consideration. FHP's increased offer was communicated to TakeCare's Board of Directors on January 29, 1994.

    In early February of 1994, the company that had on January 17 offered $72 per share of TakeCare Common Stock submitted an unsolicited revised proposal to TakeCare. While its alternate cash-and-stock proposal continued to be valued at approximately $72, its proposed stock-for-stock exchange had a value of approximately $80 per share of TakeCare Common Stock (based upon the then current market value of its common stock). TakeCare advised FHP that, in light of this revised proposal, it did not appear that TakeCare would be in a position to execute a definitive merger agreement with FHP by February 7, notwithstanding the increased offer communicated by FHP on January 29.

    Based on that  information, on February  4, 1994, FHP's  Board of  Directors
again   met  to  discuss  the  possibility   of  increasing  the  value  of  the
consideration proposed to be paid by FHP in the Merger. After hearing and considering reports from its senior management and financial advisor, FHP's Board of Directors determined to increase the value of the consideration offered to TakeCare stockholders to approximately $70 per share of TakeCare Common Stock (based on the then current market value of FHP common stock), consisting of
0.98000 of a share of Non-Convertible Merger Preferred Stock or $24.50 in cash (at the election of the respective holders of TakeCare Common Stock), 0.38182 of a share of FHP Common Stock and 1.40 shares of Convertible Merger Preferred Stock. The increased offer was presented to TakeCare's Board of Directors on February 5, 1994.

    The TakeCare Board, after reviewing the current status of all pending proposals and consulting with TakeCare's senior management and financial and legal advisors, concluded that, in light of the competing proposals, it was unable to approve the definitive merger agreement with FHP and that it would be in the best interests of TakeCare's stockholders if, following the February 7, 1994 expiration of TakeCare's agreement to negotiate exclusively with FHP, TakeCare were to provide to the competing offerors the same non-public information that it had previously provided to FHP.

    The period of exclusive negotiation under the Agreement in Principle terminated on February 7, 1994 without the execution of a definitive merger agreement. On February 8, 1994, TakeCare announced its intention to engage in discussions with other potential merger partners, in addition to FHP, and thereafter, TakeCare exchanged information and engaged in such discussions with such potential partners.

    On February 28, 1994, FHP revised its offer of $70 per share of TakeCare Common Stock to reflect the then current market value of FHP Common Stock. The revised offer consisted of $24.50 in cash, 0.3621 of a share of FHP Common Stock and 1.40 shares of Convertible Merger Preferred Stock. In addition, FHP offered TakeCare stockholders the opportunity to elect to take the merger consideration either all in cash or all in FHP Common Stock, so long as the total mix of consideration remained unchanged.

    As the exchange of information proceeded between TakeCare and the three companies that had submitted merger proposals in addition to FHP, TakeCare invited all four companies to submit final proposals prior to TakeCare's Board of Directors meeting scheduled for March 2, 1994. FHP's Board of Directors met on March 1, 1994 to discuss the possibility of increasing the value of the consideration proposed to be paid by FHP in the Merger. After additional deliberation and discussions with its senior management and financial advisor, FHP's Board authorized senior management to increase the value of FHP's offer to approximately $80 per share of TakeCare Common Stock (based on the then current market value of FHP Common Stock), consisting of $24.00 in cash, 0.5517 of a share of FHP Common Stock and 1.60 shares of Convertible Merger Preferred Stock. In addition, FHP offered TakeCare the option of a stock-for-stock exchange in which each share of TakeCare Common Stock would be converted into 2.7931 shares of FHP Common Stock, valued at approximately $81.00 (based on the then current market value of FHP Common Stock).

    At its meeting held March 2, 1994, the Board of Directors of TakeCare considered FHP's revised proposal as well as revised proposals of the two companies that had submitted unsolicited proposals in January, following announcement of the Agreement in Principle between FHP and TakeCare. One such proposal was for an exchange of a combination of cash and stock valued at approximately $75 per share of TakeCare Common Stock (based on the then current market value of the offeror's common stock); the other was for a stock-for-stock exchange valued at approximately $83, or, at the option of the offeror, a combination of cash and stock valued at approximately $84, per share of TakeCare Common Stock (each based on the then current market value of the offeror's common stock). The fourth company, that had submitted a proposal to TakeCare prior to the execution of the Agreement in Principle, advised TakeCare prior to the March 2 meeting that it was no longer interested in proposing a merger with TakeCare.

    TakeCare's Board of Directors, with the assistance of TakeCare's senior management and financial and legal advisors, reviewed and evaluated the terms of the three proposals and, by unanimous vote, determined to accept FHP's proposed $80 stock-and-cash transaction with certain modifications to the composition of the proposed consideration. TakeCare's Board proposed that the consideration consist of 1.12 shares of Non-Convertible Merger Preferred Stock or $28.00 in cash (at the election of the respective holders of TakeCare Common Stock),
0.41379 of a share of FHP Common Stock and 1.60 shares of Convertible Merger Preferred Stock. FHP accepted the modified composition of the consideration.

    In reaching its determination to accept the FHP proposal notwithstanding a competing proposal valued marginally higher (based upon the then current market values of the respective common stocks of the two offerors), TakeCare's Board of Directors considered, among other things, the relative likelihood of consummation of the proposed transactions and the extent to which the businesses of the two offerors were complementary to that of TakeCare.

    On March 3, 1994, the respective Boards of Directors of FHP and TakeCare met to consider the final terms of the Merger. Members of each company's senior management and their legal counsel and financial advisors made presentations to their respective Boards and discussed with that Board their views and analyses of various aspects of the proposed Merger. See "-- Opinions of Financial Advisors." Each of the Boards of Directors of FHP and TakeCare at its respective meeting, unanimously approved the Merger and authorized the respective officers of such corporations to enter into the definitive merger agreement. The Merger Agreement was executed by FHP, FHP Sub and TakeCare later that evening. On March 4, 1994, FHP and TakeCare issued a joint press release announcing the execution of the definitive agreement.

    At a meeting of the Board of Directors of TakeCare on April 22, 1994, the Board determined, among other matters, by the favorable vote of five of the seven directors present that if the expenses of TakeCare incurred in connection with the Merger exceed $3 million, such excess will reduce pro rata the amount of cash or shares of Non-Convertible Merger Preferred Stock to be issued in the Merger upon conversion of each share of Take Care Common Stock. See "-- Conversion of TakeCare Common Stock." At the meeting, the TakeCare Board also approved, by a vote of four of the seven directors present, a recommendation that, after the Merger, FHP cause the Surviving Corporation to pay to R. Judd Jessup, TakeCare's president, and Dennis L. Gates, TakeCare's chief financial officer, bonuses of $5 million and $2.5 million, respectively. See "-- Interests of Certain Persons in the Merger." The TakeCare Board also approved an increase in the compensation payable to Kidder, Peabody.

    On April 25, 1994, two members of TakeCare's Board of Directors, Russell W. Ayres and Richard M. Johnston, resigned from the Board. In resigning, Directors Ayres and Johnston noted their disagreement with the TakeCare Board's approval at its meeting on April 22 of the reduction from merger proceeds of transaction related expenses in excess of $3 million, the recommendation relating to the bonuses payable to Director Jessup and Mr. Gates and the increase in the compensation payable to Kidder, Peabody. Directors Ayres and Johnston either abstained or voted against each such matter at TakeCare's Board of Directors meeting. Directors Ayres and Johnston had previously voted against approval of the Agreement in Principle, but voted in favor of the Merger as approved by the TakeCare Board on March 3, 1994. In tendering their resignations, Directors Ayres and Johnston requested that this Joint Proxy Statement not create any implication that either this Joint Proxy Statement, or any prior drafts thereof, were reviewed or approved by them, and no such implication is intended. Each of the remaining directors of TakeCare has had the opportunity to review and comment on this Joint Proxy Statement prior to its mailing.

    At a meeting of its Board of Directors also held on April 22, 1994, FHP's Board of Directors unanimously approved amendments to the Merger Agreement, to the extent required to reflect the agreements of the parties described above.

RECOMMENDATIONS OF THE BOARDS OF DIRECTORS AND REASONS FOR THE MERGER

    FHP. FHP's Board of Directors believes that the Merger offers FHP and its stockholders a unique opportunity to create a combined company with enhanced stability (in terms of both geographic diversity and membership mix) and increased recognition as an industry leader. In addition, FHP believes that the Merger will be advantageous to the HMO members of both FHP and TakeCare in that it will provide them with a wider choice of doctors and hospitals and will result in efficiencies and cost savings associated with the larger size of the combined company that can be passed on to them in the form of lower premiums or increased benefits. THE FHP BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AND RECOMMENDS THAT THE STOCKHOLDERS OF FHP VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY.

    In considering the Merger, the FHP Board of Directors noted that FHP and TakeCare are uniquely complementary in terms of geography, membership mix and health care delivery systems. The Merger will create a combined company that will be the fifth largest HMO in the United States (the second largest publicly owned HMO), serving more than 1.6 million members in eight states and the territory of Guam with a combined revenue of more than $3.19 billion (based upon the twelve months ended December 31, 1993). The combined company will be the largest HMO in Colorado and Utah, and one of the three largest HMOs in California, Arizona, New Mexico, Nevada and Guam. In addition, FHP will gain two new regions: Illinois and Ohio. FHP's Board of Directors believes that, as one of the nation's largest HMOs, the combined company will be recognized as a leader in the health care industry and in its local service areas. Within California, the Merger will combine FHP's operations in Southern California with TakeCare's operations in Northern California to give the combined company a statewide commercial presence. FHP's management believes that a statewide presence will allow the combined company to better compete for large statewide accounts.

    The Merger will also change FHP's mix of commercial and Medicare businesses by more than doubling FHP's current commercial enrollment. The combined company will have over 1.3 million commercial enrollees and over half of its revenue will come from commercial members. FHP's Board believes that the increase in commercial enrollment will enable the combined company to expand into the senior market in Northern California and Colorado. The combined company will also be able to cross-market FHP's ancillary products, such as the 24-Hour Managed Care Program-SM- (which includes workers' compensation), and optometry, pharmacy and dental services, to TakeCare's existing base of employers and members.

    Given the current state of health care reform efforts, integrated delivery systems are being formed across the country. FHP's management believes that a more integrated delivery system would greatly strengthen FHP's prospects for the future. The Merger will result in a fully integrated HMO that is an arranger, as well as a provider of health care services, with the expertise to deliver health care through the use of a broad range of health care delivery and payment mechanisms, including the staff model, capitation of IPAs and groups and percent-of-premium contracts.

    The FHP Board of Directors believes that the Merger also offers the potential to achieve significant operational cost savings for the combined company. FHP's management believes that the combined company can reduce costs by eliminating duplicative administrative, sales and advertising expenses, by consolidating management information systems and administrative functions for the insurance businesses of both companies, and by applying each company's most successful health care delivery systems and managed care techniques to the other company.

    At the meetings of FHP's Board of Directors held between December 13, 1993 and March 3, 1994, the FHP Board received presentations from, and reviewed the proposed terms and conditions of the Merger with, FHP's senior officers, FHP's independent accountants, legal counsel and its financial advisor. In its deliberations concerning the Merger, the FHP Board considered a number of factors, including, among other things: (i) TakeCare's business, assets, management, competitive position and prospects; (ii) the financial condition, results of operations and cash flows of TakeCare, both on a historical and on a prospective basis, before giving effect to the Merger; (iii) the financial condition, results of operations and cash flows of FHP, both on a historical and on a prospective basis, before and after giving effect to the Merger; (iv) historical market prices and trading information with respect to the TakeCare Common Stock; (v) historical market prices and trading information with respect to the FHP Common Stock; (vi) presentations by FHP's management relating to TakeCare; (vii) the value and composition of the Merger Consideration to be paid to the holders of TakeCare Common Stock in the Merger, including the possible dilutive effect thereof upon earnings per share for the holders of FHP Common Stock; (viii) the potential for treatment of the Merger as a "tax-free reorganization" for federal income tax purposes; (ix) the potential efficiencies and synergies that may be realized by the combined operations of FHP and TakeCare; (x) the regulatory approvals required to consummate the Merger and the prospects for the consummation of the Merger; and (xi) the oral and written opinions of its financial advisor.

    In evaluating the recommendation of the FHP Board of Directors, stockholders of FHP should consider carefully the matters described under "-- Certain Considerations."

    In analyzing the transactions contemplated by the Merger Agreement, the FHP Board was assisted and advised by Smith Barney Shearson. At its meeting held March 3, 1994 at which the Merger Agreement and the transactions contemplated thereby were discussed and approved, the FHP Board received from Smith Barney Shearson an oral opinion, to the effect that as of such date, the Merger Consideration was fair, from a financial point of view, to FHP. Smith Barney Shearson confirmed its oral opinion in a written opinion dated March 3, 1994. At the request of FHP, Smith Barney Shearson rendered a second written opinion, in substantially the same form as its first written opinion, to the effect that, as of May 2, 1994, the Merger Consideration was fair, from a financial point of view, to FHP. A copy of the Smith Barney Shearson written opinion dated May 2, 1994 is attached hereto as Exhibit D.

    THE FHP BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS OF FHP VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY.

    TAKECARE.  TakeCare's  Board of  Directors believes that  the Merger  offers
TakeCare's stockholders a timely opportunity to realize a portion of the increased value of their investment, while at the same time retaining a portion of their investment in a more diversified managed health care company. TakeCare believes that the Merger will result in a combined company with enhanced stability (in terms of both geographic diversity and membership mix) and increased recognition as an industry leader. THE TAKECARE BOARD OF DIRECTORS HAS APPROVED THE MERGER AND RECOMMENDS THAT TAKECARE STOCKHOLDERS VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY.

    In arriving at its recommendation to the TakeCare stockholders, the TakeCare Board considered, without assigning relative weights to, a number of factors, including: (i) the terms and conditions of the proposed Merger, including the nature and value of the consideration to be paid by FHP; (ii) the financial condition, results of operations, business, market position, prospects, and strategic objectives of FHP; (iii) the likelihood that, for federal income tax purposes, no gain or loss will be recognized by TakeCare stockholders with respect to the FHP stock received in exchange for their TakeCare Common Stock; and (iv) the opinion of Kidder, Peabody as to the fairness, from a financial point of view, of the Merger Consideration to be received in the Merger by the holders of shares of TakeCare Common Stock to such holders.

    In evaluating the recommendation of the TakeCare Board of Directors, stockholders of TakeCare should carefully consider the matters described under "-- Certain Considerations."

    In addition, stockholders of TakeCare should note that the Merger Agreement, in its orginal form, received the unanimous approval of TakeCare's directors, but that certain amendments to the Merger Agreement were approved by only a majority vote of such directors. See "-- Background of the Merger."

    THE TAKECARE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS OF TAKECARE VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY.

OPINIONS OF FINANCIAL ADVISORS

    FHP. Smith Barney Shearson has acted as financial advisor to FHP in connection with the Merger and has assisted the FHP Board in its examination of the fairness, from a financial point of view, of the Merger Consideration to FHP.

    On March 3, 1994, Smith Barney Shearson rendered its oral opinion to the FHP Board of Directors to the effect that, as of the date of such opinion, the Merger Consideration was fair, from a financial point of view, to FHP. Smith Barney Shearson confirmed its oral opinion in a written opinion dated March 3, 1994. At the request of FHP, Smith Barney Shearson rendered a second written opinion, in substantially the same form as its first written opinion, to the effect that, as of May 2, 1994, the Merger Consideration was fair, from a financial point of view, to FHP. THE FULL TEXT OF THE WRITTEN OPINION OF SMITH BARNEY SHEARSON DATED MAY 2, 1994, WHICH SETS FORTH THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED, LIMITATIONS ON AND THE SCOPE OF THE REVIEW BY SMITH BARNEY SHEARSON IN RENDERING ITS OPINION, IS ATTACHED HERETO AS EXHIBIT D AND IS INCORPORATED HEREIN BY REFERENCE. FHP STOCKHOLDERS ARE URGED TO READ SMITH BARNEY SHEARSON'S OPINION IN ITS ENTIRETY.

    In connection with rendering its oral opinion and preparing its written and oral presentations to the FHP Board, Smith Barney Shearson performed a variety of financial analyses, including those summarized below. The summary set forth below does not purport to be a complete description of the analyses performed by Smith Barney Shearson in this regard. Smith Barney Shearson's opinion is directed only to the fairness from a financial point of view of the Merger Consideration, does not address any other aspect of the Merger and does not constitute a recommendation to any FHP stockholder as to how such stockholder should vote at the FHP Meeting. The summary of the opinion of Smith Barney Shearson set forth below is qualified in its entirety by reference to such opinion.

    In arriving at its opinion, Smith Barney Shearson reviewed the Merger Agreement and held discussions with certain senior officers, directors and other representatives and advisors of FHP and certain senior officers and representatives and advisors of TakeCare to discuss the business, operations and prospects of FHP and TakeCare. Smith Barney Shearson examined certain publicly available business and financial information relating to FHP and TakeCare as well as certain financial forecasts and other data for FHP and TakeCare which were provided to Smith Barney Shearson by the respective managements of FHP and TakeCare, including information relating to certain strategic implications and operational benefits anticipated from the Merger. Smith Barney Shearson reviewed the financial terms of the Merger as set forth in the Merger Agreement in relation to, among other things: current and historical market prices and trading volumes of the FHP Common Stock and the TakeCare Common Stock; the respective companies' historical and projected earnings; and the capitalization and financial condition of FHP and TakeCare. Smith Barney Shearson considered, to the extent publicly available, the financial terms of certain other similar transactions recently effected that Smith Barney Shearson considered comparable to the Merger and analyzed certain financial and other publicly available information relating to the businesses of other companies whose operations Smith Barney Shearson considered comparable to those of FHP and TakeCare. Smith Barney Shearson also evaluated the potential pro forma financial impact of the Merger on FHP and conducted such other analyses and examinations and considered such other financial, economic and market criteria as Smith Barney Shearson deemed necessary to arrive at its opinion.

    In rendering its opinion, Smith Barney Shearson assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information publicly available or furnished to or otherwise discussed with Smith Barney Shearson. With respect to financial forecasts and other information provided to or otherwise discussed with Smith Barney Shearson, Smith Barney Shearson assumed that such forecasts and other information were reasonably prepared on bases that reflected the best currently available estimates and judgments of the respective managements of FHP and TakeCare as to the expected future financial performance of FHP and TakeCare. Smith Barney Shearson did not express any opinion as to what the value of the FHP Common Stock or Convertible Merger Preferred Stock actually will be when issued to TakeCare stockholders pursuant to the Merger or the price at which the FHP Common Stock or the Convertible Merger Preferred Stock will trade subsequent to the Merger. In addition, Smith Barney Shearson did not make, nor was it provided with, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of FHP or TakeCare nor did Smith Barney Shearson make any physical inspection of the properties or assets of FHP or TakeCare. Smith Barney Shearson was not asked to consider and its opinion does not address the relative merits of the Merger as compared to any alternative business strategies that might exist for FHP or the effect of any other transaction in which FHP might engage. No limitations were imposed by FHP on Smith Barney Shearson with respect to the investigations made or procedures followed by Smith Barney Shearson in rendering its opinion. Smith Barney Shearson's opinion necessarily is based upon financial, stock market and other conditions and circumstances existing and disclosed to Smith Barney Shearson as of the date of its opinion.

    In preparing its opinion to the Board of Directors of FHP, Smith Barney Shearson performed a variety of financial and comparative analyses, including those described below. The summary of such analyses does not purport to be a complete description of the analyses underlying Smith Barney Shearson's opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analyses and application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. In arriving at its opinion, Smith Barney Shearson did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Smith Barney Shearson believes that its analyses must be considered as a whole and that selecting portions of its analyses or the factors considered by it, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying such analyses and its opinion. In its analyses, Smith Barney Shearson made numerous assumptions with respect to FHP and TakeCare, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of FHP and TakeCare. The estimates contained in such analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty.

    COMPARABLE COMPANY ANALYSIS. Using publicly available information, Smith Barney Shearson analyzed, among other things, the closing stock prices and market values of the following managed care companies: (i) companies with operations primarily in California ("California Companies"): FHP; Foundation Health Corporation; Maxicare Health Plans Inc.; PacifiCare Health Systems, Inc.; Qual-Med Inc.; TakeCare; and WellPoint Health Networks Inc.; (ii) companies with operations in

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
multiple markets ("Multi-Market Companies"): Coventry Corporation; Healthsource, Inc.; Humana, Inc.; Physicians Corporation of America; United HealthCare Corporation; and U.S. Healthcare, Inc.; and (iii) companies with operations in a single market ("Single Market Companies" and, together with the California Companies and the Multi-Market Companies, the "Comparable Companies"): Gencare Health Systems, Inc.; Intergroup Healthcare Corporation; Mid Atlantic Medical Services, Inc.; Oxford Health Plans, Inc.; Physicians Health Services Inc.; Sierra Health Services, Inc.; United American Healthcare Corporation; and United Wisconsin Services, Inc. Smith Barney Shearson compared the results of FHP and TakeCare to the results of the Comparable Companies.

    Smith Barney Shearson compared market values as multiples of historical net income and projected earnings per share ("EPS"). The mean and median multiples of net income of the Comparable Companies for the latest twelve months were 29.8 and 26.1, respectively. The mean and median multiples of projected calendar 1993 EPS of the Comparable Companies were 25.8 and 23.2, respectively. The mean and median multiples of projected calendar 1994 EPS of the Comparable Companies were
20.9 and 18.9, respectively. Those multiples may be compared with the TakeCare multiples of projected calendar 1993 EPS and projected calendar 1994 EPS of 25.4 and 21.9, respectively.

    Smith Barney Shearson also compared the adjusted market values (equity market value plus book value of debt and preferred stock, less cash and cash equivalents) to historical sales and earnings before interest, taxes, depreciation and amortization ("EBITDA") and the value (adjusted market value, less operating working capital) per HMO member of the Comparable Companies. The mean and median multiples of the latest twelve months sales of the Comparable Companies were 1.2 and 1.0, respectively. The mean and median multiples of EBITDA of the Comparable Companies were 12.0 and 11.3, respectively. The mean and median values per HMO member for the Comparable Companies were approximately $1,976 and $1,634, respectively. The multiples of TakeCare's latest twelve months sales and EBITDA were 1.08 and 13.2, respectively, and the value per HMO member was $1,388. All multiples for the Comparable Companies were based on closing stock prices as of February 25, 1994. All multiples for TakeCare were based on an assumed purchase price of $80.00 per share.

    SELECTED MERGER AND ACQUISITION TRANSACTIONS ANALYSIS. Using publicly available information, Smith Barney Shearson analyzed the purchase prices and transaction values in the following selected merger and acquisition transactions in the managed health care industry: Ramsay HMO/United HealthCare Corporation; Complete Health Services Inc./United HealthCare Corporation; HMO America, Inc./United HealthCare Corporation; Comprecare/TakeCare; Physicians Health Systems (SC)/Healthsource, Inc. (NH); Western Ohio Healthcare Corp./United HealthCare Corporation; Century MediCorp., Inc./Foundation Health Corporation; Bridgeway Plan for Health (California Pacific Health)/Qual-Med, Inc.; Lincoln National HMOs/TakeCare; Farm Bureau Managed Care/Healthsource, Inc.; Michael Reese HMO Plan/Humana, Inc.; Physician Health Plan (OH)/United HealthCare Corporation (MN); Health Plan of America (CA)/PacificCare Health Systems, Inc.; National Healthcare Systems/Foundation Health Corporation; Ocean State Coordinated Health/United HealthCare Corporation (MN); Tennessee 1st Health Plan
(TN)/Healthsource,   Inc.  (NH);   HEALS/  Qual-Med,   Inc.;  VIP   Health  Plan
(CA)/Century MediCorp., Inc. (CA); Primecare Health Plan/United HealthCare Corporation; Total Health Systems, Inc./Equicor; HealthWays Systems, Inc. (NJ and NY)/ Aetna, PARTNERS Investor Group; and Foundation Health Corporation
(WA)/Qual-Med, Inc. (collectively, the "Comparable Transactions"). Of these transactions, Smith Barney Shearson determined that those most comparable to the Merger were the most recent transactions involving the following targets: Ramsay HMO; Complete Health Services Inc.; and HMO America (the "Focus Group").

    Smith Barney Shearson compared the purchase prices as multiples of, among other things, historical net income and projected net income. The mean multiples of historical net income and projected net income of the Focus Group were 33.9 and 23.6, respectively. These multiples may be compared with the TakeCare multiples of projected calendar 1993 EPS and projected calendar 1994 EPS of 25.4 and 21.9, respectively. Smith Barney Shearson also compared transaction values as a multiple of, among other things, historical sales and transaction values per HMO member. The mean

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
multiple of historical sales for the Focus Group was 1.1 and the mean value per HMO member was $1,562. The multiple of TakeCare's latest twelve months sales was
1.08 and the value per HMO member was $1,388 based on an assumed purchase price of $80.00 per share.

    No company, transaction or business used in the comparable company and selected merger and acquisition transactions analyses is identical to FHP, TakeCare or the Merger. Accordingly, an analysis of the results of the foregoing is not entirely mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition or public trading value of the Comparable Companies or the business segment or company to which they are being compared.

    DISCOUNTED CASH FLOW ANALYSIS. Smith Barney Shearson performed a discounted cash flow analysis of the projected free cash flow of TakeCare for the twelve month period ended June 30, 1995 through the twelve month period ended June 30, 1999 assuming, among other things, discount rates of 13.0%, 15.0% and 17.0% and terminal multiples of net income for the twelve month period ended June 30, 1999 of 18.0, 19.0 and 20.0. Utilizing these assumptions, Smith Barney Shearson arrived at estimated ranges of values per share for TakeCare as of June 30, 1994 of $72.40 to $91.35 (as compared to an assumed purchase price per share of $80.00).

    PRO FORMA MERGER ANALYSIS. Smith Barney Shearson analyzed certain pro forma effects resulting from the Merger, including the impact of the Merger on FHP's book and market capitalization, balance sheet leverage ratios and pro forma earnings per share. As a result of the Merger, TakeCare stockholders will own approximately 37.6% of FHP on a fully-diluted basis. As a result of the Merger, FHP's total debt as compared to total capitalization will increase from 21.5% to 27.4%. Based on estimates of FHP and TakeCare management for the performance of the combined companies and estimates of selected investment banking firms as to FHP earnings, the results of the pro forma merger analysis suggest that the Merger will not have a significant impact on FHP's EPS in the fiscal year ending June 30, 1995 and will be accretive to FHP's EPS in the fiscal year ending June 30, 1996. The actual results achieved by the combined company may vary from projected results and the variations may be material.

    OTHER FACTORS AND ANALYSES. In rendering its opinion, Smith Barney Shearson considered various other factors and conducted certain additional analyses, including, among other things, a review of: (i) FHP and TakeCare historical and projected financial results; (ii) the history of trading prices and volume for FHP Common Stock and TakeCare Common Stock and the relationship between movements of such securities, movements of the common stock of comparable companies and movements in the National Over-the-Counter Composite Index, and
(iii) the premium of the purchase price over trading prices of TakeCare Common Stock prior to the announcement of the Agreement in Principle and of the Merger.

    ENGAGEMENT. Smith Barney Shearson is a nationally recognized investment banking firm and as part of its investment banking business, Smith Barney Shearson is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. FHP selected Smith Barney Shearson as its financial advisor because of Smith Barney Shearson's experience in transactions similar to the Merger as well as Smith Barney Shearson's prior relationship and familiarity with FHP. In the past, Smith Barney Shearson has provided investment banking services to FHP, including acting as lead manager in connection with an offering by FHP in September 1993 of $100,000,000 aggregate principal amount of 7% Senior Notes due 2003, for which Smith Barney Shearson received customary compensation.

    As compensation for its services as financial advisor to FHP in connection with the Merger, FHP has agreed to pay Smith Barney Shearson: (i) a retainer fee of $100,000; (ii) an opinion fee of $250,000, which was payable upon delivery by Smith Barney Shearson of its written opinion to the Board of

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
Directors of FHP; (iii) a financing fee of $500,000 payable upon receipt by FHP of the financing proceeds under the Credit Agreement and (iv) a transaction fee of approximately $7.7 million, payable upon the consummation of the Merger, against which the retainer fee and the opinion fee will be credited. FHP has also agreed to reimburse Smith Barney Shearson for its reasonable out-of-pocket expenses, including the fees and expenses of its legal counsel, and to indemnify Smith Barney Shearson and its affiliates against certain liabilities, including liabilities under the federal securities laws, relating to, arising out of or in connection with its engagement. In the ordinary course of its business, Smith Barney Shearson may trade the securities of FHP and TakeCare for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

    TAKECARE. Kidder, Peabody has acted as financial advisor to TakeCare in connection with the Merger and has assisted the TakeCare Board of Directors in its examination of the fairness, from a financial point of view, of the Merger Consideration to be received by the holders of shares of TakeCare Common Stock in the Merger.

    On March 3, 1994, Kidder, Peabody rendered its oral opinion to the TakeCare Board to the effect that, as of the date of such opinion, the Merger Consideration to be received in the Merger by the holders of shares of TakeCare Common Stock was fair, from a financial point of view, to such holders. Kidder, Peabody subsequently rendered a written opinion confirming its earlier oral opinion that, as of May 2, 1994, the Merger Consideration to be received in the Merger by the holders of TakeCare Common Stock was fair, from a financial point of view, to such holders. THE FULL TEXT OF THE WRITTEN OPINION OF KIDDER, PEABODY WHICH SETS FORTH THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED, LIMITATIONS ON AND THE SCOPE OF THE REVIEW BY KIDDER, PEABODY IN RENDERING ITS OPINION IS ATTACHED HERETO AS EXHIBIT E AND IS INCORPORATED HEREIN BY REFERENCE. TAKECARE STOCKHOLDERS ARE URGED TO READ KIDDER, PEABODY'S OPINION IN ITS ENTIRETY.

    In connection with its opinion, Kidder, Peabody reviewed, among other things, the Merger Agreement. Kidder, Peabody also reviewed certain financial and other information with respect to TakeCare and FHP that was publicly available or furnished to Kidder, Peabody by TakeCare and FHP, including financial forecasts, certain internal financial analyses, reports and other information prepared by their respective managements and representatives. Kidder, Peabody held discussions with various members of the senior management of TakeCare and FHP concerning each company's historical and current operations, financial condition and prospects. Kidder, Peabody also held discussions with senior management of FHP concerning the strategic and operating benefits anticipated from the Merger. In addition, Kidder, Peabody: (i) reviewed the price and trading histories of the common stocks of TakeCare and FHP and compared such prices and trading histories with those of publicly traded companies it deemed relevant for purposes of its opinion; (ii) compared certain financial data of TakeCare and FHP with those of publicly traded companies it deemed relevant for purposes of its opinion; (iii) compared certain financial terms of the Merger to certain financial terms of selected business combinations it deemed relevant for purposes of its opinion; (iv) reviewed the potential pro forma financial effects of the Merger; (v) considered current conditions in the markets for preferred stock it deemed meaningful for purposes of its opinion; and (vi) conducted such other financial studies, analyses and investigations and reviewed such other factors as it deemed appropriate for purposes of its opinion.

    In rendering its opinion, Kidder, Peabody relied, without independent verification, on the accuracy and completeness of all financial and other information reviewed by Kidder, Peabody that was publicly available or furnished or otherwise communicated to it by or on behalf of TakeCare or FHP. Kidder, Peabody assumed that the TakeCare financial forecasts which it examined were reasonably prepared by TakeCare management and that the FHP financial forecasts, including synergy estimates, which were examined by Kidder, Peabody were reasonably prepared by FHP management on bases reflecting the best currently available estimates and good faith judgments of the respective managements as to the future performance of each respective company and the anticipated synergies from the Merger. Kidder, Peabody also assumed, with TakeCare's consent, that the strategic and operating benefits anticipated from the Merger by FHP management will be realized. Kidder, Peabody did not make an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of TakeCare or FHP nor was Kidder, Peabody furnished with any such evaluations or appraisals. Kidder, Peabody's opinion relates solely to the Merger Consideration and does not address tax or other consequences that might result from the Merger. Kidder, Peabody's opinion is based upon the economic, monetary, regulatory and market conditions existing on the date of such opinion. Furthermore, Kidder, Peabody expressed no opinion as to the price or trading range at which shares of the FHP Common Stock, Convertible Merger Preferred Stock or Non-Convertible Merger Preferred Stock, when issued, will trade after its opinion.

    Kidder, Peabody believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all factors and analyses, could create a misleading view of the processes underlying its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. In its analyses, Kidder, Peabody made numerous assumptions with respect to industry performance, general business, regulatory and economic conditions and other matters, many of which are beyond the control of TakeCare and FHP. Any estimates contained therein are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than such estimates. Estimates of values of companies or assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Because such estimates are inherently subject to uncertainty, none of TakeCare, Kidder, Peabody, FHP or any other person assumes responsibility for their accuracy.

    In connection with rendering its oral opinion and preparing its written and oral presentation to the TakeCare Board, Kidder, Peabody performed a variety of financial analyses, including those summarized below. The summary set forth below does not purport to be a complete description of the analyses performed by Kidder, Peabody in this regard.

    ANALYSES RELATING TO TAKECARE

    COMPARATIVE COMPANY ANALYSIS. Kidder, Peabody compared the historical, current and relevant projected financial and operating results of TakeCare with that of such financial and operating results of selected publicly traded managed care companies it deemed relevant (the "TakeCare Comparative Companies"). The TakeCare Comparative Companies were chosen based on conversations with TakeCare management as to companies which possess general business, operating and financial characteristics representative of companies in the industry in which TakeCare operates. The TakeCare Comparative Companies consisted of FHP, Foundation Health Corporation, Health Systems International, Inc., PacifiCare Health Systems, Inc. and WellPoint Health Networks Inc.

    In order to measure TakeCare's current operating performance with that of the TakeCare Comparative Companies, Kidder, Peabody considered, among other things, that: (i) TakeCare's 1988 to latest four quarters compounded annual growth rate in revenues was 49.5% compared with a median 1988 to latest four quarters or 1989 to latest four quarters, as appropriate, depending on each company's fiscal year end (the "Comparative Period") compounded annual growth rate in revenues for the TakeCare Comparative Companies of 24.0%; (ii) TakeCare's 1988 to latest four quarters compounded annual growth rate in earnings before interest, taxes and amortization ("EBITA") plus investment income (in sum, "Operating Income") was 99.0% compared with a median Comparative Period compounded annual rate of growth in Operating Income for the TakeCare Comparative Companies of 58.2%; (iii) TakeCare's 1989 to latest four quarters compounded annual growth rate in earnings per share was 57.8% compared with a median Comparative Period compounded annual rate of growth in earnings per share for the TakeCare Comparative Companies of 41.9%; (iv) TakeCare's projected five-year growth rate in net income (as per the Institutional Broker's Estimate Service ("IBES")) was 15.0% compared with a median projected five-year growth rate in net income (as per IBES) for the TakeCare Comparative Companies of 16.0%; (v) TakeCare's 1989 to latest four quarters compounded annual growth rate in enrollment was 38.7% compared with a median Comparative

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
Period compounded annual growth rate in enrollment for the TakeCare Comparative Companies of 11.5%; and (vi) TakeCare's latest four quarters growth rate in enrollment was 45.3% compared with a median latest four quarters growth rate in enrollment for the TakeCare Comparative Companies of 8.5%. The calculation of growth rate in enrollment includes internal growth and growth resulting from the acquisition of other entities.

    In order to measure TakeCare's profitability with that of the TakeCare Comparative Companies, Kidder, Peabody considered, among other things, that: (i) TakeCare's 1988 to latest four quarters average medical loss ratio was 85.7% compared with a median Comparative Period average medical loss ratio for the TakeCare Comparative Companies of 80.3%; (ii) TakeCare's latest four quarters medical loss ratio was 82.3% compared with a median latest four quarters medical loss ratio for the TakeCare Comparative Companies of 79.0%; (iii) TakeCare's 1988 to latest four quarters average EBITA margin was 5.8% compared with a median Comparative Period average EBITA margin for the TakeCare Comparative Companies of 4.0%; (iv) TakeCare's latest four quarters EBITA margin was 7.3% compared with a median latest four quarters EBITA margin for the TakeCare Comparative Companies of 6.3%; (v) TakeCare's latest four quarters net income margin was 3.7% compared with a median latest four quarters net income margin for the TakeCare Comparative Companies of 2.8%; (vi) TakeCare's 1988 to latest four quarters average return on assets (tax-effected Operating Income divided by average total assets ("ROA")) was 11.6% compared with a median Comparative Period average ROA for the TakeCare Comparative Companies of 9.8%; and (vii) TakeCare's 1988 to latest four quarters average return on equity (net income divided by average total stockholders' equity ("ROE")) was 41.8% compared with a median Comparative Period average ROE for the TakeCare Comparative Companies of 23.8%.

    In order to assess the relative public market valuations of TakeCare and the TakeCare Comparative Companies, Kidder, Peabody performed a market analysis of TakeCare and the TakeCare Comparative Companies. With respect to such analysis, Kidder, Peabody calculated a range of market multiples for each of the TakeCare Comparative Companies based on dividing: (i) the market capitalization (total common shares outstanding times market price per share on February 28, 1994 plus latest reported total debt, capitalized leases and preferred stock (collectively, "Total Debt"), less cash and cash equivalents (the "Market Capitalization")) of each of the TakeCare Comparative Companies by such company's latest four quarters revenues and EBITA; (ii) the Market Value (as defined herein) plus Total Debt of each of the TakeCare Comparative Companies by such company's latest four quarters Operating Income; (iii) the market price (the closing market price per share on February 28, 1994; the "Market Price") of each of the TakeCare Comparative Companies by such company's latest four quarters and estimated calendar 1994 and calendar 1995 earnings per share ("EPS") (as per IBES); (iv) the market value (total common shares outstanding times market price per share on February 28, 1994; the "Market Value") of each TakeCare Comparative Company by such company's latest reported book value; and
(v) the Market Capitalization of each TakeCare Comparative Company by such company's latest reported enrollment. The range of market multiples for the TakeCare Comparative Companies included: (i) Market Capitalization to latest four quarters revenues multiples of 0.31x to 0.74x; (ii) Market Capitalization to latest four quarters EBITA multiples of 5.4x to 10.8x; (iii) Market Value plus Total Debt to latest four quarters Operating Income multiples of 9.2x to 13.0x; (iv) Market Price to latest four quarters EPS multiples of 14.5x to 21.7x; (v) Market Price to estimated calendar 1994 EPS (as per IBES) multiples of 14.6x to 18.5x; (vi) Market Price to estimated calendar 1995 EPS (as per
IBES) multiples of 12.8x to 15.5x; (vii) Market Value to latest reported book value multiples of 2.47x to 8.41x; and (viii) Market Capitalization per latest reported enrollment of $360 to $1,482. Based on the above measures, Kidder, Peabody then compared TakeCare's market multiples, based on its pre-announcement closing stock price on January 7, 1994, with the TakeCare Comparative Companies' median market multiples in order to establish the relationship between TakeCare's market multiples and those of the TakeCare Comparative Companies. With respect to such review, Kidder, Peabody noted that: (i) TakeCare's Market Capitalization to latest four quarters revenues multiple was 0.54x compared with a median Market Capitalization to latest four quarters revenues multiple of 0.44x for the TakeCare Comparative Companies; (ii) TakeCare's Market Capitalization to latest four quarters EBITA multiple was 7.3x compared with a median Market Capitalization to latest four quarters EBITA multiple of 8.7x for the TakeCare Comparative Companies; (iii) TakeCare's Market Value plus Total Debt to latest four quarters Operating Income multiple was 8.9x compared with a median Market Value plus Total Debt to latest four quarters Operating Income multiple of 12.0x for the TakeCare Comparative Companies; (iv) TakeCare's Market Price to latest four quarters EPS multiple was 15.7x compared with a median Market Price to latest four quarters EPS multiple of 18.6x for the TakeCare Comparative Companies; (v) TakeCare's Market Price to estimated calendar 1994 EPS (as per
IBES) multiple was 14.3x compared with a median Market Price to estimated calendar 1994 EPS (as per IBES) multiple of 15.8x for the TakeCare Comparative Companies; (vi) TakeCare's Market Price to estimated calendar 1995 EPS (as per
IBES) multiple was 12.2x compared with a median Market Price to estimated calendar 1995 EPS (as per IBES) multiple of 13.3x for the TakeCare Comparative Companies; (vii) TakeCare's Market Value to latest reported book value multiple was 2.92x compared with a median Market Value to latest reported book value multiple of 3.72x for the TakeCare Comparative Companies; and (viii) TakeCare's Market Capitalization per latest reported enrollment was $1,034 compared with a median Market Capitalization per latest reported enrollment amount of $1,213 for the TakeCare Comparative Companies.

    Using such information, Kidder, Peabody derived a range of implied equity values of $751.5 million to $805.2 million (after adjustments for Cash and Total Debt, as appropriate) by applying the relevant range of multiples to the appropriate financial statistics of TakeCare. The range of implied equity values of TakeCare was then divided by 13,419,587 fully diluted shares of TakeCare Common Stock outstanding as of December 31, 1993 (representing 12,838,285 shares of TakeCare Common Stock outstanding and 581,302 shares of TakeCare Common Stock issuable upon exercise of options, computed using the treasury stock method; the "Fully Diluted Shares Outstanding") to yield implied values of approximately $56.00 to $60.00 per fully diluted share. Kidder, Peabody also applied a hypothetical control premium of 34%, which was based on the Premium Over Stock Price (as defined herein) of transactions involving the Acquired Managed Care Companies (as defined herein) which were announced or were completed since August 31, 1993, to the aforementioned implied value range of approximately $56.00 to $60.00 per fully diluted share to yield implied values of $75.00 to $80.50 per fully diluted share.

    COMPARATIVE TRANSACTION ANALYSIS. Kidder, Peabody compared certain financial and operating statistics of TakeCare with such financial and operating statistics of selected relevant managed care companies (the "Acquired Managed Care Companies") immediately prior to being acquired. The transactions involving the Acquired Managed Care Companies, which occurred or were announced between January 1, 1990 and February 28, 1994, included (acquiror/acquired company):
Coventry Corporation/Group Health Plan Inc.; EQUICOR Health Corporation/Total Health Systems, Inc.; CIGNA Corporation/EQUICOR-Equitable HCA Corporation;
United HealthCare Corporation/Ocean State Coordinated Health Services Corporation; PacifiCare Health Systems, Inc./HPA Management Systems, Inc.; Foundation Health Corporation/National Health Care Systems, Inc.; United HealthCare Corporation/Physicians Health Plan, Inc.; TakeCare/Lincoln National Administrative Services Corporation; Qual-Med, Inc./Bridgeway Plan for Health; Foundation Health Corporation/Century Medicorp, Inc.; United HealthCare Corporation/Western Ohio Health Care Corporation; Healthsource, Inc./Physicians' Health Systems, Inc.; United HealthCare Corporation/HMO America; TakeCare/Comprecare; Qual-Med, Inc./HN Management Holdings, Inc.; United
HealthCare Corporation/ Complete Health Services (pending); and United HealthCare Corporation/Ramsay-HMO Corp. (pending).

    In order to measure TakeCare's current operating performance and profitability with that of the Acquired Managed Care Companies immediately prior to being acquired, Kidder, Peabody considered, among other things, that: (i) TakeCare's latest four quarters EBITA margin was 7.3% compared with a median latest four quarters EBITA margin for the Acquired Managed Care Companies immediately prior to being acquired of 5.4%; (ii) TakeCare's latest four quarters Operating Income margin was

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
7.9% compared with a median latest four quarters Operating Income margin for the Acquired Managed Care Companies immediately prior to being acquired of 6.3%; and
(iii) TakeCare's latest four quarters net income margin was 3.7% compared with a median latest four quarters net income margin for the Acquired Managed Care Companies immediately prior to being acquired of 3.3%.

    Kidder, Peabody also performed an analysis of the multiples paid in the selected acquisition transactions involving the Acquired Managed Care Companies in which it analyzed the adjusted purchase price (the Equity Cost (as defined below) plus latest reported Total Debt and capitalized leases, minus total cash and cash equivalents (the "Adjusted Purchase Price")) for each of the Acquired Managed Care Companies and divided such amount by each of such company's respective latest four quarters revenues, EBITA and latest reported enrollment and Equity Cost plus Total Debt divided by latest four quarters Operating Income immediately prior to being acquired to give a range of purchase price multiples. Kidder, Peabody also analyzed the equity cost (offer price per share multiplied by total common shares outstanding (the "Equity Cost")) for each of the Acquired Managed Care Companies acquired in the selected transactions and divided such amount by each of such company's respective latest four quarters net income and book value immediately prior to being acquired to give a range of purchase price multiples. Additionally, Kidder, Peabody analyzed the premium paid over the stock price of the acquired company four weeks prior to the announcement of the transaction (the "Premium Over Stock Price") for each of the Acquired Managed Care Companies acquired in the selected transactions. The range of selected purchase price multiples and Premiums Over Stock Price paid in the selected acquisition transactions involving the Acquired Managed Care Companies included:
(i) Adjusted Purchase Price to latest four quarters (pre-acquisition) revenues multiples of 0.50x to 0.70x; (ii) Adjusted Purchase Price to latest four quarters (pre-acquisition) EBITA multiples of 9.0x to 13.0x; (iii) Adjusted Purchase Price to latest four quarters (pre-acquisition) Operating Income multiples of 11.0x to 15.0x; (iv) Adjusted Purchase Price to latest reported (pre-acquisition) enrollment values of $1,000 to $2,000; (v) Equity Cost to latest four quarters (pre-acquisition) net income multiples of 19.0x to 33.0x; and (vi) Equity Cost to latest reported (pre-acquisition) book value multiples of 3.88x to 6.63x.

    Using such information, Kidder, Peabody derived a range of implied equity values for TakeCare of $872.3 million to $1,207.8 million (after adjustments for total cash, cash equivalents, investments and Total Debt, as appropriate) by applying the relevant range of multiples to the appropriate financial statistics of TakeCare. The range of implied equity values of TakeCare was then divided by the Fully Diluted Shares Outstanding to yield implied values of approximately $65.00 to $90.00 per fully diluted share.

    DISCOUNTED CASH FLOW ANALYSIS. A discounted cash flow analysis is a traditional valuation methodology used to derive a valuation of a corporate entity by capitalizing the estimated future earnings and calculating the estimated future free cash flows of such corporate entity and discounting such aggregated results back to the present. Kidder, Peabody performed a discounted cash flow analysis of TakeCare based on the TakeCare financial forecast for fiscal years ending 1994 to 1998 provided by TakeCare management (the "TakeCare Financial Forecast"). Using the information set forth in the TakeCare Financial Forecast, Kidder, Peabody calculated the estimated "free cash flow" based on projected unleveraged net income (earnings before interest expense and after taxes ("EBIAT")) adjusted for: (i) certain projected non-cash items (i.e., depreciation and amortization); and (ii) projected capital expenditures.

    Kidder, Peabody analyzed the TakeCare Financial Forecast and discounted the stream of free cash flows provided in such projections back to December 31, 1993 using discount rates of 15.0% to 19.0%. To estimate the residual value of TakeCare at the end of the TakeCare Financial Forecast period, Kidder, Peabody applied terminal multiples of 8.0x to 10.0x to the projected calendar 1998 Operating Income and discounted such value estimates back to December 31, 1993 using discount rates of 15.0% to 19.0%. Kidder, Peabody then summed the present values of the free cash flows and the present values of the residual values to derive a range of implied equity values for TakeCare of $714.6 million

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
to $1,000.0 million (after adjustments for Total Debt). The range of implied equity values of TakeCare was divided by the Fully Diluted Shares Outstanding to yield implied values of approximately $53.25 to $74.50 per fully diluted share.

    OTHER FACTORS. In rendering its opinion, Kidder, Peabody considered certain other factors of which the material factors included: (i) a review of the implied premiums an offer of $80 per share represented based on TakeCare's stock price one day prior to the date of the announcement of the signing of the Agreement in Principle, four weeks prior to the date of the announcement of the signing of the Agreement in Principle, and based on the twelve month high and low of TakeCare's stock price prior to the announcement of the signing of the Agreement in Principle and compared such premiums to stock premiums paid in transactions involving the Acquired Managed Care Companies; (ii) a review of TakeCare's business and operations and the industry in which TakeCare operates to increase its understanding of TakeCare's business and its position within the industry; (iii) a review of TakeCare's historical operating results and the TakeCare Financial Forecast to increase its understanding of the financial performance and prospects of TakeCare's business; (iv) a review of the current book value of TakeCare; and (v) a review of the stock price performance of TakeCare and the TakeCare Comparative Companies and selected market indices since TakeCare's initial public offering to provide perspective on current and historical public market valuations and stock price performance of TakeCare and the TakeCare Comparative Companies relative to selected market indices.

    ANALYSES RELATING TO FHP.

    COMPARATIVE COMPANY ANALYSIS. Kidder, Peabody compared the historical, current and relevant projected financial and operating results of FHP with that of such financial and operating results of selected publicly traded managed care companies it deemed relevant (the "FHP Comparative Companies"). The FHP
Comparative Companies were chosen based upon conversations with TakeCare management as to companies which possess general business, operating and financial characteristics representative of the industry in which FHP operates. The FHP Comparative Companies consisted of Health Systems International, Inc., Foundation Health Corporation, PacifiCare Health Systems, Inc., TakeCare and WellPoint Health Networks Inc.

    In order to measure FHP's current operating performance with that of the FHP Comparative Companies, Kidder, Peabody considered, among other things, that: (i) FHP's 1989 to latest four quarters compounded annual growth rate in revenues was 30.1% compared with a median Comparative Period compounded annual growth rate in revenues for the FHP Comparative Companies of 26.9%; (ii) FHP's 1989 to latest four quarters compounded annual rate of growth in Operating Income was 17.0% compared with a median Comparative Period compounded annual rate of growth in Operating Income for the FHP Comparative Companies of 85.5%; (iii) FHP's 1990 to latest four quarters compounded annual growth rate in earnings per share was 8.6% compared with a median Comparative Period compounded annual rate of growth in earnings per share for the FHP Comparative Companies of 51.4%; (iv) FHP's projected five-year growth rate in earnings per share (as per IBES) was 15.0% compared with a median projected five-year growth rate in earnings per share (as per IBES) for the FHP Comparative Companies of 16.0%; (v) FHP's 1990 to latest four quarters compounded annual rate of growth in enrollment was 14.5% compared with a median Comparative Period compounded annual rate of growth in enrollment for the FHP Comparative Companies of 13.1%; and (vi) FHP's latest four quarters rate of growth in enrollment was 14.7% compared with a median latest four quarters rate of growth in enrollment for the FHP Comparative Companies of 8.5%

    In order to measure FHP's profitability with that of the FHP Comparative Companies, Kidder, Peabody considered, among other things, that: (i) FHP's 1989 to latest four quarters average medical loss ratio was 82.0% compared with a median Comparative Period average medical loss ratio for the FHP Comparative Companies of 82.2%; (ii) FHP's latest four quarters medical loss ratio was 83.6% compared with a median latest four quarters medical loss ratio for the FHP Comparative Companies of 79.0%; (iii) FHP's 1989 to latest four quarters average EBITA margin was 3.4% compared with a median Comparative Period average EBITA margin for the FHP Comparative Companies of 4.6%;

(iv) FHP's latest four quarters EBITA margin was 2.9% compared with a median latest four quarters EBITA margin for the FHP Comparative Companies of 7.1%; (v) FHP's latest four quarters net income margin was 2.3% compared with a median latest four quarters net income margin for the FHP Comparative Companies of 3.7%; (vi) FHP's 1989 to latest four quarters average ROA was 8.0% compared with a median Comparative Period average ROA for the FHP Comparative Companies of 11.6%; and (vii) FHP's 1989 to latest four quarters average ROE was 20.0% compared with a median Comparative Period average ROE for the FHP Comparative Companies of 34.7%.

    In order to assess the relative public market valuations of FHP and the FHP Comparative Companies, Kidder, Peabody performed a market analysis of FHP and the FHP Comparative Companies. With respect to such analysis, Kidder, Peabody calculated a range of market multiples for each of the FHP Comparative Companies based on dividing: (i) the Market Capitalization of each of the FHP Comparative Companies by such company's latest four quarters revenues and EBITA; (ii) the Market Value plus Total Debt of each of the FHP Comparative Companies by such company's latest four quarters Operating Income; (iii) the Market Price of each of the FHP Comparative Companies by such company's latest four quarters EPS and estimated calendar 1994 and calendar 1995 EPS (as per IBES); (iv) the Market Value of each FHP Comparative Company by such company's latest reported book value; and (v) the Market Capitalization of each FHP Comparative Company by such company's latest reported enrollment in each of cases (i) through (v) where TakeCare's Market Price, Market Value and Market Capitalization were based on the stock price on January 7, 1994, the date prior to the announcement of the Agreement in Principle. The range of market multiples for the FHP Comparative Companies included: (i) Market Capitalization to latest four quarters revenues multiples of 0.39x to 0.74x; (ii) Market Capitalization to latest four quarters EBITA multiples of 5.4x to 10.8x; (iii) Market Value plus Total Debt to latest four quarters Operating Income multiples of 8.9x to 12.5x; (iv) Market Price to latest four quarters EPS multiples of 14.5x to 21.7x; (v) Market Price to estimated calendar 1994 EPS (as per IBES) multiples of 14.3x to 18.5x; (vi) Market Price to estimated calendar 1995 EPS (as per IBES) multiples of 12.2x to 15.5x; (vii) Market Value to latest reported book value multiples of 2.92x to 8.41x; and (viii) Market Capitalization per latest reported enrollment of $360 to $1,482. Based on the above measures, Kidder, Peabody then compared FHP's market multiples with the FHP Comparative Companies' median market multiples in order to establish the relationship between FHP's market multiples and those of the FHP Comparative Companies. With respect to such review, Kidder, Peabody noted that: (i) FHP's Market Capitalization to latest four quarters revenues multiple was 0.31x compared with a median Market Capitalization to latest four quarters revenues multiple of 0.54x for the FHP Comparative Companies; (ii) FHP's Market Capitalization to latest four quarters EBITA multiple was 10.6x compared with a median Market Capitalization to latest four quarters EBITA multiple of 8.0x for the FHP Comparative Companies; (iii) FHP's Market Value plus Total Debt to latest four quarters Operating Income multiple was 13.0x compared with a median Market Value plus Total Debt to latest four quarters Operating Income multiple of 10.4x for the FHP Comparative Companies; (iv) FHP's Market Price to latest four quarters EPS multiple was 18.6x compared with a median Market Price to latest four quarters EPS multiple of 18.2x for the FHP Comparative Companies; (v) FHP's Market Price to estimated calendar 1994 EPS (as per IBES) multiple was 15.8x compared with a median Market Price to estimated calendar 1994 EPS (as per IBES) multiple of 15.6x for the FHP Comparative Companies; (vi) FHP's Market Price to estimated calendar 1995 EPS (as per IBES) multiple was 12.8x compared with a median Market Price to estimated calendar 1995 EPS (as per IBES) multiple of 13.3x for the FHP Comparative Companies;
(vii) FHP's Market Value to latest reported book value multiple was 2.47x compared with a median Market Value to latest reported book value multiple of 3.72x for the FHP Comparative Companies; and (viii) FHP's Market Capitalization per latest reported enrollment was $1,213 compared with a median Market Capitalization per latest reported enrollment amount of $1,140 for the FHP Comparative Companies.

    PRO FORMA MERGER ANALYSIS. Kidder, Peabody's analysis of the potential pro forma financial effects of the Merger was based principally upon the TakeCare Financial Forecast, adjusted to reflect a June year end, and the 1994 to 1998 financial forecast for FHP that was based on Wall Street equity research estimates and reviewed by TakeCare management (the "FHP Financial Forecast"). Kidder, Peabody's pro forma financial analysis assumed, among other things, that: (i) FHP (directly or through a wholly-owned subsidiary of FHP) would acquire all of the outstanding shares of TakeCare pursuant to the terms of the Merger Agreement; (ii) the Merger will be accounted for as a purchase; and
(iii) with the consent of TakeCare's senior management, the strategic and operating benefits anticipated by senior management of FHP from the Merger will be realized. Among other things, Kidder, Peabody's pro forma merger analysis is dependent upon the ability of both TakeCare and FHP to realize the projected operating performance assumptions of the TakeCare Financial Forecast and the FHP Financial Forecast and the strategic and operating benefits anticipated by senior management of FHP from the Merger.

    Using the data and other information referred to above, Kidder, Peabody's pro forma financial analysis suggested that the Merger should result in a modest amount of dilution to FHP's EPS in fiscal year 1995 and would be accretive to FHP's EPS in each of fiscal years 1996 to 1998. Kidder, Peabody's pro forma financial analysis also suggested that FHP's total debt as a percent of total capitalization should increase as a result of the Merger.

    OTHER FACTORS. In rendering its opinion, Kidder, Peabody considered certain other factors of which the material factors included: (i) a review of FHP's business and operations and the industry in which FHP operates to increase its understanding of FHP's business and its position within the industry in which it operates; (ii) a review of FHP's historical operating results and the FHP Financial Forecast to increase its understanding of the financial performance and prospects of FHP's business; and (iii) a review of the current book value of FHP.

    In connection with its written opinion dated May 2, 1994, Kidder, Peabody confirmed the appropriateness of its reliance on the analyses used to render its oral opinion by performing procedures to update certain of such analyses and by reviewing the assumptions on which such analyses were based and the factors considered therewith.

    Kidder, Peabody is a nationally recognized investment banking firm and as part of its investment banking business, Kidder, Peabody is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. TakeCare selected Kidder, Peabody as its financial advisor because of Kidder, Peabody's experience in transactions similar to the Merger as well as Kidder, Peabody's prior relationship and familiarity with TakeCare. In the past, Kidder, Peabody has provided investment banking services to TakeCare, including acting as underwriter in connection with TakeCare's initial public offering as well as a subsequent common stock offering and the rendering of a fairness opinion in connection with the TakeCare acquisition of Comprecare. In addition, Kidder, Peabody has provided investment banking services to FHP, including acting as underwriter on two public offerings of common stock. Kidder, Peabody received customary compensation for such services.

    As compensation for its services as financial advisor to TakeCare, TakeCare has agreed to pay Kidder, Peabody a fee of $350,000 payable upon delivery of its oral opinion with respect to the Merger and an additional fee of $3.65 million upon consummation of the Merger. TakeCare has also agreed to reimburse Kidder, Peabody for its reasonable out-of-pocket expenses, including the fees and expenses of its legal counsel, and to indemnify Kidder, Peabody and its affiliates against certain liabilities, including liabilities under the federal securities laws, relating to, arising out of or in connection with its engagement. In the ordinary course of its business, Kidder, Peabody trades the securities of TakeCare and FHP for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. As of April 28, 1994, Kidder, Peabody held, for its own account, 9,421 shares of TakeCare Common Stock. As of April 28, 1994, Kidder, Peabody had a short position of 421 shares of FHP Common Stock.

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
CERTAIN CONSIDERATIONS

    In deciding whether to approve the Merger, FHP and TakeCare stockholders should consider the following factors, in addition to other matters set forth or incorporated by reference herein:

        ABILITY TO REALIZE SYNERGIES AND COSTS SAVINGS. Because, in part, of the inherent uncertainties associated with combining two large companies, there can be no assurance that the combined company will be able to realize all of the synergies and cost savings that FHP and TakeCare currently expect to realize as a result of the Merger. Furthermore, there can be no assurance that synergies and cost savings which are realized will not be offset by increases in other operating expenses or losses, including losses due to problems encountered in the course of combining the two companies.

        REGULATORY APPROVAL OF THE MERGER. The Merger is subject to certain regulatory filings and approvals. Although the parties believe that they will ultimately be able to obtain such approvals, there can be no assurance that such approvals will be granted or that the terms and conditions upon which such approvals are obtained will not have a material adverse effect upon the Merger or the combined company following the Merger.

        VARIATIONS IN VALUE OF TAKECARE COMMON STOCK AND THE MERGER CONSIDERATION. The relative values of the TakeCare Common Stock and the Merger Consideration at the Effective Time may vary from the values as of the date hereof or as of the dates of the respective stockholder votes with respect to the Merger because of changes in the business, operations and prospects of TakeCare or FHP, market assessments of the likelihood that the Merger will be consummated and the timing thereof, the effect of any conditions or restrictions imposed on or proposed with respect to the combined company by regulatory agencies following the consummation of the Merger, general market and economic conditions and other factors. The Common Stock Exchange Ratio (as defined herein) and the conversion ratio with respect to the Convertible Merger Preferred Stock will be adjusted at the Effective Time to compensate for decreases in the Average Closing Price of the FHP Common Stock of up to $4.00 below the Base Price (as defined herein) of $29.00. The respective ratios will not be adjusted if the Average Closing Price is above $29.00 at the Effective Time. Neither FHP nor TakeCare intend to obtain updated opinions of their respective financial advisors prior to the Effective Time.

        HEALTH CARE REFORM. A number of legislative proposals to reform the U.S. health care system are pending in Congress and various state legislatures. On November 27, 1993, President Clinton's comprehensive national health care reform plan (the "Health Security Act") was introduced in Congress. The Health Security Act establishes employer mandates to achieve universal health coverage, standardizes certain insurance practices and health care benefits to promote competition among networks of health care providers, requires the organization of mandatory exclusive regional alliances through which most persons would purchase health care coverage, and limits the annual growth of state and national health care expenditures. Cost containment measures in the Health Security Act include forms of price controls through limits on increases in health insurance premiums and related provisions. Additionally, part of the funding for the Clinton reform proposal is derived from reductions in spending under the Medicare and Medicaid programs. Portions of the President's proposal have received strong opposition. As a result, the Health Security Act may undergo major changes as it is considered by Congress.

        Various members of Congress have introduced legislation presenting alternative health care reform plans. These plans involve varying degrees of government intervention in the health care system. Congress is now deliberating in an attempt to craft a bill that would pass both the House and the Senate without encountering a Presidential veto. If a reform proposal that includes substantial government intervention in the health care industry (e.g., a "single-payer" system or other regime with price controls) is enacted, the combined company's ability to contract independently with employers and/or health care providers and to set premiums principally in response to market forces will be compromised. Because of the political uncertainty surrounding health care reform proposals and their prospects for enactment in the near future, the effects of any national health care reform on the financial position or profitability of the combined company, its ability to compete effectively or its ability to take advantage of new opportunities after the Merger cannot presently be determined, but such effects may be material.

        RECENT LEGISLATION. Recent legislation has become effective in California that requires all HMOs and insurers which offer coverage to small employers (defined as groups with five to 50 employees) to guarantee coverage to their employees seeking coverage regardless of their health status. The legislation also requires renewal of these small group employer plans, limits rate renewal increases, mandates community rating and excludes coverage of pre-existing conditions for six months after enrollment. FHP and TakeCare have, in the past, considered the health status of all potential enrollees in small group employer plans when determining whether to offer coverage to such groups. The impact of this legislation on the operating margins of the combined company in this market segment cannot presently be determined.

        In July 1993, the California Legislature passed, and the Governor signed, a comprehensive workers' compensation reform package, consisting of seven pieces of legislation. As of January 1, 1994, all of such legislation had taken effect. The reform package is intended to result in lower insurance premiums to employers and increased benefits to injured workers through changes aimed at controlling the substantial cost, reducing inefficiencies and eliminating certain abusive practices in the workers' compensation system. Specifically, the reform legislation includes provisions which will affect: (i) insurance rates paid by employers; (ii) benefits payable to disabled workers; (iii) the control of medical treatment and employer health plans relating to workplace injuries and (iv) the claims and appeals process for compensation awards. The effect of this legislation on the business of the combined company cannot presently be determined.

        GOVERNMENT REGULATION. The federal government, the States of California, Arizona, Utah, New Mexico, Nevada, Colorado, Illinois and Ohio and the Government of Guam have enacted statutes extensively regulating the activities of HMOs and insurance companies. One of the most significant federal laws affecting FHP and TakeCare is the HMO Act, and the regulations promulgated thereunder by the Secretary of Health and Human Services. Most of the HMO operations of FHP and TakeCare are qualified under the HMO Act. Although FHP intends to maintain the federal qualifications and state licenses of the combined company, there can be no assurance that it will be able to do so. Further, the impact of legislative and regulatory changes in the future on the business of the combined company cannot presently be determined.

        EVOLVING THEORIES OF RECOVERY. FHP and TakeCare, like HMOs and health insurers generally, exclude certain health care services from coverage under their HMO and indemnity plans. FHP and TakeCare are, in their ordinary course of business, subject to the claims of their respective enrollees arising out of their decisions to restrict treatment or reimbursement for certain services. Recently, in a proceeding filed against one of the competitors of FHP and TakeCare, FOX V. HEALTH NET No. 219692 (Cal. Sup. Ct.-Riverside) 1993, an enrollee successfully challenged an HMO's decision to deny coverage of a treatment sought by the enrollee. That enrollee, a housewife suffering from breast cancer, died of her illness. Following a jury trial, her spouse and her estate were awarded compensatory damages (including damages for emotional distress) and punitive damages totalling $89 million. The punitive damages were awarded on the premise that the defendant HMO had, in bad faith, denied coverage of the treatment sought. In April of 1994, pending the court's ruling on defendant's motion for a new trial, the case was settled for an undisclosed amount. Although each lawsuit must succeed or fail on its own merits, FHP and TakeCare anticipate that such bad faith claims may become more common in enrollees' actions against HMOs. The loss of even one such coverage claim, if it results in a punitive damage award, could have a significant adverse effect on FHP, TakeCare or the combined company after the Merger. In addition, the risk of potential liability under punitive damage theories may increase significantly the difficulty of obtaining reasonable settlements of such coverage claims. However, the financial and operational impact that such evolving theories of recovery will have on the HMO industry generally, and on FHP or TakeCare in particular, is at present unknown.

        OPM AUDIT. FHP contracts with the Office of Personnel Management ("OPM") to provide or arrange health services under the Federal Employees Health Benefits Program ("FEHBP") for federal employees, annuitants, and their dependents. OPM is FHP's largest commercial customer. These contracts with OPM and applicable government regulations establish premium rating requirements for the FEHBP. OPM conducts periodic audits of its contractors to, among other things, verify that the premiums established under the OPM contracts were established in compliance with the community rating and other requirements under the FEHBP. OPM auditors recently have concluded the field work portion of a periodic audit of FHP covering primarily the years 1988 through 1991. OPM has prepared a draft audit report alleging certain defects in FHP's rating practices under applicable regulatory and contractual requirements, and has provided that draft to FHP for its comment. Following its evaluation of the additional information and comments provided by FHP, the OPM auditors will issue a final report; the OPM Audit Resolution Division will then be responsible for resolving the audit findings. As part of the resolution process, the Audit Resolution Division may reconsider the findings of the auditors and the information provided by FHP.

        It is likely that the final audit report will recommend that OPM seek a monetary recovery from FHP, and that such recommended recovery could be a substantial amount. At this time, FHP's management and legal counsel are unable to determine the amounts that may be required to be refunded to OPM to resolve the audit findings. FHP's management currently believes, however, that after application of available offsets and consideration of established reserves, amounts ultimately required to be refunded to OPM will not have a material adverse effect on the consolidated financial condition of FHP. FHP's management does not currently believe that the audit will have a material effect on future relations with OPM.

EFFECTIVE TIME

    The Merger will become effective upon the filing of a Certificate of Merger (together with any other documents required by law to effectuate the Merger) with the Secretary of State of the State of Delaware or at such time thereafter as is provided in the Certificate of Merger (the "Effective Time"). The filing with respect to the Merger will occur as soon as practicable after the closing of the Merger (the "Closing") which will occur on the fifth business day after the fulfillment or waiver of certain conditions to the Merger, unless another date is agreed to by FHP and TakeCare. See "THE MERGER AGREEMENT -- Conditions to Consummation of the Merger."

CONVERSION OF TAKECARE COMMON STOCK

    At the Effective Time each outstanding share of TakeCare Common Stock (except shares of TakeCare Common Stock beneficially owned by FHP, TakeCare or their subsidiaries) will be converted into the right to receive, without interest, the following consideration (the "Merger Consideration"):

    (1) 1.6 shares of Convertible Merger Preferred Stock having a stated value of $25.00 per share; plus

    (2) subject to reduction as described below, 1.12 shares of Non-Convertible Merger Preferred Stock having a stated value of $25.00 per share or, if the holder of such share so elects (the "Cash Election") by complying with the procedures set forth in the Letter of Transmittal (as defined herein), an amount in cash (the "Cash Merger Consideration") equal to $28.00 per share of TakeCare Common Stock (see " -- The Cash Election"); plus

    (3) 0.41379 (the "Common Stock Exchange Ratio") of a share of FHP Common Stock, together with any associated Rights; provided however, that if the average closing price (the "Average Closing Price") for a share of FHP Common Stock on the NASDAQ National Market System for the twenty consecutive trading days ending on the third trading day prior to the date of

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
       effectiveness of the Merger (the "Effective Date") is less than $29.00 (the "Base Price"), the Common Stock Exchange Ratio will be adjusted so that it is equal to $12.00 divided by the Average Closing Price; provided further, that the Common Stock Exchange Ratio can not exceed 0.48000.

    TakeCare has agreed with FHP that if the expenses of TakeCare incurred in connection with the Merger exceed $3 million (the "Excess Expenses"), such excess will reduce pro rata the amount of cash or shares of Non-Convertible Merger Preferred Stock to be issued in the Merger upon conversion of each share of TakeCare Common Stock. Since the Excess Expenses will not be fully determinable on the Effective Date, FHP and TakeCare will determine the amount of the Excess Expenses which have been paid on or prior to the Effective Date (the "Initial Excess Expenses") and will establish reserves (the "Reserves") for additional Excess Expenses, including the maximum amount sought by plaintiffs in certain litigation relating to the Merger (the "Pending Litigation"), which may arise or are payable after the Effective Date (the "Additional Excess Expenses"). For more information with respect to the Pending Litigation, see "OTHER MATTERS -- Certain Pending Litigation." Cash in the amount of the Reserves will be held in escrow and used to pay Additional Excess Expenses until the date on which all Excess Expenses are finally determined (the "Determination Date"). Interests in the amounts held in escrow will not be evidenced by certificates and will not be transferable, except by devise or pursuant to the laws of intestate succession or by operation of law.

    The cash or Non-Convertible Merger Preferred Stock, as applicable, payable in respect of each share of TakeCare Common Stock surrendered for exchange therefor prior to the Determination Date will be reduced by a pro rata share (based on the number of shares of TakeCare Common Stock outstanding as of the Effective Date plus shares subject to options the holders of which elect to receive Merger Consideration, a "Pro Rata Share") of the sum of the Initial Excess Expenses and the Reserves (collectively, the "Estimated Excess Expenses").

    As  promptly as  practicable after the  Determination Date,  each holder who received cash or Non-Convertible Merger Preferred Stock prior to the Determination Date will receive, subject to contrary instructions from the court in the Pending Litigation, an amount in cash or Non-Convertible Merger Preferred Stock, as applicable, equal to the excess of the Reserves over the Additional Excess Expenses, plus certain interest or dividends with respect thereto (the "Additional Payment"). The cash or Non-Convertible Merger Preferred Stock, as applicable, payable in respect of each share of TakeCare Common Stock surrendered for exchange therefor on or after the Determination Date will be reduced by a Pro Rata Share of the Excess Expenses.

    All of the calculations relating to the Excess Expenses will be made assuming the Non-Convertible Merger Preferred Stock is valued at $25.00 per share. Cash will be paid in lieu of fractional shares of Non-Convertible Merger Preferred Stock which would otherwise be issuable as part of the Additional Payment. If FHP redeems the Non-Convertible Merger Preferred Stock prior to the Determination Date, cash, plus interest thereon from the redemption date to the Determination Date, will be paid in lieu of Non-Convertible Merger Preferred Stock otherwise issuable as a part of the Additional Payment.

    It is currently estimated that TakeCare's legal and accounting expenses, together with the fees to be paid to its financial advisor, in connection with the Merger will exceed $3 million by an aggregate amount of approximately $2.5 million (or the equivalent of $0.19 per share of TakeCare Common Stock, based on the number of shares of TakeCare Common Stock outstanding as of March 31, 1994). In addition, to the extent, if any, that the plaintiffs in the Pending Litigation are successful in their attempt to recover fees, bonuses and expenses from TakeCare, currently demanded in the amount of $4.8 million (or the equivalent of $0.38 per share of TakeCare Common Stock, based on the number of shares of TakeCare Common Stock outstanding as of March 31, 1994), the amount of cash or shares of Non-Convertible Merger Preferred Stock to be issued in the Merger upon conversion of each share of TakeCare Common Stock will be further reduced by the amount of any such recovery and the legal and related expenses incurred in defending against the claim. For more information with respect to the Pending Litigation, see "OTHER MATTERS -- Certain Pending Litigation."

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
    The conversion of TakeCare Common Stock into the Merger Consideration will occur automatically at the Effective Time. The FHP Common Stock, Convertible Merger Preferred Stock and Non-Convertible Merger Preferred Stock (collectively, the "Stock Consideration") are described under "DESCRIPTION OF FHP CAPITAL STOCK."

THE CASH ELECTION

    A stockholder desiring to make the Cash Election and receive $28.00 per share of TakeCare Common Stock in lieu of Non-Convertible Merger Preferred Stock as part of the Merger Consideration must do so in compliance with the instructions set forth in the Letter of Transmittal to be distributed to TakeCare stockholders subsequent to the Merger. See " -- Exchange Procedures." A Cash Election which is not made in compliance with the instructions set forth in the Letter of Transmittal will be treated as if no Cash Election had been made. The Letter of Transmittal will not permit Cash Elections to continue to be made after December 1, 1994. FHP will have the discretion, which it may delegate in whole or in part to the Exchange Agent (as defined herein), to determine whether a Cash Election has been properly made and to disregard immaterial defects in the making of such election. The decisions of FHP or, if delegated, of the Exchange Agent will be conclusive and binding. Neither FHP, FHP Sub nor the Exchange Agent will be under any obligation to notify any person of any defect in the making of a Cash Election.

EXCHANGE PROCEDURES

    At the Effective Time, FHP will make available, or cause to be made available, to the Exchange Agent certificates representing the Stock Consideration issuable pursuant to the Merger, together with amounts reasonably estimated to be sufficient in the aggregate to provide the funds necessary for the Exchange Agent to make payments of the Cash Merger Consideration and payments in lieu of fractional shares of the Stock Consideration. If the cash amounts made available to the Exchange Agent are not sufficient in the aggregate to make the required cash payments, FHP will promptly make available or cause to be made available to the Exchange Agent such additional funds as are required to make such payments.

    Promptly after the Effective Time, the Surviving Corporation will cause to be mailed to each person who was, at the Effective Time, a holder of record (other than FHP and its subsidiaries) of issued and outstanding shares of TakeCare Common Stock, a form of letter of transmittal (the "Letter of Transmittal") which will include provisions for making the Cash Election and instructions for making such election and effecting the surrender of the certificates which, immediately prior to the Effective Time, represented shares of TakeCare Common Stock. Upon surrender to the Exchange Agent of such certificates, together with the Letter of Transmittal, duly executed and completed in accordance with its instructions, FHP will cause the Merger Consideration to be delivered to the persons entitled thereto (after giving effect to any required tax withholdings).

    TAKECARE STOCKHOLDERS SHOULD NOT FORWARD TAKECARE COMMON STOCK CERTIFICATES TO THE EXCHANGE AGENT UNTIL THEY HAVE RECEIVED THE LETTER OF TRANSMITTAL. TAKECARE STOCKHOLDERS SHOULD NOT RETURN STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

    Except as described above in connection with the Additional Payment, no interest will be paid or will accrue on the amount payable upon the surrender of any certificate, whether or not such certificate was surrendered for the Merger Consideration. If payment is to be made to a person other than the registered holder of the certificate surrendered, it will be a condition of such payment that the certificate so surrendered be properly endorsed and otherwise in proper form for transfer, as determined by the Exchange Agent or FHP, and that the person requesting such payment pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the certificate surrendered, or establish to the satisfaction of FHP or the Exchange Agent that such tax has been paid or is not payable.

    Three hundred and sixty days following the Effective Time, FHP will be entitled to cause the Exchange Agent to deliver to it any portion of the cash (including any interest received with respect

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
thereto) and certificates representing Stock Consideration made available to the Exchange Agent which has not been disbursed to holders of certificates formerly representing shares of TakeCare Common Stock outstanding at the Effective Time, and thereafter such holders will be entitled to look only to FHP for payment of their claim for the Stock Consideration, and, as general creditors of FHP, with respect to the Cash Merger Consideration, cash in lieu of fractional shares and any dividends or distributions with respect to the Stock Consideration payable upon due surrender of their certificates. Notwithstanding the foregoing, neither the Exchange Agent nor any party to the Merger Agreement will be liable to any holder of certificates formerly representing shares of TakeCare Common Stock for any amount paid to a public official as required by any applicable abandoned property, escheat or similar law.

    FHP will pay all charges and expenses, including those of the Exchange Agent, in connection with the exchange of certificates formerly representing shares of TakeCare Common Stock for the Merger Consideration.

FRACTIONAL SHARES

    No fractional shares of Stock Consideration will be issued to any TakeCare stockholder upon surrender of their certificates representing TakeCare Common Stock in connection with the Merger. For each fractional share that would otherwise be issued, FHP will pay by check an amount equal to the product obtained by multiplying the fractional share interest to which such holder would otherwise be entitled by the Average Closing Price, in the case of fractional shares of FHP Common Stock, or $25.00, in the case of fractional shares of Convertible Merger Preferred Stock or Non-Convertible Merger Preferred Stock.

DIVIDENDS

    No dividends that are otherwise payable on the Stock Consideration to be received in exchange for shares of TakeCare Common Stock will be paid to persons entitled to receive such Stock Consideration until such persons surrender their certificates representing such TakeCare Common Stock. Upon such surrender, there will be paid to the person in whose name the Stock Consideration is issued any dividends which have become payable with respect to such Stock Consideration (less the amount of any withholding taxes which may have been imposed thereon) between the Effective Time and the time of such surrender. After such surrender, there will be paid to the person in whose name the Stock Consideration is issued any dividends on such Stock Consideration which have a record date after the Effective Time and prior to such surrender and a payment date after such surrender and such payment will be made on such payment date. In no event will the persons entitled to receive such dividends be entitled to receive interest on such dividends.

    It has been FHP's policy to retain its earnings for use in its business. FHP anticipates that, other than dividends payable with respect to the Convertible Merger Preferred Stock and Non-Convertible Merger Preferred Stock, no cash dividends will be paid in the foreseeable future. In addition, the Credit Agreement contains certain provisions limiting the payment of cash dividends on FHP Common Stock, Convertible Merger Preferred Stock and Non-Convertible Merger Preferred Stock. See " -- Financing of the Merger."

NASDAQ QUOTATION OF STOCK CONSIDERATION

    It is a condition to TakeCare's obligation to consummate the Merger that the Stock Consideration be accepted upon notice of issuance for quotation on the NASDAQ National Market System or for listing on the New York Stock Exchange. The Stock Consideration has been approved for quotation on the NASDAQ National Market System upon notice of issuance thereof. See "THE MERGER AGREEMENT -- Conditions to Consummation of the Merger."

RESTRICTIONS ON SALES BY AFFILIATES AND REGISTRATION RIGHTS

    The Stock Consideration issued pursuant to the Merger will be freely transferable under the Securities Act except for shares issued to any TakeCare stockholder who may be deemed to be an "affiliate" of FHP or TakeCare for purposes of Rule 145 under the Securities Act. It is expected that

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
each such affiliate will enter into an agreement with FHP providing that such affiliate will not transfer any Stock Consideration received in the Merger, except in compliance with the Securities Act. In addition, FHP will enter into an agreement with such affiliates granting them certain rights to have their Stock Consideration registered by FHP.

FINANCING OF THE MERGER

    The maximum aggregate amount of the Cash Merger Consideration, as of March 31, 1994, was approximately $379 million (excluding cash paid in lieu of fractional shares of Stock Consideration). Cash will also be required to repay certain existing TakeCare debt ($37.5 million as of March 31, 1994, and estimated to be $25 million at the Effective Time) and to pay expenses of the Merger (currently estimated to be approximately $23 million). FHP plans to fund such amounts by use of approximately $100 million of internally generated funds and by drawing under the Credit Agreement, dated as of March 24, 1994 (the "Credit Agreement"), among FHP, the lenders named therein (the "Lenders") and Chemical Bank, as Administrative Agent ("Chemical").

    The Credit Agreement provides for a $250 million five-year term loan facility and a $100 million five-year revolving credit facility. Term loans may be borrowed from the Effective Time to December 31, 1994. The aggregate amount of the term loans outstanding on December 31, 1994 will be amortized in equal semi-annual installments, which amortization will be at the rate of $50 million a year if the aggregate amount of term loans outstanding on such date is $250 million. Revolving loans may be made at any time up to the fifth anniversary of the Effective Time, on which date all revolving loans, term loans and other amounts owed under the Credit Agreement must be paid in full.

    At FHP's election, revolving loans and term loans may bear interest at a rate determined by reference to Chemical's Alternate Base Rate (as described below) or the Eurodollar Rate (as described below) plus, in the case of loans based on the Eurodollar Rate, an incremental per annum charge that varies based on the rating of FHP's unsecured, long-term debt. Such rating is presently BBB-from Standard & Poor's Corporation and Baa3 from Moody's Investor Service, Inc. Based on the present rating, the incremental per annum charge would be 0.375% for revolving loans and 0.600% for term loans. Chemical's Alternate Base Rate is equal to or greater than Chemical's prime rate. The Eurodollar Rate is based on the average of rates at which certain Lenders are offered dollar deposits in applicable interbank Eurodollar markets. Additionally, FHP may request that the Lenders submit interest rate bids for revolving loans. These bids will be based on either the LIBOR rate or a fixed rate, at FHP's election. It is anticipated that the bids received will result in lower interest rates than the interest rates at which all Lenders are contractually obligated to lend.

    Additionally, FHP is required to pay each Lender a facility fee and a commitment fee, both of which vary based on FHP's unsecured, long-term debt rating. FHP is also obligated to pay certain amounts to Chemical for its services in syndicating the credit facilities and for its services as administrative agent.

    The Credit Agreement contains financial and other covenants, including limitations on indebtedness, liens, dividends, sale and lease-back transactions and certain other transactions. Dividends are permitted to be paid on the Convertible Merger Preferred Stock and the Non-Convertible Merger Preferred Stock, and redemptions are permitted to be made in respect of the Non-Convertible Merger Preferred Stock, in each case so long as no event of default exists under the Credit Agreement at the time of such payment or redemption, or occurs as a result of such payment or redemption. In addition, so long as no event of default exists under the Credit Agreement at the time of such payment or redemption, or occurs as a result of such payment or redemption, FHP may pay dividends on, or may redeem, FHP Common Stock and FHP Preferred Stock if the total cash amount of all such dividends and redemptions in any fiscal quarter does not exceed (i) 50% of the consolidated net income of FHP and its consolidated subsidiaries for the period of four consecutive fiscal quarters immediately preceding such fiscal quarter less (ii) the cash amount of all dividends paid and redemptions made by FHP (including dividends and redemption described in the immediately preceding sentence) during such four consecutive fiscal quarters in respect of FHP Common Stock and FHP Preferred Stock. Additionally, the Credit Agreement requires that FHP repay the loans thereunder with the net proceeds of asset sales, if any, in excess of $75 million per year. The Credit Agreement contains representations and warranties, events of default and conditions to lending considered by FHP to be typical for financing mergers of companies with credit standings comparable to those of FHP and TakeCare.

EXPENSES

    The Merger Agreement provides that, if the Merger is not consummated, each party will pay its own expenses incident to preparing for, entering into and carrying out the Merger Agreement and the consummation of the Merger, subject to the potential requirement for payment of termination fees. See "THE MERGER AGREEMENT -- Termination." If the Merger is consummated, all expenses will be paid by FHP.

NO APPRAISAL RIGHTS

    Delaware law does not provide a stockholder with appraisal rights with respect to any merger in which holders of shares listed on a national securities exchange or quoted on NASDAQ are only required to accept, in exchange for such stock, shares of stock of a corporation which are also listed on a national securities exchange or quoted on NASDAQ. FHP Common Stock is, and it is anticipated that the Convertible Merger Preferred Stock and Non-Convertible Merger Preferred Stock will upon issuance be, quoted on the NASDAQ National Market System. Although, the Cash Election is available to holders of TakeCare Common Stock, such holders are not required to make such election and, therefore, are not required to take any cash in connection with the Merger. Accordingly, TakeCare stockholders will not be entitled to appraisal rights under Delaware law in connection with the Merger.

TRANSFER OF TAKECARE COMMON STOCK AFTER THE EFFECTIVE TIME

    No transfers of TakeCare Common Stock will be made on the stock transfer books of the Surviving Corporation at or after the Effective Time. If, after the Effective Time, certificates representing shares of TakeCare Common Stock are presented to the Surviving Corporation, they will be canceled and exchanged for the Merger Consideration.

DEREGISTRATION OF TAKECARE COMMON STOCK AFTER THE EFFECTIVE TIME

    If the Merger is consummated, the TakeCare Common Stock will be withdrawn from quotation on the NASDAQ National Market System and deregistered under the Exchange Act. After such deregistration, TakeCare will no longer be subject to the reporting requirements of the Exchange Act.

ACCOUNTING TREATMENT

    The Merger will be accounted for by FHP under the purchase method of accounting in accordance with Accounting Principles Board Opinion No. 16,
"Business Combinations," as amended ("APB No. 16"). Under this method of accounting, the purchase price will be allocated to assets acquired and liabilities assumed based on their estimated fair values at the Effective Time. The consolidated statements of income of the combined company will not include the operations of TakeCare prior to the Effective Time.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    EFFECT OF THE MERGER. Consummation of the Merger is conditioned on delivery of the opinions of O'Melveny & Myers, counsel to FHP, and Latham & Watkins, counsel to TakeCare, that for federal income tax purposes, under current law, assuming that the Merger will take place as described in the Merger Agreement, the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and FHP, FHP Sub and TakeCare will each be a party to the reorganization within the meaning of Section 368(b) of the Internal Revenue Code.

    If the Merger constitutes such a reorganization, the following would be the material federal income tax consequences of the Merger: (i) no gain or loss will be recognized by FHP or TakeCare in the Merger; (ii) the TakeCare stockholders will recognize gain, but not loss, equal to the lesser of

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
(a) the amount of Cash Merger Consideration received or (b) the excess of the sum of the fair market value of the Stock Consideration (including, for this purpose, fractional shares of Stock Consideration) and the amount of Cash Merger Consideration received over the stockholders' tax basis in the TakeCare Common Stock exchanged therefor, and such gain will constitute capital gain if the stockholders held their TakeCare Common Stock as a capital asset at the Effective Time, (iii) the TakeCare stockholders who receive cash in lieu of fractional shares of Stock Consideration will be treated as if such stockholders had first received such fractional shares and then such fractional shares were subsequently redeemed by FHP, with the result that such TakeCare stockholders will recognize gain or loss equal to the difference between the amount of cash received in lieu of fractional shares of Stock Consideration and the stockholders' tax basis attributable to such fractional shares of Stock Consideration, (iv) the TakeCare stockholders' tax basis in the Stock Consideration received in the Merger will equal such stockholders' tax basis in the TakeCare Common Stock exchanged therefor, increased by any gain recognized as a result of the exchange and decreased by (a) the amount of Cash Merger Consideration received and (b) the tax basis of the TakeCare Common Stock attributable to fractional shares of Stock Consideration, (v) the holding period for federal income tax purposes of the Stock Consideration in the hands of the TakeCare stockholders will include the holding period of their converted TakeCare Common Stock, provided such TakeCare Common Stock is held as a capital asset at the Effective Time.

    It should be noted that the above discussion assumes that the Cash Merger Consideration received by TakeCare stockholders ("Cash Electing Stockholders") will be entitled to capital gain treatment, and that receipt of such consideration will not have the effect of the distribution of a dividend under the Internal Revenue Code. In determining whether capital gain treatment is available, the transaction is treated as if FHP had issued additional stock to the Cash Electing Stockholder, and had then immediately redeemed such stock (the "Deemed Redemption") for the Cash Merger Consideration. In general, the Deemed Redemption will result in capital gain treatment for Cash Electing Stockholders. However, ordinary dividend treatment might result in a situation where the Cash Electing Stockholder constructively owns TakeCare Common Stock (and therefore Stock Consideration) as a result of TakeCare Common Stock owned by another stockholder (the "Related Party") whose ownership is required by the Internal Revenue Code to be attributed to the Cash Electing Stockholder, and if such Related Party does not make a Cash Election. If the receipt of the Cash Merger Consideration is deemed to have the effect of a distribution of a dividend, the Cash Electing Stockholder would recognize ordinary dividend income but not in an amount greater than such stockholder's overall realized gain in the Merger.

    CONVERTIBLE MERGER PREFERRED STOCK AND NON-CONVERTIBLE MERGER PREFERRED
STOCK

    DIVIDENDS AND OTHER DISTRIBUTIONS. Distributions on the Convertible Merger Preferred Stock and the Non-Convertible Merger Preferred Stock (together, the "Merger Preferred Stock") will be taxable as ordinary dividend income to the extent of FHP's current or accumulated earnings and profits, as determined for federal income tax purposes. Any distribution in excess of current or accumulated earnings and profits will be treated first as a nontaxable recovery of the holder's tax basis in the Merger Preferred Stock, and thereafter as gain from the sale or exchange of the Merger Preferred Stock. Any portion of a distribution on Merger Preferred Stock that is treated as ordinary dividend income may be eligible for the 70% dividends received deduction available to corporate holders under Section 243 of the Internal Revenue Code if the holding period and other requirements for such deduction are met, subject to certain limitations set forth in Section 246 and 246A of the Internal Revenue Code.

    Section 1059 of the Internal Revenue Code requires a corporate holder of stock to reduce (but not below zero) its basis in the stock by the "nontaxed portion" of any "extraordinary dividend" if the holder has not held the stock subject to a risk of loss for more than two years before the date of the announcement, declaration or agreement (whichever is earliest) with respect to the "extraordinary dividend." In addition, upon disposition of such stock, a corporate holder will recognize gain to the extent the "nontaxed portion" of any "extraordinary dividend" exceeded the holder's adjusted tax basis for the stock. Generally, the "nontaxed portion" of an extraordinary dividend is the amount excluded from income under Section 243 of the Internal Revenue Code (relating to the dividends received deduction). An "extraordinary dividend" on the Merger Preferred Stock is a dividend that (i) equals or exceed 5% of the holder's adjusted tax basis in the Merger Preferred Stock (reduced for this purpose by the "nontaxed portion" of any prior "extraordinary dividend"), treating all dividends having ex-dividend dates within an 85-day period as one dividend, or (ii) exceeds 20% of the holder's adjusted tax basis in the Merger Preferred Stock, treating all dividends having ex-dividend dates within a 365-day period as one dividend. An "extraordinary dividend" would also include any amount treated as a dividend in the case of a redemption that is either non-pro rata as to all holders of FHP stock or in partial liquidation of FHP, regardless of the relative size of the dividend and regardless of the corporate holder's holding period of the Merger Preferred Stock.

    REDEMPTION. A redemption of shares of Merger Preferred Stock will be treated as a dividend to the extent of FHP's current or accumulated earnings and profits, unless the redemption (i) is "substantially disproportionate" with respect to the holder under Section 302(b)(2) of the Internal Revenue Code, (ii) results in a "complete termination" of the holder's stock interest in FHP under
Section 302(h)(3) of the Internal Revenue Code, or (iii) is "not essentially equivalent to a dividend" with respect to the holder under Section 302(b)(1) of the Internal Revenue Code. In determining whether any of these tests have been met, shares considered to be owned by the holder by reason of certain constructive ownership rules set forth in the Internal Revenue Code (E.G., shares owned by certain related individuals and entities and shares that may be acquired upon exercise of an option or upon conversion of the Convertible Merger Preferred Stock), as well as shares actually owned, must generally be taken into account. Because the determination as to whether any of the alternative tests of
Section 302(b) of the Internal Revenue Code will be satisfied with respect to any particular holder of Merger Preferred Stock depends on the facts and circumstances at the time that the determination must be made, holders of Merger Preferred Stock are urged to consult their tax advisors to determine such tax treatment.

    If a redemption of Merger Preferred Stock is not treated as a dividend to a particular holder, it will be treated, as to that holder, as a taxable exchange under Section 302(a) of the Internal Revenue Code, with the result that such holder will recognize gain or loss for federal income tax purposes equal to the difference between (i) the amount of cash and fair market value of any property received (less any portion thereof attributable to accumulated and unpaid dividends) and (ii) the holder's adjusted tax basis in the Merger Preferred Stock so redeemed. Any such gain loss will be capital gain or loss if the Merger Preferred Stock is held as a capital asset, and will be long-term capital gain or loss if such Merger Preferred Stock had been held for more than one year.

    If a redemption of Merger Preferred Stock is treated as a dividend, the amount of the distribution will be measured by the amount of cash and the fair market value of any property received by the holder. The holder's adjusted tax basis in the redeemed Merger Preferred Stock will be transferred to any of the holder's remaining stock in FHP. If, however, the holder has no remaining stock in FHP, such basis could be transferred to a related person or it may be lost.

    CONVERSION OF CONVERTIBLE MERGER PREFERRED STOCK. In general, no gain or loss will be recognized for federal income tax purposes upon the conversion of Convertible Merger Preferred Stock into shares of FHP Common Stock, except with respect to cash, if any, received in lieu of fractional shares of FHP Common Stock. A holder will recognize taxable gain or loss on cash received in lieu of fractional shares of FHP Common Stock in an amount equal to the difference between the amount of cash received and the portion of the holder's tax basis in the Convertible Merger Preferred Stock attributable to those fractional shares. A holder's tax basis for shares of FHP Common Stock received upon conversion of Convertible Merger Preferred Stock will be equal to such holder's adjusted tax basis in the Convertible Merger Preferred Stock so converted (less the portion of such tax basis allocable to fractional shares of FHP Common Stock), and, provided the Convertible Merger Preferred Stock was held as a capital asset, the holding period of the FHP Common Stock will include the holding period of the Convertible Merger Preferred Stock so converted.

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
    Adjustments in the conversion price of the Convertible Merger Preferred Stock (or the failure to make such adjustments) pursuant to the anti-dilution provisions thereof to reflect distributions of cash or property to holders of FHP Common Stock may result in constructive distributions to holders of Convertible Merger Preferred Stock that could be taxable to them as dividends pursuant to Section 305 of the Internal Revenue Code. If such a constructive distribution were to occur, a holder of Convertible Merger Preferred Stock could be required to recognize ordinary income for federal income tax purpose without receiving a corresponding distribution of cash.

    THE DISCUSSION REGARDING FEDERAL INCOME TAX CONSEQUENCES SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. IT DOES NOT ADDRESS THE STATE, LOCAL OR FOREIGN TAX ASPECTS OF THE MERGER. THE DISCUSSION IS BASED ON CURRENTLY EXISTING PROVISIONS OF THE INTERNAL REVENUE CODE, EXISTING AND PROPOSED TREASURY REGULATIONS THEREUNDER AND CURRENT ADMINISTRATIVE RULINGS AND COURT DECISIONS. ALL OF THE FOREGOING ARE SUBJECT TO CHANGE AND ANY SUCH CHANGE COULD AFFECT THE CONTINUING VALIDITY OF THIS DISCUSSION. FHP AND TAKECARE STOCKHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO THEM, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS.

EFFECT ON EMPLOYEE BENEFIT AND STOCK PLANS

    EMPLOYEE BENEFITS. At the Effective Time, FHP will, or will cause the Surviving Corporation to, offer all employees of the Surviving Corporation and its subsidiaries employee benefit plans which, in the aggregate, provide comparable benefits to such employees as are currently provided to employees of TakeCare or its subsidiaries pursuant to their respective benefit plans. Each such benefit plan will give credit to employees for service with TakeCare and its subsidiaries (and their predecessors, to the extent credit for service with such predecessors was given by TakeCare) prior to the Effective Time for such purposes as vesting and eligibility to participate. FHP will also cause the Surviving Corporation's employees to be offered the right to participate in FHP's stock option plans and arrangements upon terms substantially consistent with those offered to similarly situated employees of FHP and its subsidiaries.

    STOCK OPTIONS. At the Effective Time, each TakeCare stock option issued and outstanding (whether or not then vested) (each, an "Option") entitling the holder thereof to purchase any shares of TakeCare Common Stock (other than those to be cancelled as provided below) will entitle the holder thereof to receive upon surrender thereof, an option to purchase a number of shares of FHP Common Stock equal to the number of shares of TakeCare Common Stock subject to such Option immediately prior to the Effective Time multiplied by 2.7586 (the "Option Exchange Ratio"), subject to the immediately succeeding paragraph. The aggregate exercise price of the Exchanged Option will equal the aggregate exercise price of the original Option, although the per share exercise price will be adjusted appropriately. The remaining terms of the Exchanged Option will match the terms of the original Option. The conversion of an Option as described above will not, in itself, result in acceleration of the vesting thereof.

    If the Average Closing Price of FHP Common Stock on the Effective Date is less than the Base Price of $29.00, the Option Exchange Ratio with respect to each Option will be adjusted (up to a maximum of 3.2) so that it is equal to $80.00 divided by the Average Closing Price. The aggregate exercise price of such option will not change, although the per share exercise price will be appropriately adjusted. No other change in the remaining terms and conditions of such option will be made.

    Prior to the Effective Time, FHP will offer to each holder of an option to purchase TakeCare Common Stock, the right to exchange the vested portion of such option on the Effective Date (whether or not the vesting of such option has been accelerated as a result of the Merger) for the Merger Consideration (as if the Cash Election had been made) with respect to each share for which such option is vested less the applicable exercise price and any required withholding taxes. The exercise price and withholding taxes will be applied to reduce the FHP Common Stock, Convertible Merger Preferred Stock and cash components of the Merger Consideration proportionately based on their relative values (using an assumed value of $29.00 per share for the FHP Common Stock and $25.00 per share for the Convertible Merger Preferred Stock).

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
OPERATIONS AFTER THE MERGER

    Neither FHP, FHP Sub nor TakeCare has any present plans for consolidation of operations or dispositions of material assets prior to obtaining regulatory approval of the Merger. There can be no assurance, however, that in the future FHP will not deem it advisable to consolidate operations or dispose of material assets. FHP's management believes that the combined company can reduce costs by eliminating duplicative administrative, sales and advertising expenses, by consolidating management information systems and administrative functions for the insurance businesses of both companies, and by applying each company's most successful health care delivery systems and managed care techniques to the other company.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

    The Merger Agreement provides that after the Effective Time FHP will indemnify, defend and hold harmless each present and former director and officer of TakeCare and each such person's personal representative, estate, testator or intestate successors against any and all losses, claims, damages, liabilities, costs, expenses, judgments and amounts paid in settlement with the approval of FHP in connection with any actual or threatened claim, action, suit, proceeding or investigation arising out of or pertaining to any action or omission occurring prior to the Effective Time (including any which arise out of or relate to the transactions contemplated by the Merger Agreement), whether asserted or claimed prior to, or on or after, the Effective Time, to the full extent TakeCare would be permitted under Delaware Law to provide such indemnification. In addition, FHP has agreed to assume at the Effective Time the obligations of TakeCare and the Surviving Corporation under certain indemnification agreements with the directors of TakeCare, but only to the extent TakeCare would be permitted under Delaware Law to perform its obligations under such agreements.

    FHP and TakeCare have agreed that the Board of Directors of FHP at the Effective Time will be increased from seven to nine members. The additional two members of FHP's Board will be individuals nominated by the Board of Directors of TakeCare and satisfactory to the Board of Directors of FHP. One of such directors will be appointed to the class of directors whose term expires in 1995 and one of such directors will be appointed to the class of directors whose term expires in 1996. FHP has agreed to renominate such directors in 1995 and 1996, respectively, to the extent they are then qualified to serve as directors. In addition, such directors will initially be appointed to the Board of Directors of FHP, Inc., a wholly-owned subsidiary of FHP; provided, that their service on such Board of Directors may terminate with reductions in the size, or changes in the composition, of such board.

    As required by the Merger Agreement, to assure retention of its key executives, TakeCare intends to cause its subsidiaries to enter into employment agreements in a form acceptable to FHP with the following executives of TakeCare (the "Executives"): R. Judd Jessup, Dennis L. Gates, Robert L. Fahlman, Gerard
D. Sarnat, Christopher C. Ohman, Eric D. Sipf, Stephen T. O'Dell, Anthony Van Roekel, Jeffrey H. Margolis and Curtis L. Terry. These employment agreements become effective on the Effective Date and have a two year term. The employment agreements provide that each Executive will be paid an annual base salary of between $103,000 for the lowest paid Executive and $250,000 for Mr. Jessup. In addition, the employment agreements provide that the Executives will receive performance incentives, retirement benefits, welfare benefits and other fringe benefits comparable to the benefits provided by TakeCare to such Executives prior to the Effective Time. If an Executive is terminated during the term of the employment agreement without cause, the employment agreements provide for the payment of severance and other benefits to such Executive. The severance payments consist of the Executive's base salary for the balance of the term, a portion of the bonus payable to such Executive during the remaining term (based on the average bonus paid to such Executive during the prior two years) and payment for any accrued benefits, and will be paid to the Executive in equal bi-weekly installments over the remaining term of the employment agreement. In addition, if an Executive is terminated during the term of the employment agreement without cause or voluntarily departs after the first year of employment, all options to purchase FHP Common Stock held by such Executive will, notwithstanding such termination or departure, vest and become exercisable at the times and for the period stated in such options, as if the Executive had remained an executive of TakeCare.

    In November 1993, Jack R. Anderson, TakeCare's Chairman, advised R. Judd Jessup, TakeCare's President, that he would recommend that TakeCare's Board of Directors approve the payment of a $5 million bonus to Mr. Jessup if TakeCare were sold to another company of which Mr. Jessup was not the chief executive officer, and that he would recommend a similar $2.5 million bonus be paid to Dennis L. Gates, TakeCare's chief financial officer. FHP's management has advised TakeCare that, in accordance with the recommendation of TakeCare's current Board of Directors, it intends, after the Effective Time, to recommend that TakeCare's Board of Directors approve payment of bonuses in such amounts to Messrs. Jessup and Gates.

    In order to encourage certain executives of TakeCare (the "Option Recipients") to become employees of FHP or one of its subsidiaries after the Merger, FHP has offered the Option Recipients the opportunity to receive options to purchase an aggregate of 439,000 shares of FHP Common Stock. To accept the offer, an Option Recipient must agree within a designated time period (the "Acceptance Period") to become an employee of FHP or one of its subsidiaries upon consummation of the Merger and the Merger must be consummated within 90 days of the Exercise Price Determination Date (as defined below). The exercise price per share with respect to such options will be the mean of the high and low sales prices of FHP Common Stock on NASDAQ on the first trading day immediately succeeding the last day of the Acceptance Period (the "Exercise Price Determination Date"). There are approximately 30 Option Recipients.

    TakeCare has agreed with FHP that estimated expenses of TakeCare incurred in connection with the Merger, including in connection with any litigation relating to the Merger, in excess of $3 million will reduce pro rata the amount of cash or shares of Non-Convertible Merger Preferred Stock to be issued in the Merger upon conversion of each share of TakeCare Common Stock. See "-- Conversion of TakeCare Common Stock" and "OTHER MATTERS -- Certain Pending Litigation."

    On April 22, 1994, an ad hoc committee of the FHP Board of Directors, comprised of Mr. Price, Mr. Hacken and Burke F. Gumbiner, the employee directors of FHP, awarded a special fee in the amount of $50,000 per director to Robert Gumbiner, Richard M. Rodnick, Warner Heineman and Joseph F. Prevratil, the outside directors of FHP, in consideration of their special efforts in connection with the negotiation, analysis and approval of the Merger, including their review of copious materials relating to TakeCare and the proposed transaction, their extensive travel in connection with the Merger and their participation in numerous special meetings of the FHP Board of Directors held throughout the course of the transaction.

RELATED TRANSACTIONS

    Concurrently with the execution of the Agreement in Principle, Jack R. Anderson and his wife, in their capacities as stockholders of TakeCare, entered into a stockholder agreement, effective as of January 9, 1994 (the "Stockholder Agreement"), pursuant to which they have agreed, among other things, that, so long as the Merger Agreement has not been terminated, they will vote all of the shares of TakeCare Common Stock held by them: (i) in favor of approval and adoption of the Merger Agreement and all related matters and (ii) against any acquisition proposal or similar proposal (other than the Merger) and against any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other covenant or agreement of TakeCare under the Agreement in Principle or the Merger Agreement. Mr. and Mrs. Anderson have appointed FHP, with full power of substitution, as attorneys and proxies to so vote their shares of TakeCare Common Stock.

    The Stockholder Agreement also grants FHP an option to purchase up to 1,400,000 shares of TakeCare Common Stock owned by Mr. and Mrs. Anderson upon the occurrence of certain triggering events relating to the Merger. Mr. and Mrs. Anderson have also agreed not to: (i) engage in certain

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
activities which would encourage or assist any party in taking or planning any action which would interfere with the Merger; (ii) dispose of their shares of TakeCare Common Stock unless the recipient of such shares agrees to be bound by the Stockholder Agreement or (iii) purchase any additional shares of TakeCare Common Stock without supplementing the Stockholder Agreement to cover such additional shares. The Stockholder Agreement terminates on June 30, 1995.

    Mr. and Mrs. Anderson have also entered into a standstill agreement, dated March 4, 1994, pursuant to which they have agreed that neither they nor their affiliates or family members will become a participant in a solicitation in opposition to the recommendation of the Board of Directors of FHP with respect to any matter subjected to a vote or written consent of the stockholders of FHP. In that connection Mr. and Mrs. Anderson have agreed that neither they nor their affiliates will: (i) directly or indirectly, join any partnership, syndicate or other group, or otherwise act in concert with, any other person for the purpose of affecting control of FHP or acquiring, holding, voting or disposing of voting securities of FHP or (ii) publicly propose any merger, share repurchase, asset sale, reverse stock split or other extraordinary transaction with, or a change in control of, FHP or any of its subsidiaries, unless such proposed transaction has been approved by the Board of Directors of FHP. The standstill agreement continues in full force and effect until the earliest of: (i) the termination of the Merger Agreement; (ii) the date on which Mr. and Mrs. Anderson collectively no longer own, beneficially or of record, voting securities of FHP entitling them to cast 3% or more of the votes eligible to be cast in the election of directors of FHP, and (iii) the fifth anniversary of the date thereof or (iv) the first anniversary of the date on which all of the Convertible Merger Preferred Stock held, beneficially or of record, by them is converted into FHP Common Stock.

    FHP also entered into separate stockholder agreements, dated as of March 3, 1994, with Richard M. Burdge, Sr., Leslie B. Daniels and Richard M. Burdge, Jr., each in their capacity as stockholders of TakeCare, pursuant to which they have each agreed, among other things, that, so long as the Merger Agreement has not been terminated, they will vote all of the shares of TakeCare Common Stock held by them: (i) in favor of approval and adoption of the Merger Agreement and all related matters and (ii) against any acquisition proposal other than the Merger and against any action or agreement that would result in a material breach in respect of any covenant, representation or warranty or any other covenant or agreement of TakeCare under the Merger Agreement. Under each agreement FHP is appointed, with full power of substitution, as attorneys and proxies to so vote their shares of TakeCare Common Stock.

            PROPOSED AMENDMENTS TO FHP CERTIFICATE OF INCORPORATION

    At the FHP Meeting, FHP stockholders will be requested to approve the Proposed Amendments to Section IV of the FHP Certificate of Incorporation to increase the authorized number of shares of FHP Common Stock from 70,000,000 to 100,000,000 and the authorized number of shares of FHP Preferred Stock from 5,000,000 to 40,000,000. An increase in FHP's authorized capital stock is required to consummate the Merger. The Proposed Amendments were unanimously approved by FHP's Board of Directors. A copy of the form of the Proposed Amendments is attached hereto as Exhibit F. For additional information with respect to the FHP Common Stock and FHP Preferred Stock, See "DESCRIPTION OF FHP CAPITAL STOCK."

    FOR THE REASONS DISCUSSED BELOW, THE FHP BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSED AMENDMENTS.

    Based on the number of shares of TakeCare Common Stock and options to purchase such stock outstanding as of March 31, 1994, and assuming all such option holders will receive Merger Consideration, FHP will be required to issue an aggregate of no more than 6,512,000 shares of FHP Common Stock (plus associated Rights), 21,704,000 shares of Convertible Merger Preferred Stock and 15,193,000 shares of Non-Convertible Merger Preferred Stock to TakeCare stockholders if the Merger is consummated. In addition, FHP will be required to reserve 34,447,000 shares of FHP Common

Stock in connection with the Convertible Merger Preferred Stock and the Rights to be issued to TakeCare stockholders. Consequently, a portion of the additional shares of FHP Common Stock and FHP Preferred Stock to be authorized is required for the consummation of the Merger.

    The additional shares of FHP Common Stock and FHP Preferred Stock to be authorized in excess of those required to consummate the Merger may be used for any proper corporate purpose approved by FHP's Board of Directors. Their availability would enable FHP's Board of Directors and management, to the extent authorized by FHP's Board of Directors, to act with flexibility and dispatch when favorable opportunities arise to expand or strengthen FHP's business through the issuance of capital stock. FHP could also conduct financing activities to fund investments in and extensions of credit to FHP's subsidiaries, to repay maturing obligations, to finance acquisitions and for other general corporate purposes.

    FHP's Board of Directors has proposed the increase in FHP's authorized capital stock in order to consummate the Merger and not with the intention of discouraging tender offers or takeover attempts. However, the availability of authorized FHP Common Stock and FHP Preferred Stock for issuance and the discretion of the Board of Directors to fix the terms of an issue of FHP Preferred Stock could render more difficult or discourage a merger, tender offer, proxy contest or other attempt to obtain control of FHP.

    Except for shares to be issued in connection with the Merger, FHP has no current plans to issue or sell any FHP Common Stock or FHP Preferred Stock. However, FHP regularly reviews a range of financing transactions and may in the future determine to issue additional capital stock if market and other conditions should indicate the advisability of such a course of action.

    After the Merger, FHP will have authorized capital stock consisting of: (i) 100,000,000 shares of FHP Common Stock and (ii) 40,000,000 shares of FHP Preferred Stock.

                              THE MERGER AGREEMENT

    THE FOLLOWING IS A BRIEF SUMMARY OF THE MATERIAL PROVISIONS OF THE MERGER AGREEMENT, WHICH IS ATTACHED HERETO AS EXHIBIT A AND IS INCORPORATED HEREIN BY REFERENCE. THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MERGER AGREEMENT.

THE MERGER

    The Merger Agreement provides that TakeCare will be merged into FHP Sub after the Merger is approved by the stockholders of FHP and TakeCare. FHP Sub will be the Surviving Corporation in the Merger and will have the name "TakeCare, Inc." The Merger will become effective when a duly executed Certificate of Merger is filed with the Secretary of State of the State of Delaware or such time thereafter as is provided in the Certificate of Merger.

    At  the  Effective  Time each  share  of  TakeCare Common  Stock  issued and outstanding immediately prior to the Effective Time (other than shares beneficially owned by FHP, TakeCare and their subsidiaries) will be converted into the right to receive, without interest, the Merger Consideration.

ADDITIONAL FHP DIRECTORS

    The Merger Agreement provides that at the Effective Time FHP's Board of Directors will be increased by two members and TakeCare's Board of Directors will have the right to nominate the additional members. See "THE MERGER -- Interests of Certain Persons in the Merger."

REPRESENTATIONS AND WARRANTIES

    The Merger Agreement contains certain representations and warranties by each of FHP and TakeCare with respect to them and their respective subsidiaries relating to, among other things: (i) corporate organization and good standing, capital structure and similar matters; (ii) the authorization, execution, delivery, performance and enforceability of the Merger Agreement and the transactions contemplated thereby; (iii) the status of certain required governmental filings and the absence of violations of their charter documents and certain contracts and agreements; (iv) the delivery and content of certain reports and financial statements; (v) the absence of certain liabilities and certain changes in their respective businesses; (vi) employee benefits and matters related to the Employee Retirement Income Security Act of 1974, as amended; (vii) the accuracy of certain information contained in this Joint Proxy Statement; (viii) the filing of tax returns, payment of taxes and absence of certain tax claims; (x) compliance with applicable laws; (xi) the status of certain material contracts; (xi) title to properties; (xii) brokers, finders and similar fees; (xiii) the absence of certain material litigation;
(xiv) the receipt of fairness opinions with respect to the Merger; (xv) the status of insurance policies; (xvi) the accuracy and completeness of certain statements required to be filed with state regulatory bodies; (xvii) investments and investment policies; (xviii) the basis for and adequacy of certain reserves;
(xix) the status of certain health care provider contracts; (xx) audits by certain governmental entities and (xxi) compliance with environmental regulations.

    In addition, TakeCare has represented and warranted: (i) that certain of its insurance subsidiaries are duly licensed and in good standing and (ii) that the Merger will not result in the acceleration of options outstanding under its 1993 Stock Option Plan if FHP assumes such options.

CERTAIN COVENANTS

    TAKECARE.   Pursuant to the Merger Agreement, TakeCare has agreed that prior to the Effective Time (unless FHP otherwise consents in writing), TakeCare:

        (i) will conduct its business and that of its subsidiaries and affiliates only in the ordinary and usual course and, to the extent consistent therewith, use and cause its subsidiaries and affiliates to use commercially reasonable efforts to preserve its business organization and goodwill intact, keep available the services of its officers and employees, and maintain its existing relations with customers, suppliers and business associates;

        (ii) will not sell or pledge any equity securities of its subsidiaries owned by it (except for certain deposits required by statute); amend its Certificate of Incorporation or Bylaws; split, combine or reclassify the outstanding shares of TakeCare Common Stock; or declare, set aside or pay any dividend with respect to such shares;

       (iii) subject to certain exceptions, will not, nor will it allow its subsidiaries to, issue, sell, pledge, dispose of or encumber any additional shares of, or securities convertible or exchangeable for, or rights of any kind to acquire, any shares of capital stock of any class of TakeCare or its subsidiaries, other than purchases of securities from wholly-owned subsidiaries of TakeCare and issuances of shares of TakeCare Common Stock pursuant to options outstanding on the date of the Merger Agreement; transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of or encumber any assets or modify any indebtedness or other liability other than in the ordinary and usual course of business; acquire shares of capital stock of TakeCare; authorize unbudgeted capital expenditures; or acquire or make a material investment in another entity;

       (iv) subject to certain exceptions, will not, nor will it allow its subsidiaries to, take certain actions affecting the employment, compensation or benefits of the directors, officers or other employees of TakeCare or its subsidiaries;

        (v) will not, nor will it allow its subsidiaries to, settle or compromise any material claims or material litigation against TakeCare or any of its subsidiaries greater than established reserves therefor or, subject to certain exceptions, modify or terminate any of its material contracts or waive, release or assign any material rights or claims;

       (vi) will not, nor will it allow its subsidiaries to, make any tax election or cause or allow any insurance policy naming it as a beneficiary or a loss payable payee to be cancelled or terminated; and

       (vii) will not, nor will it allow its subsidiaries to, authorize or enter into agreements to violate any of the foregoing covenants.

    FHP. Pursuant to the Merger Agreement, FHP has agreed that prior to the Effective Time (unless TakeCare otherwise consents in writing), FHP:

        (i) will not, nor will it permit its subsidiaries to: (a) declare or pay any extraordinary dividends on or make other extraordinary distributions in respect of its shares of capital stock; (b) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; or (c) acquire any significant portion of the shares of its capital stock outstanding or any securities convertible into or exercisable for any shares of its capital stock; and

        (ii) will not be a party to any acquisition, disposal, merger, reorganization, recapitalization or similar transaction requiring a vote of its stockholders.

    In addition, FHP has agreed to: (i) offer, or cause the Surviving Corporation to offer, all employees of the Surviving Corporation and its subsidiaries employee benefit plans which, in the aggregate, provide comparable benefits to such employees as are currently provided to employees of TakeCare or its subsidiaries pursuant to their respective benefit plans, See "THE MERGER -- Effect on Employee Benefit and Stock Plans" and (ii) provide certain indemnification to the present and former TakeCare directors and officers after the Effective Time, See "THE MERGER -- Interests of Certain Persons in the Merger."

    FHP AND TAKECARE. FHP and TakeCare have each agreed to: (i) use reasonable efforts such that, at the Effective Time, each stock option issued and outstanding immediately prior to the Effective Time entitling the holder thereof to purchase any shares of TakeCare Common Stock will be converted into an option to purchase FHP Common Stock or canceled in exchange for the Merger Consideration less certain deductions, See "THE MERGER -- Effect on Employee Benefit and Stock Plans" and (ii) cause certain employment agreements of TakeCare to be in full force and effect at and after the Effective Time, See "THE MERGER -- Interests of Certain Persons in the Merger."

NO SOLICITATION OF TRANSACTIONS

    The Merger Agreement provides that TakeCare will not, and will not authorize or permit any authorized representative of TakeCare or any of its subsidiaries to, directly or indirectly, invite, solicit or encourage any inquiries or the making of any proposal (an "Acquisition Proposal") that reasonably may be expected to lead to any proposal or offer with respect to an acquisition, merger, consolidation or similar transaction involving, or any purchase of all or a substantial part of the assets of, TakeCare or any of its subsidiaries or any purchase of shares of TakeCare Common Stock in excess of 20% or more of those outstanding, or, subject to fiduciary obligations under applicable law as advised by counsel, participate in any discussion or negotiations, or provide third parties with any information relating to any such inquiry or proposal. If TakeCare receives an unsolicited Acquisition Proposal, TakeCare must immediately notify FHP of such receipt and of the principal terms of such proposal.

ADDITIONAL AGREEMENTS

    The Merger Agreement contains additional covenants of each of FHP and TakeCare, including without limitation agreements to: (i) take all necessary action permitted by law and its charter documents to convene a meeting of its stockholders as promptly as practicable to consider and vote upon the Merger and all matters related thereto, and, subject to the fiduciary duties of its Board of Directors, to recommend the Merger to its stockholders; (ii) make its respective regulatory filings and use its best efforts to cause any employee benefit plans to accord with the Merger Agreement and applicable law and to consummate the transactions contemplated by the Merger Agreement; (iii) afford to the other party and its authorized representatives access to its properties, books, contracts and records and other information reasonably requested by such party, subject to confidentiality obligations and (iv) cooperate with respect to the issuance of press releases and other public statements.

    In addition TakeCare has agreed to: (i) grant such approvals and take such actions as are necessary so that the transactions contemplated by the Merger Agreement may be consummated as promptly as practicable on the terms contemplated thereby and otherwise act to eliminate the effects of any Delaware or other takeover statute on the transactions contemplated by the Merger Agreement and (ii) prior to the Effective Date, to deliver to FHP a letter identifying all "affiliates" of TakeCare for purposes of Rule 145 under the Securities Act as of the date of the TakeCare Meeting, and to use all reasonable efforts to cause each such person to deliver to FHP on or prior to the Effective Date a written agreement not to dispose of any Stock Consideration received by them in connection with the Merger except in compliance with the Securities Act.

CONDITIONS TO CONSUMMATION OF THE MERGER

    FHP.   The obligation of FHP and FHP Sub to consummate the Merger is subject to certain conditions which may be waived by FHP or FHP Sub to the extent permitted by law, including without limitation the following:

        (i) The Merger Agreement must be duly approved by the stockholders of FHP and TakeCare, in accordance with applicable NASD rules, law and their respective Certificates of Incorporation and Bylaws;

        (ii) The waiting period applicable to the consummation of the Merger under the HSR Act must have expired or been terminated and all filings in connection with the Merger must have been made with, and all required consents, approvals and authorizations in connection with the Merger must have been obtained on satisfactory terms from, the appropriate governmental or regulatory authorities;

       (iii) No court or governmental or regulatory authority of competent jurisdiction may have issued any order that materially reduces the benefits to be derived by FHP from, or prohibits the consummation of the transactions contemplated by, the Merger Agreement; provided that FHP must use reasonable efforts to obtain the removal of any such order.

       (iv) The representations and warranties of TakeCare contained in the Merger Agreement must be true and correct in all material respects, subject to certain exceptions, and TakeCare must have performed its obligations under the Merger Agreement in all material respects;

        (v) TakeCare must have obtained all required consents under its material contracts;

       (vi) FHP must have received the financing proceeds under the Credit Agreement as contemplated in the Merger Agreement;

       (vii) (a) FHP must have received an opinion of Delaware counsel to FHP to the effect that the holders of the outstanding shares of TakeCare Common Stock are not entitled to exercise appraisal rights pursuant to Delaware law in connection with the Merger or (b) holders of not more than 20% of the outstanding shares of TakeCare Common Stock on a fully diluted basis may have elected to exercise appraisal rights pursuant to Delaware law and TakeCare must have taken all action with respect to the rights of the stockholders duly exercising appraisal rights pursuant to Delaware law required of TakeCare pursuant to such law. FHP has received an opinion of its Delaware counsel referred to in clause (a) in a form satisfactory to FHP;

      (viii) No event that has had or is reasonably likely to have a material adverse effect on the financial condition, cash flows, properties, business, prospects or results of operations of TakeCare and its subsidiaries, taken as a whole, may have occurred;

       (ix) FHP must have received an opinion of its counsel to the effect that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that TakeCare, FHP and FHP Sub each will be a party to that reorganization within the meaning of Section 368(b) of the Code; and

        (x) The Registration Statement must have been declared effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement may have been issued by the SEC.

    TAKECARE. The obligation of TakeCare to consummate the Merger is subject to certain conditions which may be waived by TakeCare to the extent permitted by law, including without limitation the following:

        (i) The Merger Agreement must be duly approved by the stockholders of FHP and TakeCare, in accordance with applicable NASD rules, law and their respective Certificates of Incorporation and Bylaws;

        (ii) The waiting period applicable to the consummation of the Merger under the HSR Act must have expired or been terminated and all filings in connection with the Merger must have been made with, and all required consents, approvals and authorizations in connection with the Merger must have been obtained on satisfactory terms from, the appropriate governmental or regulatory authorities;

       (iii) No court or governmental or regulatory authority of competent jurisdiction may have issued any order that prohibits the consummation of the transactions contemplated by the Merger Agreement; provided that TakeCare must use reasonable efforts to obtain the removal of any such order;

       (iv) The representations and warranties of FHP and FHP Sub contained in the Merger Agreement must be true and correct in all material respects, subject to certain exceptions, and FHP and FHP Sub must have performed their respective obligations under the Merger Agreement in all material respects;

        (v) No event that has had or is reasonably likely to have a material adverse effect on the financial condition, cash flows, properties, business, prospects or results of operations of FHP and its subsidiaries, taken as a whole, may have occurred;

       (vi) TakeCare must have received an opinion of its counsel to the effect that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that TakeCare, FHP and FHP Sub each will be a party to that reorganization within the meaning of Section 368(b) of the Code;

       (vii) The Registration Statement must have been declared effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement may have been issued by the SEC; and

      (viii) The Stock Consideration must have been accepted upon notice of issuance for quotation on the NASDAQ National Market System or for listing on the New York Stock Exchange. The Stock Consideration has been approved for quotation on the NASDAQ National Market System upon notice of issuance thereof.

TERMINATION

    BY FHP OR TAKECARE. The Merger Agreement may be terminated and the Merger may be abandoned by FHP or TakeCare at any time prior to the Effective Time if:
(i) the Merger is not consummated by November 1, 1994, and the terminating party did not materially breach its obligations in a manner that materially contributed to the failure of such consummation; (ii) stockholder approval of the Merger is not obtained by July 31, 1994 or (iii) FHP and TakeCare mutually consent to such termination.

    BY FHP. The Merger Agreement may be terminated and the Merger may be abandoned by FHP at any time prior to the Effective Time if: (i) TakeCare fails to comply in any material respect with any of the material covenants or agreements contained in the Merger Agreement and does not cure such failure in accordance with the Merger Agreement; (ii) subject to certain exceptions, any material representation or warranty by TakeCare contained in the Merger Agreement is incorrect in any material respect when made; (iii) TakeCare's Board of Directors withdraws, or modifies in a manner adverse to FHP or FHP Sub, its approval or recommendation of the Merger or (iv) TakeCare breaches its obligations regarding the solicitation of Acquisition Proposals, See "-- No Solicitation of Transactions."

    BY TAKECARE. The Merger Agreement may be terminated and the Merger may be abandoned by TakeCare at any time prior to the Effective Time if: (i) FHP or FHP Sub fails to comply in any material respect with any of the material covenants or agreements contained in the Merger Agreement and does not cure such failure in accordance with the Merger Agreement; (ii) subject to certain exceptions, any material representation or warranty by FHP or FHP Sub contained in the Merger Agreement is incorrect in any material respect when made or (iii) TakeCare's Board of Directors withdraws its recommendation of approval of the Merger as a result of the receipt of an Acquisition Proposal; provided that TakeCare has given FHP an opportunity to respond to such proposal.

    EFFECT OF TERMINATION. Subject to the termination fees described below, no party will have any liability or further obligation to any other party to the Merger Agreement in the event of the termination of the Merger Agreement and abandonment of the Merger as provided above. However, no party is relieved from liability for any willful breach of any covenant or agreement contained in the Merger Agreement.

    FHP TERMINATION FEE. TakeCare has agreed to pay to FHP, on the terms set forth in the Merger Agreement, a termination fee of $21,400,000 in the event that: (i) FHP terminates the Merger Agreement as described under "-- By FHP;"
(ii) TakeCare terminates the Merger Agreement as a result of the withdrawal by TakeCare's Board of Directors of its recommendation of approval of the Merger upon receipt of an Acquisition Proposal or (iii) the Merger Agreement and the transactions contemplated thereby are not approved by the TakeCare stockholders at the TakeCare Meeting and TakeCare enters into an agreement to consummate another acquisition proposal within one year of such meeting.

    TAKECARE TERMINATION FEE. FHP has agreed to pay to TakeCare, on the terms set forth in the Merger Agreement, a termination fee of $21,400,000 in the event that: (i) TakeCare terminates the Merger Agreement under the conditions described in clause (i) or (ii) under "-- By TakeCare"; (ii) FHP does not obtain funding under the Credit Agreement or (iii) the Merger Agreement and the transactions contemplated thereby are not approved by the FHP stockholders at the FHP Meeting; provided that such payment is not required to be made if it would be unlawful, would violate any fiduciary duty of FHP's directors, or would expose FHP's directors to personal liability.

AMENDMENT AND WAIVER

    Subject to the applicable provisions of Delaware law, at any time prior to the Effective Time, the parties may: (i) extend the time for the performance of any of the obligations or other acts of the other parties to the Merger Agreement; (ii) waive any inaccuracies in the representations and warranties contained in the Merger Agreement or in any document delivered pursuant thereto;
(iii) waive compliance with any of the agreements contained in the Merger Agreement and (iv) amend the Merger Agreement. Certain provisions of the Merger Agreement which survive after the Effective Time may not be amended after the Effective Time.

EXPENSES

    If the Merger is not consummated, each party will pay its own expenses incident to preparing for, entering into and carrying out the Merger Agreement and the consummation of the Merger, subject to the potential requirement for payment of termination fees. See "-- Termination." If the Merger is consummated, all expenses will be paid by FHP.

                     COMPARATIVE STOCK PRICES AND DIVIDENDS

    FHP Common Stock and TakeCare Common Stock are quoted on NASDAQ as National Market issues. The following table sets forth, for the periods indicated, the high and low sales prices per share of FHP Common Stock and TakeCare Common Stock as quoted on NASDAQ. Neither FHP nor TakeCare has paid any cash dividends on such shares during the periods indicated in the table.

                                              FHP                          TAKECARE
                                         COMMON STOCK                    COMMON STOCK
                                    -----------------------         -----------------------
                                     HIGH             LOW            HIGH             LOW
                                    -------         -------         -------         -------
1991
    Third Calendar Quarter......... $27             $15 1/2         $19             $13 1/2
    Fourth Calendar Quarter........  20               9 7/8          20 1/2          15 1/2
1992
    First Calendar Quarter......... $19 1/2         $13 1/2         $30 3/4         $18 1/4
    Second Calendar Quarter........  18              12 1/2          34              27
    Third Calendar Quarter.........  19 1/2          14 1/2          43 1/2          30 3/4
    Fourth Calendar Quarter........  23              16 3/4          50 1/4          37
1993
    First Calendar Quarter......... $29             $17 3/8         $49             $25 3/4
    Second Calendar Quarter........  28 3/4          19 1/2          42 1/2          32 3/4
    Third Calendar Quarter.........  30              18 1/4          47 3/4          38
    Fourth Calendar Quarter........  27              19 1/4          57 1/2          39 1/8
1994
    First Calendar Quarter......... $29 3/4         $23 1/2         $76             $51 1/4
    Second Calendar Quarter
     (through April 29, 1994)......  25              20 1/4          74 1/4          68

    The following table sets forth the last reported sales prices per share of FHP Common Stock and TakeCare Common Stock as quoted on NASDAQ on January 7, 1994, the last trading day before announcement of the Agreement in Principle, on March 3, 1994, the last trading day before announcement of the Merger Agreement, and on April 29, and equivalent per share values for the TakeCare Common Stock based on the value of the Merger Consideration.

                                                                    TAKECARE
                                      FHP           TAKECARE        COMMON
                                    COMMON          COMMON           STOCK
                                     STOCK           STOCK          EQUIVALENT (A)
                                    -------         -------         -------
January 7, 1994.................... $26 1/2         $51 3/4         $80
March 3, 1994......................  28 1/2          67 3/8          80
April 29, 1994.....................  24 1/4          73 3/16         79 5/8

- ------------------------
(a) Represents the value of the Merger Consideration into which one share of TakeCare Common Stock is convertible based on the assumptions that the Average Closing Price is equal to the closing price of the FHP Common Stock on the date of calculation and that the Convertible Merger Preferred Stock and Non-Convertible Merger Preferred Stock are each valued at their respective stated values of $25.00 per share. The value indicated does not give effect to any reductions in the Merger Consideration relating to TakeCare's Excess Expenses in connection with the Merger. See "THE MERGER -- Conversion of TakeCare Common Stock." The closing price of FHP Common Stock on April 29, 1994 was below the range within which the conversion price of the Convertible Merger Preferred Stock is readjusted.

                       HISTORICAL AND PRO FORMA UNAUDITED
                  CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

    The following historical and pro forma unaudited condensed consolidated financial statements of FHP and its subsidiaries as of December 31, 1993 and for the year ended June 30, 1993 and the six months ended December 31, 1993 illustrate the effect of the Merger on such financial statements, as though the Merger had occurred on December 31, 1993 in the historical and pro forma unaudited condensed consolidated balance sheet and as of July 1, 1992 in the historical and pro forma unaudited condensed consolidated statements of income. The pro forma adjustments and the assumptions on which they are based are described in the accompanying Notes to Historical and Pro Forma Unaudited Condensed Consolidated Financial Statements.

    The historical and pro forma unaudited condensed consolidated statements of income for the year ended June 30, 1993 and the six months ended December 31, 1993 illustrate the effect of the acquisition by TakeCare of Comprecare on the statements of income as though it occurred on July 1, 1992. TakeCare acquired all of the outstanding stock of Comprecare on September 9, 1993 for approximately $49.5 million in cash and the issuance of approximately 1,817,000 shares of TakeCare Common Stock. In addition, options to purchase approximately 151,000 shares of TakeCare Common Stock for $3.70 per share were issued to holders of options to purchase Common Stock of Comprecare. The pro forma effect of the acquisition of Comprecare is included in order to illustrate the combined results of all of the operations of TakeCare that will exist following the Merger.

    The historical and pro forma unaudited condensed consolidated financial statements are presented for illustrative purposes only and are not necessarily indicative of the consolidated financial position or consolidated results of operations of FHP that would have been reported had the Merger occurred on the dates indicated, nor do they represent a forecast of the consolidated financial position of FHP at any future date or the consolidated results of operations of FHP for any future period. Furthermore, no effect has been given in the historical and pro forma unaudited condensed consolidated statements of income for operating and synergistic benefits that may be realized through the combination of the entities, including any increased enrollment of Medicare eligible persons in geographic areas principally served by TakeCare (Northern California, Colorado, Illinois or Ohio). The historical and pro forma unaudited condensed consolidated financial statements should be read in conjunction with the consolidated financial statements of FHP and TakeCare which are incorporated herein by reference.

                 FHP INTERNATIONAL CORPORATION AND SUBSIDIARIES
         HISTORICAL AND PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                         DECEMBER 31, 1993 (UNAUDITED)

                                     ASSETS

                                                                              PRO FORMA
                                                                             ADJUSTMENTS                  PRO FORMA
                                                       FHP        TAKECARE    INCREASE        NOTE        CONDENSED
                                                    HISTORICAL   HISTORICAL  (DECREASE)     REFERENCE    CONSOLIDATED
                                                   ------------  ----------  -----------  -------------  ------------
                                                                         (AMOUNTS IN THOUSANDS)
Cash and cash equivalents........................  $    173,269  $   89,039   $(100,079)            2     $  162,229
Short-term investments...........................       187,474      70,819                                  258,293
Accounts receivable, net.........................        62,135      29,811                                   91,946
Other current assets.............................        38,979      42,714                                   81,693
                                                   ------------  ----------  -----------                 ------------
    Total current assets.........................       461,857     232,383    (100,079)                     594,161
                                                   ------------  ----------  -----------                 ------------
Property and equipment...........................       486,460      18,620                                  505,080
 less accumulated depreciation...................      (128,238)     (3,487)                                (131,725)
                                                   ------------  ----------  -----------                 ------------
Property and equipment, net......................       358,222      15,133                                  373,355
                                                   ------------  ----------  -----------                 ------------
Excess purchase price over net assets acquired...         3,560     236,773     787,880                    1,028,213
 less accumulated amortization...................          (130)    (11,666)     11,666                         (130)
                                                   ------------  ----------  -----------                 ------------
Excess purchase price over net assets acquired,
 net.............................................         3,430     225,107     799,546             3      1,028,083
                                                   ------------  ----------  -----------                 ------------
Long-term investments............................        76,245      34,203                                  110,448
Restricted investments...........................        75,153                                               75,153
Other assets, net................................        31,989       2,504      (1,004)           11         33,489
                                                   ------------  ----------  -----------                 ------------
    Total assets.................................  $  1,006,896  $  509,330   $ 698,463                   $2,214,689
                                                   ------------  ----------  -----------                 ------------
                                                   ------------  ----------  -----------                 ------------
                                        LIABILITIES AND STOCKHOLDERS' EQUITY
Current portion of long-term obligations.........  $        147  $   15,000   $  35,000             4     $   50,147
Accounts payable.................................        29,617      49,465                                   79,082
Medical claims payable...........................       168,384     119,811                                  288,195
Accrued salaries and employee benefits...........        84,640       6,985                                   91,625
Deferred premiums................................       143,633      18,412                                  162,045
Income taxes payable and other current
 liabilities.....................................        17,267       5,388      10,500            11         33,155
                                                   ------------  ----------  -----------                 ------------
    Total current liabilities....................       443,688     215,061      45,500                      704,249
                                                   ------------  ----------  -----------                 ------------
Long-term obligations............................       103,064      35,000     236,885             4        374,949
Other liabilities................................        72,519       7,771                                   80,290
                                                   ------------  ----------  -----------                 ------------
    Total liabilities............................       619,271     257,832     282,385                    1,159,488
                                                   ------------  ----------  -----------                 ------------
Stockholders' equity:
  Series A Cumulative Convertible
   Preferred Stock...............................                               513,520             5        513,520
  Common Stock...................................         1,655       1,284      (1,018)            5          1,921
  Paid-in capital................................       224,066     154,877      (1,087)            5        377,856
  Retained earnings..............................       161,904      95,337     (95,337)            5        161,904
                                                   ------------  ----------  -----------                 ------------
  Total stockholders' equity.....................       387,625     251,498     416,078                    1,055,201
                                                   ------------  ----------  -----------                 ------------
    Total liabilities and stockholders' equity...  $  1,006,896  $  509,330   $ 698,463                   $2,214,689
                                                   ------------  ----------  -----------                 ------------
                                                   ------------  ----------  -----------                 ------------

     See accompanying notes to historical and pro forma unaudited condensed consolidated financial statements.

                 FHP INTERNATIONAL CORPORATION AND SUBSIDIARIES
      HISTORICAL AND PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                 SIX MONTHS ENDED DECEMBER 31, 1993 (UNAUDITED)

                                               COMPRECARE
                                               HISTORICAL
                                               TWO MONTHS   PRO FORMA                            PRO FORMA
                                                 ENDED     ADJUSTMENTS              PRO FORMA   ADJUSTMENTS              PRO FORMA
                          FHP       TAKECARE   AUGUST 31,   INCREASE      NOTE      TAKECARE     INCREASE      NOTE      CONDENSED
                       HISTORICAL  HISTORICAL     1993     (DECREASE)   REFERENCE  CONSOLIDATED (DECREASE)   REFERENCE  CONSOLIDATED
                       ----------  ----------  ----------  -----------  ---------  -----------  -----------  ---------  ------------
                                                     (AMOUNTS IN THOUSANDS, EXCEPT EARNINGS PER SHARE)
Revenue..............  $1,167,486  $  514,252  $  47,971   $   --                  $  562,223   $   --                  $ 1,729,709
                       ----------  ----------  ----------  -----------             -----------  -----------             ------------
Expenses:
  Cost of health
   care..............     980,050     413,998     36,745                              450,743                             1,430,793
  General,
   administrative and
   marketing.........     160,268      65,204      5,084         (830 )       6        69,458        9,593         6        239,319
                       ----------  ----------  ----------  -----------             -----------  -----------             ------------
    Total expenses...   1,140,318     479,202     41,829         (830 )               520,201        9,593                1,670,112
                       ----------  ----------  ----------  -----------             -----------  -----------             ------------
Operating income.....      27,168      35,050      6,142          830                  42,022       (9,593 )                 59,597
Interest income......       9,412       3,298        202                                3,500       (2,197 )       7         10,715
Interest expense.....       2,081       1,371        259         (241 )       8         1,389        6,826         8         10,296
                       ----------  ----------  ----------  -----------             -----------  -----------             ------------
Income before
 provision for income
 taxes...............      34,499      36,977      6,085        1,071                  44,133      (18,616 )                 60,016
Provision for income
 taxes...............      13,000      16,000      2,215          118        10        18,333       (1,925 )      10         29,408
                       ----------  ----------  ----------  -----------             -----------  -----------             ------------
Net income...........      21,499      20,977      3,870          953                  25,800      (16,691 )                 30,608
Preferred Stock
 dividend............                                                                               12,838         9         12,838
                       ----------  ----------  ----------  -----------             -----------  -----------             ------------
Net income
 attributable to
 Common Stock........  $   21,499  $   20,977  $   3,870   $      953              $   25,800   $  (29,529 )            $    17,770
                       ----------  ----------  ----------  -----------             -----------  -----------             ------------
                       ----------  ----------  ----------  -----------             -----------  -----------             ------------
Earnings per share
 attributable to
 Common Stock........  $     0.64  $     1.65                                      $     1.94   $   ( 5.32 )       9    $      0.45
                       ----------  ----------                                      -----------  -----------             ------------
                       ----------  ----------                                      -----------  -----------             ------------
Weighted average
 shares of Common
 Stock and common
 stock equivalents
 outstanding.........      33,515      12,690                                          13,276        5,553         9         39,068
                       ----------  ----------                                      -----------  -----------             ------------
                       ----------  ----------                                      -----------  -----------             ------------

See accompanying notes to historical and pro forma unaudited condensed consolidated financial statements.

                 FHP INTERNATIONAL CORPORATION AND SUBSIDIARIES
      HISTORICAL AND PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                      YEAR ENDED JUNE 30, 1993 (UNAUDITED)

                                                           PRO FORMA                             PRO FORMA
                                                          ADJUSTMENTS              PRO FORMA    ADJUSTMENTS              PRO FORMA
                         FHP       TAKECARE   COMPRECARE   INCREASE      NOTE       TAKECARE     INCREASE      NOTE      CONDENSED
                      HISTORICAL  HISTORICAL  HISTORICAL  (DECREASE)   REFERENCE  CONSOLIDATED  (DECREASE)   REFERENCE  CONSOLIDATED
                      ----------  ----------  ----------  -----------  ---------  ------------  -----------  ---------  ------------
                                                    (AMOUNTS IN THOUSANDS, EXCEPT EARNINGS PER SHARE)
Revenue.............. $2,005,854  $  789,654  $ 254,547   $   --                  $ 1,044,201   $   --                  $ 3,050,055
                      ----------  ----------  ----------  -----------             ------------  -----------             ------------
Expenses:
  Cost of health
   care..............  1,681,144     644,237    215,219       (2,612 )      11        856,844                             2,537,988
  General,
   administrative and
   marketing.........    269,645      92,869     30,859       (5,330 )       6        118,398       21,221         6        409,264
                      ----------  ----------  ----------  -----------             ------------  -----------             ------------
    Total expenses...  1,950,789     737,106    246,078       (7,942 )                975,242       21,221                2,947,252
                      ----------  ----------  ----------  -----------             ------------  -----------             ------------
Operating income.....     55,065      52,548      8,469        7,942                   68,959      (21,221 )                102,803
Interest income......     14,919       5,399        819                                 6,218       (4,674 )       7         16,463
Interest expense.....        211       3,939      1,407       (1,309 )       8          4,037       12,455         8         16,703
                      ----------  ----------  ----------  -----------             ------------  -----------             ------------
Income before
 provision for income
 taxes...............     69,773      54,008      7,881        9,251                   71,140      (38,350 )                102,563
Provision for income
 taxes...............     25,607      23,207      2,808        1,921        10         27,936       (3,054 )      10         50,489
                      ----------  ----------  ----------  -----------             ------------  -----------             ------------
Net income...........     44,166      30,801      5,073        7,330                   43,204      (35,296 )                 52,074
Preferred Stock
 dividend............                                                                               25,676         9         25,676
                      ----------  ----------  ----------  -----------             ------------  -----------             ------------
Net income
 attributable to
 Common Stock........ $   44,166  $   30,801  $   5,073   $    7,330              $    43,204   $  (60,972 )            $    26,398
                      ----------  ----------  ----------  -----------             ------------  -----------             ------------
                      ----------  ----------  ----------  -----------             ------------  -----------             ------------
Earnings per share
 attributable to
 Common Stock........ $     1.33  $     2.80                                      $      3.34   $   (10.98 )       9    $      0.68
                      ----------  ----------                                      ------------  -----------             ------------
                      ----------  ----------                                      ------------  -----------             ------------
Weighted average
 shares of Common
 Stock and common
 stock equivalents
 outstanding.........     33,270      10,982                                           12,934        5,553         9         38,823
                      ----------  ----------                                      ------------  -----------             ------------
                      ----------  ----------                                      ------------  -----------             ------------

See accompanying notes to historical and pro forma unaudited condensed consolidated financial statements.

                         FHP INTERNATIONAL CORPORATION
             NOTES TO HISTORICAL AND PRO FORMA UNAUDITED CONDENSED
                       CONSOLIDATED FINANCIAL STATEMENTS
                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

1.  GENERAL
    The historical and pro forma unaudited condensed consolidated balance sheet reflects the Merger as though it occurred on December 31, 1993. The historical and pro forma unaudited condensed consolidated statements of income reflect the Merger and the September 1993 acquisition of Comprecare by TakeCare as though both transactions occurred on July 1, 1992. The Merger will be accounted for as a purchase transaction.

    No effect has been given in the historical and pro forma unaudited condensed consolidated statements of income for operating and synergistic benefits that may be realized through the combination of the entities, including any increased enrollment of Medicare eligible persons in geographic areas principally served by TakeCare (Northern California, Colorado, Illinois, or Ohio). Certain reclassifications have been made to the TakeCare historical financial statements to conform them to FHP's presentation.

    TakeCare has agreed with FHP that if the expenses of TakeCare incurred in connection with the Merger, including financial advisory fees, accounting, legal and consulting fees, and costs in connection with any litigation relating to the Merger, exceed $3 million, such excess will reduce pro rata the amount of cash or shares of Series B Preferred Stock to be issued in the Merger upon conversion of each share of TakeCare Common Stock. For purposes of these pro forma financial statements, the Excess Expenses are assumed to be $7.3 million, resulting in a reduction of the cash consideration to $27.43 or of the Series B Preferred Stock to approximately 1.10 shares for each share of TakeCare Common Stock.

    Under the terms of the Merger Agreement each outstanding share of TakeCare Common Stock (estimated to be 12,838 shares for purposes of these historical and pro forma unaudited condensed consolidated financial statements (pro forma financial statements)) will be converted into the right to receive, without interest, the following consideration (valued at an aggregate of $80.00 per share less the estimated impact of the Excess Expenses of approximately $0.57 per share for purposes of these pro forma financial statements):

    (1) 1.6 shares of Series A Cumulative Convertible Preferred Stock (Series A Preferred Stock); plus

    (2) 1.12 shares of Series B Adjustable Rate Cumulative Preferred Stock (Series B Preferred Stock) or at the specific election of the holder, cash of $28.00 per share of TakeCare Common Stock; plus

    (3) .41379 of a share of FHP Common Stock, subject to adjustment under certain circumstances as set forth in the Merger Agreement.

    Holders of Series A Preferred Stock with stated value of $25.00 will be entitled to receive cumulative cash dividends of not less than 4.7% per annum or greater than 5.0% per annum. The actual dividend rate will be set prior to the Closing of the Merger at a rate (within the specified range) which will allow the Series A Preferred Stock to trade, at the Closing, at par. Dividends will be payable quarterly in arrears when and if declared by FHP's Board of Directors.

    On or after the fourth anniversary of the Merger, FHP may, at its option, redeem all or part of the outstanding shares of Series A Preferred Stock, at fixed redemption prices per share plus an amount equal to any accrued and unpaid dividends.

                         FHP INTERNATIONAL CORPORATION
             NOTES TO HISTORICAL AND PRO FORMA UNAUDITED CONDENSED
                 CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

1.  GENERAL (CONTINUED)
    Each share of Series A Preferred Stock will be convertible at the option of the holder into FHP Common Stock at any time commencing six months after the Closing. The conversion price for the Series A Preferred Stock, ranging from $31.00 to $35.96, will be fixed at the Closing based on 124% of the Average Closing Price of FHP Common Stock.

    Holders of Series B Preferred Stock with stated value of $25.00 will be entitled to receive cumulative cash dividends of not less than 5.0% per annum or greater than 11.0% per annum. The actual dividend rate will be determined annually based on prevailing market rates as provided in the Merger Agreement. Dividends will be payable quarterly in arrears when and if declared by FHP's Board of Directors (see Note 9).

    Beginning nine months after the Effective Date, FHP may, at its option, redeem all or part of the outstanding shares of Series B Preferred Stock, at $25.00 per share plus an amount equal to accrued and unpaid dividends.

2.  CASH AND CASH EQUIVALENTS
    Pro forma adjustments to cash and cash equivalents consist of the following:

Proceeds of long-term borrowings (net of financing costs of
 $1,500)........................................................  $ 320,385
Cash consideration paid in the Merger...........................   (352,164)
Repayment of TakeCare long-term obligations, including current
 portion........................................................    (50,000)
Payment of estimated costs of Merger............................    (11,000)
Payment of Excess Expenses of TakeCare (see Note 1).............     (7,300)
                                                                  ---------
                                                                  $(100,079)
                                                                  ---------
                                                                  ---------

    The  pro  forma financial  statements assume  that  the holders  of TakeCare
Common Stock will elect to receive cash of $27.43 per share as Merger Consideration in lieu of the Series B Preferred Stock. (See note 9 for summary pro forma financial information assuming holders of TakeCare Common Stock elect to receive approximately 1.10 shares of Series B Preferred Stock as Merger Consideration.)

    The TakeCare long-term obligations are being retired immediately after the Closing as required by TakeCare's existing debt agreement upon a change in control of TakeCare.

3.  EXCESS PURCHASE PRICE OVER NET ASSETS ACQUIRED
    Pro forma adjustments to the excess purchase price over net assets acquired consist of the following:

Resulting from the Merger......................................  $1,024,653
Elimination of previously recorded excess purchase price over net assets acquired of TakeCare (net of accumulated
 amortization of $11,666)......................................    (225,107)
                                                                 ----------
                                                                 $  799,546
                                                                 ----------
                                                                 ----------

    Management has not completed an allocation of the purchase price of TakeCare to the assets and liabilities that will be acquired. However, management believes that the amounts reflected on TakeCare's historical consolidated balance sheet as tangible assets and liabilities approximate the fair market values of such assets and liabilities and accordingly, such assets have not been adjusted in the accompanying pro forma financial statements.

                         FHP INTERNATIONAL CORPORATION
             NOTES TO HISTORICAL AND PRO FORMA UNAUDITED CONDENSED
                 CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

4.  LONG-TERM OBLIGATIONS
    Pro forma adjustments to long-term obligations consist of the following:

                                                                     CURRENT    LONG-TERM
                                                                     PORTION     PORTION       TOTAL
                                                                    ---------  -----------  -----------
Borrowings to finance the Merger..................................  $  50,000  $   271,885  $   321,885
Repayment of TakeCare long-term obligations.......................    (15,000)     (35,000)     (50,000)
                                                                    ---------  -----------  -----------
                                                                    $  35,000  $   236,885  $   271,885
                                                                    ---------  -----------  -----------
                                                                    ---------  -----------  -----------

    Borrowings to finance the Merger represent drawdowns under the Credit Agreement. The Credit Agreement contains financial and other covenants including limitations on indebtedness, liens, dividends, sale and leaseback transactions and certain other transactions.

5.  STOCKHOLDERS' EQUITY
    Pro forma adjustments to Series A Preferred Stock, FHP Common Stock, paid-in capital and retained earnings consist of the following:

                                                           SERIES A                                            TOTAL
                                                           PREFERRED     COMMON      PAID-IN    RETAINED    STOCKHOLDERS'
                                                             STOCK        STOCK      CAPITAL    EARNINGS       EQUITY
                                                          -----------  -----------  ---------  -----------  ------------
Series A Preferred Stock issued.........................   $ 513,520    $  --       $  --      $   --       $   513,520
Common Stock issued.....................................                      266     153,790                   154,056
Elimination of equity accounts of TakeCare..............                   (1,284 )  (154,877)    (95,337 )    (251,498 )
                                                          -----------  -----------  ---------  -----------  ------------
                                                          $  513,520   $   (1,018 ) $  (1,087) $  (95,337 ) $   416,078
                                                          -----------  -----------  ---------  -----------  ------------
                                                          -----------  -----------  ---------  -----------  ------------

6.  GENERAL, ADMINISTRATIVE AND MARKETING
    Pro forma adjustments to general, administrative and marketing expenses, principally amortization, consist of the following:

                                                               PRO FORMA    PRO FORMA     PRO FORMA    PRO FORMA
                                                               TAKECARE    CONSOLIDATED   TAKECARE    CONSOLIDATED
                                                              YEAR ENDED    YEAR ENDED   SIX MONTHS    SIX MONTHS
                                                               JUNE 30,      JUNE 30,    ENDED DEC.    ENDED DEC.
                                                                 1993          1993       31, 1993      31, 1993
                                                              -----------  ------------  -----------  ------------
Amortization of excess purchase price over net assets
 acquired resulting from the Merger.........................   $  --       $    25,616   $   --       $    12,808
Elimination of amortization of excess purchase price over
 net assets acquired previously recorded by TakeCare........                    (4,395 )                   (3,215 )
Elimination of amortization of excess purchase price over
 net assets acquired of Comprecare..........................      (5,330 )                     (830 )
                                                              -----------  ------------  -----------  ------------
                                                              $   (5,330 ) $    21,221   $     (830 ) $     9,593
                                                              -----------  ------------  -----------  ------------
                                                              -----------  ------------  -----------  ------------

    The excess purchase price over net assets acquired resulting from the Merger will be amortized on a straight-line basis over 40 years.

                         FHP INTERNATIONAL CORPORATION
             NOTES TO HISTORICAL AND PRO FORMA UNAUDITED CONDENSED
                 CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

7.  INTEREST INCOME
    Pro forma adjustments to interest income consist of the following:

                                                                               PRO FORMA CONSOLIDATED
                                                                             ---------------------------
                                                                                             SIX MONTHS
                                                                              YEAR ENDED     ENDED DEC.
                                                                             JUNE 30, 1993    31, 1993
                                                                             -------------  ------------
Elimination of interest income (computed based on historical rates of return) on investment of cash used to finance a portion of the purchase price (4.67% for the year ended June 30, 1993 and 4.39% for the six months
 ended Dec. 31, 1993)......................................................   $    (4,674)   $   (2,197)
                                                                             -------------  ------------
                                                                             -------------  ------------

8.  INTEREST EXPENSE
    Pro forma adjustments to interest expense consist of the following:

                                                                              PRO FORMA
                                                                              TAKECARE
                                                    PRO FORMA    PRO FORMA       SIX      PRO FORMA
                                                     TAKECARE   CONSOLIDATED   MONTHS    CONSOLIDATED
                                                    YEAR ENDED   YEAR ENDED     ENDED     SIX MONTHS
                                                     JUNE 30,     JUNE 30,    DEC. 31,    ENDED DEC.
                                                       1993         1993        1993       31, 1993
                                                    ----------  ------------  ---------  ------------
Interest expense on long-term borrowings to
 finance the Merger...............................  $  --       $    16,094   $  --      $     8,047
Elimination of interest expense on retired
 long-term obligations of TakeCare................                   (3,463 )                 (1,255 )
Amortization of deferred debt financing costs
 resulting from the long-term borrowings to
 finance the Merger...............................                      300                      150
Elimination of amortization of deferred debt
 financing costs of TakeCare......................                     (476 )                   (116 )
Elimination of interest expense on long-term
 obligations retired as a result of TakeCare's
 acquisition of Comprecare........................     (1,309 )                   (241 )
                                                    ----------  ------------  ---------  ------------
                                                    $  (1,309 ) $    12,455   $   (241 ) $     6,826
                                                    ----------  ------------  ---------  ------------
                                                    ----------  ------------  ---------  ------------

    The interest rate on the long-term obligations incurred to finance the Merger is expected to be a floating rate based on the principal lender's prime rate in the London Interbank market plus 0.6% which, based on current rates, would be approximately 5.0%. Each 1/4% increase in such floating rate would decrease annual pro forma consolidated net income by $411 and pro forma consolidated earnings per share attributable to Common Stock by $.01 per annum.

9.  EARNINGS PER SHARE
    Earnings per share is based on the weighted average shares of outstanding Common Stock and common stock equivalents during the respective periods. The pro forma financial statements assume the holders of TakeCare Common Stock will elect to receive cash in lieu of Series B Preferred Stock issued as of the Effective Date. The inclusion of additional common shares assuming the conversion of the Series A Preferred Stock would have been antidilutive for the year ended June 30, 1993 and the six months ended December 31, 1993 for both the primary and fully diluted pro forma earnings per share computations. Accounting rules governing the computation of earnings per share require that dividends on cumulative preferred stock, whether declared or not, be deducted in the earnings per share computation.

                         FHP INTERNATIONAL CORPORATION
             NOTES TO HISTORICAL AND PRO FORMA UNAUDITED CONDENSED
                 CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

9.  EARNINGS PER SHARE (CONTINUED)
    The shares used in the computation of primary earnings per share were as follows:

                                                                                PRO FORMA CONSOLIDATED
                                                                             ----------------------------
                                                                                             SIX MONTHS
                                                                              YEAR ENDED     ENDED DEC.
                                                                             JUNE 30, 1993    31, 1993
                                                                             -------------  -------------
Common and common stock equivalents prior to the Merger....................       33,270         33,515
Assumed common and common stock equivalents issued as part of the Merger...        5,553          5,553
                                                                             -------------  -------------
                                                                                  38,823         39,068
                                                                             -------------  -------------
                                                                             -------------  -------------

    Pro forma adjustments to dividends related to Series A Preferred Stock consist of the following:

                                                                               PRO FORMA CONSOLIDATED
                                                                             ---------------------------
                                                                                             SIX MONTHS
                                                                              YEAR ENDED     ENDED DEC.
                                                                             JUNE 30, 1993    31, 1993
                                                                             -------------  ------------
Cash dividends on Series A Preferred Stock issued in the Merger (dividend
 at 5%)....................................................................   $    25,676    $   12,838
                                                                             -------------  ------------
                                                                             -------------  ------------

    The pro forma financial statements have been prepared assuming that all Series A Preferred Stock is outstanding for the year ended June 30, 1993 and the six months ended December 31, 1993.

    As stated above, the pro forma financial statements assume the holders of TakeCare Common Stock will elect to receive cash in lieu of the Series B Preferred Stock. Accordingly, earnings per share has been calculated assuming that no shares of Series B Preferred Stock will be issued. If all holders of TakeCare Common Stock were to elect to receive Series B Preferred Stock rather than cash, the principal changes to the historical and pro forma unaudited condensed consolidated statements of income would be as follows, assuming an interest rate equal to 93% of the thirty-year average yield published by the Federal Reserve Board as provided for in the Merger Agreement (approximately 6.4% for this pro forma calculation - see Note 1 for further explanation of range of possible dividends):

                                                                               PRO FORMA CONSOLIDATED
                                                                             ---------------------------
                                                                                             SIX MONTHS
                                                                              YEAR ENDED     ENDED DEC.
                                                                             JUNE 30, 1993    31, 1993
                                                                             -------------  ------------
Operating income...........................................................   $   102,803    $   59,597
Interest income............................................................        18,288        11,573
Interest expense...........................................................          (309)       (2,099)
Income taxes...............................................................       (59,416)      (33,845)
                                                                             -------------  ------------
Net income.................................................................        61,366        35,226
Series A Preferred Stock dividend..........................................       (25,676)      (12,838)
Series B Preferred Stock dividend..........................................       (22,507)      (11,253)
                                                                             -------------  ------------
Net income attributable to Common Stock....................................   $    13,183    $   11,135
                                                                             -------------  ------------
                                                                             -------------  ------------
Earnings per share attributable to Common Stock............................   $      0.34   $      0.29
                                                                             -------------  ------------
                                                                             -------------  ------------
Weighted average number of shares..........................................        38,823        39,068
                                                                             -------------  ------------
                                                                             -------------  ------------

                         FHP INTERNATIONAL CORPORATION
             NOTES TO HISTORICAL AND PRO FORMA UNAUDITED CONDENSED
                 CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

10. INCOME TAXES

    Pro forma adjustments to the provision for income taxes consist of the following:

                                                    PRO FORMA    PRO FORMA                    PRO FORMA
                                                     TAKECARE   CONSOLIDATED    PRO FORMA    CONSOLIDATED
                                                    YEAR ENDED   YEAR ENDED   TAKECARE SIX    SIX MONTHS
                                                     JUNE 30,     JUNE 30,    MONTHS ENDED    ENDED DEC.
                                                       1993         1993      DEC. 31, 1993    31, 1993
                                                    ----------  ------------  -------------  ------------
Income tax effect of:
  Decrease in interest income.....................  $  --       $    (2,290 ) $    --        $    (1,076 )
  Elimination of TakeCare interest expense and
   debt financing costs...........................                    1,930                          672
  Increase in interest expense and debt financing
   costs from Merger financing....................                   (8,033 )                     (4,017 )
  Elimination of Comprecare interest expense......        641                          118
  Estimated increase in effective tax rate to
   49%............................................                    5,339                        2,496
  Decrease in cost of health care.................      1,280
                                                    ----------  ------------         -----   ------------
                                                    $   1,921   $    (3,054 ) $        118   $    (1,925 )
                                                    ----------  ------------         -----   ------------
                                                    ----------  ------------         -----   ------------

11. OTHER
    Other pro forma adjustments include the restructuring of an agreement with a physician group resulting in a reduction of pro forma cost of health care ($2,612), recognition of deferred debt financing costs ($1,500), elimination of deferred debt financing costs related to debt of TakeCare retired in the Merger ($2,504), and accrual of transaction expenses incurred by TakeCare ($3,000) and certain bonuses that TakeCare may authorize ($7,500).

                             CAPITALIZATION OF FHP

    The consolidated capitalization of FHP at December 31, 1993 and the adjusted consolidated capitalization of FHP after giving effect to the Merger and the Proposed Amendments is set forth below. The adjustments made to FHP's historical consolidated capitalization to arrive at the adjusted consolidated capitalization are described under "HISTORICAL AND PRO FORMA UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS."

                                                                                          ACTUAL      AS ADJUSTED
                                                                                        -----------  -------------
                                                                                          (IN THOUSANDS, EXCEPT
                                                                                               SHARE DATA)
Current portion of long-term obligations..............................................  $       147  $      50,147
                                                                                        -----------  -------------
                                                                                        -----------  -------------
Long-term Obligations:
  7% Senior Notes due September 2003..................................................  $   100,000  $     100,000
  Term loan (net of current portion of $50,000) due June 1999.........................                     200,000
  Revolving Credit Facility due June 1999.............................................                      71,885
  Other...............................................................................        3,064          3,064
                                                                                        -----------  -------------
      Total long-term obligations.....................................................  $   103,064  $     374,949
                                                                                        -----------  -------------
                                                                                        -----------  -------------
Stockholders' Equity:
  FHP Preferred Stock, $0.05 par value; (authorized 5,000,000 shares; outstanding 0
   shares (actual); 0 shares (as adjusted))...........................................  $   --       $    --
  Convertible Series A Cumulative Preferred Stock; $25.00 stated value; (outstanding 0
   shares (actual); 20,540,800 shares (as adjusted))..................................      --             513,520
  Series B Adjustable Rate Cumulative Preferred Stock; $25.00 stated value;
   (outstanding 0 shares (actual); 0 shares (as adjusted)(1)).........................      --            --
  Common Stock, $0.05 par value; (authorized 70,000,000 shares; outstanding 33,109,582
   shares (actual); 38,421,818 shares (as adjusted))..................................        1,655          1,921
  Paid-in capital.....................................................................      224,066        377,856
  Retained earnings...................................................................      161,904        161,904
                                                                                        -----------  -------------
      Total stockholders' equity......................................................  $   387,625  $   1,055,201
                                                                                        -----------  -------------
                                                                                        -----------  -------------

- ------------------------
(1) The capitalization table assumes that the holders of TakeCare Common Stock will elect to receive Merger Consideration of $27.43 cash per share of TakeCare Common Stock in lieu of Series B Adjustable Rate Cumulative Preferred Stock.

                        DESCRIPTION OF FHP CAPITAL STOCK

GENERAL

    Under the FHP Certificate of Incorporation, FHP's authorized capital stock consists of 70,000,000 shares of FHP Common Stock and 5,000,000 shares of FHP Preferred Stock. FHP's Board of Directors has approved, and FHP's stockholders are being asked to approve, the Proposed Amendments which would amend the FHP Certificate of Incorporation to increase the authorized number of shares of FHP Common Stock to 100,000,000 and the authorized number of shares of FHP Preferred Stock to 40,000,000.

    As of March 31, 1994, there were 33,152,619 shares of FHP Common Stock outstanding. In addition, 5,235,708 shares have been reserved under an executive incentive plan of which 2,727,666 shares are subject to options outstanding and an additional 8,970,071 shares of FHP Common Stock have been reserved for issuance under the Rights Agreement (as hereinafter defined). See "-- Rights Plan". No shares of FHP Preferred Stock are currently outstanding.

COMMON STOCK

    Holders of FHP Common Stock are entitled to receive, subject to certain limitations set forth in the Credit Agreement and to the rights of any FHP Preferred Stock then outstanding, dividends when and as declared by the Board of Directors out of funds legally available therefor. Holders of FHP Common Stock have no preemptive right to purchase additional shares. Holders of FHP Common Stock are entitled to share on a PRO RATA basis, subject to the rights of any FHP Preferred Stock then outstanding, in the assets of FHP legally available for distribution to stockholders in the event of FHP's liquidation, dissolution or winding up.

    Holders of FHP Common Stock are entitled to one vote per share with respect to all matters voted upon by stockholders, including the election of Directors. Holders of FHP Common Stock do not have cumulative voting rights. The outstanding shares of FHP Common Stock, including the shares of FHP Common Stock being issued pursuant to the Merger, are validly issued, fully paid and nonassessable.

    All authorized, unissued shares of FHP Common Stock may be issued by the Board of Directors of FHP without stockholder approval, including issuance to acquire another business.

RIGHTS PLAN

    On June 29, 1990, the Board of Directors of FHP declared a dividend of one common share purchase right (a "Right") for each outstanding share of FHP Common Stock to the holders of record on June 29, 1990 and authorized and directed the issuance of one Right with respect to each share of FHP Common Stock that shall become outstanding prior to the occurrence of certain terminating events. The Rights are governed by an Amended and Restated Rights Agreement, dated as of March 28, 1994 (the "Rights Agreement"), between FHP and American Stock and Transfer Company, as rights agent. Each Right entitles the registered holder to purchase from FHP one-fourth of a share of FHP Common Stock at a price of $20.00, subject to adjustment (the "Purchase Price"). Upon the occurrence of certain events associated with an unsolicited takeover attempt with respect to FHP, the Rights will become exercisable and will cease to automatically trade with the FHP Common Stock. Thereafter, upon the occurrence of certain further triggering events, each Right will become exercisable for that number of shares of FHP Common Stock, or, where FHP has been acquired by another company, shares in such company, having a market value of two times the exercise price.

    The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire FHP or acquires an interest in FHP in a manner which causes the Rights to become exercisable. FHP believes, however, that the Rights should neither affect any prospective offeror willing to negotiate with the Board of Directors of FHP nor interfere with any merger or other business combination approved by the Board of Directors of FHP because the Board of Directors may, at its option, prior to the occurrence of certain events, redeem the Rights. Prior to the occurrence of certain events, the terms of the Rights may be amended by the Board of Directors of FHP without the consent of the holders of the Rights.

PREFERRED STOCK

    Authorized shares of FHP Preferred Stock may be issued without stockholder approval. The Board of Directors is authorized to issue such shares in different series and to fix all of the rights, preferences and qualifications of each series. No shares of FHP Preferred Stock are currently outstanding and, except for the FHP Preferred Stock to be issued in connection with the Merger, FHP has no current plans for the issuance of any of the shares of the FHP Preferred Stock. Any FHP Preferred Stock to be issued could rank senior to the FHP Common Stock with respect to dividend rights and rights upon liquidation. The Board of Directors, without stockholder approval, may issue FHP Preferred Stock with voting and conversion rights which could adversely affect the voting power of holders of FHP Common Stock or create impediments to persons seeking to gain control of FHP.

CONVERTIBLE MERGER PREFERRED STOCK

    The following is a summary of the material rights, preferences and privileges of the Convertible Merger Preferred Stock as set forth in the Certificate of Designation of Powers, Preferences and

Rights of Series A Cumulative Convertible Preferred Stock of FHP International Corporation (terms used in this section without definition have the meanings set forth in such certificate). At the Effective Time, each share of TakeCare Common Stock (except TakeCare Common Stock beneficially owned by FHP, TakeCare and their subsidiaries) will be converted into the right to receive, among other consideration, 1.6 shares of Convertible Merger Preferred Stock.

    DIVIDENDS. Holders of Convertible Merger Preferred Stock will be entitled to receive, subject to certain limitations set forth in the Credit Agreement, cash dividends when, as and if declared by the FHP Board of Directors out of funds of FHP legally available therefor. Such dividends will be at an annual rate per share to be fixed by the FHP Board of Directors or the Executive Committee thereof subject to agreement of the financial advisors of FHP and TakeCare that the Convertible Merger Preferred Stock is expected to trade, on the date the dividend rate is fixed, at approximately $25.00 per share (the "Series A Stated Value") on a fully distributed basis. If the financial advisors cannot agree, a third financial advisor will be chosen to fix the dividend rate. In no event will the dividend rate be less than 4.7% per annum or greater than 5.0% per annum. Dividends will be payable quarterly in arrears. Dividends will be cumulative from the date of original issuance of the Convertible Merger Preferred Stock. Dividends for each full dividend period will be computed by dividing the annual dividend rate by four. Dividends payable for any period less than a full dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months. No interest, or sum of money in lieu of interest, will be payable in respect of any accrued and unpaid dividends.

    REDEMPTION. On or after the fourth anniversary of the Effective Date, FHP may, at its option, redeem all or, from time to time, any part of the outstanding shares of Convertible Merger Preferred Stock, out of funds legally available therefor, upon giving a notice of redemption as set forth below, at the Series A Stated Value, plus a redemption premium, if any, plus an amount equal to accrued and unpaid dividends, if any (whether or not declared), up to but excluding the date fixed for redemption.

    The redemption premium per share (expressed as a percentage of the Series A Stated Value) will be six-tenths of the annual dividend rate (determined as set forth above); provided that such redemption premium will be reduced by one-tenth of such annual dividend rate for each twelve-month period succeeding the Effective Date until the redemption premium equals zero.

    If fewer than all of the outstanding shares of the Convertible Merger Preferred Stock are to be redeemed, the number of shares to be redeemed shall be determined by the FHP Board of Directors in good faith and the shares to be redeemed will be determined pro rata as nearly as practicable, or by such other method as the FHP Board of Directors may determine to be fair and appropriate.

    Notice of redemption of Convertible Merger Preferred Stock will be given to each record holder by: (i) first-class mail, not less than 30 nor more than 60 days prior to the date fixed for redemption, to the holders thereof and (ii) publication in THE WALL STREET JOURNAL.

    VOTING. Except as provided below or as may be required by Delaware law or provided by the resolution creating any other series of FHP Preferred Stock, the holders of Convertible Merger Preferred Stock will not be entitled to vote. So long as any shares of Convertible Merger Preferred Stock are outstanding, the vote or consent of the holders of 66 2/3% of the outstanding shares of Convertible Merger Preferred Stock, voting together as a single class, will be necessary to: (i) increase or decrease the par value of the shares of Convertible Merger Preferred Stock; (ii) alter or change the powers, preferences, or special rights of the shares of Convertible Merger Preferred Stock so as to affect them adversely; or (iii) authorize or issue any additional class or series of preferred stock that ranks on a parity with the Convertible Merger Preferred Stock ("Parity Securities") (other than the Non-Convertible Merger Preferred Stock, which is a Parity Security) or securities senior in rank to the Convertible Merger Preferred Stock, or any security convertible into Parity Securities or such senior securities.

    In the event that any accrued dividends (whether or not declared) on the Convertible Merger Preferred Stock are not paid in an aggregate amount equal to or greater than six quarterly dividends, the maximum authorized number of directors of FHP automatically will be increased by two, and holders of Convertible Merger Preferred Stock will be entitled to vote their shares of Convertible Merger Preferred Stock, together with the holders of any Non-Convertible Merger Preferred Stock and any other FHP Preferred Stock of equal parity upon which like voting rights have been conferred and are exercisable (the "Voting Parity Securities") to elect, as a class, an additional two directors. So long as any shares of Convertible Merger Preferred Stock are outstanding, the holders of Convertible Merger Preferred Stock will retain the right to vote and elect, with the holders of such Voting Parity Securities, as a class, two directors until all accrued but unpaid dividends on the Convertible Merger Preferred Stock are paid in full or declared and set aside for payment.

    CONVERSION. Each share of Convertible Merger Preferred Stock will be convertible (the rights to convert are referred to as the "Conversion Rights") at any time commencing six months after closing of the Merger, at the option of the holder thereof, into such number of fully paid and non-assessable shares of FHP Common Stock (together with any associated Rights) as is equal to (A) the sum of the Series A Stated Value plus accrued but unpaid dividends in arrears thereon to which the holder converting such shares is entitled, divided by (B) the Conversion Price (as defined herein) then in effect. The "Conversion Price" for the Convertible Merger Preferred Stock is $35.96; provided that, if the Average Closing Price immediately prior to the Effective Time is less than the Base Price, the Conversion Price will be adjusted so that it is equal to 124% of the Average Closing Price; provided further, that the Conversion Price cannot be less than $31.00. The Conversion Price is subject to adjustment after the issuance of the Convertible Merger Preferred Stock from time to time in the event that FHP: (i) pays a dividend or makes a distribution on the FHP Common Stock in shares of FHP Common Stock; (ii) subdivides its outstanding shares of FHP Common Stock into a greater number of shares; (iii) combines its outstanding shares of FHP Common Stock into a smaller number of shares; (iv) issues rights, options or warrants to all holders of its outstanding shares of FHP Common Stock that entitle such holders, for a period expiring within 45 days after the record date for determining such holders, to subscribe for or purchase shares of FHP Common Stock at a price per share less than the current market price per share of the FHP Common Stock on the record date; (v) issues or adopts Rights or any similar rights, options or warrants and such Rights or similar rights, options or warrants are exercised or exchanged by FHP for FHP Common Stock pursuant to the Rights Agreement or a similar agreement at a price per share less than the current market price per share of FHP Common Stock on the date of such exercise or exchange or (vi) distributes to substantially all holders of FHP Common Stock rights, options or warrants to subscribe to securities not already noted above. No adjustment in the Conversion Price shall be required if the holders of Convertible Merger Preferred Stock are to participate in the transaction on a basis and with notice that the Board determines in good faith to be fair and appropriate in light of the basis and notice on which holders of FHP Common Stock participate in the transaction. At its option, FHP may make such reduction in the Conversion Price, in addition to those otherwise required, as the Board deems advisable to avoid or diminish any income tax to holders of FHP Common Stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes.

    If any transaction shall occur, including without limitation: (i) any recapitalization or reclassification of shares of FHP Common Stock (other than a change in par value, a change from par value to no par value, a change from no par value to par value, or as a result of a subdivision or combination of the FHP Common Stock); (ii) any consolidation or merger of FHP with or into another person or any merger of another person into FHP (other than a merger in which FHP is the surviving corporation and that does not result in a reclassification, conversion, exchange or cancellation of FHP Common Stock); (iii) any sale, lease or transfer of all or substantially all of the assets of the FHP or (iv) any compulsory share exchange, pursuant to any of which holders of FHP Common Stock shall be entitled to receive other securities, cash or other property, then appropriate provision shall be made so that the holder of each share of
Convertible Merger Preferred Stock then outstanding shall have the right thereafter to convert such share only into the kind and amount of the securities, cash or other property that would have been receivable upon such recapitalization, reclassification, consolidation, merger, sale, lease, transfer, or share exchange by a holder of the number of shares of FHP Common Stock issuable upon conversion of such share of Convertible Merger Preferred Stock immediately prior to such recapitalization, reclassification, consolidation, merger, sale, lease, transfer or share exchange.

    LIQUIDATION. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of FHP, after satisfaction of the claims of creditors and before any payment or distribution of assets is made on any securities junior in rank, including, without limitation, the FHP Common Stock: (i) the holders of Convertible Merger Preferred Stock will receive a liquidation preference equal to the Series A Stated Value of their shares, and will be entitled to receive an amount equal to all accrued and unpaid dividends through the date of distribution (whether or not declared) and (ii) the holders of any securities expressly established by the FHP Board of Directors to rank on a parity with Parity Securities will be entitled to receive an amount equal to the full respective liquidation preferences (including any premium) to which they are entitled and will receive an amount equal to all accrued and unpaid dividends with respect to their respective shares through and including the date of distribution (whether or not declared).

    CHANGE IN CONTROL. If certain events that constitute a change in control of FHP ("Change in Control") occur, then each share of Convertible Merger Preferred Stock may be converted (the rights to convert described in this Section are referred to as the "Special Conversion Rights"), at the option of the holder thereof at any time from the date of such Change in Control until the expiration of 60 days after the date of the prescribed notice (the "Conversion Notice") by FHP to all holders of the Convertible Merger Preferred Stock, into, at its option, either (A) such number of fully paid and non-assessable shares of FHP Common Stock as is equal to the Series A Stated Value divided by the Special Conversion Price (as defined herein) or (B) an amount in cash equal to the Series A Stated Value plus an amount equal to any accrued but unpaid dividends thereon. The "Special Conversion Price" shall be the closing price of the FHP Common Stock on the last business day prior to the date FHP gives the Conversion Notice to the holders of Convertible Merger Preferred Stock. FHP may, at its option, elect to pay holders of Convertible Merger Preferred Stock exercising Special Conversion Rights an amount in cash equal to the Series A Stated Value plus any accrued but unpaid dividends thereon.

    PRIORITY OF CONVERTIBLE MERGER PREFERRED STOCK. The Convertible Merger Preferred Stock will rank on a parity, both as to payment of dividends and the distribution of assets on dissolution, liquidation or winding up, with the Non-Convertible Merger Preferred Stock and any other Parity Securities. The Convertible Merger Preferred Stock will rank prior, both as to payment of dividends and the distribution of assets on dissolution, liquidation or winding up, to the FHP Common Stock.

    RESERVED SHARES. So long as any shares of Convertible Merger Preferred Stock remain outstanding, FHP has agreed to keep reserved for issuance in connection with the conversion of such shares a number of authorized but unissued shares of FHP Common Stock at least equal to 150% of the number of shares of FHP Common Stock issuable upon conversion at the Conversion Price of all of the outstanding Convertible Merger Preferred Stock.

    The foregoing summary of the rights, preferences and privileges of the Convertible Merger Preferred Stock does not purport to be a complete description of the terms of the Convertible Merger Preferred Stock, and is qualified in its entirety by reference to the full text of the form of Certificate of Designation attached hereto as Exhibit B.

NON-CONVERTIBLE MERGER PREFERRED STOCK

    The following is a summary of the material rights, preferences and privileges of the Non-Convertible Merger Preferred Stock as set forth in the Certificate of Designation of Powers, Preferences and Rights of Series B Adjustable Rate Cumulative Preferred Stock of FHP International Corporation (terms used in this section without definition have the meanings set forth in such certificate). At the Effective Time, each share of TakeCare Common Stock (except TakeCare Common

Stock beneficially owned by FHP, TakeCare and their subsidiaries) will be converted into the right to receive, among other consideration, 1.12 shares of Non-Convertible Merger Preferred Stock, unless the holder thereof makes the Cash Election with respect to such share.

    DIVIDENDS.    Holders  of  Non-Convertible Merger  Preferred  Stock  will be entitled to receive, subject to certain limitations set forth in the Credit Agreement, cash dividends when, as and if declared by the FHP Board of Directors out of funds of FHP legally available therefor. Such dividends will be at an initial annual rate per share of Non-Convertible Merger Preferred Stock equal to a rate to be fixed by FHP's Board of Directors or the Executive Committee thereof payable quarterly in arrears. The dividend rate for each subsequent dividend period (the "Applicable Rate") will be a per annum rate equal to the product of (A) the highest of the Treasury Bill Rate, the Ten-Year Constant Maturity Rate and the Thirty-Year Constant Maturity Rate for such dividend period, multiplied by (B) a factor to be fixed at the market rate by FHP's Board of Directors or the Executive Committee thereof upon agreement by the financial advisors of FHP and TakeCare (the "Applicable Indicator"). In the event that FHP determines in good faith that for any reason one or more of the rates described in clause (A) of the preceding sentence cannot be determined for any dividend period, then the Applicable Rate for such dividend period shall be the product of (x) the higher of whichever of such rates can be determined, multiplied by
(y) the Applicable Indicator; PROVIDED, that in the event that FHP determines in good faith that for any reason none of such rates can be determined for any dividend period, then the Applicable Rate for such dividend period will be the Applicable Rate in effect for the preceding dividend period. In no event will the Applicable Rate for any dividend period be less than 5% per annum or greater than 11% per annum. Dividends will be cumulative from the date of original issuance of the Non-Convertible Merger Preferred Stock. Dividends for each full dividend period will be computed by dividing the annual dividend rate by four. Dividends payable for any period less than a full dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months. No interest, or sum of money in lieu of interest, will be payable in respect of any accrued and unpaid dividends.

    REDEMPTION. On or after nine months after the Effective Date, FHP may, at its option, redeem all or from time to time any part of the shares of Non-Convertible Merger Preferred Stock, out of funds legally available therefor, upon giving a notice of redemption as set forth below, at a price of $25.00 per share (the "Series B Stated Value"), plus an amount equal to accrued and unpaid dividends, if any (whether or not declared), up to but excluding the date fixed for redemption.

    If fewer than all of the outstanding shares of the Non-Convertible Merger Preferred Stock are to be redeemed, the number of shares to be redeemed shall be determined by the FHP Board of Directors in good faith and the shares to be redeemed will be determined pro rata as nearly as practicable, or by such other method as the FHP Board of Directors may determine to be fair and appropriate.

    Notice of redemption of Non-Convertible Merger Preferred Stock will be given: (i) to the holders thereof by first-class mail, not less than 15 nor more than 45 days prior to the date fixed for redemption and (ii) by publication in THE WALL STREET JOURNAL.

    FHP has not determined whether to redeem the Non-Convertible Merger Preferred Stock; however, it may in the future determine to redeem such securities if market and other conditions should indicate the advisability of such a course of action. Such a redemption may occur as early as nine months after the Effective Date. The Credit Agreement contains certain restrictions on FHP's ability to redeem the Non-Convertible Merger Preferred Stock.

    VOTING. Except as provided below or as may be required by Delaware law or provided by the resolution creating any other series of FHP Preferred Stock, the holders of Non-Convertible Merger Preferred Stock will not be entitled to vote. So long as any shares of Non-Convertible Merger Preferred Stock are outstanding, the vote or consent of the holders of 66 2/3% of the outstanding shares of Non-Convertible Merger Preferred Stock, voting together as a single class, will be necessary to: (i) increase or decrease the par value of the shares of
Non-Convertible Merger Preferred Stock; (ii) alter or change the powers, preferences, or special rights of the shares of Non-Convertible Merger

Preferred Stock so as to affect them adversely; or (iii) authorize or issue any additional class or series of Parity Securities (other than the Convertible Merger Preferred Stock) or securities senior in rank to the Non-Convertible Merger Preferred Stock, or any security convertible into Parity Securities or such senior securities.

    In the event that any accrued dividends (whether or not declared) on the Non-Convertible Merger Preferred Stock are not paid in an aggregate amount equal to or greater than six quarterly dividends, the maximum authorized number of directors of FHP automatically will be increased by two, and holders of Non-Convertible Merger Preferred Stock will be entitled to vote their shares of Non-Convertible Merger Preferred Stock, together with the holders of any Voting Parity Securities to elect, as a class, an additional two directors. So long as any shares of Non-Convertible Merger Preferred Stock are outstanding, the holders of Non-Convertible Merger Preferred Stock will retain the right to vote and elect, with the holders of such Voting Parity Securities, as a class, two directors until all accrued but unpaid dividends on the Non-Convertible Merger Preferred Stock are paid in full or declared and set aside for payment.

    LIQUIDATION. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of FHP, after satisfaction of the claims of creditors and before any payment or distribution of assets is made on any securities junior in rank, including, without limitation, the FHP Common Stock: (i) the holders of Non-Convertible Merger Preferred Stock will receive a liquidation preference equal to the Series B Stated Value of their shares, and will be entitled to receive an amount equal to all accrued and unpaid dividends through the date of distribution (whether or not declared) and (ii) the holders of any Parity Securities will be entitled to receive an amount equal to the full respective liquidation preferences (including any premium) to which they are entitled and will receive an amount equal to all accrued and unpaid dividends with respect to their respective shares through and including the date of distribution (whether or not declared).

    PRIORITY OF NON-CONVERTIBLE MERGER PREFERRED STOCK. The Non-Convertible Merger Preferred Stock will rank on a parity, both as to payment of dividends and the distribution of assets on dissolution, liquidation or winding up, with the Convertible Merger Preferred Stock and any other Parity Securities. The Non-Convertible Merger Preferred Stock will rank prior, both as to payment of dividends and the distribution of assets on dissolution, liquidation or winding up, to the FHP Common Stock.

    The foregoing summary of the rights, preferences and privileges of the Non-Convertible Merger Preferred Stock does not purport to be a complete description of the terms of the Non-Convertible Merger Preferred Stock, and is qualified in its entirety by reference to the full text of the form of Certificate of Designation attached hereto as Exhibit C.

REGISTRAR AND TRANSFER AGENT

    American Stock Transfer & Trust Company is the registrar and transfer agent for the FHP Common Stock and will be the registrar and transfer agent for the Convertible Merger Preferred Stock and Non-Convertible Merger Preferred Stock.

DELAWARE ANTI-TAKEOVER LAW

    Section 203 of the Delaware General Corporation Law ("Section 203") provides, in general, that a stockholder acquiring more than 15% of the outstanding voting shares of a corporation subject to the statute (an "Interested Stockholder") but less than 85% of such shares (excluding shares owned by directors and officers and, under certain circumstances, shares owned by employee stock ownership plans) may not engage in certain "Business Combinations" with the corporation for a period of three years subsequent to the date on which the stockholder became an Interested Stockholder unless: (i) prior to such date the corporation's board of directors approved either the Business Combination or the transaction in which the stockholder became an Interested Stockholder or (ii) the Business Combination is approved by the corporation's board of directors and authorized by a vote of at least two-thirds of the outstanding voting stock of the corporation not owned by the Interested Stockholder.

    Section 203 defines the term "Business Combination" to encompass a wide variety of transactions with or caused by an Interested Stockholder in which the Interested Stockholder receives or could receive a benefit on other than a PRO RATA basis with other stockholders, including mergers, certain asset sales, certain issuances of additional shares to the Interested Stockholder, transactions with the corporation which increase the proportionate interest in the corporation directly or indirectly owned by the Interested Stockholder or transactions in which the Interested Stockholder receives certain other benefits.

    These provisions could have the effect of delaying, deferring of preventing a change of control of FHP. FHP's stockholders, by adopting an amendment to the FHP Certificate of Incorporation or the FHP Bylaws, may elect not to be governed by Section 203, effective twelve months after adoption. Neither the FHP Certificate of Incorporation nor the FHP Bylaws currently excludes FHP from the restrictions imposed by Section 203.

                     DESCRIPTION OF TAKECARE CAPITAL STOCK

    Under TakeCare's Certificate of Incorporation (the "TakeCare Certificate of Incorporation"), TakeCare's authorized capital stock consists of 20,000,000 shares of TakeCare Common Stock and 1,000,000 shares of Preferred Stock, par value $1.00 per share (the "TakeCare Preferred Stock"). As of March 31, 1994, there were 12,912,127 shares of TakeCare Common Stock outstanding. In addition, there were outstanding options to purchase 652,666 shares of TakeCare Common Stock. The outstanding shares of TakeCare Common Stock are validly issued, fully paid and nonassessable. No shares of TakeCare Preferred Stock are currently outstanding.

            COMPARISON OF RIGHTS OF STOCKHOLDERS OF FHP AND TAKECARE

GENERAL
    The rights of FHP's stockholders are governed by the FHP Certificate of Incorporation, the Bylaws of FHP (the "FHP Bylaws") and the laws of the State of Delaware. The rights of TakeCare's stockholders are governed by the TakeCare Certificate of Incorporation, the Bylaws of TakeCare (the "TakeCare Bylaws") and the laws of the State of Delaware. After the Effective Time of the Merger, the rights of TakeCare stockholders who become FHP stockholders will be governed by the FHP Certificate of Incorporation, FHP Bylaws and the laws of the State of Delaware. In most respects, the rights of FHP stockholders and TakeCare stockholders are similar. The following is a summary of material differences between the rights of FHP stockholders and the rights of TakeCare stockholders under their respective Certificates of Incorporation and Bylaws. Such summary does not purport to be a complete description of such differences, and is qualified in its entirety by reference to the full text of the respective Certificates of Incorporation and Bylaws of FHP and TakeCare which will be provided by the respective corporations upon request. With respect to FHP, such requests should be directed to FHP International Corporation, Investor Relations Department, 9900 Talbert Avenue, Fountain Valley, California 92708 (telephone:
(714) 963-7233). With respect to TakeCare, such requests should be directed to TakeCare, Inc., Investor Relations Department, 2300 Clayton Road, Suite 1000, Concord, California 94520 (telephone: (510) 246-1300).

    Certain provisions of the FHP Certificate of Incorporation and FHP Bylaws may make it more difficult to effect a change in control of FHP and may discourage or deter a third party from a takeover attempt. See "-- Stockholder Meetings and Voting" and "-- FHP Rights Plan."

DIRECTORS

    The FHP Bylaws provide that the number of directors of FHP shall be not less than five (5) nor more than nine (9) and permit the Board of Directors to set the number of directors from time to time within the stated limits. The number of directors of FHP currently is seven (7), but will be increased to nine (9) in connection with the Merger. The TakeCare Bylaws provide that the number of directors of TakeCare shall be not less than three (3) and permit the Board of Directors to set the number of directors from time to time. The number of directors of TakeCare currently is eight (8). The FHP and TakeCare Boards of Directors are each classified into three (3) classes and each director is elected to a three (3) year term.

    The FHP Bylaws provide that directors may be removed for cause by the affirmative vote of the holders of a majority of the outstanding voting stock of FHP. The TakeCare Bylaws require the affirmative vote of the holders of at least 75% of the outstanding voting stock of TakeCare to remove a director for cause. The FHP Bylaws also require advance notification of a nomination of an individual to FHP's Board of Directors under certain circumstances.

STOCKHOLDER MEETINGS AND VOTING

    Each of the FHP Bylaws and the TakeCare Bylaws permit a duly convened stockholders' meeting to continue to transact business until adjournment regardless of the withdrawal of stockholders to less than a quorum. The FHP Bylaws, however, require that any action taken at such meeting be approved by at least a majority of the votes required to constitute a quorum.

    The FHP Certificate of Incorporation provides that the affirmative vote of the holders of not less than 66 2/3% of the outstanding voting stock of FHP is required for the approval or authorization of: (i) the merger or consolidation of FHP with or into any other corporation or (ii) the sale, lease, exchange or other disposition of all or substantially all of the assets of FHP to or with any other corporation, person or other entity. Such voting requirement is not applicable if FHP's Board of Directors approves such transaction by a resolution adopted by 80% of the directors. This super majority vote requirement may discourage takeover attempts which have not been negotiated with or approved by FHP's Board of Directors. Neither the TakeCare Certificate of Incorporation nor the TakeCare Bylaws have a similar provision.

INDEMNIFICATION

    The Certificates of Incorporation and Bylaws of each of FHP and TakeCare provide that directors, officers and certain other persons will be indemnified to the fullest extent permitted by Delaware law. While the general scope of indemnification provided is similar, the indemnification provisions differ in certain respects as summarized below.

    The FHP Bylaws provide for mandatory indemnification of directors and officers and discretionary indemnification of employees. FHP is not required to indemnify any person in a proceeding initiated by such person. The FHP
Certificate of Incorporation provides that the amendment or repeal of the indemnification provisions does not apply to the liability of any director of FHP with respect to acts or omissions of such director prior to such amendment or repeal.

    The TakeCare Bylaws do not provide for indemnification of persons involved in a derivative suit who are adjudged negligent or to have engaged in misconduct unless the court determines indemnification is warranted in the circumstances. The TakeCare Bylaws require that the indemnitee meet a certain standard of conduct before indemnification is given. The TakeCare Bylaws also provide that TakeCare's Board of Directors may authorize advancement of expenses and may purchase insurance in connection with the indemnity.

AMENDMENTS TO CHARTER DOCUMENTS

    The TakeCare Certificate of Incorporation requires the affirmative vote of the holders of a majority of the voting power of all shares of TakeCare entitled to vote generally in the election of directors, voting together as a single class, to amend, adopt any provision inconsistent with or repeal then existing provisions of the TakeCare Bylaws regulating the number, qualification, and election of directors, newly created directorships and vacancies and removal of directors. Neither the FHP Certificate of Incorporation nor the FHP Bylaws have a similar provision.

FHP RIGHTS PLAN

    On June 29, 1990, the Board of Directors of FHP declared a dividend of one Right for each outstanding share of FHP Common Stock to the holders of record on June 29, 1990, and authorized and directed the issuance of one Right with respect to each share of FHP Common Stock that becomes outstanding prior to the occurrence of certain terminating events. Upon the occurrence of certain events, each Right will become exercisable for that number of shares of FHP Common Stock, or, where FHP has been acquired by another company, shares in such company, having a market value of two times the exercise price. See "DESCRIPTION OF FHP CAPITAL STOCK -- Rights Plan." The Rights have certain anti-takeover effects.

                                 OTHER MATTERS

REGULATORY APPROVALS REQUIRED

    The Merger is subject to the requirements of the HSR Act and the rules and regulations thereunder, which provide that certain transactions may not be consummated until required information and materials are furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC and the requisite waiting period expires or terminates. FHP and TakeCare filed the required information and materials with the Antitrust Division and the FTC on March 29, 1994. The statutory waiting period under the HSR Act expired on April 28, 1994. The requirements of the HSR Act will be satisfied if the Merger is consummated before April 28, 1995.

    The Antitrust Division and the FTC frequently scrutinize the legality under antitrust laws of transactions such as the Merger. At any time before or after the Effective Time, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, or certain other persons could take action under the antitrust laws, including seeking to enjoin the Merger.

    The Merger is also subject to the approval of the Department of Insurance in each of Arizona, Illinois and Ohio, the Division of Insurance in Colorado and the Department of Corporations in California. FHP and TakeCare have filed the required materials with such regulatory authorities and currently expect to obtain the requisite approvals by the end of June of 1994.

CERTAIN PENDING LITIGATION

    On January 18, 1994, following execution of the Agreement in Principle and TakeCare's receipt of the January 17 unsolicited proposal valued at $72 per share of TakeCare Common Stock, stockholders representing approximately 22% of the outstanding TakeCare Common Stock commenced a suit in the Delaware Court of Chancery against FHP, TakeCare, and the directors of TakeCare who had voted to approve the Agreement in Principle. The suit sought to have the Agreement in Principle set aside and consummation of the merger contemplated thereby enjoined. Plaintiffs alleged that the defendant-directors had breached their fiduciary duties in approving the Agreement in Principle by, among other things, approving the provision for TakeCare's payment of a termination fee of approximately $8 million to FHP in the event that TakeCare were to enter into a business combination with another company within one year. See "THE MERGER -- Background of the Merger." Plaintiffs alleged that payment of such fee would have accounting consequences that would effectively prevent certain other potential acquirors of TakeCare from bidding for the company. Following TakeCare's receipt of advice from the SEC that the payment would not have such accounting consequences, the Court of Chancery, with the consent of the plaintiffs, suspended expedited discovery and removed a previously scheduled preliminary injunction hearing from the court's calendar. TakeCare believes that in light of this and subsequent events, including the execution of the Merger Agreement, the pending suit has become moot.

    On April 18, 1994, the plaintiffs and their counsel filed a petition with the Court of Chancery seeking an award of $4.8 million of fees, bonuses and expenses, based upon a claim that the suit resulted in a benefit to TakeCare and its stockholders and that the plaintiffs are entitled to such award in recognition of such benefit. TakeCare believes that the suit was without merit and resulted in no benefit to TakeCare or its stockholders, and it intends vigorously to oppose the petition.

    The cash or Non-Convertible Merger Preferred Stock payable upon conversion of each share of TakeCare Common Stock will be reduced by the amount, if any, paid to the plaintiffs in connection with such suit. Cash in an amount equal to the maximum amount sought by plaintiffs in the litigation will be established as a reserve at the Effective Time pending resolution of the suit. See "THE MERGER
- -- Conversion of TakeCare Common Stock."

BENEFICIAL OWNERSHIP OF FHP COMMON STOCK

    The following table sets forth, as of March 31, 1994, information with respect to the beneficial ownership of FHP Common Stock of each director, the Named Executive Officers (as defined in Item 402(a)(3) of Regulation S-K) and all directors and executive officers as a group:

                                          AMOUNT AND NATURE    PERCENTAGE OF
                                            OF BENEFICIAL       OUTSTANDING
NAME AND ADDRESS OF BENEFICIAL OWNER (1)    OWNERSHIP (2)         SHARES
- ----------------------------------------  ------------------   -------------
Robert Gumbiner.........................       973,098(3)               2.9%
Westcott W. Price III...................       406,858(3)(4)            1.2
Burke F. Gumbiner.......................       123,162(3)(4)         *
Michael J. Weinstock....................        43,351(4)            *
Gary E. Goldstein.......................        27,790(4)            *
Mark B. Hacken..........................        18,800               *
Bruce G. Bodaken........................        17,986(3)(4)         *
Jack D. Massimino.......................        16,207(4)            *
Richard M. Rodnick......................        15,000               *
Edward F. Zutler........................        14,148(4)            *
Ryan M. Trimble.........................        10,846(4)            *
Robert N. Franklin......................         8,431(4)            *
Christobel E. Selecky...................         4,886(4)            *
Michael A. Montevideo...................         4,843(4)            *
Warner Heineman.........................         4,000               *
Valerie A. Fletcher.....................         2,145(4)            *
Joseph F. Prevratil.....................      -0-                    *
Kenneth S. Ord..........................      -0-                    *
All directors and executive officers as
 a group (18 persons)...................     1,691,551(4)               5.1%

- ------------------------
 *    Less than 1.0%
(1) The address of each beneficial owner listed above is c/o FHP International Corporation, 9900 Talbert Avenue, P.O. Box 8000, Fountain Valley, California 92708-8000.
(2) Reported in accordance with the beneficial ownership rules of the SEC. Subject to community property laws, where applicable, voting power or investment power with respect to shares reflected in the table is not shared with others. Amounts shown include shares issuable upon exercise of options which are exercisable within 60 days after March 31, 1994 in the following amounts: Robert Gumbiner -- 10,000 shares; Westcott W. Price III -- 10,000 shares; Burke F. Gumbiner -- 20,000 shares; Michael J. Weinstock 30,260 shares; Gary E. Goldstein -- 17,500 shares; Mark B. Hacken -- 18,800 shares; Bruce G. Bodaken -- 12,500 shares; Jack D. Massimino -- 13,750 shares; Edward F. Zutler -- 10,750 shares; Ryan M. Trimble -- 8,250 shares; Robert N. Franklin -- 7,500 shares; Christobel E. Selecky -- 2,500 shares; Michael A. Montevideo -- 3,360 shares; Warner Heineman -- 4,000 shares; Valerie A. Fletcher -- 875 shares; and all executive officers of FHP as a group -- 170,045 shares.
(3) Includes shares held under a revocable trust controlled by the named individual.
(4) Includes shares held by the trustee under the FHP ESOP. As of June 30, 1993, the approximate number of shares of FHP Common Stock allocated to the FHP ESOP accounts of the executive officers  and directors named above were as follows: Westcott W. Price III
      -- 4,608 shares; Burke F. Gumbiner  -- 3,162 shares; Michael J.  Weinstock
      --  2,091 shares; Gary E.  Goldstein -- 4,680 shares;  Bruce G. Bodaken --
      2,486 shares; Jack D. Massimino -- 2,457 shares; Edward F. Zutler -- 3,398 shares; Ryan M. Trimble -- 2,596 shares; Robert N. Franklin -- 931 shares;
      Christobel E.  Selecky --  2,386 shares;  Michael A.  Montevideo --  1,483 shares;  Valerie A. Fletcher -- 820 shares; and all executive officers and directors of FHP as a group -- 31,098 shares.

    The following table sets forth information with respect to each person believed by FHP to be the beneficial owner of more than five percent of FHP Common Stock as of the dates noted.

                                                                             AMOUNT AND
                                                                              NATURE OF      PERCENTAGE OF
                                                                             BENEFICIAL       OUTSTANDING
NAME AND ADDRESS OF BENEFICIAL OWNER                                          OWNERSHIP         SHARES
- -------------------------------------------------------------------------  ---------------  ---------------
FHP International Corporation                                                 3,323,149(1)         10.0%
Employee Stock Ownership Plan
9900 Talbert Avenue
Fountain Valley, California 92708
Brinson Holdings, Inc.                                                        2,831,000(2)          8.6%
209 South LaSalle
Chicago, Illinois 60604-1295
The Capital Group, Inc.                                                       2,661,200(3)          8.1%
333 South Hope Street
Los Angeles, California 90071

- ------------------------
(1)   Share ownership reported as of March 31, 1994.
(2) Based upon information set forth in a Schedule 13G filed under the Exchange Act by Brinson Holdings, Inc. ("Brinson"), on February 11, 1994. As of December 31, 1993, Brinson Partners, Inc., an operating subsidiary of Brinson, and Brinson Trust Company, an operating subsidiary of Brinson Partners, Inc., exercised voting power and investment discretion with respect to 2,165,900 and 665,100 shares, respectively, or a combined total of 8.6% of the outstanding FHP Common Stock.
(3) Based upon the information set forth in a Schedule 13G filed under the Exchange Act by The Capital Group, Inc. ("Capital"), on February 11, 1994. As of December 31, 1993, Capital exercised voting power with respect to 1,704,200 shares and investment discretion with respect to 2,661,200 shares. Capital Guardian Trust Company, an operating subsidiary of Capital, exercised, as of December 31, 1993, voting discretion with respect to 1,701,800 shares and investment discretion with respect to 2,123,800 shares, representing 6.5% of the outstanding FHP Common Stock.

BENEFICIAL OWNERSHIP OF TAKECARE COMMON STOCK

    The following table sets forth certain information, as of March 31, 1994, concerning beneficial ownership of the TakeCare Common Stock by: (i) each person who is known by TakeCare to be the beneficial owner of more than five percent of the outstanding TakeCare Common Stock; (ii) each director of TakeCare; (iii) the Named Executive Officers and (iv) all directors and executive officers as a group. TakeCare believes that the beneficial owners of TakeCare Common Stock listed below, based on information furnished by such owners, have sole voting and investment power with respect to such shares, subject to the information contained in the notes to the table.

                                                         AMOUNT AND
                                                         NATURE OF   PERCENTAGE OF
                                                         BENEFICIAL   OUTSTANDING
NAME AND ADDRESS OF BENEFICIAL OWNER (1)                 OWNERSHIP      SHARES
- -------------------------------------------------------  ----------  -------------
Henry L. Hillman, Elsie Hilliard Hillman and
  C.G. Grefenstette, Trustees (2)(3) ..................  1,620,588           12.6%
     2000 Grant Building
     Pittsburgh, Pennsylvania 15219
Jack R. Anderson ......................................  1,162,844            9.0%
  14755 Preston Road
  Dallas, Texas 75240
Richard M. Burdge, Sr..................................   411,668             3.2%
Eric D. Sipf (4).......................................    93,951             *
R. Judd Jessup (4)(5)..................................    57,301          *
Dennis L. Gates (4)....................................    37,500          *
Robert L. Fahlman (4)..................................    13,250          *
Gerard D. Sarnat (4)...................................     7,753          *
Stephen T. O'Dell......................................     6,543          *
George E. Bello (4)....................................     5,000          *
Robert W. Jamplis (4)..................................     5,000          *
Victor Gordon Clemons (4)..............................     3,775          *
Russell W. Ayres, III (3)..............................    -0-             *
Richard M. Johnston (3)................................    -0-             *
All directors and executive officers as a group (13      1,804,585           13.8%
persons) (6)...........................................

- ------------------------
 *    Less than one percent.
(1) Unless otherwise indicated, the address of each beneficial owner listed above is c/o TakeCare, Inc., 2300 Clayton Road, Suite 1000, Concord, California 94520.
(2) Includes 381,209 shares owned by a trust for the benefit of Henry L. Hillman (the "HLH Trust") and 1,239,379 shares owned by HCC Investments, Inc. ("HCC"). HCC is a Delaware private investment company owned by The Hillman Company, a Pittsburgh, Pennsylvania firm engaged in diversified investments and operations, which is controlled by the HLH Trust. The trustees of the HLH Trust are Henry L. Hillman, Elsie H. Hillman and C.G. Grefenstette (the "HLH Trustees"). The HLH Trustees share voting power and dispositive power with respect to the stock of The Hillman Company. The amount shown does not include 58,918 shares owned by each of four trusts for the benefit of members of the Hillman family, as to which shares the HLH Trustees (other than Mr. Grefenstette) disclaim beneficial ownership. The amount shown also does not include 292,417 shares owned by the Hillman Foundation, Inc. or 146,208 shares owned by The Henry L. Hillman
      Foundation, as to which shares the HLH Trustees disclaim beneficial ownership.
(3) Russell W. Ayres III and Richard M. Johnston, disclaim beneficial ownership of any of the 2,294,885 shares owned by affiliates of or parties related to Henry L. Hillman. Messrs. Ayres and Johnston resigned as members of the Board of Directors of TakeCare effective April 25, 1994. See "THE MERGER -- Background of the Merger."

(4) Amount shown includes the following shares issuable upon the exercise of stock options which are exercisable within 60 days of March 31, 1994: Mr.
      Sipf -- 13,525 shares; Mr. Jessup -- 55,000 shares; Mr. Gates -- 37,500 shares; Mr. Fahlman -- 13,250 shares; Dr. Sarnat -- 6,250 shares; Mr.
      O'Dell -- 6,250 shares; Mr. Bello -- 5,000 shares; Dr. Jamplis -- 5,000 shares; and Mr. Clemons -- 3,775 shares.
(5) Mr. Jessup disclaims beneficial ownership of 6,963 shares issuable to his wife upon the exercise of stock options held by her which are currently exercisable.
(6)   Includes the shares issuable upon the exercise of stock options listed  in note 4, except those listed for Dr. Jamplis.

                                    EXPERTS

    The consolidated financial statements and the related financial statement schedules of FHP International Corporation and its subsidiaries as of June 30, 1993 and 1992 and for each of the three years in the period ended June 30, 1993, incorporated in this Joint Proxy Statement by reference to the Company's Annual Report on Form 10-K for the year ended June 30, 1993, have been audited by Deloitte & Touche, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of said firm given upon their authority as experts in accounting and auditing.

    The consolidated financial statements and the related financial statement schedules of TakeCare, Inc. at December 31, 1993 and 1992 and for each of the three years in the period ended December 31, 1993, incorporated in this Joint Proxy Statement by reference to TakeCare's Annual Report on Form 10-K for the year ended December 31, 1993 have been audited by Ernst & Young, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated by reference herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

    Representatives of Deloitte & Touche are expected to be present at the FHP Meeting and representatives of Ernst & Young are expected to be present at the TakeCare Meeting. In each case, such representatives will be available to respond to appropriate questions.

                                 LEGAL MATTERS

    The validity of the FHP Common Stock, Convertible Merger Preferred Stock and Non-Convertible Merger Preferred Stock to be issued in connection with the Merger will be passed upon for FHP by O'Melveny & Myers, Los Angeles, California.

                            SOLICITATION OF PROXIES

    Subject to FHP's agreement to pay TakeCare's expenses if the Merger is consummated, each of FHP and TakeCare will bear the cost of solicitation of proxies from the stockholders, except that FHP and TakeCare will share equally the cost of printing and mailing this Joint Proxy Statement. The solicitation is being made by mail, telephone, facsimile and personal interview. Arrangements also will be made with brokerage houses and other custodians, nominees, and fiduciaries to forward solicitation material to the beneficial owners of shares held of record by such persons, and FHP and TakeCare will reimburse such custodians, nominees and fiduciaries for the reasonable out-of-pocket expenses in connection therewith. In addition, directors, officers and regular employees of FHP, TakeCare and their respective subsidiaries may solicit proxies with stockholders of their respective companies, without additional compensation.

    Georgeson & Company Inc. will assist in solicitation of proxies by FHP for a fee of not to exceed $20,000, plus reasonable out-of-pocket expenses. Corporate Communications, Inc., TakeCare's investor relations counsel, will assist in solicitation of proxies by TakeCare without additional compensation. For its services as TakeCare's investor relations counsel, Corporate Communications, Inc. receives a monthly retainer fee and is reimbursed for reasonable out-of-pocket expenses.

                  STOCKHOLDER PROPOSALS FOR FHP ANNUAL MEETING

    Proposals of stockholders for inclusion in the proxy statement for the 1994 annual meeting of FHP stockholders must be received on or before June 20, 1994. Proposals should be mailed to FHP's Secretary, FHP International Corporation, 9900 Talbert Avenue, Fountain Valley, California 92708.

                                   EXHIBIT A
                        AGREEMENT AND PLAN OF MERGER (1)

- ------------------------

(1) As amended to May 2, 1994.

                               TABLE OF CONTENTS

                                                                                                                  PAGE
                                                                                                                ---------
                                                        ARTICLE I
           THE MERGER; CLOSING; EFFECTIVE TIME................................................................          1
1.1.       THE MERGER.........................................................................................          1
1.2.       CLOSING............................................................................................          1
1.3.       EFFECTIVE TIME.....................................................................................          1
                                                       ARTICLE II
           CERTIFICATE OF INCORPORATION AND BY-LAWS OF THE SURVIVING CORPORATION..............................          2
2.1.       CERTIFICATE OF INCORPORATION.......................................................................          2
2.2.       BY-LAWS............................................................................................          2
                                                       ARTICLE III
           DIRECTORS..........................................................................................          2
3.1.       BOARD OF DIRECTORS OF THE SURVIVING CORPORATION....................................................          2
3.2.       BOARD OF DIRECTORS OF PURCHASER....................................................................          2
                                                       ARTICLE IV
           CONVERSION AND CANCELLATION OF SHARES IN THE MERGER................................................          2
4.1.       CONVERSION AND CANCELLATION OF SHARES..............................................................          2
4.2.       NEW CLASSES OF PREFERRED STOCK.....................................................................          6
4.3.       PAYMENT FOR SHARES.................................................................................          6
4.4.       APPRAISAL RIGHTS...................................................................................          7
4.5.       TRANSFER OF SHARES AFTER THE EFFECTIVE TIME........................................................          7
4.6.       PURCHASER DIVIDENDS................................................................................          7
                                                        ARTICLE V
           REPRESENTATIONS AND WARRANTIES.....................................................................          8
5.1.       REPRESENTATIONS AND WARRANTIES OF THE COMPANY......................................................          8
5.2.       REPRESENTATIONS AND WARRANTIES OF PURCHASER AND MERGER SUB.........................................         16
                                                       ARTICLE VI
           COVENANTS..........................................................................................         22
6.1.       INTERIM OPERATIONS OF THE COMPANY..................................................................         22
6.2.       COVENANTS OF PURCHASER.............................................................................         23
6.3.       MEETINGS OF STOCKHOLDERS; REGISTRATION STATEMENT...................................................         24
6.4.       FILINGS; CONSENTS; OTHER ACTION....................................................................         24
6.5.       ACCESS.............................................................................................         25
6.6.       PUBLICITY..........................................................................................         25
6.7.       BENEFITS...........................................................................................         25
6.8.       NO OTHER BIDS......................................................................................         27
6.9.       TAKEOVER STATUTES..................................................................................         28
6.10.      AFFILIATES.........................................................................................         28
6.11.      FINANCING..........................................................................................         28

                                                                                                                  PAGE
                                                                                                                ---------
                                                       ARTICLE VII
           CONDITIONS.........................................................................................         28
7.1.       CONDITIONS TO OBLIGATIONS OF PURCHASER AND MERGER SUB..............................................         28
7.2.       CONDITIONS TO OBLIGATIONS OF THE COMPANY...........................................................         29
7.3        MATERIALITY LIMITS INAPPLICABLE....................................................................         30
                                                      ARTICLE VIII
           TERMINATION........................................................................................         30
8.1.       TERMINATION BY MUTUAL CONSENT......................................................................         30
8.2.       TERMINATION BY EITHER PURCHASER OR THE COMPANY.....................................................         30
8.3.       TERMINATION BY PURCHASER...........................................................................         31
8.4.       TERMINATION BY THE COMPANY.........................................................................         31
8.5.       EFFECT OF TERMINATION AND ABANDONMENT..............................................................         31
                                                       ARTICLE IX
           MISCELLANEOUS AND GENERAL..........................................................................         32
9.1.       PAYMENT OF EXPENSES................................................................................         32
9.2.       SURVIVAL...........................................................................................         32
9.3.       MODIFICATION OR AMENDMENT..........................................................................         33
9.4.       WAIVER OF CONDITIONS...............................................................................         33
9.5.       COUNTERPARTS.......................................................................................         33
9.6.       GOVERNING LAW......................................................................................         33
9.7.       NOTICES............................................................................................         33
9.8.       ENTIRE AGREEMENT, ETC..............................................................................         34
9.9.       PARTIES IN INTEREST................................................................................         34
9.10.      DEFINITION OF "SUBSIDIARY."........................................................................         34
9.11.      OBLIGATION OF PURCHASER............................................................................         34
9.12.      CAPTIONS...........................................................................................         34
Exhibit A    Certificate of Merger............................................................................        A-1
Exhibit B    Rule 145 Legend..................................................................................        B-1
Exhibit C    Certificate of Designation for Convertible Merger Preferred Stock................................        C-1
Exhibit D    Certificate of Designation for Non-Convertible Merger Preferred Stock............................        D-1
Exhibit E    Form of Affiliate Agreement......................................................................        E-1

                          AGREEMENT AND PLAN OF MERGER

    AGREEMENT AND PLAN OF MERGER (hereinafter called this "Agreement"), dated as of March 3, 1994, by and among TakeCare, Inc., a Delaware corporation (the "Company"), FHP International Corporation, a Delaware corporation ("Purchaser"), and FHP Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Purchaser ("Merger Sub").

    BACKGROUND

    A. The Board of Directors of Purchaser and the Board of Directors of the Company each have determined that it is in the best interests of their respective stockholders for Purchaser to acquire the Company upon the terms and subject to the conditions set forth herein.

    B.    The  Company,  Purchaser  and  Merger  Sub  desire  to  make   certain
representations, warranties, covenants and agreements in connection with this Agreement.

                                   AGREEMENT

    In consideration of the premises and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

                                   ARTICLE I
                      THE MERGER; CLOSING; EFFECTIVE TIME

    1.1. THE MERGER. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.3) the Company shall be merged with and into Merger Sub and the separate corporate existence of the Company shall thereupon cease (the "Merger"). Merger Sub shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation") and shall continue to be governed by the laws of the State of Delaware. The Surviving Corporation shall have the name "TakeCare, Inc." and shall succeed, without other transfer, to all of the rights and properties and be subject to all of the debts and liabilities of the Company and Merger Sub. The Merger shall have the effects specified in the Delaware General Corporation Law (the "DGCL").

    1.2.   CLOSING.  The closing of  the Merger (the "Closing") shall take place
(i) at the offices of O'Melveny & Myers, 400 South Hope Street, Los Angeles, California, at 9:00 A.M., Los Angeles time, on the fifth business day after the fulfillment or waiver of the conditions set forth in Article VII hereof or (ii) at such other place and time and/or on such other date as the Company and Purchaser may agree.

    1.3. EFFECTIVE TIME. As soon as practicable following the Closing, and provided that this Agreement has not been terminated or abandoned pursuant to
Article VIII hereof, a certificate of merger (the "Certificate of Merger") in substantially the form attached as Exhibit A hereto, shall be prepared in accordance with the DGCL, and thereafter delivered to the Secretary of State of the State of Delaware for filing as provided in the DGCL. The Merger shall become effective upon the filing of the Certificate of Merger (together with any other documents required by law to effectuate the Merger) with the Secretary of State of the State of Delaware or at such time thereafter as is provided in the Certificate of Merger (the "Effective Time").

                                   ARTICLE II
                    CERTIFICATE OF INCORPORATION AND BY-LAWS
                          OF THE SURVIVING CORPORATION

    2.1. CERTIFICATE OF INCORPORATION. The Certificate of Incorporation of Merger Sub in effect at the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation until duly amended in accordance with the terms thereof and the DGCL, except that the name of the Surviving Corporation shall be changed to "TakeCare, Inc."

    2.2. BY-LAWS. The By-Laws of Merger Sub in effect at the Effective Time shall be the By-Laws of the Surviving Corporation until duly amended in accordance with the terms thereof and the DGCL.

                                  ARTICLE III
                                   DIRECTORS

    3.1. BOARD OF DIRECTORS OF THE SURVIVING CORPORATION. At the Effective Time, each of the members of the Board of Directors of the Company immediately prior to the Effective Time shall be removed and, concurrently with such removal, the directors of Merger Sub shall become the directors of the Surviving Corporation, each to serve until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and By-Laws.

    3.2. BOARD OF DIRECTORS OF PURCHASER. Purchaser shall cause the Board of Directors of Purchaser at the Effective Time to consist of at least nine individuals, of which two individuals shall be individuals nominated by the Board of Directors of the Company and satisfactory to the Board of Directors of Purchaser. One of such directors shall be appointed to the class of directors whose term expires in 1995 and one of such directors shall be appointed to the class of directors whose term expires in 1996. Such directors shall remain as such until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with Purchaser's Certificate of Incorporation and By-Laws. Purchaser shall renominate such directors in 1995 and 1996, respectively, to the extent they are then qualified to serve as directors. If, prior to the renomination of such directors in 1995 or 1996, either of such directors becomes unable to serve as a director, or is no longer qualified to serve, the remaining director (or his successor) shall select a replacement nominee (which nominee shall be satisfactory to the Board of Directors of Purchaser) to be appointed to serve the remaining term or to be nominated in the other director's stead. In addition, such directors shall initially be appointed to the Board of Directors of FHP, Inc.; provided, that their service on such Board of Directors may terminate with reductions in the size or composition of such board.

                                   ARTICLE IV
              CONVERSION AND CANCELLATION OF SHARES IN THE MERGER

    4.1. CONVERSION AND CANCELLATION OF SHARES. The manner of converting and canceling shares of the Company and Merger Sub in the Merger shall be as follows:

        (a) At the Effective Time, each share of Common Stock, $.10 par value, of the Company (the "Shares") issued and outstanding immediately prior to the Effective Time (other than Shares owned by Purchaser, Merger Sub or any other subsidiary of Purchaser (collectively, the "Purchaser Companies"), or Shares which are held by stockholders ("Dissenting Stockholders") duly exercising appraisal rights pursuant to Section 262 of the DGCL) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive, without interest, the following consideration (the "Merger Consideration"):

           (i) 1.6 shares of Convertible  Merger Preferred Stock (as defined  in
       Section 4.2); plus

           (ii) subject to subsection (g) below, 1.12 shares of Non-Convertible Merger Preferred Stock (as defined in Section 4.2) or, at the election of the holder of such Share as provided in Section 4.3(b) (the "Cash
       Election"), an amount in cash equal to $28.00 (the "Cash Merger Consideration"); plus

          (iii) .41379 (the "Common Stock Exchange Ratio") of a share of the Common Stock, $.05 par value, of Purchaser ("FHP Common Stock"), together with any associated rights (the "Rights") issuable pursuant to the Rights Agreement, dated as of June 8, 1990 (the "Rights Agreement"), by and between Purchaser and American Stock Transfer & Trust Company, as Rights Agent; PROVIDED, HOWEVER, that if the average closing price (the "Average Closing Price") for a share of FHP Common Stock on the NASDAQ National Market System for the twenty consecutive trading days ending on the third trading day prior to the date of effectiveness of the Merger (the "Effective Date") is less than $29.00 (the "Base Price"), the Common Stock Exchange Ratio shall be equal to $12.00 divided by the Average Closing Price; PROVIDED FURTHER, that in no event shall the Common Stock Exchange Ratio be more than .48000.

        (b) At the Effective Time, all Shares, by virtue of the Merger and without any action on the part of the holders thereof, shall cease to be outstanding and shall be canceled and retired and shall cease to exist, and each holder of a certificate representing any such Shares shall thereafter cease to have any rights with respect to such Shares, except the right of holders (other than the Purchaser Companies) to receive the Merger Consideration upon the surrender of such certificate in accordance with
    Section 4.3 or the right, if any, of Dissenting Stockholders to require the Surviving Corporation to purchase such Shares in accordance with Section 262 of the DGCL.

        (c) At the Effective Time, each Share owned directly or indirectly by the Company as treasury stock or otherwise, and each Share issued and outstanding at the Effective Time and owned by any of the Purchaser Companies, shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be canceled and retired without payment of any consideration therefor and shall cease to exist.

        (d) At the Effective Time, each share of Common Stock, $.01 par value, of Merger Sub issued and outstanding immediately prior to the Effective Time shall remain outstanding and each certificate therefor shall continue to evidence one share of Common Stock of the Surviving Corporation.

        (e) No fractional shares of FHP Common Stock, Convertible Merger Preferred Stock or Non-Convertible Merger Preferred Stock, and no
    certificates or scrip, or other evidence of ownership thereof, shall be issued. Each holder of Shares issued and outstanding on the Effective Date who would otherwise be entitled to receive a fractional share of FHP Common Stock upon surrender of stock certificates for exchange pursuant to this
    Article IV (after taking into account all Shares then held by such holder) shall receive, in lieu thereof, cash in an amount equal to the value of such fractional share, which shall be equal to the fraction of a share of FHP Common Stock that would otherwise be issued multiplied by the Average Closing Price. Each holder of Shares issued and outstanding on the Effective Date who would otherwise be entitled to receive a fractional share of Convertible Merger Preferred Stock upon surrender of stock certificates for exchange pursuant to this Article IV (after taking into account all Shares then held by such holder) shall receive, in lieu thereof, cash in an amount equal to the fraction of a share of Convertible Merger Preferred Stock that would otherwise be issued multiplied by $25.00. Each holder of Shares issued and outstanding on the Effective Date who would otherwise be entitled to receive a fractional share of Non-Convertible Merger Preferred Stock upon surrender of stock certificates for exchange pursuant to this Article IV (after taking into account all Shares then held by such holder) shall receive, in lieu thereof, cash in an amount equal to the fraction of a share of Non-Convertible Merger Preferred Stock that would otherwise be issued multiplied by $25.00.

        (f) Each share of FHP Common Stock, Convertible Merger Preferred Stock and Non-Convertible Merger Preferred Stock issued to "affiliates" of the Company for purposes of

    Rule 145 under the Securities Act of 1933, as amended (the "Securities Act") shall bear the restrictive legend specified in Exhibit B hereto. The legend shall be removed upon transfer of such shares in accordance with Rule 145 under the Securities Act or pursuant to a registration statement under the Securities Act or an exemption from such registration requirement; provided that, except in the event of a transfer pursuant to a registration statement under the Securities Act, the transferor shall provide Purchaser with a written opinion of legal counsel to the transferor in form and substance satisfactory to Purchaser to the effect that such transfer may be made in accordance with Rule 145 or pursuant to an exemption from the registration requirements of the Securities Act.

        (g) If the expenses incurred by the Company in connection with the Merger, including without limitation financial advisory fees, accounting, legal and consulting fees and costs in connection with that certain suit relating to the Merger commenced by certain stockholders of the Company on January 18, 1994 in the Delaware Court of Chancery (the "Pending Litigation") or any other litigation relating to the Merger, exceed $3 million (the "Excess Expenses"), the cash or shares of Non-Convertible Merger Preferred Stock payable in respect of each Share pursuant to paragraph (a) above shall be reduced pro rata (calculated on a fully diluted basis) by the amount of such excess in the following manner:

           Prior to the Effective Date, Purchaser and the Company shall agree upon:

               (i) the amount (the "Initial Excess Expenses") of the Excess Expenses (excluding the Litigation Reserve (as defined below)) which are reasonably determinable as of such date; and

               (ii) an amount to be reserved (the "Excess Expenses Reserve") in excess of the amount described in clause (i) above to pay additional Excess Expenses (excluding the Litigation Reserve) which may arise but are not reasonably determinable as of such date (the "Additional Excess Expenses").

           On the Effective Date, a portion of the cash deposited with the Exchange Agent (as defined herein) pursuant to Section 4.3:

               (i) in an amount equal to the maximum amount sought by plaintiffs in the Pending Litigation (the "Litigation Reserve"), shall be deposited into an interest-bearing escrow account (the "Litigation Fund") at a nationally recognized banking institution; and

               (ii) in an amount equal to the Excess Expenses Reserve, shall be deposited into an escrow account (the "Additional Expenses Fund") to be held by the Exchange Agent or such other entity as shall be mutually agreed to by Purchaser and the Company.

           As Additional Excess Expenses are determined prior to the date on which all Excess Expenses are finally determined (the "Determination Date"), an amount equal to such Additional Excess Expenses, plus a pro rata share of earnings, if any, on the Additional Expenses Fund to the date of payment, shall be paid to Purchaser from the Additional Expenses Fund.

           The cash or shares of Non-Convertible Merger Preferred Stock, as applicable, payable in respect of each Share surrendered for exchange therefor prior to the Determination Date shall be reduced by a pro rata share (calculated on a fully diluted basis, "Pro Rata Share") of the sum of the Initial Excess Expenses, the Litigation Reserve and the Excess Expenses Reserve (collectively, the "Estimated Excess Expenses") (assuming, in the case of Non-Convertible Merger Preferred Stock, that such stock is valued at $25.00 per share).

           As promptly as practicable after the Determination Date, Purchaser shall cause to be paid (the "Additional Payment") to each person who received Cash Merger Consideration or Non-Convertible Merger Preferred Stock prior to such date, in cash or Non-Convertible Merger Preferred Stock, as applicable:

               (i) unless otherwise directed by the court, a Pro Rata Share of the amount, if any, by which the Litigation Reserve exceeds the amounts paid to plaintiffs in the Pending Litigation;

               (ii) a Pro Rata Share of the amount, if any, by which the Excess Expenses Reserve exceeds the Additional Excess Expenses;

              (iii) in the case  of persons receiving  cash pursuant to  clauses
           (i) and (ii), interest on each such amount at the Applicable Rate (as defined below) from the date such cash would have been paid to such person but for the withholding created by this subsection (g) to the Determination Date (the "Withholding Period"); and

              (iv) in the case of persons receiving Non-Convertible Merger Preferred Stock pursuant to clauses (i) and (ii), any dividends previously paid on such stock, together with interest thereon at the Applicable Rate over the Withholding Period.

       In the case of persons receiving Non-Convertible Merger Preferred Stock pursuant to clauses (i) and (ii), the number of shares issuable shall be calculated assuming such stock is valued at $25.00 per share, and the corresponding cash on deposit in the Litigation Fund or the Additional Expenses Fund, as applicable, less the amount of any cash payments made pursuant to clause (iv), shall be paid to Purchaser. The Applicable Rate is the annualized ratio of (i) earnings, if any, on moneys on deposit in the Litigation Fund or the Additional Expenses Fund, as applicable, from the Effective Date to the Determination Date to (ii) the principal amount remaining on deposit in such fund on the Determination Date.

           The cash or shares of Non-Convertible Merger Preferred Stock, as applicable, payable in respect of each Share surrendered for exchange therefor on or after the Determination Date shall be reduced by a Pro Rata Share of the Excess Expenses (assuming, in the case of Non-Convertible Merger Preferred Stock, that such stock is valued at $25.00 per share).

           No fractional shares of Non-Convertible Merger Preferred Stock shall be issued as part of the Additional Payment. In lieu thereof, any person who would otherwise have been entitled to receive fractional shares of Non-Convertible Merger Preferred Stock shall be paid an amount in cash equal to the fraction of a share which would have been issued multiplied by $25.00.

           Notwithstanding anything herein to the contrary, if Purchaser redeems the Non-Convertible Merger Preferred Stock prior to the Determination Date, no shares of Non-Convertible Merger Preferred Stock shall be issued as part of the Additional Payment. In lieu thereof, any person who would otherwise have been entitled to receive shares of Non-Convertible Merger Preferred Stock shall be paid an amount in cash equal to the number of shares which would have been issued multiplied by $25.00, plus interest thereon at the Applicable Rate from the date of such redemption to the Determination Date.

           Interests in the Litigation Fund and the Additional Expenses Fund shall not be transferable except by devise or pursuant to the laws of intestate succession or by operation of law. Any amounts remaining in the Litigation Fund or the Additional Expenses Fund (including any interest received with respect thereto) after all payments described in this subsection (g) have been made shall be paid to Purchaser.

    4.2.  NEW CLASSES OF PREFERRED STOCK.

        (a)  At  or  prior  to  the  Effective  Time,  Purchaser  shall  file  a
    Certificate of Designation in substantially the form of Exhibit C hereto with the Secretary of State of the State of Delaware, establishing the terms of a series of preferred stock of Purchaser (the "Convertible Merger Preferred Stock"). The Convertible Merger Preferred Stock shall be convertible into shares of FHP Common Stock upon the terms and conditions and have the other rights, privileges, preferences and terms set forth in Exhibit C hereto; PROVIDED, HOWEVER, that if the Average Closing Price is less than the Base Price, the conversion price of $35.96, as set forth in the Certificate of Designation (the "Conversion Price"), shall be adjusted so that it is equal to 1.24 multiplied by the Average Closing Price; PROVIDED FURTHER, that in no event shall the Conversion Price be less than $31.00.

        (b) At or prior to the Effective Time, Purchaser shall file a Certificate of Designation in substantially the form of Exhibit D hereto with the Secretary of State of the State of Delaware, establishing the terms of a series of preferred stock of Purchaser (the "Non-Convertible Merger Preferred Stock"). The Non-Convertible Merger Preferred Stock shall have the rights, privileges, preferences and terms set forth in Exhibit D hereto.

    4.3.  PAYMENT FOR SHARES.

        (a) At the Effective Time, Purchaser shall make available or cause to be made available to the party specified by Purchaser as the exchange agent (the "Exchange Agent"), for exchange in accordance with this Article IV, certificates representing the shares of FHP Common Stock, Convertible Merger Preferred Stock and Non-Convertible Merger Preferred Stock (collectively, the "Stock Consideration") issuable pursuant to Section 4.1 hereof, together with amounts reasonably estimated to be sufficient in the aggregate to provide the funds necessary for the Exchange Agent to make payments pursuant to Section 4.1 hereof of the Cash Merger Consideration and of payments in lieu of fractional shares of the Stock Consideration (such certificates and funds referred to collectively as the "Exchange Fund"), to holders of Shares issued and outstanding immediately prior to the Effective Time who are to receive the Merger Consideration; provided, however, that if the amounts made available to the Exchange Agent are not sufficient in the aggregate to make the payments required by Section 4.1, Purchaser shall promptly make available or cause to be made available to the Exchange Agent such additional funds as are required to make such payments.

        (b) Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each person who was, at the Effective Time, a holder of record (other than any of the Purchaser Companies) of issued and outstanding Shares, a form (mutually agreed to by Purchaser and the Company) of letter of transmittal (the "Letter of Transmittal") which shall include provisions for making the Cash Election and instructions for making such election and effecting the surrender of the certificates which, immediately prior to the Effective Time, represented any of such Shares in exchange for payment of the Merger Consideration therefor. Upon surrender to the Exchange Agent of such certificates, together with the Letter of Transmittal, duly executed and completed in accordance with the instructions thereto, and only upon such surrender, Purchaser shall cause to be issued and delivered to the persons entitled thereto certificates representing that number of whole shares of FHP Common Stock, Convertible Merger Preferred Stock and Non-Convertible Merger Preferred Stock which such persons have the right to receive in respect of such certificates, together with a check in the amount to which such persons are entitled, after giving effect to any required tax withholdings. A Cash Election which is not made in compliance with the instructions set forth in the Letter of Transmittal shall be treated as if no Cash Election had been made. Purchaser shall have the discretion, which it may delegate in whole or in part to the Exchange Agent, to determine whether a Cash Election has been properly made and to disregard immaterial defects in the making of such election. The decisions of Purchaser or, if delegated, of the Exchange Agent shall be conclusive and binding. Neither Purchaser, Merger Sub nor the Exchange Agent shall be under any obligation to notify any person of any defect in the making of a Cash Election.

        (c) No interest shall be paid or shall accrue on the amount payable upon the surrender of any certificate, whether or not such certificate was surrendered for the Merger Consideration. If payment is to be made to a person other than the registered holder of the certificate surrendered, it shall be a condition of such payment that the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer, as determined by the Exchange Agent or Purchaser, and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the certificate surrendered or establish to the satisfaction of Purchaser or the Exchange Agent that such tax has been paid or is not payable.

        (d) Three hundred and sixty days following the Effective Time, Purchaser shall be entitled to cause the Exchange Agent to deliver to it any portion of the Exchange Fund (including any interest received with respect thereto) made available to the Exchange Agent which has not been disbursed to holders of certificates formerly representing Shares outstanding at the Effective Time, and thereafter such holders shall be entitled to look only to Purchaser for payment of their claim for the Stock Consideration, and as general creditors thereof with respect to the Cash Merger Consideration, cash in lieu of fractional shares, and any dividends or distributions with respect to the Stock Consideration payable upon due surrender of their certificates. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to any holder of certificates formerly representing Shares for any amount paid to a public official as required by any applicable abandoned property, escheat or similar law.

        (e) Purchaser shall pay all charges and expenses, including those of the Exchange Agent, in connection with the exchange of Shares for the Merger Consideration.

    4.4. APPRAISAL RIGHTS. If any Dissenting Stockholder shall be entitled to require the Company to purchase such stockholder's Shares for their "fair value," as provided in Section 262 of the DGCL, the Company shall give Purchaser notice thereof and Purchaser shall have the right to participate in all negotiations and proceedings with respect to any such demands. Neither the Company nor the Surviving Corporation shall, except with the prior written consent of Purchaser, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment. If any Dissenting Stockholder shall fail to perfect or shall have effectively withdrawn or lost the right to dissent, the Shares held by such stockholder shall thereupon be entitled to be surrendered in exchange for the Merger Consideration.

    4.5. TRANSFER OF SHARES AFTER THE EFFECTIVE TIME. No transfers of Shares shall be made on the stock transfer books of the Surviving Corporation at or after the Effective Time. If, after the Effective Time, certificates representing Shares are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration.

    4.6. PURCHASER DIVIDENDS. No dividends that are otherwise payable on the Stock Consideration to be received in exchange for Shares in the Merger shall be paid to persons entitled to receive the Stock Consideration until such persons surrender their certificates representing Shares. Upon such surrender, there shall be paid to the person in whose name the Stock Consideration shall be issued any dividends which shall have become payable with respect to such Stock Consideration (less the amount of withholding taxes, if any, which may have been imposed thereon) between the Effective Time and the time of such surrender. After such surrender, there shall be paid to the person in whose name the Stock Consideration shall be issued any dividends on such Stock Consideration which shall have a record date after the Effective Time and prior to such surrender and a payment date after such surrender and such payment shall be made on such payment date. In no event shall the persons entitled to receive such dividends be entitled to receive interest on such dividends.

                                   ARTICLE V
                         REPRESENTATIONS AND WARRANTIES

    5.1.  REPRESENTATIONS  AND WARRANTIES OF  THE COMPANY.   The Company  hereby
represents and warrants to Purchaser and Merger Sub that:

        (a) CORPORATE ORGANIZATION AND QUALIFICATION. Each of the Company and its subsidiaries (as defined in Section 9.10) is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation and is in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification, except where such failure to so qualify or be in such good standing, when taken together with all other such failures, does not have a material adverse effect on the financial condition, cash flows, properties, businesses, prospects or results of operations of the Company and its subsidiaries taken as a whole. Each of the Company and its subsidiaries has the requisite corporate power and corporate authority to own and lease its properties and assets and to carry on its respective businesses as they are now being conducted. Schedule 5.1(a) sets forth: each of the Company's subsidiaries; each subsidiary's jurisdiction of organization; each corporation, partnership, joint venture or other organization in which the Company or any of its subsidiaries owns any beneficial interest (other than any publicly-held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than 1% of the stock of which is so owned); and the names of persons other than the Company that are equity investors in the Company's subsidiaries or any such corporation, partnership, joint venture or other organization other than such a publicly-traded corporation. Other than as disclosed in Schedule 5.1(a), the Company has no subsidiaries. The Company has provided to Purchaser complete and correct copies of the Company's Certificate of Incorporation and By-Laws, and comparable charter documents and bylaws of each subsidiary, each as amended to date. The Company's Certificate of Incorporation and By-Laws and the subsidiaries' charter documents and by-laws, as so delivered, are in full force and effect.

        (b) AUTHORIZED CAPITAL. The authorized capital stock of the Company consists of: 20,000,000 Shares, of which 12,861,177 Shares were outstanding on January 31, 1994, and 1,000,000 shares of preferred stock, none of which were outstanding on January 31, 1994. All of the outstanding Shares have been duly authorized and are validly issued, fully paid and nonassessable. The Company has no Shares reserved for issuance, except that, as of January 31, 1994, there were sufficient Shares reserved for issuance pursuant to the options set forth on Schedule 5.1 (b), the 1990 Stock Option Plan and the 1993 Stock Option Plan (collectively, the "Stock Plans"), of which there are 703,616 Shares subject to options outstanding. Each of the outstanding shares of capital stock of each of the Company's subsidiaries is duly authorized, validly issued, fully paid and nonassessable and, except as set forth in Schedule 5.1(a), owned, either directly or indirectly, by the Company free and clear of all liens, pledges, security interests, or similar encumbrances. Except as set forth above and in Schedule 5.1(b), there are no shares of capital stock of the Company authorized, issued or outstanding and there are no preemptive rights or any outstanding subscriptions, options, warrants, rights (including any form of "poison pill" rights), convertible securities or other agreements or commitments of any character to which the Company is a party relating to the issued or unissued capital stock or other securities of the Company or any of its subsidiaries. After the Effective Time, the Surviving Corporation shall have no obligation to issue, transfer or sell any Shares or common stock of the Surviving Corporation pursuant to any Benefit Plan (as defined in Section 5.1(g)). As of the date of this Agreement, there has been no change in the information set forth above as of January 31, 1994, except for such changes that may relate to the exercise or expiration of options granted pursuant to the Stock Plans.

        (c) CORPORATE AUTHORITY. Subject only to approval of this Agreement by the holders of a majority of the outstanding Shares, the Company has the requisite corporate power and corporate authority and has taken all corporate action necessary in order to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement is a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency and other similar laws affecting creditors' rights generally and by general principles of equity.

        (d)  GOVERNMENTAL FILINGS; NO VIOLATIONS.

           (i) Other than the filings provided for in Section 1.3, required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and as set forth on Schedule 5.1(d)(i) or otherwise required by law (together, the "Company Regulatory Filings"), no notices, reports or other filings are required to be made by the Company or any of its subsidiaries with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company or any of its subsidiaries from, any governmental or regulatory authorities of the United States, the several States or any foreign jurisdiction in connection with the execution and delivery of this Agreement by the
       Company and the consummation by the Company of the transactions contemplated hereby. Other than the filings provided for in Section 1.3 or required under the HSR Act or the Exchange Act, Schedule 5.1(d)(i) sets forth all Company Regulatory Filings known by the Company to be required as of the date hereof. Upon becoming aware of any Company Regulatory Filings which are required by law but are not listed on
       Schedule 5.1(d)(i) (other than the filings provided for in Section 1.3 or required under the HSR Act or the Exchange Act), the Company shall promptly notify Purchaser of such Company Regulatory Filings.

           (ii) The execution and delivery of this Agreement by the Company do not, and the consummation by the Company of the transactions contemplated by this Agreement will not, constitute or result in (a) a breach or violation of, or a default under, the Certificate of Incorporation or By-Laws of the Company or the comparable governing instruments of any of its subsidiaries, (b) except as set forth in Schedule 5.1(d)(ii), a breach or violation of, a default under or the triggering of any payment or other material obligations pursuant to, any of the Company's existing Benefit Plans or any grant or award made under any of the foregoing, (c) except as set forth in Schedule 5.1(d)(ii), a breach or violation of, a default or any change in the rights or obligations of any party under, the acceleration of or the creation of a lien, pledge, security interest or similar encumbrance on assets pursuant to (with or without the giving of notice or the lapse of time), any provision of any Material Contract (as defined in Section 5.1(k)) of the Company or any of its subsidiaries or any change in the rights or obligations of the Company or any of its subsidiaries under any law, rule, ordinance or regulation or judgment, decree, order, award or governmental or non-governmental permit or license to which the Company or any of its subsidiaries is subject.

          (iii) If the options outstanding under the 1993 Stock Option Plan are assumed by Purchaser in accordance with the terms of such plan, the execution and delivery of this Agreement by the Company do not, and the consummation by the Company of the transactions contemplated by this Agreement will not, result in the acceleration of any such options.

        (e) COMPANY REPORTS; FINANCIAL STATEMENTS. The Company has delivered to Purchaser (i) each proxy statement or information statement distributed by it since January 1, 1992, (ii) the Company's Annual Report on Form 10-K for the year ended December 31, 1992 and (iii) the Company's Quarterly Reports on Form 10-Q for the periods ended March 31, 1993, June 30, 1993 and September 30, 1993 and (iv) each report on Form 8-K filed by it since December 31, 1992, each in the form (including exhibits and any amendments thereto) filed with the Securities and Exchange Commission (the "SEC") (collectively, the "Company Reports"). As of their respective dates, the Company Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents the consolidated financial position of the Company and its subsidiaries as of its date and each of the consolidated statements of income, of changes in stockholders' equity and of cash flows included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents the results of operations, retained earnings and cash flows, as the case may be, of the Company and its subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments), in each case in accordance with generally accepted accounting principles ("GAAP") consistently applied during the periods involved, except as may be noted therein. Other than the Company Reports, the Company has not filed prior to the date hereof any definitive reports or statements with the SEC since December 31, 1992.

        (f) ABSENCE OF CERTAIN CHANGES; NO OTHER LIABILITIES. Except as disclosed in the Company Reports or in Schedule 5.1(f)(i), since December 31, 1992, to the date hereof, the Company and its subsidiaries have conducted their respective businesses only in, and have not engaged in any material transaction other than according to, the ordinary and usual course of such businesses and there has not been: (i) any material adverse change in the financial condition, cash flows, properties, businesses, prospects or results of operations of the Company and its subsidiaries taken as a whole or any development or combination of developments of which management of the Company is aware which is reasonably likely to result in any such change;
    (ii) any declaration, setting aside or payment of any dividend or other distribution with respect to the capital stock of the Company, (iii) any change by the Company in accounting principles, practices or methods; (iv) any action taken after September 30, 1993 which, if taken after the date of this Agreement, would have required the consent of Purchaser under Section 6.1; or (v) any material revaluation by the Company of any of its assets. Neither the Company nor any subsidiary has any liabilities required to be set forth on a balance sheet in accordance with GAAP, except (i) liabilities that are reflected or disclosed in the most recent of the financial statements referred to in subsection (e) above, (ii) liabilities incurred after September 30, 1993 in the ordinary course of business and consistent in size and amount with the Company's prior experience reflected in the Company Reports or (iii) liabilities that are set forth on Schedule 5.1(f)(iii).

        (g)  EMPLOYEE BENEFITS.

           (i)  To the extent required by law, the Company Reports together with
       Schedule 5.1(g)(i) accurately list as of the date of this Agreement all material bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock and stock option plans, all employment or severance contracts, other material employee benefit plans and any applicable "change of control" or similar provisions in any such plan, contract or arrangement, maintained or contributed to by the Company and its subsidiaries. All such plans (regardless of whether they are funded or unfunded or foreign or domestic) and any other material "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (collectively "Benefit Plans") are listed in Schedule 5.1(g)(i). True and complete copies of (i) all Benefit Plans and such other contracts or arrangements, including, but not limited to, any trust instruments and/or insurance contracts, if any, forming a part of any such plans, contracts and arrangements, and all amendments thereto, and (ii) to the extent applicable, summary plan descriptions, Form 5500's and actuarial reports have been provided to Purchaser. Neither the Company nor its subsidiaries has any obligation (or made any promise) to adopt any new plans or amend existing Benefit Plans which would increase the benefits or liabilities under such Benefit Plans.

           (ii) All Benefit Plans have been operated and administered in material compliance with their terms, and, to the extent subject to ERISA, in compliance with ERISA. There is no pending or threatened litigation relating to the Benefit Plans nor any reasonable basis therefor. No event has occurred that is reasonably likely to subject the Company or any of its subsidiaries to a tax or penalty imposed by either
       Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code"), or Section 502 of ERISA. Except as set forth on Schedule 5.1(g)(ii), each of the Benefit Plans which is intended to be a qualified plan within the meaning of Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified and nothing has occurred to cause the loss of such qualified status.

          (iii) No material liability of Title IV of ERISA has been incurred in the last five years or is expected to be incurred by the Company or any subsidiary of the Company with respect to any ongoing, frozen or terminated "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered a predecessor of the Company or an employer affiliated with the Company under Section 4001 of ERISA (an "ERISA Affiliate"). The Company and its subsidiaries and their ERISA Affiliates have not incurred in the last five years, and are unaware of any impending, withdrawal liability with respect to a multiemployer plan under Subtitle E of Title IV of ERISA.

          (iv) With respect to Benefit Plans, in the aggregate, there are no funded obligations for which contributions have not been made or properly accrued. No accumulated funding deficiency (within the meaning of Section 302 of ERISA or Section 412 of the Code) has occurred with respect to any Benefit Plans. There are no unfunded benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with GAAP, on the consolidated financial statements of the Company and its subsidiaries.

           (v) Neither Company nor any of its subsidiaries is a party to any collective bargaining agreement.

          (vi) Neither Company nor any of its subsidiaries has any obligation for retiree health, medical or life insurance benefits under any Benefit Plans other than (i) coverage mandated by applicable law or (ii) benefits the full cost of which are borne by the current or former employee (or his beneficiary).

          (vii) In the aggregate, there has been no misadministration of, or improper provision with respect to, any Benefit Plans and no event has occurred in connection with which the Company or any of its subsidiaries would be subject to any penalties or liabilities (other than regularly anticipated liabilities for benefits pursuant to such plans), except where such penalties or liabilities, individually and in the aggregate, do not have a material adverse effect on the business, properties, financial condition, cash flows, prospects or results of operations of the Company and its subsidiaries taken as a whole.

         (viii) The current present value of all accumulated benefit obligations under each of the Benefit Plans which is subject to Title IV of ERISA did not, as of its latest valuation date, exceed the then current value of the assets of such plan allocable to such benefit liabilities by more than the amount, if any, disclosed in the Company's most recent 10-K, based upon reasonable actuarial assumptions currently utilized for such plan.

          (ix) Except as set forth in Schedule 5.1(g)(ix), there have been no material increases in salaries or bonuses (including grants of stock options) paid to executives of the Company or its subsidiaries after September 30, 1993.

        (h) PROXY STATEMENT. The joint proxy statement with respect to the meetings of stockholders referred to in Section 6.3 (the "Proxy Statement") shall not, on the date the Proxy Statement (including any amendment or supplement thereto) is first mailed to stockholders, or at the time of the stockholders meetings referred to in Section 6.3, with respect to any information concerning the Company or any of its subsidiaries or any of their affiliates, officers, directors, employees, shareholders or advisers, any information pertaining to the Company's consideration of participation in the transactions contemplated by this Agreement, or any information incorporated by reference to a document filed by the Company (or any officer or shareholder thereof) with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement shall comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information concerning Purchaser or any of its subsidiaries or advisers included or incorporated by reference in the Proxy Statement.

        (i) TAXES. Except as disclosed in writing to Purchaser on the date hereof, the Company and each of its subsidiaries has timely filed, or caused to be timely filed, all federal, state, local and foreign income, gross receipts, sales, use, property, production, payroll, franchise, withholding, employment, social security, license, excise, transfer, gains and other tax returns or reports required to be filed by it, and has paid or withheld, or caused to be paid or withheld, all taxes of any nature whatsoever, including any related penalties, interest and liabilities (any of the foregoing being referred to herein as a "Tax"), required to be paid, other than such Taxes for which adequate reserves have been established and which (a) are being contested in good faith or (b) are not subject to penalty for late payment. Except as previously disclosed to Purchaser, there are no claims or assessments pending against the Company or any subsidiary for any alleged deficiency in any Tax, and the Company does not know of any threatened Tax claims or assessments against the Company or any subsidiary, nor of any basis upon which such a claim or assessment would successfully be made (other than those for which adequate reserves have been established). Neither the Company nor any of its subsidiaries has made an election to be treated as a "consenting corporation" under Section 341(f) of the Code. Except as set forth in Schedule 5.1(i)(i), the Company has no waivers or extensions of any applicable statute of limitations to assess any Taxes. Except as set forth in Schedule 5.1(i)(ii), there are no outstanding requests by the Company for any extension of time within which to file any return or within which to pay any Taxes shown to be due on any return. Except as set forth on Schedule 5.1(i)(iv), no taxing authority is conducting or, to the Company's knowledge, has threatened or notified the Company or any of its subsidiaries that it intends to conduct, an audit of any prior tax period of the Company or any of its past or present subsidiaries.

        (j) COMPLIANCE WITH LAW. Each of the Company and its subsidiaries, to the extent conducting a health maintenance organization ("HMO") or insurance business, is duly qualified or authorized and in good standing under the HMO laws or insurance laws, respectively, of each State in which the conduct of such business requires such qualification or authorization. Except as set forth on Schedule 5.1(j), the conduct of the Company's and its subsidiaries' respective businesses is in conformity with all foreign, federal, state, local and other governmental and regulatory requirements, and the forms, procedures and practices of the Company and its subsidiaries are in compliance with all such requirements, to the extent applicable, except where such non-conformities, individually and in the aggregate, do not have a material adverse effect on the business, properties, financial condition, cash flows, prospects or results of operations of the Company and its subsidiaries taken as a whole.

        (k) CERTAIN AGREEMENTS. Schedule 5.1(k) sets forth, as of the date of this Agreement, a true and complete list of (i) each contract, agreement or other arrangement of or involving the Company or any of its subsidiaries with respect to indebtedness for money borrowed (other than trade payables in the ordinary and usual course of business), including, but not limited to, letters of credit, guaranties and swap and similar agreements, (ii) each contract, agreement or other arrangement which limits or restricts the ability of the Company or any of its subsidiaries to compete or otherwise to conduct its business in any manner or place, (iii) each mortgage, contract, license, lease, indenture or other agreement of the Company or any of its subsidiaries (a) which would be required by Rule 601(b)(10) of SEC Regulation S-K to be filed as an exhibit to an Annual Report on Form 10-K (other than any Benefit Plan), or (b) which constitutes any other liability (including, without limitation, any guarantee, surety contract or similar instrument), obligation or transaction and, in the case of any item referred to in this clause (iii)(b), is material to the Company and its subsidiaries or their businesses or prospects taken as a whole, and
    (iv) for each of the three administrative regions of the Company (Midwestern, Colorado and California) (a) the ten largest contracts or agreements (based on revenues generated thereunder) with employer groups and
    (b) the ten largest contracts or agreements (based on payments made thereunder) with providers of health care services (the items referred to in clauses i, ii, iii(a), iii(b) and (iv) of this sentence being referred to herein as "Material Contracts"). A true and complete copy of each Material Contract has been made available to Purchaser (other than pricing data in contracts with employer groups and providers). Except as set forth in
    Schedule 5.1(k), each Material Contract is a valid and legally binding obligation of the Company or one of its subsidiaries, whichever is applicable, is in full force and effect, all material obligations required to be performed thereunder as of the date hereof by the Company or its subsidiaries, whichever is applicable, have been performed to date, and, to the knowledge of the Company, no other party to any such Material Contract is in default in any material respect under the terms thereof except for such failures to perform or defaults which do not give rise to any rights of termination, damages or other changes in the relations of the parties and individually and in the aggregate are not material.

        (l)  TITLE TO PROPERTY.

           (i) The Company and its subsidiaries own and hold title to all real and other property reflected in the Company Reports as owned by the Company, free and clear of all mortgages, liens, security interests or encumbrances of any nature whatsoever, except for (i) such as are disclosed in the Company Reports or Schedule 5.1(l), (ii) mechanics', carriers', workmen's, repairmen's or other like liens arising or incurred in the ordinary course of business and (iii) liens for taxes, assessments and other governmental charges which are not due and payable or which may thereafter be paid without penalty or are being contested in good faith by appropriate proceedings.

           (ii) All material leasehold properties held by the Company or any of its subsidiaries as lessee are held under valid, binding and enforceable leases, subject only to exceptions that, individually and in the aggregate, do not adversely affect the value or use thereof. There is no pending or threatened order, decree, injunction, judgment, ruling or writ, or action, complaint, investigation, suit or other proceeding, whether civil or criminal, in law or in equity, or before any arbitrator or governmental entity ("Actions") that would materially interfere with the quiet enjoyment of such leasehold interests by the Company or its subsidiaries.

        (m) BROKERS AND FINDERS. Other than as required by Section 8.5 of this Agreement, neither the Company nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage, finder's, breakup, topping, termination or similar fees or commissions in connection with the transactions contemplated herein, except that the Company has employed Kidder Peabody & Co. as its financial advisor.

        (n) LEGAL PROCEEDINGS. Except as set forth in Schedule 5.1(n), there is no Action, either pending or, to the knowledge of the Company, threatened, against or affecting the Company or any subsidiary or any of their respective properties or assets that might reasonably be expected to result in an adverse judgment of $100,000 or more, or could reasonably be expected to materially adversely affect the conduct of the Company's or its subsidiaries' business or to impede or prohibit any of the transactions contemplated by this Agreement. Schedule 5.1(n) lists each Action that involves a claim or potential claim of aggregate liability in excess of $100,000 against, or that enjoins or seeks to enjoin any activity by, the Company or any subsidiary. Except as set forth in Schedule 5.1(n) or in connection with the transactions contemplated hereby, there is no matter as to which the Company or any subsidiary has received any notice, claim or assertion, or, to the knowledge of the Company, which otherwise has been threatened or is reasonably expected to be threatened or initiated, against or affecting any director, officer, employee, agent or representative of the Company or any subsidiary or any other person, nor to the knowledge of the Company is there any reasonable basis therefor, in connection with which any such person has or may reasonably be expected to have any right to be indemnified by the Company or any subsidiary.

        (o) FAIRNESS OPINION. The Company and its Board of Directors has received from Kidder Peabody & Co. an opinion, dated the date hereof, to the effect that the consideration to be received by the stockholders of the Company in the Merger is fair, from a financial point of view, to such holders.

        (p) REGULATORY STATEMENTS. The annual and quarterly statements described on Schedule 5.1(p) and the statutory balance sheets and income statements included therein (i) are true and accurate in all material respects, (ii) are complete in accordance with the accounting principles or practices set forth in applicable State laws and regulations or prescribed or permitted by the relevant State regulatory body ("Statutory Accounting Principles") in all material respects, (iii) present fairly the statutory financial condition and results of operations of the Company and/ or its subsidiary as of the dates and for the periods indicated therein and have been prepared in accordance with Statutory Accounting Principles consistently applied throughout the periods indicated, except as expressly set forth therein, and (iv) constitute all state-mandated periodic statutory accounting reports required to be filed by the Company or any of its subsidiaries since December 31, 1992.

        (q) INSURANCE. Schedule 5.1(q) lists all policies of insurance currently in effect to which the Company or any of its subsidiaries is a beneficiary or named insured. Neither the Company nor any subsidiary is in default under any such policy, and all such policies are in full force and effect, with all premiums due thereon paid. The Company and its subsidiaries have timely filed claims with their respective insurers with respect to all matters and occurrences for which they believe they have coverage.

        (r) INSURANCE SUBSIDIARIES. TakeCare Insurance Company, a Colorado corporation and wholly owned subsidiary of the Company ("TIC"), is duly licensed and in good standing to issue indemnity health insurance and transact the business of insurance in the State of Colorado. TakeCare Life Insurance Company, an Arizona corporation and wholly owned subsidiary of the Company ("TC Life" and together with TIC, the Insurance Subsidiaries"), is duly licensed and in good standing to issue indemnity health reinsurance and transact the business of reinsurance in the State of Arizona. Copies of the Insurance Subsidiaries' licenses are set forth in Schedule 5.1 (r). Since December 31, 1990 (and prior to December 31, 1990, to the knowledge of the Company) the Insurance Subsidiaries have never had any license or certificate of authority revoked nor has any state refused any of their applications for a license or certificate of authority. To the knowledge of the Company, since December 31, 1990, no violations have been recorded in respect of any such licenses or certificates of authority, and no investigation or proceeding is pending or threatened which might involve the revocation or limitation of any of such licenses or certificates. Except as set forth in Schedule 5.1 (r), there are no conditions to such licenses or certificates of authority. The Company is not in possession of any information which would lead it to believe that any licenses or permits necessary to the conduct of the Insurance Subsidiaries' respective businesses will not remain in full force and effect for the full length of their terms. The insurance reserving practices and policies of the Insurance Subsidiaries have been selected and applied in good faith and comply with Statutory Accounting Principles, and such practices and policies are reflected in the annual convention form statements of the Insurance Subsidiaries filed with the Insurance Commissioners of their respective States of qualification for the years ended

    December 31, 1992 and 1993 (and 1991 with respect to TIC), except for such non-compliances as cannot materially adversely affect the conduct of the business or prospects of the Insurance Subsidiaries.

        (s) INVESTMENTS. A statement of the Company's investment policy (the "Investment Policy") is set forth on Schedule 5.1(s). Except as described on
    Schedule 5.1(s), all investments currently held by the Company and its subsidiaries have been made and maintained in accordance with the Investment Policy, and in the aggregate, there is no recognized or unrecognized loss attributable to such investments that are not reflected on the most recent balance sheet included in the Company Reports.

        (t) IBNR RESERVES. The reserves established by the Company and its subsidiaries (including the Insurance Subsidiaries) in the Company Reports, or in any financial statement or balance sheet contained in any document filed with the SEC a fter the date hereof, for incurred but not yet paid claims for, or relating to, medical treatment or similar claims (i) are computed in accordance with presently accepted industry standards consistently applied, (ii) meet the requirements of any law, rule or regulation applicable to such reserves, (iii) are computed on the basis of assumptions consistent with those used in computing the corresponding reserve in the prior fiscal year, and (iv) include provision for all actuarial reserves and related items which ought to be established in accordance with applicable laws or regulations and prudent industry practices. As of the date of this Agreement, neither the Company nor its senior management is aware of any fact or circumstance which would necessitate, in the good faith application of prudent reserving practices and policies, any material adverse change in reserves for such incurred but not yet paid claims above that reflected in the most recent balance sheet included in the Company Reports (other than increases consistent with past experience resulting from increases in enrollment with respect to the Company's services).

        (u) HEALTH CARE PROVIDER CONTRACTS. Except as set forth in Schedule 5.1(u), as of the date of this Agreement, there is no pending or, to the Company's knowledge, threatened cancellation of any material contract between the Company or any of its subsidiaries and any provider of health care services, and the Company does not believe that any such cancellation will occur prior to December 31, 1994.

        (v) AUDITS BY GOVERNMENTAL ENTITIES. As of the date of this Agreement, other than as disclosed in Schedule 5.1(v), no audit of the Company or any of its subsidiaries which may be expected to have a material adverse effect on the Company and its subsidiaries (taken as a whole) is pending before, or to the Company's knowledge has been threatened by, any governmental or regulatory authority of the United States (other than the Internal Revenue Service), the several States (other than state taxing authorities) or any foreign jurisdiction nor is any such audit anticipated to occur before December 31, 1994.

        (w)   ENVIRONMENTAL COMPLIANCE.  Except as set forth in Schedule 5.1(w),
    (i) neither the Company nor any subsidiary has generated, used, transported, treated, stored, released or disposed of, or has permitted anyone else (in a manner that might expose the Company or any of its subsidiaries to liability or penalties) to generate, use, transport, treat, store, release or dispose of any Hazardous Substances (as defined below) in violation of any applicable laws, regulations, orders or other requirements of governmental authorities relating to Hazardous Substances or to the use, storage, treatment, disposal, transport, generation, release or exposure of others to Hazardous Substances (collectively, "Environmental Regulations"); (ii) there has not been any generation, use, transportation, treatment, storage, release or disposal of any Hazardous Substance in connection with the conduct of the business of the Company or any subsidiary or the use of any property or facility of the Company or any subsidiary which has created or might reasonably be expected to create any liability under any Environmental Regulations or which would require reporting to or notification of any governmental or regulatory authorities of the United States, the several States or any foreign jurisdiction; and (iii) any Hazardous Substance handled or dealt with in any way in connection with the businesses of the Company or any subsidiary has been and is being handled or dealt with in all respects in compliance with applicable Environmental Regulations, except where such non-compliances under clauses (i), (ii) and (iii), individually and in the aggregate, do not have a material adverse effect on the business, properties, financial condition, cash flows, prospects or results of operations of the Company and its subsidiaries taken as a whole. For purposes of this paragraph, "Hazardous Substance" includes (but shall not be limited to) substances that are defined or listed in, or otherwise classified pursuant to, any applicable Environmental Regulations as "hazardous substances," "hazardous materials," "hazardous wastes" or "toxic substances," or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitibility, corrosivity, reactivity, carcinogenicity, reproductive toxicity or "EP toxicity," and petroleum and drilling fluids, produced waters and other wastes associated with the exploration, development, or production of crude oil, natural gas or geothermal energy.

    5.2. REPRESENTATIONS AND WARRANTIES OF PURCHASER AND MERGER SUB. Purchaser and Merger Sub represent and warrant to the Company that:

        (a) CORPORATE ORGANIZATION AND QUALIFICATION. Each of Purchaser and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation and is in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification, except where such failure to so qualify or be in such good standing, when taken together with all other such failures, does not have a material adverse effect on the financial condition, cash flows, properties, businesses, prospects or results of operations of Purchaser and its subsidiaries taken as a whole. Each of Purchaser and its subsidiaries has the requisite corporate power and corporate authority to own and lease its properties and assets and to carry on its respective businesses as they are now being conducted. Schedule 5.2(a) sets forth: each of Purchaser's subsidiaries; each subsidiary's jurisdiction of organization; and each corporation, partnership, joint venture or other organization in which Purchaser or any of its subsidiaries owns any beneficial interest (other than any publicly-held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than 1% of the stock of which is so owned). Purchaser has made available to the Company complete and correct copies of Purchaser's Certificate of Incorporation and By-Laws, and comparable charter documents and bylaws of each subsidiary, each as amended to date. Purchaser's Certificate of Incorporation and By-Laws and the subsidiaries' charter documents and by-laws are in full force and effect.

        (b) AUTHORIZED CAPITAL. The authorized capital stock of Purchaser consists of: 70,000,000 shares of FHP Common Stock, of which 33,109,582 shares were outstanding on December 31, 1993, and 5,000,000 shares of preferred stock, none of which were outstanding on December 31, 1993. All of the outstanding shares of FHP Common Stock have been duly authorized and are validly issued, fully paid and nonassessable. Purchaser has no shares of FHP Common Stock reserved for issuance, except that, as of December 31, 1993, there were 5,278,745 shares reserved for issuance pursuant to Purchaser's Executive Incentive Plan (the "Incentive Plan"), of which there were 2,771,703 shares subject to options outstanding, and there were 8,970,321 shares reserved for issuance on exercise of the Rights under the Rights Agreement. Each of the outstanding shares of capital stock of each of Purchaser's subsidiaries is duly authorized, validly issued, fully paid and nonassessable and, except as set forth in Schedule 5.2(a), owned, either directly or indirectly, by Purchaser free and clear of all liens, pledges, security interests, or similar encumbrances. Except as set forth above and in Schedule 5.2(b), there are no shares of capital stock of Purchaser authorized, issued or outstanding and there are no preemptive rights or any outstanding subscriptions, options, warrants, rights (including any form of "poison pill" rights), convertible securities or other agreements or commitments of any character to which Purchaser is a party relating to the issued or unissued capital stock or other securities of Purchaser or any of its subsidiaries. As of the date of this Agreement, there has been no change in the information set forth above as of December 31, 1993, except for such changes that may relate to the exercise or expiration of options granted pursuant to the Incentive Plan. Upon issuance, the Stock Consideration will be duly authorized, validly issued, non-assessable and free of preemptive rights.

        (c) CORPORATE AUTHORITY. Subject only to approval by the holders of a majority of the outstanding shares of FHP Common Stock of this Agreement and an amendment to Purchaser's Certificate of Incorporation to increase the number of shares of preferred stock which Purchaser is authorized to issue, each of Purchaser and Merger Sub has the requisite corporate power and corporate authority and has taken all corporate action necessary in order to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement is a valid and binding agreement of Purchaser and Merger Sub enforceable against Purchaser and Merger Sub in accordance with its terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency and other similar laws affecting creditors' rights generally and by general principles of equity.

        (d)  GOVERNMENTAL FILINGS; NO VIOLATIONS.

           (i) Other than the filings provided for in Section 1.3 and such filings as are required under the HSR Act, the Securities Act, the Exchange Act, by the insurance, HMO (or similar body), securities or "blue sky" laws of the various States and as set forth on Schedule 5.2(d)(i) or otherwise required by law (together, the "Purchaser Regulatory Filings" and together with the Company Regulatory Filings, the "Regulatory Filings"), no notices, reports or other filings are required to be made by Purchaser or Merger Sub with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Purchaser or Merger Sub from, any governmental or regulatory authorities of the United States, the several States or any foreign jurisdiction in connection with the execution and delivery of this Agreement by Purchaser and Merger Sub and the consummation by Purchaser and Merger Sub of the transactions contemplated hereby. Other than the filings provided for in Section 1.3 or required under the HSR Act, the Securities Act, the Exchange Act or by the insurance, HMO (or similar body), securities or "blue sky" laws of the various States, Schedule 5.2(d)(i) sets forth all Purchaser Regulatory Filings known by Purchaser to be required as of the date hereof. Upon becoming aware of any Purchaser Regulatory Filings which are required by law but are not listed on Schedule 5.2(d)(i) (other than the filings provided for in Section 1.3 or required under the HSR Act, the Securities Act, the Exchange Act or by the insurance, HMO (or similar body), securities or "blue sky" laws of the various States), Purchaser shall promptly notify the Company of such Purchaser Regulatory Filings.

           (ii) The execution and delivery of this Agreement by Purchaser and Merger Sub do not, and the consummation by Purchaser and Merger Sub of the transactions contemplated by this Agreement will not, constitute or result in (a) a breach or violation of, or a default under, the Certificate of Incorporation or By-Laws of Purchaser or the comparable governing instruments of any of its subsidiaries, including Merger Sub, or (b) a breach or violation of, a default or any change in the rights or obligations of any party under, the acceleration of or the creation of a lien, pledge, security interest or similar encumbrance on assets pursuant to (with or without the giving of notice or the lapse of time), any provision of any Contract (as defined in Section 5.2(k)) of Purchaser or any of its subsidiaries or any change in the rights or obligations of Purchaser or any of its subsidiaries under any law, rule, ordinance or regulation or judgment, decree, order, award or governmental or non-governmental permit or license to which Purchaser or any of its subsidiaries is subject, except, in the case of clause (b) above, for such breaches, violations, defaults, accelerations or changes that, alone and in the aggregate, do not have a material adverse effect on the financial condition, cash flows, properties, businesses, prospects or results of operations of Purchaser and its subsidiaries taken as a whole or that could not prevent or materially delay the Merger.

        (e) PURCHASER REPORTS; FINANCIAL STATEMENTS. Purchaser has delivered to the Company (i) each proxy statement or information statement prepared by Purchaser since December 31, 1992, (ii) Purchaser's Annual Report on Form 10-K for the fiscal year ended June 30, 1993, (iii) Purchaser's Quarterly Report on Form 10-Q for the period ended September 30, 1993 and (iv) each report on Form 8-K filed by it since June 30, 1993, each in the form
    (including exhibits and any amendments thereto) filed with the SEC (collectively, the "Purchaser Reports"). As of their respective dates, the Purchaser Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Each of the consolidated balance sheets included in or incorporated by reference into the Purchaser Reports (including the related notes and schedules) fairly presents the consolidated financial position of Purchaser and its subsidiaries as of its date and each of the consolidated statements of income and of cash flows included in or incorporated by reference into the Purchaser Reports (including any related notes and schedules) fairly presents the results of operations, retained earnings and cash flows, as the case may be, of Purchaser and its consolidated subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein. Other than the Schedule 13D filed in connection with this transaction, the registration statement on Form S-3 relating to Purchaser's outstanding debt securities and the Purchaser Reports, Purchaser has not filed prior to the date hereof any definitive reports or statements with the SEC since June 30, 1993.

        (f) ABSENCE OF CERTAIN CHANGES; NO OTHER LIABILITIES. Except as disclosed in the Purchaser Reports or as disclosed to the Company in writing on or prior to the date hereof, since December 31, 1992, to the date hereof, Purchaser and its subsidiaries have conducted their respective businesses only in, and have not engaged in any material transaction other than according to, the ordinary and usual course of such businesses and there has not been: (i) any material adverse change in the financial condition, cash flows, properties, businesses, prospects or results of operations of Purchaser and its subsidiaries taken as a whole or any development or combination of developments of which management of Purchaser is aware which is reasonably likely to result in any such change; (ii) any change by Purchaser in accounting principles, practices or methods, other than as disclosed in the Purchaser Reports; (iii) any declaration, setting aside or payment of any dividend or other distribution with respect to the capital stock of Purchaser; or (iv) any material revaluation by Purchaser of any of its assets. Neither Purchaser nor any subsidiary has any liabilities required to be set forth on a balance sheet in accordance with GAAP, except
    (i) liabilities that are reflected or disclosed in the most recent of the financial statements referred to in subsection (e) above, (ii) liabilities incurred after September 30, 1993 in the ordinary course of business and consistent in size and amount with Purchaser's prior experience reflected in the Purchaser Reports or (iii) liabilities that are set forth on Schedule 5.2(f).

        (g)  EMPLOYEE BENEFITS.

           (i) To the extent required by law, the Purchaser Reports together with Schedule 5.2(g) accurately list as of the date of this Agreement all material bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock and stock option plans, all material employment or severance contracts, other material employee benefit plans and any applicable "change of control" or similar provisions in any such plan, contract or arrangement, maintained or contributed to by Purchaser and its subsidiaries (collectively, the "Purchaser Benefit Plans").

           (ii) With respect to the Purchaser Benefit Plans, in the aggregate, there are no funded obligations for which contributions have not been made or properly accrued. No accumulated funding deficiency (within the meaning of Section 302 of ERISA or Section 412 of the Code) has occurred with respect to any Purchaser Benefit Plans. There are no unfunded benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with GAAP, on the consolidated financial statements of Purchaser and its subsidiaries.

          (iii) Neither Purchaser nor any of its subsidiaries is a party to any collective bargaining agreement.

          (iv) Neither Purchaser nor any of its subsidiaries has any obligation for retiree health, medical or life insurance benefits under any Purchaser Benefit Plans other than (i) coverage mandated by applicable law or (ii) benefits the full cost of which are borne by the current or former employee (or his beneficiary).

           (v) In the aggregate, there has been no misadministration of, or improper provision with respect to, any Purchaser Benefit Plans and no event has occurred in connection with which Purchaser or any of its subsidiaries would be subject to any penalties or liabilities (other than regularly anticipated liabilities for benefits pursuant to such plans), except where such penalties or liabilities, individually and in the aggregate, do not have a material adverse effect on the business, properties, financial condition, cash flows, prospects or results of operations of Purchaser and its subsidiaries taken as a whole.

        (h) PROXY STATEMENT. The Proxy Statement shall not, on the date the Proxy Statement (including any amendment or supplement thereto) is first mailed to stockholders, or at the time of the stockholders meetings referred to in Section 6.3, with respect to any information concerning Purchaser or any of its subsidiaries or any of their affiliates, officers, directors, employees, shareholders or advisers, any information pertaining to Purchaser's consideration of participation in the transactions contemplated by this Agreement, or any information incorporated by reference to a document filed by Purchaser (or any officer or shareholder thereof) with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement shall comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, Purchaser makes no representation or warranty with respect to any information concerning the Company or any of its subsidiaries or advisers included or incorporated by reference in the Proxy Statement.

        (i) TAXES. Purchaser and each of its subsidiaries has timely filed, or caused to be timely filed, all federal, state, local and foreign income, gross receipts, sales, use, property, production, payroll, franchise, withholding, employment, social security, license, excise, transfer, gains and other tax returns or reports required to be filed by it, and has paid or withheld, or caused to be paid or withheld, all Taxes required to be paid, other than such Taxes for which adequate reserves have been established and which (a) are being contested in good faith or (b) are not subject to penalty for late payment. Except as previously disclosed to the Company, there are no claims or assessments pending against Purchaser or any subsidiary for any alleged deficiency in any Tax, and Purchaser does not know of any threatened Tax claims or assessments against Purchaser or any subsidiary, nor of any basis upon which such a claim or assessment would successfully be made (other than those for which adequate reserves have been established). Neither Purchaser nor any of its subsidiaries has made an election to be treated as a "consenting corporation" under Section 341(f) of the Code. Except as set forth in Schedule 5.2(i)(i), Purchaser has no waivers or extensions of any applicable statute of limitations to assess any Taxes. Except as set forth in Schedule 5.2(i)(ii), there are no outstanding requests by Purchaser for any extension of time within which to file any return or within which to pay any Taxes shown to be due on any return. Except as set forth on Schedule 5.2(i)(iv), no taxing authority is conducting or, to the knowledge of Purchaser, has threatened or notified Purchaser or any of its subsidiaries that it intends to conduct, an audit of any prior tax period of Purchaser or any of its past or present subsidiaries.

        (j) COMPLIANCE WITH LAW. The conduct of Purchaser's and its subsidiaries' respective businesses is in conformity with all foreign, federal, state, local and other governmental and regulatory requirements, and the forms, procedures and practices of Purchaser and its subsidiaries are in compliance with all such requirements, to the extent applicable, except where such non-conformities, individually and in the aggregate, do not have a material adverse effect on the business, properties, financial condition, cash flows, prospects or results of operations of Purchaser and its subsidiaries taken as a whole.

        (k) CERTAIN AGREEMENTS. Schedule 5.2(k) sets forth, as of the date of this Agreement, a true and complete list of (i) each contract, agreement or other arrangement of or involving Purchaser or any of its subsidiaries with respect to indebtedness for money borrowed (other than trade payables in the ordinary and usual course of business), including, but not limited to, letters of credit, guaranties and swap and similar agreements, (ii) each contract, agreement or other arrangement which limits or restricts the ability of Purchaser or any of its subsidiaries to compete or otherwise to conduct its business in any manner or place, (iii) each mortgage, contract, license, lease, indenture or other agreement of Purchaser or any of its subsidiaries (a) which would be required by Rule 601(b)(10) of SEC Regulation S-K to be filed as an exhibit to an Annual Report on Form 10-K (other than any Purchaser Benefit Plan), or (b) which constitutes any other liability (including, without limitation, any guarantee, surety contract or similar instrument), obligation or transaction and, in the case of any item referred to in this clause (iii)(b), is material to Purchaser and its subsidiaries or their businesses or prospects taken as a whole, and (iv) for the California administrative region of Purchaser (a) the ten largest contracts or agreements (based on revenues generated thereunder) with employer groups and (b) the ten largest contracts or agreements (based on payments made thereunder) with providers of health care services (the items referred to in clauses i, ii, iii(a), iii(b) and (iv) of this sentence being referred to herein as "Contracts"). A true and complete copy of each Contract has been made available to the Company (other than pricing data in contracts with employer groups and providers). Except as set forth in
    Schedule 5.2(k), each Contract is a valid and legally binding obligation of Purchaser or one of its subsidiaries, whichever is applicable, is in full force and effect, all material obligations required to be performed thereunder as of the date hereof by Purchaser or its subsidiaries, whichever is applicable, have been performed to date, and, to the knowledge of Purchaser, no other party to any such Contract is in default in any material respect under the terms thereof except for such failures to perform or defaults which do not give rise to any rights of termination, damages or other changes in the relations of the parties and individually and in the aggregate are not material.

        (l)  TITLE TO PROPERTY.

           (i) Purchaser and its subsidiaries own and hold title to all real and other property reflected in the Purchaser Reports as owned by Purchaser, free and clear of all mortgages, liens, security interests or encumbrances of any nature whatsoever, except for (i) such as are disclosed in the Purchaser Reports or Schedule 5.2(l), (ii) mechanics', carriers', workmen's, repairmen's or other like liens arising or incurred in the ordinary course of business and (iii) liens for taxes, assessments and other governmental charges which are not due and payable or which may thereafter be paid without penalty or are being contested in good faith by appropriate proceedings.

           (ii) All material leasehold properties held by Purchaser or any of its subsidiaries as lessee are held under valid, binding and enforceable leases, subject only to exceptions that, individually and in the aggregate, do not adversely affect the value or use thereof. There is no pending or threatened Action that would materially interfere with the quiet enjoyment of such leasehold interests by Purchaser or its subsidiaries.

        (m) BROKERS AND FINDERS. Other than as required by Section 8.5 of this Agreement, neither Purchaser nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage, finder's, breakup, topping, termination or similar fees or commissions in connection with the transactions contemplated herein, except that Purchaser has employed Smith Barney Shearson Inc. as its financial advisor.

        (n) LEGAL PROCEEDINGS. There is no Action, either pending or, to the knowledge of Purchaser, threatened, against or affecting Purchaser or any subsidiary or any of their respective properties or assets that might reasonably be expected to materially adversely affect the conduct of Purchaser's and its subsidiaries' business or to impede or prohibit any of the transactions contemplated by this Agreement. Except as set forth in the Purchaser Reports or in connection with the transactions contemplated hereby, there is no matter as to which Purchaser or any subsidiary has received any notice, claim or assertion, or, to the knowledge of Purchaser, which otherwise has been threatened or is reasonably expected to be threatened or initiated, against or affecting any director, officer, employee, agent or representative of Purchaser or any subsidiary or any other person, nor to the knowledge of Purchaser is there any reasonable basis therefor, in connection with which any such person has or may reasonably be expected to have any right to be indemnified by Purchaser or any subsidiary, except where such rights of indemnification, individually and in the aggregate, do not have a material adverse effect on the business, properties, financial condition, cash flows, prospects or results of operations of Purchaser and its subsidiaries taken as a whole.

        (o) FAIRNESS OPINION. Purchaser and its Board of Directors has received from Smith Barney Shearson Inc. an opinion, dated the date hereof, to the effect that the consideration to paid to the stockholders of the Company in the Merger is fair, from a financial point of view, to Purchaser and its stockholders.

        (p) REGULATORY STATEMENTS. The annual and quarterly statements described on Schedule 5.2(p) and the statutory balance sheets and income statements included therein (i) are true and accurate in all material respects, (ii) are complete in accordance with Statutory Accounting Principles in all material respects, (iii) present fairly the statutory financial condition and results of operations of Purchaser and/or its subsidiaries as of the dates and for the periods indicated therein and have been prepared in accordance with Statutory Accounting Principles consistently applied throughout the periods indicated, except as expressly set forth therein, and (iv) constitute all state-mandated periodic statutory accounting reports required to be filed by Purchaser or any of its subsidiaries since December 31, 1992.

        (q) INSURANCE. Neither Purchaser nor any subsidiary is in default under any policy of insurance, and all such policies are in full force and effect, with all premiums due thereon paid. Purchaser and its subsidiaries have timely filed all material claims with their respective insurers with respect to all matters and occurrences for which they believe they have coverage.

        (r) INVESTMENTS. A statement of Purchaser's investment policy (the "Purchaser Investment Policy") is set forth on Schedule 5.2(r). Except as described on Schedule 5.2(r), all investments currently held by Purchaser and its subsidiaries have been made and maintained in accordance with the Purchaser Investment Policy, and in the aggregate, there is no recognized or unrecognized loss attributable to such investments that are not reflected on the most recent balance sheet included in the Purchaser Reports.

        (s) IBNR RESERVES. The reserves established by Purchaser and its subsidiaries in the Purchaser Reports, or in any financial statement or balance sheet contained in any document filed with the SEC after the date hereof, for incurred but not yet paid claims for, or related to, medical treatment or similar claims (i) are computed in accordance with presently accepted industry standards consistently applied, (ii) meet the requirements of any law, rule or regulation applicable to such reserves, (iii) are computed on the basis of assumptions consistent with those used in computing the corresponding reserve in the prior fiscal year, and (iv) include provision for all actuarial reserves and related items which ought to be established in accordance with applicable laws or regulations and prudent industry practices. As of the date of this Agreement, neither

    Purchaser nor its senior management is aware of any fact or circumstance which would necessitate, in the good faith application of prudent reserving practices and policies, any material adverse change in reserves for such incurred but not yet paid claims above that reflected in the most recent balance sheet included in the Purchaser Reports (other than increases consistent with past experience resulting from increases in enrollment with respect to Purchaser's services).

        (t) HEALTH CARE PROVIDER CONTRACTS. Except as set forth in Schedule 5.2(t), as of the date of this Agreement, there is no pending or, to Purchaser's knowledge, threatened cancellation of any material contract between Purchaser or any of its subsidiaries and any provider of health care services, and Purchaser does not believe that any such cancellation will occur prior to December 31, 1994.

        (u) AUDITS BY GOVERNMENTAL ENTITIES. As of the date of this Agreement, other than as disclosed in Schedule 5.2(u), no audit of Purchaser or any of its subsidiaries which may reasonably be expected to have a material adverse effect on Purchaser and its subsidiaries (taken as a whole) is pending before, or to Purchaser's knowledge has been threatened by, any governmental or regulatory authority of the United States (other than the Internal Revenue Service), the several States (other than state taxing authorities) or any foreign jurisdiction nor is any such audit anticipated to occur before December 31, 1994.

        (v)  ENVIRONMENTAL COMPLIANCE.  Except as set forth in Schedule  5.2(v),
    (i) neither Purchaser nor any subsidiary has generated, used, transported, treated, stored, released or disposed of, or has permitted anyone else (in a manner that might expose Purchaser or any of its subsidiaries to liability or penalties) to generate, use, transport, treat, store, release or dispose of any Hazardous Substances (as defined in Section 5.1(w)) in violation of any Environmental Regulations; (ii) there has not been any generation, use, transportation, treatment, storage, release or disposal of any Hazardous Substance in connection with the conduct of the business of Purchaser or any subsidiary or the use of any property or facility of Purchaser or any subsidiary which has created or might reasonably be expected to create any liability under any Environmental Regulations or which would require reporting to or notification of any governmental or regulatory authorities of the United States, the several States or any foreign jurisdiction; and
    (iii) any Hazardous Substance handled or dealt with in any way in connection with the businesses of Purchaser or any subsidiary has been and is being handled or dealt with in all respects in compliance with applicable Environmental Regulations, except where such non-compliances under clauses
    (i), (ii) and (iii), individually and in the aggregate, do not have a material adverse effect on the business, properties, financial condition, cash flows, prospects or results of operations of Purchaser and its subsidiaries taken as a whole.

                                   ARTICLE VI
                                   COVENANTS

    6.1. INTERIM OPERATIONS OF THE COMPANY. The Company covenants and agrees that, after the date hereof and prior to the Effective Time, unless Purchaser shall have consented in writing thereto:

        (a) the business of the Company and its subsidiaries and affiliates shall be conducted only in the ordinary and usual course, and to the extent consistent therewith, each of the Company and its subsidiaries and affiliates shall use commercially reasonable efforts to preserve its business organization and good will intact, keep available the services of its officers and employees, and maintain its existing relations with customers, suppliers and business associates;

        (b) the Company shall not (i) sell or pledge or agree to sell or pledge any equity securities of its subsidiaries owned by it (except for statutory deposits made (to comply with applicable laws and regulations) after 10-day's prior notice thereof to Purchaser); (ii) amend its Certificate of Incorporation or By-Laws; (iii) split, combine or reclassify the outstanding Shares; or (iv) declare, set aside or pay any dividend payable in cash, stock or property with respect to the Shares;

        (c) except as set forth on Schedule 6.1(c), neither the Company nor any of its subsidiaries shall (i) issue, sell, pledge, dispose of or encumber any additional shares of, or securities convertible or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class of the Company or its subsidiaries, other than additional purchases of securities from wholly-owned subsidiaries of the Company and, in the case of the Company, other than issuances of Shares pursuant to options outstanding on the date hereof under the Stock Plans; (ii) transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of or encumber any assets or incur or modify any indebtedness or other liability other than in the ordinary and usual course of business;
    (iii) acquire directly or indirectly by redemption or otherwise any shares of the capital stock of the Company; or (iv) authorize capital expenditures other than those set forth in the Company's capital expenditure budget for 1994 as previously delivered to Purchaser (and then only to the extent consistent with budgeted amounts for the then year to date as set forth in such budget) or (v) acquire or make any material investment, whether by purchase, contributions to capital, property transfers or otherwise, in any other entity (excluding wholly-owned subsidiaries);

        (d) except as listed on Schedule 5.1(g)(i) neither the Company nor any of its subsidiaries shall grant any new severance or termination pay to, or enter into any new employment or severance agreement with, any director, officer or other employee of the Company or such subsidiaries (except as reasonably required to fill officer vacancies) having potential payments by the Company of $200,000 or more; neither the Company nor any of its subsidiaries shall establish, adopt, enter into, amend or terminate any collective bargaining, bonus, profit sharing, thrift, savings, compensation, stock purchase, stock option, restricted stock, pension, retirement, employee stock ownership, deferred compensation or other plan, agreement, trust, fund, policy or arrangement for the benefit of any directors, officers or employees (the "Compensation and Benefit Plans"), other than the adoption of a 1994 Executive Incentive Plan substantially similar in benefits and structure to the 1993 Executive Incentive Plan, and, except as listed on Schedule 6.1(d), neither the Company nor any of its subsidiaries shall grant any general or uniform increase in the rates of pay or benefits to officers, directors or employees (or a class thereof), or grant any increase in the compensation or benefits of any director, officer or employee not required by the terms of any Compensation and Benefit Plan (except pursuant to the 1993 and 1994 Executive Incentive Plans and for annual salary and benefit increases and bonus compensation in the ordinary course and consistent with past practice and in amounts not in excess of $50,000 per annum individually);

        (e) neither the Company nor any of its subsidiaries shall settle or compromise any material claims or material litigation against the Company or any of its subsidiaries for an amount greater than any reserve established therefor on the date hereof or, except in accordance with their terms and for amendments, modifications, and terminations which are commercially reasonable and do not have a material adverse effect on the financial condition, cash flows, properties, businesses, prospects or results of operations of the Company and its subsidiaries taken as a whole, modify, amend or terminate any of its Material Contracts or, except in the ordinary and usual course of business and consistent with past practice, waive, release or assign any material rights or claims;

        (f) neither the Company nor any of its subsidiaries shall make any tax election or cause any insurance policy naming it as a beneficiary or a loss payable payee to be canceled or terminated as a result of actions or inactions by the Company or any of its subsidiaries; and

        (g) neither the Company nor any of its subsidiaries shall authorize or enter into an agreement to do any of the foregoing.

    6.2. COVENANTS OF PURCHASER. Purchaser covenants and agrees that, after the date hereof and prior to the Effective Time, unless the Company shall have consented in writing thereto:

        (a)  Purchaser shall not and shall not permit any of its subsidiaries to
    (i) declare or pay any extraordinary dividends on or make other extraordinary distributions in respect of any of its shares of capital stock, other than regular quarterly cash dividends, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) repurchase, redeem or otherwise acquire, or permit any subsidiary to purchase or otherwise acquire, any significant portion of the shares of Purchaser's capital stock outstanding or any securities convertible into or exercisable for any shares of its capital stock.

        (b) Purchaser shall not be a party to any acquisition, disposal, merger, reorganization, recapitalization or similar transaction requiring a vote of the stockholders of Purchaser.

    6.3.  MEETINGS OF STOCKHOLDERS; REGISTRATION STATEMENT.

        (a) Each of the Company and Purchaser shall take all action necessary in accordance with applicable law and its Certificate of Incorporation and Bylaws to convene a meeting of its stockholders as promptly as practicable to consider and vote upon this Agreement, the Merger and all matters related thereto (including, with respect to Purchaser, an amendment to its Certificate of Incorporation to increase the number of shares of preferred stock which it is authorized to issue). Each of the Company and Purchaser shall, through their respective Boards of Directors (and subject to compliance by such directors with their respective fiduciary duties as advised by counsel), in the event of an unsolicited Acquisition Proposal (as defined in Section 6.8)), recommend to their respective stockholders approval of such matters, and each of the Company and Purchaser shall use its best efforts to obtain such approval by its stockholders. The Company and Purchaser agree to postpone or delay their respective meetings, or to convene a second meeting, in the event insufficient voting shares are present to conduct the meeting. The Proxy Statement shall not be filed, and no amendment or supplement to the Proxy Statement shall be made by either the Company or Purchaser, without prior consultation with the other party and its counsel.

        (b) As promptly as reasonably practicable, the Company and Purchaser shall prepare and file with the SEC a joint proxy statement for use in connection with their respective stockholder meetings, and Purchaser shall prepare and file with the SEC a registration statement on Form S-4 under the Securities Act and the rules and regulations promulgated thereunder with respect to the Stock Consideration to be issued in the Merger (the "Registration Statement"), which shall include as a part thereof the Proxy Statement. The Company, Purchaser and Merger Sub shall cooperate and use all reasonable efforts to have the Registration Statement declared effective by the SEC. The Company, Purchaser and Merger Sub shall also take any action (other than qualifying to do business in any jurisdiction in which it is now not so qualified) required to be taken under the securities or "blue sky" laws of the various States in connection with the issuance of the Stock Consideration pursuant to the Merger.

    6.4. FILINGS; CONSENTS; OTHER ACTION. Subject to the terms and conditions herein provided, the Company and Purchaser shall: (a) promptly make their respective filings and thereafter make any other required submissions under the HSR Act and other Regulatory Filings; and (b) use their best efforts to promptly take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate to cause any employee benefit plans to accord with this Agreement and applicable law, and to consummate and make effective the transactions contemplated by this Agreement as soon as practicable, including using their best efforts to obtain the consents referred to in Schedule 5.1(d)(ii). Each party shall promptly provide the other (or its counsel) copies of all filings in connection with the Merger made by such party under the HSR Act, all filings after the date hereof and prior to the Effective Time made by such party under the Exchange Act and all other Regulatory Filings in connection with this Agreement and the transactions contemplated hereby and thereby.

    6.5.  ACCESS.

        (a) Upon reasonable notice, the Company shall (and shall cause each of its subsidiaries to) afford Purchaser's officers, employees, counsel, accountants, investment bankers and other authorized representatives ("Representatives") access, during normal business hours throughout the period prior to the Effective Time, to its properties, books, contracts and records (other than pricing data in contracts with employer groups and providers) and, during such period, the Company shall (and shall cause each of its subsidiaries to) furnish promptly to Purchaser all information concerning its business, properties and personnel as Purchaser or its Representatives may reasonably request (other than pricing data in contracts with employer groups and providers), provided that no investigation pursuant to this Section 6.5 shall affect or be deemed to modify any representation or warranty made by the Company.

        (b) Upon reasonable notice, Purchaser shall (and shall cause each of its subsidiaries to) afford the Company's Representatives access, during normal business hours throughout the period prior to the Effective Time, to its properties, contracts, books and records (other than pricing data in contracts with employer groups and providers) and, during such period, Purchaser shall (and shall cause its subsidiaries to) furnish promptly to the Company all information concerning its business and properties as the Company or its Representatives may reasonably request (other than pricing data in contracts with employer groups and providers), provided that no investigation pursuant to this Section 6.5 shall affect or be deemed to modify any representation or warranty made by Purchaser.

        (c) Any information obtained pursuant to this Agreement shall be subject to the confidentiality agreement between the Company and Purchaser dated December 8, 1993 (the "Confidentiality Letter").

    6.6. PUBLICITY. Neither Purchaser nor the Company shall issue any press release after the date hereof or otherwise make any public statement with respect to the transactions contemplated hereby without the consent of the other, except to the extent that the disclosing party is advised in writing by its counsel that such a press release or statement is required by applicable law, and then only after consultation with the other party. The Company and Purchaser shall consult with each other prior to making any filings with any federal or state governmental or regulatory agency or with the National Association of Securities Dealers (the "NASD") with respect to the Merger.

    6.7.  BENEFITS.

    (a) Stock Options.

           (i) Prior to the Effective Time, each of the Company and Purchaser shall use reasonable efforts such that at the Effective Time, each stock option issued and outstanding immediately prior to the Effective Time (whether or not then vested) (each, an "Option") entitling the holder thereof to purchase any Shares (other than those to be cancelled pursuant to Section 6.7(a)(iv)) shall only entitle the holder thereof to receive upon surrender thereof, an option (the "Exchanged Option") to purchase a number of shares of FHP Common Stock equal to the number of Shares subject to such Option immediately prior to the Effective Time (the "Original Number of Shares") multiplied by 2.7586 (the "Option Exchange Ratio"), subject to paragraphs (ii) and (iii) below. The aggregate exercise price of the Exchanged Option shall equal the aggregate exercise price of the original Option, although the per share exercise price shall be appropriately adjusted. The remaining terms of the Exchanged Option shall match the terms of the original Option. The conversion of an Option pursuant to this paragraph shall not, in itself, result in acceleration of the vesting thereof.

           (ii) If the Average Closing Price is less than the Base Price at the Effective Time, the Option Exchange Ratio with respect to each Option shall be adjusted (up to a maximum of 3.2) so that it is equal to $80.00 divided by the Average Closing Price. The aggregate exercise price of such option shall not change, although the per share exercise price shall be appropriately adjusted. No other change in the remaining terms and conditions of such option shall be made.

           (iii) The number of shares of FHP Common Stock issuable upon exercise of the Exchanged Option shall be reduced at the Effective Time by a number of shares equal to (x) the Original Number of Shares multiplied by
       (y) (a) a Pro Rata Share (based on the Original Number of Shares) of the Estimated Excess Expenses multiplied by (b) the result obtained by dividing the Exchange Ratio (as adjusted pursuant to clause (ii)) by $80.00 (the "Adjustment Factor"). On the Determination Date the number of shares of FHP Common Stock issuable upon exercise of the Exchanged Option shall be increased by a number of shares equal to (x) the Original Number of Shares multiplied by (y) (a) a Pro Rata Share (based on the Original Number of Shares) of the excess, if any, of the Estimated Excess Expenses over the Excess Expenses multiplied by (b) the Adjustment Factor. In each case, the aggregate exercise price of such option shall not change, although the per share exercise price shall be appropriately adjusted. No other change in the remaining terms and conditions of such option shall be made.

           (iv) Prior to the Effective Time, Purchaser shall offer (in a form mutually acceptable to Purchaser and the Company), to each holder of a vested stock option to purchase any Shares, the right to receive on the Effective Date in return for the cancellation of the vested portion of such option on the Effective Date an amount equal to (1) the Merger Consideration (as if the Cash Election had been made) times the number of Shares with respect to which such option is then vested (whether or not such vesting has been accelerated) less (2) an amount equal to the sum of the aggregate exercise price with respect to the vested portion of such option plus the applicable withholding taxes applied as follows: 50% of such amount shall be applied to reduce the Convertible Merger Preferred Stock payable pursuant to clause (1) (treating the Convertible Merger Preferred Stock as equivalent to $25.00), 35% of such amount shall be applied to reduce the cash payable pursuant to clause (1) and 15% of such amount shall be applied to reduce the FHP Common Stock payable pursuant to clause (1) (treating the FHP Common Stock as equivalent to the Base Price)."

        (b) EMPLOYMENT AGREEMENTS. The employment agreements in the form to be agreed to by Purchaser and the Company between the Company and the individuals set forth on Schedule 6.7(b), which become effective at the Effective Time, shall be in full force and effect at and after the Effective Time.

        (c) INDEMNIFICATION. After the Effective Time, Purchaser shall indemnify, defend and hold harmless, each present and former director and officer of the Company and each such person's personal representative, estate, testator or intestate successors (the "Indemnified Parties") against any and all losses, claims, damages, liabilities, costs, expenses, judgments and amounts paid in settlement with the approval of Purchaser (which approval shall not be unreasonably withheld) in connection with any actual or threatened claim, action, suit, proceeding or investigation arising out of or pertaining to any action or omission occurring prior to the Effective Time (including without limitation, any which arise out of or relate to the transactions contemplated by this Agreement), whether asserted or claimed prior to, or on or after, the Effective Time, to the full extent the Company would be permitted under Delaware Law to indemnify such Indemnified Parties as the Company's own directors and officers. In addition, Purchaser shall pay expenses incurred by an Indemnified Party in advance of the final disposition of any such action or proceeding upon receipt of an undertaking by or on behalf of such Indemnified Party to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified. Without limiting the foregoing, in the event any claim, action, suit, proceeding or investigation is brought against any Indemnified Party, the Surviving Corporation shall be entitled to assume the defense of any such action or proceeding. Upon assumption by the Surviving Corporation of the defense of any such action or proceeding, the Indemnified Party shall have the right to participate in such action or  proceeding  and  to  retain its  own  counsel,  but  neither  the
    Surviving Corporation nor Purchaser shall be liable for any legal fees or expenses subsequently incurred by the Indemnified Party in connection with the defense thereof unless (i) the Surviving Corporation has agreed to pay such fees and expenses, (ii) the Indemnified Party shall have been advised by counsel that representation of the Indemnified Party by counsel provided by Purchaser is not possible due to conflicts of interest between Purchaser, the Surviving Corporation and the Indemnified Party, or (iii) the Surviving Corporation shall have failed in a timely manner to assume the defense of the matter; PROVIDED, HOWEVER, that neither the Surviving Corporation nor Purchaser shall, in connection with any one such action or proceeding or separate but substantially similar actions or proceedings arising out of the same general allegations, be liable for the fees and expenses of more than one separate firm of attorneys at any time for all Indemnified Parties unless the Indemnified Party shall have been advised by counsel that representation of the Indemnified Party by counsel provided by the Surviving Corporation pursuant to the foregoing is not possible due to conflicts of interest between the Surviving Corporation and the Indemnified Party. Neither Purchaser nor the Surviving Corporation shall be liable for any settlement of any claim effected without its written consent, which consent shall not be unreasonably withheld. Neither Purchaser nor the Surviving Corporation shall, except with the written consent of the Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term the release by the claimant or plaintiff of such Indemnified Party from all further liability in respect of such claim. Any Indemnified Party wishing to claim indemnification under this Section 6.7(c), upon learning of any such claim, action, suit, proceeding or investigation, shall notify the Surviving Corporation (but the failure so to notify the Surviving Corporation shall not relieve it from any liability which it may have under this Section 6.7(c) except to the extent such failure materially prejudices Purchaser or the Surviving Corporation). In addition to the foregoing, and without limiting in any manner the foregoing, after the Effective Time Purchaser shall assume the obligations of the Company and the Surviving Corporation under the indemnification agreements set forth on Schedule 6.7(c), but only to the extent the Company would be permitted under Delaware Law to perform its obligations under such indemnification agreements.

        (d) EMPLOYEE BENEFITS. At the Effective Time, Purchaser shall, or shall cause the Surviving Corporation to, offer all employees of the Surviving Corporation and its subsidiaries employee benefit plans which, in the aggregate, provide equal or greater benefits to such employees as are currently provided to employees of the Company or its subsidiaries pursuant to the Benefits Plans. Each such benefit plan shall give credit to employees for service with the Company and its subsidiaries (and their predecessors, to the extent credit for service with such predecessors was given by the Company) prior to the Effective Time for such purposes as vesting and eligibility to participate, and shall, if applicable, waive any pre-existing condition or limitation applicable to the addition of such employees to any existing benefit plan of Purchaser. Purchaser shall cause Surviving
    Corporation's employees to be offered the right to participate in Purchaser's stock option plans and arrangements upon terms substantially consistent with those offered to similarly situated employees of Purchaser and its subsidiaries.

    6.8. NO OTHER BIDS. The Company shall not, nor shall it authorize or permit any Representative of the Company or any subsidiary to, directly or indirectly (i) invite, solicit or encourage any inquiries or the making of any proposal (an "Acquisition Proposal") which may reasonably be expected to lead to any proposal or offer (including, without limitation, any proposal or offer to holders of Shares) with respect to an acquisition, merger, consolidation or similar transaction involving, or any purchase of all or a substantial part of the assets of, the Company or any of its subsidiaries or any purchase of Shares in excess of 20% or more of those outstanding or (ii) subject to fiduciary obligations under applicable law as advised by counsel, participate in any discussion or negotiations, or provide third parties with any information, relating to any such inquiry or proposal. The Company shall promptly use reasonable efforts to cause all reports, material, data and other written information heretofore disseminated by it or on its behalf by any of its or its subsidiaries' Representatives in connection with any such inquiry or proposal to be promptly returned to it. In the event that the Company receives any unsolicited Acquisition Proposal, the Company shall immediately notify Purchaser of the receipt and principal terms of such Acquisition Proposal.

    6.9. TAKEOVER STATUTES. If Section 203 of the DGCL or any other takeover statute ("Takeover Statute") are applicable to the transactions contemplated hereby, the Company represents that it has and will grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate the effects of such Takeover Statute on the transactions contemplated hereby.

    6.10. AFFILIATES. Prior to the Effective Date, the Company shall deliver to Purchaser a letter identifying all persons who are, at the time this Agreement is submitted for approval to the stockholders of the Company, to the Company's knowledge, "affiliates" of the Company for purposes of Rule 145 under the Securities Act of 1933, as amended. The Company shall use all reasonable efforts to cause each such person to deliver to Purchaser on or prior to the Effective Date a written agreement, substantially in the form attached as Exhibit E hereto.

    6.11. FINANCING. Purchaser has received from Chemical Bank, a commitment letter, dated March 3, 1994 (the "Commitment Letter"), confirming its commitment, subject to the terms and conditions thereof, to provide all required financing for the Cash Merger Consideration. A copy of the Commitment Letter has been provided to the Company concurrently with the execution hereof. Purchaser shall enter into the definitive credit agreements for the financing referred to in the Commitment Letter within three weeks after the date of execution of this Agreement by the Company.

                                  ARTICLE VII
                                   CONDITIONS

    7.1. CONDITIONS TO OBLIGATIONS OF PURCHASER AND MERGER SUB. The respective obligations of Purchaser and Merger Sub to consummate the Merger are subject to the fulfillment of each of the following conditions, any or all of which may be waived in whole or in part by Purchaser or Merger Sub, as the case may be, to the extent permitted by applicable law:

        (a) STOCKHOLDER APPROVAL. This Agreement shall have been duly approved by the stockholders of Purchaser and the Company, in accordance with applicable NASD rules, law and the Certificate of Incorporation and By-Laws of Purchaser and the Company.

        (b) GOVERNMENTAL AND REGULATORY CONSENTS. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated and, except for the filings provided for in
    Section 1.3, the Regulatory Filings and all other filings required to be made prior to the Effective Time by the Company with, and all consents, approvals and authorizations required to be obtained prior to the Effective Time by Purchaser, Merger Sub or the Company from, governmental and regulatory authorities in connection with the execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated hereby by the Company, Purchaser and Merger Sub shall have been made or obtained (as the case may be), in each case, upon terms which do not require either material capital contributions to the Company or any of its subsidiaries or the disposition of any significant part of their respective businesses.

        (c) LITIGATION. No court or governmental or regulatory authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) (collectively, an "Order") which is in effect and materially reduces the benefits to be derived by Purchaser from, or prohibits consummation of the transactions contemplated by, this Agreement; provided that the Purchaser shall have used reasonable efforts to obtain the removal of any Order.

        (d) CONTINUING WARRANTIES; CERTIFICATE. Except for such inaccuracies in the representations set forth in clauses (g), (i), (k), (l), (n), (q),
    (s) and (u) of Section 5.1 which (individually or when aggregated with all other inaccuracies and failures by the Company to perform its covenants under this Agreement) do not materially adversely affect the value to Purchaser of the Company and its subsidiaries (taken as a whole), the representations and warranties of the Company contained in Section 5.1 shall be true and correct in all material respects on and as of the Effective Time as though made on and as of the Effective Time, except for changes contemplated by this Agreement, and the Company shall have performed in all material respects all of its obligations hereunder theretofore to be performed, and Purchaser shall have received at the Effective Time a certificate to the foregoing effect, dated the Effective Time, and executed on behalf of the Company by an executive officer of the Company.

        (e)   CERTAIN AUTHORIZATIONS AND CONSENTS.   All consents referred to in
    Schedule 5.1(d)(ii) under Material Contracts shall have been obtained by the Company (or, if such consent relates to indebtedness of the Company and such consent has not been obtained, such indebtedness has been discharged), except to the extent that the failure to obtain such consents, individually and in the aggregate, would not be reasonably likely to have a material adverse effect on the financial condition, cash flows, properties, businesses, prospects or results of operations of the Surviving Corporation and its subsidiaries taken as a whole after the Effective Time.

        (f) FINANCING. Purchaser shall have received the financing proceeds pursuant to, and on substantially the same terms and conditions as those contained in, the Commitment Letter, and the final documentation of the financing arrangements referred to in the Commitment Letter shall in all respects be reasonably satisfactory in form and substance to Purchaser.

        (g) DISSENTING STOCKHOLDERS. Either (i) Purchaser shall have received the opinion of Young, Conaway, Stargatt & Taylor, Delaware counsel to Purchaser, to the effect that holders of the outstanding Shares shall not have been entitled to exercise appraisal rights pursuant to Section 262 of the DGCL in connection with the Merger or (ii) holders of not more than 20% of the outstanding Shares on a fully diluted basis shall have elected to exercise appraisal rights pursuant to Section 262 of the DGCL and the Company shall have taken all action with respect to the rights of Dissenting Stockholders required of it pursuant to the DGCL.

        (h) NO MATERIAL ADVERSE CHANGE. From and including the date hereof, there shall not have occurred any event which has had or is reasonably likely to have a material adverse effect on the financial condition, cash flows, properties, businesses, prospects or results of operations of the Company and its subsidiaries, taken as a whole.

        (i) TAX OPINION. Purchaser shall have received the opinion of O'Melveny & Myers, counsel to Purchaser, dated the Effective Date, to the effect that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that the Company, Purchaser and Merger Sub will each be a party to that reorganization within the meaning of Section 368(b) of the Code.

        (j) EFFECTIVENESS OF REGISTRATION STATEMENT. The Registration Statement shall have been declared effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC.

    7.2. CONDITIONS TO OBLIGATIONS OF THE COMPANY. The obligations of the Company to consummate the Merger are subject to the fulfillment of each of the following conditions, any or all of which may be waived in whole or in part by the Company to the extent permitted by applicable law:

        (a) STOCKHOLDER APPROVAL. This Agreement shall have been duly approved by the stockholders of Purchaser and the Company in accordance with applicable NASD rules, law and the Certificate of Incorporation and By-Laws of Purchaser and the Company.

        (b) GOVERNMENTAL AND REGULATORY CONSENTS. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated and, except for the filings provided for in
    Section  1.3, and all  Regulatory Filings required  to be made  prior to the

    Effective Time by Purchaser and Merger Sub with, and all consents, approvals, permits and authorizations required to be obtained prior to the Effective Time by the Company, Purchaser or Merger Sub from, governmental and regulatory authorities in connection with the execution and delivery of this Agreement by Purchaser and Merger Sub and the consummation of the transactions contemplated hereby by Purchaser, Merger Sub and the Company shall have been made or obtained (as the case may be).

        (c) ORDER. There shall be in effect no Order which prohibits consummation of the transactions contemplated by this Agreement; PROVIDED, HOWEVER, that the Company shall have used reasonable efforts to obtain the removal of any Order.

        (d) CONTINUING WARRANTIES; CERTIFICATE. Except for such inaccuracies in the representations set forth in clauses (g), (i), (k), (l), (n), (q),
    (r) and (t) of Section 5.2 which (individually or when aggregated with all other inaccuracies and failures by Purchaser and Merger Sub to perform their respective covenants under this Agreement) do not materially adversely affect Purchaser and its subsidiaries taken as a whole, the representations and warranties contained in Section 5.2 shall be true and correct in all material respects on and as of the Effective Time as though made on and as of the Effective Time, except for the changes contemplated by this Agreement, and each of Purchaser and Merger Sub shall have performed in all material respects all of its obligations hereunder theretofore to be performed, and the Company shall have received at the Effective Time a certificate to the foregoing effect, dated the Effective Time, and executed on behalf of Purchaser and Merger Sub by an executive officer of Purchaser and Merger Sub.

        (e) NO MATERIAL ADVERSE CHANGE. From and including the date hereof, there shall not have occurred any event which has had or is reasonably likely to have a material adverse effect on the financial condition, cash flows, properties, businesses, prospects or results of operations of Purchaser and its subsidiaries, taken as a whole.

        (f) TAX OPINION. The Company shall have received the opinion of Latham & Watkins, counsel to the Company, dated the Effective Date, to the effect that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that the Company, Purchaser and Merger Sub will each be a party to that reorganization within the meaning of Section 368(b) of the Code.

        (g) EFFECTIVENESS OF REGISTRATION STATEMENT. The Registration Statement shall have been declared effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC.

        (h) LISTING. The Stock Consideration distributed in connection with the Merger shall have been accepted upon notice of issuance for quotation on the NASDAQ National Market System or for listing on the New York Stock Exchange.

    7.3  MATERIALITY LIMITS  INAPPLICABLE.  For purposes  of Section 7.1(d)  and
Section 7.2(d), whether or not the representations or warranties contained in Sections 5.1(g), (i), (k), (l), (n), (q), (s) or (u) or 5.2(g), (i), (k), (l),
(n), (q), (r) or (t) are true and correct shall be determined without reference to any materiality thresholds or similar qualifications set forth therein.

                                  ARTICLE VIII
                                  TERMINATION

    8.1. TERMINATION BY MUTUAL CONSENT. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by holders of FHP Common Stock or the Shares, by the mutual consent of Purchaser and the Company by action of their respective Boards of Directors.

    8.2. TERMINATION BY EITHER PURCHASER OR THE COMPANY. This Agreement may be terminated and the Merger may be abandoned by action of the Board of Directors of either Purchaser or the Company if (i) the Merger shall not have been consummated by November 1, 1994 or (ii) the approval of stockholders required by Sections 7.1(a) and 7.2(a) shall not have been obtained at meetings duly convened therefor by July 31, 1994; provided, in the case of a termination pursuant to clause (i) above, the terminating party shall not have materially breached its obligations hereunder in any manner that shall have contributed materially to the occurrence of the event referred to in such clause.

    8.3. TERMINATION BY PURCHASER. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by holders of FHP Common Stock or holders of Shares, by action of the Board of Directors of Purchaser, if (i) the Company shall have failed to comply in any material respect with any of the material covenants or agreements contained in this Agreement to be complied with or performed by the Company at the time of such termination and such failure has not been cured within 10 business days of notice to the Company from Purchaser, (ii) any material representation or warranty by the Company contained in this Agreement shall be incorrect in any material respect when made, except for such inaccuracies in the representations or warranties set forth in clauses (g), (i), (k), (l), (n), (q),
(s) and (u) of Section 5.1 which (individually or when aggregated with all other inaccuracies and failures by the Company to perform its covenants under this Agreement) do not materially adversely affect the value to Purchaser of the Company and its subsidiaries (taken as a whole), (iii) the Board of Directors of the Company (or a committee thereof) shall have withdrawn or modified in a manner adverse to Purchaser or Merger Sub its approval or recommendation of this Agreement or the Merger or (iv) the Company shall have breached its obligations under Section 6.8.

    8.4. TERMINATION BY THE COMPANY. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by holders of Shares or holders of FHP Common Stock, by action of the Board of Directors of the Company, if (i) Purchaser or Merger Sub shall have failed to comply in any material respect with any of the material covenants or agreements contained in this Agreement to be complied with or performed by Purchaser or Merger Sub at the time of such termination and such failure has not been cured within 10 business days of notice to Purchaser from the Company, (ii) any material representation or warranty by Purchaser or Merger Sub contained in this Agreement shall be incorrect in any material respect when made, except for such inaccuracies in the representations or warranties set forth in clauses (g),
(i), (k), (l), (n), (q), (r) and (t) of Section 5.2 which (individually or when aggregated with all other inaccuracies and failures by Purchaser and Merger Sub to perform their respective covenants under this Agreement) do not materially adversely affect Purchaser and its subsidiaries, taken as a whole, (iii) Purchaser has not entered into the definitive credit agreements referred to in
Section 6.11 within the time period set forth in such section, or (iv) the Board of Directors of the Company determines that it will not recommend approval of the Merger by the stockholders of the Company, or such recommendation is withdrawn, by reason of the receipt of an Acquisition Proposal; provided, however, that before making such determination the Company shall have first given Purchaser a reasonable opportunity to modify the terms of the Merger to respond to the terms of the Acquisition Proposal.

    8.5. EFFECT OF TERMINATION AND ABANDONMENT. In the event of termination of this Agreement and abandonment of the Merger pursuant to this Article VIII, no party hereto (or any of its affiliates, directors or officers) shall have any liability or further obligation to any other party to this Agreement, except that nothing herein shall relieve any party from liability for any willful breach of any covenant or agreement contained in this Agreement; PROVIDED, HOWEVER, that

        (a) in the event that (i) Purchaser shall have terminated this Agreement pursuant to Section 8.3, (ii) the Company shall have terminated this Agreement pursuant to clause (iv) of Section 8.4 or (iii) (x) the conditions set forth in Section 7.1(a) shall not have been satisfied at the stockholders meeting of the Company referred to in Section 6.3 and (y) the Company shall have entered into any agreement to consummate an Acquisition Proposal at any time within one year after the date of such meeting, then (in each such case) the Company shall promptly, but in no event later than two days after the date of request therefor by Purchaser (the "Purchaser Request Date"), pay to Purchaser a fee of $21,400,000 which amount shall be payable in same day funds; provided that if the Company fails to pay such fee within two days of the Purchaser

    Request Date, in addition to such other remedies as are available to Purchaser for such breach by the Company, said fee shall bear interest at the rate of 10% per annum (or the maximum rate allowable by law, whichever is lower) from the Purchaser Request Date until such fee is paid. The Company acknowledges that the agreements contained in this paragraph (a) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Purchaser and Merger Sub would not enter into this Agreement; accordingly, if the Company fails to promptly pay the amount due pursuant to this proviso, and, in order to obtain such payment, Purchaser or Merger Sub commences a suit which results in a judgment against the Company for the fee set forth in this proviso, the Company shall pay to Purchaser or Merger Sub its costs and expenses (including attorneys' fees) in connection with such suit. Purchaser agrees that receipt of the fee (and, if applicable, interest thereon and/or costs and expenses of suit) contemplated by this paragraph (a) shall be its sole remedy for the occurrence of the circumstances described in clauses (i) (other than any willful breaches of any covenant or agreement set forth in this Agreement),
    (ii) or (iii) of the proviso set forth in the first sentence of this Section 8.5(a).

        (b) Subject to the last two sentences of this Section 8.5(b), if (i) the Company terminates this Agreement pursuant to Section 8.4(i) or (ii), (ii) the Merger is not consummated solely by reason of the failure to have satisfied the condition set forth in Section 7.1(f) or (iii) the condition set forth in Section 7.1(a) with respect to the stockholders of Purchaser shall not have been satisfied at the stockholders meeting of Purchaser referred to in Section 6.3, then Purchaser shall, promptly following such event (but in no event later than two days after request therefore by the Company (the "Company Request Date")), pay to the Company a fee of $21,400,000, which amount shall be payable in same day funds. Notwithstanding the preceding sentence, no payment shall be made (or required) under this Section 8.5(b) if such payment would be unlawful, would violate (or would cause or arise out of any violation of) any fiduciary duty of the Purchaser's directors, or would expose the Purchaser's directors to personal liability arising out of, or in connection with, any such payment or the agreements set forth in this Section 8.5(b). Nothing in this Section 8.5(b) shall be construed to require any director of Purchaser to breach his or her fiduciary duties. If Purchaser does not make the payment otherwise required by this Section 8.5(b) on the basis of the preceeding two sentences and a court of competent jurisdiction subsequently determines that such payment would not be unlawful, would not violate (or cause or arise out of any violation of) any fiduciary duty of the Purchaser's directors, and would not expose the Purchaser's directors to personal liability arising out of, or in connection with, such payment or the agreements set forth in this
    Section 8.5(b), Purchaser shall, in addition to paying the fee described above, (i) pay to the Company interest on such fee at the rate of 10% per annum (or the maximum rate allowable by law, whichever is lower) from the Company Request Date until such date of payment and (ii) reimburse the Company for all reasonable expenses (including reasonable attorney's fees) incurred by the Company in obtaining such judicial determination. The payments contemplated by this Section 8.5(b), if received in whole or in part by the Company, shall be deemed the Company's sole remedy for the occurrence of the circumstances described in clauses (i) (other than any willful breaches of any covenant or agreement set forth in this Agreement),
    (ii) or (iii) of the first sentence of this Section 8.5(b).

                                   ARTICLE IX
                           MISCELLANEOUS AND GENERAL

    9.1. PAYMENT OF EXPENSES. Subject to Section 8.5, if the Merger shall not be consummated, each party hereto shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the Merger. If the Merger is consummated, all expenses shall be paid by Purchaser.

    9.2. SURVIVAL. The agreements of the Company, Purchaser and Merger Sub contained in Sections 3.2, 4.3, 4.4, 4.5, 4.6, 6.7 and 9.9 shall survive the consummation of the Merger. The Confidentiality Letter and the agreements of the Company, Purchaser and Merger Sub contained in

Section 8.5 shall survive the termination of this Agreement. All other representations, warranties, agreements and covenants in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement and thereafter neither the Company nor Purchaser nor Merger Sub nor any affiliate, officer, director, employee or shareholder of any of them shall be under any liability whatsoever with respect to any such agreement, covenant, representation or warranty.

    9.3. MODIFICATION OR AMENDMENT. Subject to the applicable provisions of the DGCL, at any time prior to the Effective Time, the parties hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, (iii) waive compliance with any of the agreements contained herein and (iv) subject to the last sentence of this Section 9.3, amend this Agreement. Any agreement on the part of a party hereto to any such extension, waiver or amendment shall be valid only if set forth in a written instrument signed on behalf of such party. After the Effective Time, none of the Sections listed in the first sentence of
Section 9.2 may be amended.

    9.4. WAIVER OF CONDITIONS. The conditions to each of the parties' obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law.

    9.5. COUNTERPARTS. For the convenience of the parties hereto, this Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

    9.6. GOVERNING LAW. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without giving effect to conflicts of law principles.

    9.7. NOTICES. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, addressed to such party at the following address:

    IF TO PURCHASER OR MERGER SUB:

        FHP International Corporation
       9900 Talbert Avenue
       Fountain Valley, California 92708
       Attention: Michael J. Weinstock, Esq., General Counsel
       Telecopier: (714) 378-5049

        with a copy to:

            C. James Levin, Esq.
           O'Melveny & Myers
           400 South Hope Street
           Los Angeles, California 90071-2899
           Telecopier: (213) 669-6407

    IF TO THE COMPANY:

        Takecare, Inc.
       2300 Clayton Road
       Suite 1000
       Concord, CA 94520
       Attention: R. Judd Jessup, President
       Telecopier: (510) 246-1494
        with a copy to:

            Peter F. Kerman, Esq.
           Latham & Watkins
           505 Montgomery Street
           Suite 1900
           San Francisco, CA 94111
           Telecopier: (415) 395-8095

or to such other persons or addresses as may be designated in writing by the party to receive such notice.

    9.8. ENTIRE AGREEMENT, ETC. This Agreement (including all schedules and any exhibits or annexes hereto) and the Confidentiality Letter (a) constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof, including, without limitation, the letter agreement, dated January 9, 1994, between Purchaser and the Company, which after the date hereof shall be of no further force or effect, and (b) shall not be assignable by operation of law or otherwise and, subject to Section 9.9, are not intended to create any obligations to, or rights in respect of, any persons other than the parties hereto; PROVIDED, HOWEVER, that Purchaser may designate, by written notice to the Company, another wholly-owned direct subsidiary to be a party to the Merger in lieu of Merger Sub, in the event of which, all references herein to Merger Sub shall be deemed references to such other subsidiary except that all representations and warranties made herein with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other subsidiary as of the date of such designation. If this Agreement is terminated, the Confidentiality Letter shall remain in full force and effect to the extent and in accordance with its terms.

    9.9. PARTIES IN INTEREST. Nothing in this Agreement, express or implied, is intended to confer upon any person other than the parties hereto any rights or remedies under or by reason of this Agreement; provided, however, that the two directors referred to in Section 3.2 shall be entitled to the benefits of such section and the Indemnified Parties shall be entitled to the benefits of
Section 6.7(c).

    9.10. DEFINITION OF "SUBSIDIARY." When a reference is made in this Agreement to a subsidiary of a party, the word "subsidiary" means any corporation or other organization whether incorporated or unincorporated of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries.

    9.11. OBLIGATION OF PURCHASER. Whenever this Agreement requires Merger Sub to take any action, such requirement shall be deemed to include an undertaking on the part of Purchaser to cause Merger Sub to take such action.

    9.12. CAPTIONS. The Article, Section and paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

    IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto on the date first hereinabove written.

                                          FHP INTERNATIONAL CORPORATION

                                          By:___/s/ WESTCOTT W. PRICE III_______
                                          Name:_Westcott W. Price III___________
                                          Title: President

ATTEST:

By:___/s/_MICHAEL J. WEINSTOCK________
Name: Michael J. Weinstock
Title:  Secretary

                                          FHP SUB, INC.

                                          By:___/s/_WESTCOTT W. PRICE III_______
                                          Name: Westcott W. Price, III
                                          Title: President

ATTEST:

By:___/s/_MICHAEL J. WEINSTOCK________
Name: Michael J. Weinstock
Title: Secretary

                                          TAKECARE, INC.

                                          By:___/s/_R. JUDD JESSUP______________
                                          Name: R. Judd Jessup
                                          Title: President

ATTEST:

By:___/s/_DENNIS GATES________________
Name: Dennis Gates____________________
Title: Secretary

                                   EXHIBIT A
                             CERTIFICATE OF MERGER
                                       OF
                                 TAKECARE, INC.
                             A DELAWARE CORPORATION
                                      INTO
                                 FHP SUB, INC.
                             A DELAWARE CORPORATION

                         PURSUANT TO SECTION 251 OF THE
                        DELAWARE GENERAL CORPORATION LAW

    Pursuant to the provisions of Section 251(c) of the Delaware General Corporation Law, FHP Sub, Inc., a Delaware corporation (the "Company"), certifies the following:

    FIRST: The names of the constituent corporations and their respective states of incorporation are:

NAME OF CORPORATION                    STATE
- ----------------------------------  -----------
FHP Sub, Inc.                       Delaware
TakeCare, Inc.                      Delaware

    SECOND: An Agreement and Plan of Merger, dated as of January , 1994 (the "Agreement"), among TakeCare, Inc., a Delaware corporation ("TC"), FHP International Corporation, a Delaware corporation and the sole stockholder of the Company ("FHP"), and the Company providing for the merger of TC with and into the Company, with the Company as the surviving corporation, has been approved, adopted, certified, executed and acknowledged by each of the above constituent corporations in accordance with and in the manner provided in
Section 251 of the Delaware General Corporation Law.

    THIRD: The surviving corporation in the merger is FHP Sub, Inc.; provided that such corporation shall change its name to "TakeCare, Inc." pursuant to the Agreement.

    FOURTH: The Certificate of Incorporation of the Company shall be the Certificate of Incorporation of the surviving corporation, except that the name of such corporation shall be changed to "TakeCare, Inc." and Article FIRST shall be amended to state in its entirety as follows:

    "The name of the corporation is TakeCare, Inc. (hereinafter called the "Corporation")."

    FIFTH: The executed Agreement is on file at the principal place of business of the Company at 9900 Talbert Avenue, Fountain Valley, California 92708.

    SIXTH: A copy of the Agreement will be furnished by the Company on request and without cost to any stockholder of either of the above constituent corporations.

Dated:               , 1994.

                                          FHP SUB, INC.

                                          ______________________________________
                                          Westcott W. Price, III
                                          President

ATTESTED By:                              ______________________________________
                                          Michael J. Weinstock
                                          Secretary

                                   EXHIBIT B
                                RULE 145 LEGEND

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, APPLIES AND MAY ONLY BE SOLD OR OTHERWISE TRANSFERRED IN COMPLIANCE WITH THE REQUIREMENTS OF RULE 145 OR PURSUANT TO A REGISTRATION STATEMENT UNDER THAT ACT OR AN EXEMPTION FROM SUCH REGISTRATION.

                                   EXHIBIT C
                         CERTIFICATE OF DESIGNATION FOR
                       CONVERTIBLE MERGER PREFERRED STOCK

                 Included as Exhibit B to Joint Proxy Statement

                                   EXHIBIT D
                         CERTIFICATE OF DESIGNATION FOR
                     NON-CONVERTIBLE MERGER PREFERRED STOCK

                 Included as Exhibit C to Joint Proxy Statement

                                   EXHIBIT E
                          FORM OF AFFILIATE AGREEMENT

                                                                          , 1994

FHP International Corporation
9900 Talbert Avenue
Fountain Valley, California 92728
Attention: Michael J. Weinstock, Esq.

Dear Sirs:

    I have been advised that as of the date hereof I may be deemed to be or have been an "affiliate" of TakeCare, Inc., a Delaware corporation (the "Company"), as that term is defined for purposes of Rule 145 under the Securities Act of 1933, as amended (the "Securities Act"). An Agreement and Plan of Merger, dated as of January , 1994 (the "Agreement"), has been entered into among FHP International Corporation, a Delaware corporation ("Purchaser"), FHP Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Purchaser ("Merger Sub"), and the Company. The Agreement provides, among other things, for the merger of the Company with and into Merger Sub (the "Merger"), and, in accordance therewith, the shares of Common Stock, par value $.10 per share, of the Company (the "Company Shares") owned by me at the Effective Time (as defined in the Agreement) shall be converted into the Merger Consideration (as defined in the Agreement) on the terms set forth in the Agreement. All shares of FHP capital stock issued as part of the Merger Consideration (together with any shares of FHP capital stock issuable upon conversion of such shares) are hereinafter referred to as the "Purchaser Shares."

    With respect to the Purchaser Shares to be received by me, I represent, warrant, understand and agree as follows:

    1. I have been advised that the issuance of the Purchaser Shares to me pursuant to the Agreement will have been registered with the Securities and Exchange Commission (the "Commission") under the Securities Act on a Registration Statement on Form S-4. However, I have also been advised that any offer, sale, transfer or disposition by me of any of the Purchaser Shares (including shares of the Company which after the Merger will evidence only the right to receive the Merger Consideration) may, under current law, be made only in accordance with the provisions of Rule 145 under the Securities Act, pursuant to an effective registration statement under the Securities Act or pursuant to an exemption provided thereunder. I understand that the provisions of Rule 145 restrict my sales during the two-year period after the Effective Time, but will permit sales, in general, while Purchaser is subject to the requirements to file, and is filing, periodic reports under Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended ("Exchange Act"), only in "brokers' transactions" within the meaning of Section 4(4) of the Securities Act and paragraph (g) of Rule 144 thereunder or transactions directly with a "market maker", as defined in Section 3(a)(38) of the Exchange Act, where the aggregate number of Purchaser Shares sold at any time, together with all sales of restricted Purchaser Shares sold for my account during the preceding three-month period, does not exceed the greater of (i) one percent of the Purchaser Shares outstanding or (ii) the average weekly volume of trading in Purchaser Shares on all national securities exchanges and/or reported through the automated quotation system of a registered securities association during the four-week period preceding any such sale.

    2. I hereby represent and warrant to Purchaser that I will not offer to sell, transfer or otherwise dispose of any Purchaser Shares, except pursuant to
(i) the provisions of Rule 145 under the Securities Act, (ii) an effective registration statement under the Securities Act or (iii) in a transaction that, in the opinion of legal counsel reasonably satisfactory to Purchaser, is exempt from registration under the

Securities Act. In the event of a sale or other disposition pursuant to Rule 145, I will supply satisfactory evidence of compliance with such Rule to Purchaser. I hereby further represent and warrant to Purchaser that I have no plan or intention to sell, exchange or otherwise dispose of any of the Purchaser Shares to be received by me in connection with the Merger.

    3. I have carefully read this letter and the Agreement and have discussed their requirements and other applicable limitations upon the offer, sale, transfer or other disposition of the Purchaser Shares to be acquired by me in the Merger, to the extent I felt necessary, with my counsel or counsel for the Company.

    4. I understand that Purchaser is under no obligation to register the offer, sale, transfer or other disposition of the Purchaser Shares by me or on my behalf or to take any other action necessary in order to make compliance with an exemption from registration available.

    5. I understand and agree that stop transfer instructions may be given to Purchaser's transfer agents with respect to Purchaser Shares and that there may be placed on the certificates for such shares, and any certificates issued in exchange or substitution therefor, a legend to the following effect:

           THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, APPLIES AND MAY ONLY BE SOLD OR OTHERWISE TRANSFERRED IN COMPLIANCE WITH THE REQUIREMENTS OF RULE 145 OR PURSUANT TO A
       REGISTRATION STATEMENT UNDER THAT ACT OR AN EXEMPTION FROM SUCH REGISTRATION.

    6. I understand that other rules under the Securities Act would become applicable to any sale, transfer or other disposition of Purchaser Shares if I were to become an affiliate of Purchaser within the meaning of the Securities Act.

    7. I have been offered registration rights pursuant to a registration rights agreement with Purchaser in a form mutually agreed upon by Purchaser and the Company.

                                          Very truly yours,

                                          ______________________________________

Accepted this        day
of               , 1994

FHP International Corporation

By:___________________________________

                                   EXHIBIT B
                     FORM OF CERTIFICATE OF DESIGNATION FOR
                       CONVERTIBLE MERGER PREFERRED STOCK

    FHP International Corporation, a Delaware corporation (the "Company"), pursuant to Section 151 of the General Corporation Law of the State of Delaware does hereby make this Certificate of Designation of Powers, Preferences and Rights (this "Certificate of Designation") and does hereby state and certify that pursuant to the authority expressly vested in the Board of Directors of the Company (the "Board") by the Certificate of Incorporation of the Company (the "Certificate of Incorporation"), the Board duly adopted the following resolutions:

    RESOLVED,  that pursuant to  Article IV of  the Certificate of Incorporation
(which authorizes [          ] shares of  preferred stock, $0.05  par value  per
share), the Board hereby fixes the designation, powers and preferences, and the relative participating, optional and other special rights, and the qualifications, limitations and restrictions thereof, of a series of preferred stock designated as "Series A Cumulative Convertible Preferred Stock."

    RESOLVED, that each share of this series of preferred stock shall rank equally in all respects and shall be subject to the following provisions:

    SECTION 1. DESIGNATION, RANK. This series of preferred stock shall be designated the "Series A Cumulative Convertible Preferred Stock," with a par value of $0.05 per share (the "Convertible Preferred Stock"). The Convertible Preferred Stock will rank, with respect to dividend rights and rights on liquidation, winding-up and dissolution, (i) senior to all classes of common stock of the Company, as they exist on the date hereof or as such stock may be constituted from time to time (the "Common Stock"), and each other class of capital stock or series of preferred stock established by the Board to the extent the terms of such stock do not expressly provide that it ranks senior to or on a parity with the Convertible Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution (collectively, together with the Common Stock, the "Junior Securities"); (ii) on a parity with the Series B Adjustable Rate Cumulative Preferred Stock and each other class of capital stock or series of preferred stock issued by the Company established by the Board to the extent the terms of such stock expressly provide that it will rank on a parity with the Convertible Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution (collectively, the "Parity Securities"); and (iii) junior to each other class of capital stock or series of preferred stock established by the Board to the extent the terms of such stock expressly provide that it will rank senior to the Convertible Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution (collectively, the "Senior Securities").

    SECTION 2. AUTHORIZED NUMBER. The authorized number of shares constituting the Convertible Preferred Stock shall be 20,000,000 shares.

    SECTION 3. DIVIDENDS. Holders of Convertible Preferred Stock will be entitled to receive, when, as and if declared by the Board out of funds of the Company legally available therefor, cash dividends at an annual rate of
[         (1)]% per  share of Convertible Preferred  Stock, payable quarterly in
arrears on [                  ], [                 ],  [                 ],  and
- ------------------------

    (1) To be fixed by the Company's Board or the Executive Committee thereof at Closing; PROVIDED that the Company shall have received opinions of each of Kidder, Peabody & Co. Incorporated, as financial adviser to TakeCare, Inc., and Smith Barney Shearson Inc., as financial adviser to the Company, to the effect that in each such firm's good faith judgment, the Convertible Preferred Stock would be expected to trade, on the date the dividend rate is fixed, at approximately 100% of the Stated Value thereof on a fully distributed basis. Notwithstanding the foregoing, if such firms do not agree that the dividend rate proposed to be adopted would cause the Convertible Preferred Stock to so trade, then prior to the required date of fixing, such firms shall select a third nationally recognized investment banking firm to advise the Board or the Executive Committee thereof as to the dividend rate which, in such third firm's judgment, would cause the Convertible Preferred Stock to so trade. The dividend rate fixed by the Board or the Executive Committee thereof in accordance with such firms', or such third firm's, judgment shall be conclusive. In no event, however, shall the dividend rate on the Convertible Preferred Stock be less than 4.7% per annum or greater than 5.0% per annum.

[              ], of each year, commencing [              ], 1994. Each dividend
will be payable to holders of record as they appear on the books of the Company at the close of business on a record date, not more than 60 nor less than 15 days before the payment date, fixed by the Board. Dividends will be cumulative from the date of original issuance of the Convertible Preferred Stock. Dividends for each full dividend period will be computed by dividing the annual dividend rate by four. Dividends payable for any period less than a full dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months. The Convertible Preferred Stock will not be entitled to any dividends, whether payable in cash, property or stock, in excess of full cumulative dividends. No interest, or sum of money in lieu of interest, will be payable in respect of any accrued and unpaid dividends.

    No full dividends may be declared or paid or funds set apart for the payment of dividends on any Parity Securities (except dividends on Parity Securities paid in shares of Junior Securities) for any period unless full cumulative dividends to be paid hereunder prior to the date thereof shall have been paid or set apart for such payment on the Convertible Preferred Stock. If full dividends are not so paid, the Convertible Preferred Stock shall share dividends pro rata with the Parity Securities according to the amount of dividends due and payable with respect to each. No dividends may be paid or set apart for such payment on Junior Securities (except dividends on Junior Securities paid in additional shares of Junior Securities), and no Convertible Preferred Stock, Parity Securities or Junior Securities may be repurchased, redeemed or otherwise retired nor may funds be set apart for payment with respect thereto, nor shall the Company permit any corporation or entity directly or indirectly controlled by the Company to purchase any Convertible Preferred Stock, Parity Securities or Junior Securities, if full cumulative dividends to be paid hereunder prior to the date thereof have not been paid on the Convertible Preferred Stock. Notwithstanding the foregoing, the Company may (i) make redemptions, purchases or other acquisitions of Convertible Preferred Stock, Parity Securities or Junior Securities payable in Junior Securities or repurchases of Convertible Preferred Stock, Parity Securities or Junior Securities in the ordinary course of business pursuant to the terms of any current or future employee stock incentive plan or similar plan adopted by the Board and (ii) make redemptions of Rights (as defined in Section 6 below) distributed pursuant to the Rights Agreement (as defined in Section 6 below).

    SECTION 4. LIQUIDATION RIGHTS. The Stated Value of each share of Convertible Preferred Stock shall be $25.00. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Company, after satisfaction of the claims of creditors and before any payment or distribution of assets is made on any Junior Securities, including, without limitation, the Common Stock, (i) the holders of Convertible Preferred Stock shall receive a liquidation preference equal to the Stated Value of their shares, and shall be entitled to receive an amount equal to all accrued and unpaid dividends through the date of distribution (whether or not declared), and (ii) the holders of any Parity Securities shall be entitled to receive an amount equal to the full respective liquidation preferences (including any premium) to which they are entitled and shall receive an amount equal to all accrued and unpaid dividends with respect to their respective shares through and including the date of distribution (whether or not declared). If, upon such a voluntary or involuntary liquidation, dissolution or winding-up of the Company, the assets of the Company are insufficient to pay in full the amounts described above as payable with respect to the Convertible Preferred Stock and any Parity Securities, the holders of the Convertible Preferred Stock and such Parity Securities will share ratably in any distribution of assets of the Company, first in proportion to their respective liquidation preferences until such preferences are paid in full, and then in proportion to their respective amounts of accrued but unpaid dividends. After payment of any such liquidation preference and accrued but unpaid dividends, the Convertible Preferred Stock will not be entitled to any further participation in any distribution of assets by the Company. Neither the sale or transfer of all or any part of the assets of the Company, nor the merger or consolidation of the Company into or with any other corporation or a merger of any other corporation with or into the Company, will be deemed to be a liquidation, dissolution or winding-up of the Company.

    SECTION 5.  VOTING RIGHTS.

        (a) Except as provided below or as may be required by Delaware law or provided by the resolution creating any other series of preferred stock, the holders of Convertible Preferred Stock will not be entitled to vote. So long as any shares of Convertible Preferred Stock are outstanding, the vote or consent of the holders of 6 2/3% of the outstanding shares of Convertible Preferred Stock, voting together as a single class, shall be necessary to
    (i) increase or decrease the par value of the shares of Convertible Preferred Stock or (ii) alter or change the powers, preferences, or special rights of the shares of Convertible Preferred Stock so as to affect them adversely or (iii) authorize or issue any additional class or series of Parity Securities (other than the Series B Adjustable Rate Cumulative Preferred Stock) or Senior Securities, or any security convertible into Parity Securities or Senior Securities.

        (b) (i) In the event that any accrued dividends (whether or not declared) on the Convertible Preferred Stock shall not have been paid in an aggregate amount equal to or greater than six quarterly dividends, the maximum authorized number of directors of the Company will be automatically increased by two, and holders of Convertible Preferred Stock shall be entitled to vote their shares of Convertible Preferred Stock, together with the holders of any Parity Securities upon which like voting rights have been conferred and are exercisable (the "Voting Parity Securities"), in accordance with the procedures set forth below, to elect, as a class, an additional two directors. So long as any shares of Convertible Preferred Stock shall be outstanding, the holders of Convertible Preferred Stock shall retain the right to vote and elect, with the holders of such Voting Parity Securities, as a class, two directors until all accrued but unpaid dividends on the Convertible Preferred Stock are paid in full or declared and set aside for payment. The period during which holders of Convertible Preferred Stock retain such right is referred to as a "Default Period".

           (ii) So long as any shares of Convertible Preferred Stock shall be outstanding, during any Default Period, the voting right described in subsection (i) above may be exercised initially at a special meeting called pursuant to subsection (iii) below or at any annual meeting of stockholders. The absence of a quorum of holders of Common Stock (or any class thereof) shall not affect the exercise of such voting rights by the holders of Convertible Preferred Stock and Voting Parity Securities. Holders of Convertible Preferred Stock and Voting Parity Securities shall be entitled, as among the class of holders of Convertible Preferred Stock and Voting Parity Securities, to one vote for each $25.00 of liquidation preference represented by the shares so held.

          (iii) Unless the holders of Convertible Preferred Stock and Voting Parity Securities, if any are then outstanding, have, during an existing Default Period, previously exercised their right to elect directors, the Board may, and upon the request of the holders of record of not less than 10% of the aggregate liquidation preference of Convertible Preferred Stock and Voting Parity Securities, the Board shall, order the calling of a special meeting of holders ofConvertible Preferred Stock and Voting Parity Securities, if any are then outstanding, which meeting shall thereupon be called by the President, a Vice President or the Secretary of the Company. Notice of such meeting and of any annual meeting at which holders of Convertible Preferred Stock and Voting Parity Securities are entitled to vote pursuant to this subsection (iii) shall be given to each holder of record of Convertible Preferred Stock by mailing a copy of such notice to such holder at such holder's last address as it appears on the books of the Company. Such meeting shall be called for a date not later than 90 days after such order or request, or, in default of the calling of such meeting within 90 days after such order or request, such meeting may be called on similar notice by any stockholder or stockholders owning in the aggregate not less than 10% of the aggregate liquidation preference of the Convertible Preferred Stock and Voting Parity Securities. Notwithstanding the provisions of this subsection (iii), the Company shall not be required to call such a special meeting if such request is received less than 120 days before the date fixed for the next ensuing annual meeting of stockholders of the Company, at which meeting such newly created directorships shall be filled by vote of the holders of Convertible Preferred Stock and Voting Parity Securities.

          (iv) During any Default Period, the holders of Common Stock, and other classes of stock of the Company, if applicable, shall continue to be entitled to elect all of the directors unless and until the holders of Convertible Preferred Stock and Voting Parity Securities shall have exercised their right to elect two directors voting as a class. After the exercise of this right (x) the directors so elected by the holders of Convertible Preferred Stock and Voting Parity Securities shall continue in office until the earlier of (A) such time as their successors shall have been elected by such holders and (B) the expiration of the Default Period, and (y) any vacancy in the Board with respect to a directorship to be elected pursuant to this Section by the holders of Convertible Preferred Stock and Voting Parity Securities may be filled by vote of the remaining director previously elected by such holders. References in this subsection (b) to directors elected by the holders of a particular class of stock shall include directors elected by such directors to fill vacancies as provided in clause (y) of the foregoing sentence.

           (v) Immediately upon the expiration of a Default Period, (x) the right of the holders of Convertible Preferred Stock to elect directors pursuant to this Section shall cease, (y) the term of any directors elected by the holders of Convertible Preferred Stock and Voting Parity Securities pursuant to this Section shall terminate, and (z) the number of directors shall be such number as may be provided for in the Certificate of Incorporation or bylaws irrespective of any increase made pursuant to subsection (i) of this subsection (b) (such number being subject, however, to subsequent change in any manner provided by law or in the Certificate of Incorporation or bylaws).

    SECTION 6.  CONVERSION.

        (a) RIGHT TO CONVERT. Each share of Convertible Preferred Stock will be convertible (the rights to convert described in this subsection (a) are referred to as the "Conversion Rights") at any time after
    [                (2)], 1994, at  the option of the holder thereof, into such number of fully paid and non-assessable shares of Common Stock (together with any Rights (as defined in subsection (b)(iii) below) associated therewith) as is equal to (A) the sum of the Stated Value of the Convertible Preferred Stock plus accrued but unpaid dividends in arrears thereon to which the holder converting such shares is entitled, divided by (B) the Conversion Price then in effect. The initial "Conversion Price" for the Convertible Preferred Stock shall be $[35.96(3)] and shall be subject to adjustment as described below. The holders of Convertible Preferred Stock at the close of business on a dividend payment record date shall be entitled to receive the dividend payable on such shares on the corresponding dividend payment date notwithstanding the conversion of such Convertible Preferred Stock or the Company's default on payment of the dividend due on such dividend payment date. However, shares of Convertible Preferred Stock surrendered for conversion during the period from the close of business on any record date for the payment of dividends on such shares to the opening of business on the corresponding dividend payment date (except shares called for redemption to occur during the period from the record date to the close of business on the payment date pursuant to Section 7 below) must be accompanied by payment of an amount equal to the dividend payable on such shares on such dividend payment date. A holder of Convertible Preferred Stock on a dividend payment record date who (or whose transferee) tenders shares of Convertible Preferred Stock on a dividend payment date will be entitled to receive the dividend payable on such shares by the Company on such date, and such converting holder need not include payment in the amount of such dividend upon surrender of shares of Convertible Preferred Stock for conversion. Except as provided above, no payment or adjustment
- ------------------------

    (2)  A date six months from the closing.

    (3) Subject to proportional adjustment if the price of the Company's common stock declines below $29 (down to $25).

    will be made on account of accrued or unpaid dividends upon the conversion of shares of Convertible Preferred Stock. Shares of Convertible Preferred Stock called for redemption will not be convertible after the close of business on the day preceding the date fixed for redemption, unless the Company defaults in payment of the redemption price.

        (b)   ANTI-DILUTION PROVISIONS.    The Conversion  Price is  subject  to
    adjustment after the issuance of the Convertible Preferred Stock from time to time as follows:

           (i) In case the Company shall (1) pay a dividend or make a distribution on Common Stock in shares of Common Stock, (2) subdivide its outstanding shares of Common Stock into a greater number of shares or (3) combine its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such action shall be adjusted so that the holder of any Convertible Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock which such holder would have been entitled to receive immediately following such action had the holder's Convertible Preferred Stock been converted immediately prior thereto. An adjustment made pursuant to this subsection (i) shall become effective immediately (except as provided in subsection (vi) below) after the record date in the case of a dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision or combination.

           (ii) In case the Company shall issue rights, options or warrants to all holders of its outstanding shares of Common Stock entitling them, for a period expiring within 45 days after the record date mentioned below, to subscribe for or purchase shares of Common Stock at a price per share less than the Current Market Price per share (as defined in subsection
       (v) below) of the Common Stock on the record date mentioned below, then the Conversion Price in effect immediately prior thereto shall be adjusted so that it shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the date of issuance of such rights, options or warrants by a fraction of which

               (1) the numerator shall be the sum of (A) the number of shares of Common Stock outstanding on the date of issuance of such rights, options or warrants immediately prior to such issuance plus (B) the number of shares of Common Stock which the aggregate offering price of the total number of shares so offered would purchase at such Current Market Price (determined by multiplying such total number of shares offered for subscription or purchase by the sum of the exercise price of such rights, options or warrants plus the value of any consideration per share paid to the Company for such rights, options or warrants and dividing the product so obtained by such Current Market Price), and

               (2) the denominator shall be the sum of (A) the number of shares of Common Stock outstanding on the date of issuance of such rights, options or warrants immediately prior to such issuance plus (B) the number of additional shares of Common Stock which are so offered for subscription or purchase.

               Such adjustment shall be made successively whenever any rights, options or warrants are issued, and shall become effective immediately (except as provided in subsection (vi) below) after the record date for the determination of stockholders entitled to receive such rights, options or warrants; PROVIDED, HOWEVER, in the event that all the shares of Common Stock offered for subscription or purchase are not delivered upon the exercise of such rights, options or warrants, upon the expiration of such rights, options or warrants the Conversion Price shall be readjusted to the Conversion Price which would have been in effect had the numerator and the denominator of the foregoing fraction and the resulting adjustment been made based upon the number of shares of Common Stock actually delivered upon the exercise of such rights, options or warrants rather than upon the number of shares of

       Common Stock offered for subscription or purchase. In determining the value of any consideration received by the Company for such rights, options or warrants, the determination of the Board in good faith shall be conclusive and shall be described in a Board resolution.

          (iii) Notwithstanding subsection (ii) above, any adjustments to the Conversion Price to account for the issuance of "Rights," as defined in and governed by that certain Rights Agreement, dated as of June 8, 1990, between the Company and American Stock Transfer and Trust Company, as heretofore and hereafter amended (the "Rights Agreement"), and any similar rights, options or warrants adopted or issued subsequent to the date hereof shall be made when such Rights or similar rights, options or warrants are exercised or exchanged by the Company for Common Stock (Common Stock issued pursuant to the exercise of, or exchange by the Company for, such Rights or similar rights, options and warrants are referred to as "Rights Stock") pursuant to the Rights Agreement or a similar agreement at a price per share less than the Current Market Price per share of Common Stock on the date of such exercise or exchange. The Conversion Price in effect immediately prior to such exercise or exchange shall be adjusted so that it shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the date of such exercise or exchange by a fraction of which

               (1) the numerator shall be the sum of (A) the number of shares of Common Stock outstanding on the date of issuance of such Rights Stock immediately prior to such issuance plus (B) the number of shares of Common Stock which the aggregate consideration received for the total number of shares of Rights Stock so issued would purchase at such Current Market Price (determined by multiplying such total number of shares of Rights Stock by the consideration received per share of such Rights Stock and dividing the product so obtained by such Current Market Price), and

               (2) the denominator shall be the sum of (A) the number of shares of Common Stock outstanding on the date of issuance of such Rights Stock immediately prior to such issuance plus (B) the number of additional shares of Rights Stock which are so issued.

               Such adjustment shall be made successively whenever any Rights Stock is issued, and shall become effective immediately (except as provided in subsection (vi) below) after the issuance of Rights Stock. If after the "Distribution Date" (as defined in the Rights Agreement or a similar date defined in a similar agreement), holders converting shares of Convertible Preferred Stock are, for any reason, not entitled to receive the Rights or similar rights, options or warrants which would otherwise be attributable (but for the date of conversion) to the shares of Common Stock received upon such conversion, then a reducing adjustment shall be made in the Conversion Price to reflect the fair market value of the Rights or similar rights, options or warrants. If such an adjustment is made and the Rights or similar rights, options or warrants are later exchanged, redeemed, invalidated or terminated, then a corresponding reversing adjustment shall be made to the Conversion Price, on an equitable basis, to take account of such event. However, the Company may elect to provide that such shares of Common Stock issuable upon conversion of the Convertible Preferred Stock, whether or not issued after the Distribution Date for such Rights or such similar date for such similar rights, options or warrants, will be accompanied by the Rights or such similar rights, options or warrants which would otherwise be attributable (but for the date of conversion) to such shares of Common Stock, in which event the preceding two sentences shall not apply.

          (iv) In case the Company shall distribute to substantially all holders of Common Stock evidences of indebtedness, equity securities (including equity interests in the Company's subsidiaries) other than Common Stock or other assets (other than cash dividends paid out of earned surplus of the Company or, if there shall be no earned surplus, out of net profits for the fiscal year in which the dividend is made and/or the preceding fiscal year), or shall distribute to substantially all holders of Common Stock rights, options or warrants to subscribe to securities (other than any Rights, rights, options or warrants referred to in subsection (ii) or subsection (iii) above), then in each such case the Conversion Price shall be adjusted so that it shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the date of such distribution by a fraction of which the numerator shall be the Current Market Price per share of the Common Stock on the record date mentioned below less the then fair market value of the portion of the assets, evidences of indebtedness and equity securities so distributed, or of such subscription rights, warrants or options, applicable to one share of Common Stock, and of which the denominator shall be such Current Market Price. For the purposes of this subsection (iv), in the event of a distribution of shares of capital stock or other securities of any subsidiary of the Company as a dividend on shares of Common Stock, the "then fair market value" of the shares or other securities so distributed shall be the value of such shares or other securities on the record date mentioned below as determined by the Board, whose good faith determination shall be conclusive evidence of such value, and shall be described in a Board resolution. Such adjustment shall become effective immediately (except as provided in subsection (vi) below) after the record date for the determination of stockholders entitled to receive such distribution.

           (v) For the purpose of any computation under subsection (ii), subsection (iii) or subsection (iv) above, the "Current Market Price" per share of stock on any date shall be deemed to be the average of the last sale prices of a share of such stock for the fifteen consecutive trading days commencing 20 trading days before the earliest of the date in question and the date before the "ex date" with respect to the issuance or distribution requiring such computation. For purposes of this subsection (v), the term "ex date", when used with respect to any issuance or distribution, means the first date on which the stock trades regular way on the principal national securities exchange on which the stock is listed or admitted to trading (or if not so listed or admitted, on NASDAQ, or a similar organization if NASDAQ is no longer reporting trading information) without the right to receive such issuance or distribution.

          (vi) In any case in which this Section shall require that an adjustment be made immediately following a record date or immediately following the exercise of, or exchange of Rights Stock for, a Right or similar right, option or warrant, the Company may elect to defer the effectiveness of such adjustment (but in no event until a date later than the later of the "ex date" as defined above and the effective date of the event giving rise to such adjustment), in which case the Company shall, with respect to any Convertible Preferred Stock converted after the date of such exercise or exchange or such record date, as the case may be, and before such adjustment shall have become effective (1) defer making any cash payment or issuing to the holder of such Convertible Preferred Stock the number of shares of Common Stock and other capital stock of the Company issuable upon such conversion in excess of the number of shares of Common Stock and other capital stock of the Company issuable thereupon only on the basis of the Conversion Price prior to adjustment, and (2) not later than five business days after such adjustment shall have become effective, pay to such holder the appropriate cash payment and issue to such holder the additional shares of Common Stock and other capital stock of the Company issuable on such conversion.

          (vii) No adjustment in the Conversion Price shall be required if the holders of Convertible Preferred Stock are to participate in the transaction on a basis and with notice that the Board determines in good faith to be fair and appropriate in light of the basis and notice on which holders of Common Stock participate in the transaction. In addition, no adjustment in the Conversion Price shall be required unless such adjustment (plus any adjustments not previously made by reason of this subsection (vii)) would require an increase or decrease of at least 1% in the Conversion Price; provided, that any adjustments which by reason of this subsection (vii) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section shall be made to the nearest cent or to the nearest one-hundredth of a share, as the case may be.

         (viii) Whenever the Conversion Price is adjusted as provided above:

               (1) the Company shall compute the adjusted Conversion Price and shall promptly file with the stock transfer or conversion agent, as appropriate, for the Convertible Preferred Stock, a certificate signed by a principal financial officer of the Company setting forth the adjusted Conversion Price and showing in reasonable detail the facts upon which such adjustment is based and the computation thereof; and

               (2) a notice stating that the Conversion Price has been adjusted and setting forth the adjusted Conversion Price shall, as soon as practicable, be sent by first-class mail to the holders of record of the Convertible Preferred Stock.

               In case:

               (A) the Company shall take any action which would require an adjustment to the Conversion Price pursuant to subsection (iv) above;

               (B) the Company shall authorize the granting to the holders of its Common Stock of rights, options or warrants entitling them to subscribe for or purchase any shares of capital stock of any class or of any other rights;

               (C) of any reorganization or reclassification of the Common Stock (other than a subdivision or combination of its outstanding Common Stock), or of any consolidation or merger to which the Company is a party and for which approval of any stockholders of the Company is required, or of the sale, lease or transfer of all or substantially all the assets of the Company; or

               (D) of the voluntary or involuntary liquidation, dissolution or winding-up of the Company;

then the Company shall cause to be mailed to the stock transfer or conversion agent, as appropriate, for the Convertible Preferred Stock and to the holders of record of Convertible Preferred Stock, at least 20 days (or 10 days in any case described in subsections (A) or (B) above) prior to the applicable record date or effective date specified below, a notice stating (x) the date as of which the holders of record of Common Stock to be entitled in such dividend, distribution, rights, options or warrants are to be determined, or (y) the date on which such reorganization, reclassification, consolidation, merger, sale, lease, transfer, liquidation, dissolution or winding-up is expected to become effective, and the date as of which it is expected that holders of record of Common Stock shall be entitled to exchange their shares for securities or other property, if any, deliverable upon such reorganization, reclassification, consolidation, merger, sale, lease, transfer, liquidation, dissolution or winding-up. Neither the failure to give the notice required by this subsection (viii), nor any defect therein, to any particular holder shall affect the sufficiency of the notice or the legality or validity of any such dividend, distribution, right, option, warrant, reorganization, reclassification, consolidation, merger, sale, lease, transfer, liquidation, dissolution or winding-up, or the vote authorizing any such action with respect to the other holders.

          (ix) To the extent permitted by law, the Company from time to time may reduce the Conversion Price by any amount for any period of at least 20 days (or such other period as may then be required by applicable law) if the Board has made a determination in good faith that such reduction would be in the best interests of the Company, which determination shall be conclusive. No reduction in the Conversion Price pursuant to this subsection (ix) shall become effective unless the Company shall have mailed a notice, at least 15 days prior to the date on which such reduction is scheduled to become effective, to each holder of Convertible Preferred Stock. Such notice shall be given by first-class mail, postage prepaid, at such holder's address as it appears on the books of the Company. Such notice shall state the amount per share by which the Conversion Price will be reduced and the period for which such reduction will be in effect.

           (x) At its option, the Company may make such reduction in the Conversion Price, in addition to those otherwise required by this Section 6, as the Board deems advisable to avoid or diminish any income tax to holders of Common Stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes; PROVIDED that any such reduction shall not be effective until written evidence of the action of the Board authorizing such reduction shall be filed with the Secretary of the Company and notice thereof shall have been given by first-class mail, postage prepaid, to each holder of Convertible Preferred Stock at such holder's address as it appears on the books of the Company.

        (c) CONSOLIDATION, MERGER OR SALE OF ASSETS. If any transaction shall occur, including without limitation (i) any recapitalization or reclassification of shares of Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination of the Common Stock), (ii) any consolidation or merger of the Company with or into another person or any merger of another person into the Company (other than a merger in which the Company is the surviving corporation and that does not result in a reclassification, conversion, exchange or cancellation of Common Stock),
    (iii) any sale, lease or transfer of all or substantially all of the assets of the Company, or (iv) any compulsory share exchange, pursuant to any of which holders of Common Stock shall be entitled to receive other securities, cash or other property, then appropriate provision shall be made so that the holder of each share of Convertible Preferred Stock then outstanding shall have the right thereafter to convert such share only into the kind and amount of the securities, cash or other property that would have been receivable upon such recapitalization, reclassification, consolidation, merger, sale, lease, transfer, or share exchange by a holder of the number of shares of Common Stock issuable upon conversion of such share of Convertible Preferred Stock immediately prior to such recapitalization, reclassification, consolidation, merger, sale, lease, transfer or share exchange, and the Company shall not enter into any such merger, consolidation, sale, lease, transfer or share exchange unless the company formed by such consolidation or resulting from such merger or that acquires such assets or that acquires the Company's shares, as the case may be, shall make provisions in its certificate or articles of incorporation or other constituent document to establish such right. Such certificate or articles of incorporation or other constituent document shall provide for adjustments that, for events subsequent to the effective date of such certificate or articles of incorporation or other constituent documents, shall be as nearly equivalent as may be practicable to the relevant adjustments provided for in the preceding subsections (a) and (b) and in this subsection (c).

        (d) ACCRUED DIVIDENDS AND FRACTIONAL SHARES. Dividends shall cease to accrue on shares of the Convertible Preferred Stock surrendered for conversion into Common Stock pursuant to this Section or Section 8 below. No fractional shares of Common Stock shall be issued upon conversion of the Convertible Preferred Stock, and any portion of Convertible Preferred Stock surrendered for conversion which would otherwise result in a fractional share of Common Stock shall be redeemed for cash in an amount equal to the product of such fraction multiplied by the closing price of the Common Stock on the last business day prior to conversion.

        (e) MECHANICS OF CONVERSION. Before any holder of Convertible Preferred Stock shall be entitled to convert such stock into shares of Common Stock and to receive certificates therefor, such holder shall surrender the certificate or certificates for the Convertible Preferred Stock to be converted, duly endorsed, at the office of the Company or of any transfer agent for the Convertible Preferred Stock, and shall give written notice to the Company at such office that such holder elects to convert the same. The Company shall, within 10 days after such delivery, issue and deliver at such office to such holder of the Convertible Preferred Stock (or to any other person specified in the notice delivered by such holder) a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid and a check payable to the holder for any cash amounts payable as the result of a conversion into fractional shares of Common Stock. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Convertible Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date. In case any certificate for shares of the Convertible Preferred Stock shall be surrendered for conversion of only a part of the shares represented thereby, the Company shall deliver within 10 days at such office to or upon the written order of the holder thereof, a certificate or certificates for the number of shares of Convertible Preferred Stock represented by such surrendered certificate which are not being converted. Notwithstanding the foregoing, the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing the Convertible Preferred Stock are either delivered to the Company or its transfer agent or the Company or its transfer agent shall have received evidence satisfactory to it evidencing that such certificates have been lost, stolen or destroyed and the holder of such Convertible Preferred Stock executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. The issuance of certificates of shares of Common Stock issuable upon conversion of shares of Convertible Preferred Stock shall be made without charge to the converting holder for any tax imposed in respect of the issuance thereof; provided that the Company shall not be required to pay any tax which may be payable with respect to any transfer involved in the issue and delivery of any certificate in a name other than that of the holder of the shares of Convertible Preferred Stock being converted.

    SECTION  7.  OPTIONAL REDEMPTION.  On or after  [               ], 1998, the
Company may, at its option, redeem all or from time to time any part of the shares of Convertible Preferred Stock, out of funds legally available therefor, upon giving a notice of redemption as set forth below, at the following redemption prices per share (expressed as percentages of the Stated Value thereof), plus an amount equal to accrued and unpaid dividends, if any (whether or not declared), up to but excluding the date fixed for redemption, if redeemed
during  the twelve-month period  commencing on [                  ] of the years
indicated below:

                                                        REDEMPTION
YEAR                                                       PRICE
- -----------------------------------------------------  -------------
1998.................................................            %
1999.................................................
2000.................................................
2001.................................................
2002.................................................
2003.................................................
2004.................................................

    If fewer than all of the outstanding shares of the Convertible Preferred Stock are to be redeemed, the number of shares to be redeemed shall be determined by the Board in good faith and the shares to be redeemed will be determined pro rata as nearly as practicable, or by such other method as the Board may determine to be fair and appropriate. Convertible Preferred Stock may not be redeemed unless full cumulative dividends have been paid on the Convertible Preferred Stock for all past dividend periods.

    Notice of redemption of Convertible Preferred Stock will be given by (i) first-class mail, not less than 30 nor more than 60 days prior to the date fixed for redemption thereof, to each record holder of shares of Convertible Preferred Stock to be redeemed at the address of such holder in the books of the Company and (ii) publication in THE WALL STREET JOURNAL. On the date such notices are mailed, the Company shall issue a press release announcing the redemption. The mailed and published notice shall state, as appropriate: (1) the redemption date and record date for purposes of such redemption; (2) the number of shares of Convertible Preferred Stock to be redeemed and, if fewer than all shares of Convertible Preferred Stock held by any holder are to be redeemed, the number of shares to be redeemed from such holder; (3) the place or places at which certificates for such shares are to be surrendered; (4) the then current redemption price; and (5) that dividends on the Convertible Preferred Stock to be redeemed shall cease to accrue on such Redemption Date, except as otherwise provided herein. If such notice of redemption has been given, from and after the specified redemption date (unless the Company defaults in making payment of the redemption price), dividends on the Convertible Preferred Stock so called for redemption will cease to accrue, such shares will no longer be deemed to be outstanding, and all rights of the holders thereof as stockholders of the Company (except the right to receive the redemption price and any dividends due on a dividend payment date after the redemption date relating to a dividend record date prior to such redemption date) will cease.

    SECTION 8. CHANGE IN CONTROL. If there occurs a Change in Control (as defined below) with respect to the Company, then each share of Convertible Preferred Stock may be converted (the rights to convert described in this Section referred to as the "Special Conversion Rights"), at the option of the holder thereof at any time from the date of such Change in Control until the expiration of 60 days after the date of the Conversion Notice (as defined below) by the Company to all holders of the Convertible Preferred Stock, into, at its option, either (A) such number of fully paid and non-assessable shares of Common Stock as is equal to the Stated Value of the Convertible Preferred Stock divided by the Special Conversion Price or (B) an amount in cash equal to the Stated Value of the Convertible Preferred Stock plus an amount equal to any accrued but unpaid dividends thereon. The "Special Conversion Price" shall be the closing price of the Common Stock on the last business day prior to the date the Company gives the Conversion Notice (as defined below) to the holders of Convertible Preferred Stock.

    Within five days after the occurrence of a Change in Control, the Company shall give notice of the occurrence of the Change in Control and of the Special Conversion Rights set forth herein in accordance with the procedures set forth below to each holder of Convertible Preferred Stock (the "Conversion Notice").

    Each Conversion Notice shall state:

        (1) that a Change in Control has occurred (and shall specify the date of occurrence), and that the holder's Special Conversion Rights may be exercised in accordance with this Section;

        (2) the expiration date of the Special Conversion Rights;

        (3) that a holder of Convertible Preferred Stock, in order to exercise Special Conversion Rights, must deliver on or before the fifth day prior to the expiration date of the Special Conversion Rights written notice to the Company of the holder's exercise of those rights, together with the certificate evidencing such holder's shares with respect to which the rights are being exercised, duly endorsed for transfer;

        (4) the Special Conversion Price and the Conversion Price which would otherwise be applicable;

        (5) a description of the procedure which a holder must follow to exercise its Special Conversion Rights; and

        (6) that holders of Convertible Preferred Stock electing to have such shares converted will be required to surrender the certificates evidencing such shares for delivery of shares of Common Stock.

    The Conversion Notice shall be given by first-class mail, postage paid, to the holders of record of Convertible Preferred Stock at their respective addresses as they appear on the books of the Company.

    No failure of the Company to give the Conversion Notice shall limit any holder's right to exercise its Special Conversion Rights.

    Exercise of the Special Conversion Rights by a holder of Convertible Preferred Stock will be irrevocable. The Company shall not enter into any consolidation, merger or sale of assets, unless in connection therewith the holders of Convertible Preferred Stock exercising Special Conversion Rights will be entitled to receive the same consideration as received for the number of shares of Common Stock into which their shares of Convertible Preferred Stock would have been converted pursuant to the Special Conversion Rights. The Special Conversion Rights are in addition to the regular Conversion Rights that apply to the Convertible Preferred Stock.

    The Company may, at its option, elect to pay holders of Convertible Preferred Stock exercising Special Conversion Rights an amount in cash equal to the Stated Value of the Convertible Preferred Stock plus an amount equal to any accrued but unpaid dividends thereon.

    "Change in Control" means any of the following: (i) the sale, lease, conveyance or other disposition of all or substantially all of the Company's assets as an entirety or substantially as an entirety to any person or "group" (within the meaning of Section 13(d)(3) of the Exchange Act) in one or a series of transactions, provided that a transaction where the holders of Common Stock immediately prior to such transaction own, directly or indirectly, 50% or more of the Common Stock of such person or group immediately after such transactions shall not be a Change in Control; (ii) the acquisition by the Company and/or any of its subsidiaries of 50% or more of the aggregate voting power of the Common Stock in one transaction or a series of related transactions; (iii) the liquidation or dissolution of the Company, provided that a liquidation or dissolution of the Company which is part of a transaction or series of related transactions that does not constitute a Change in Control under the "provided" clause of clause (i) above shall not constitute a Change in Control under this clause (iii); or (iv) any transaction or series of transactions (as a result of a tender offer, merger, consolidation or otherwise) that results in, or that is in connection with, (a) any person, including a "group" (within the meaning of Section 13(d)(3) of the Exchange Act) that includes such person, acquiring "beneficial ownership" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% or more of the aggregate voting power of the Common Stock of the Company or any person that possesses "beneficial ownership" (as defined in Rule 13d-3 under the Exchange Act), directly, of 50% or more of the aggregate voting power of the Common Stock, or (b) less than 50% (measured by the aggregate voting power of all classes) of the Company's Common Stock being registered under Section 12(b) or 12(g) of the Exchange Act.

    SECTION 9. STATUS OF REACQUIRED SHARES. If shares of Convertible Preferred Stock are converted pursuant to Section 6 hereof or redeemed pursuant to Section 7 hereof, the shares so converted or redeemed shall, upon compliance with any statutory requirements, assume the status of authorized but unissued shares of preferred stock of the Company, but may not be reissued as Convertible Preferred Stock.

    SECTION 10. RESERVED SHARES. So long as any shares of Convertible Preferred Stock remain outstanding, the Company agrees to keep reserved for issuance in connection with the conversion of the Convertible Preferred Stock at all times a number of authorized but unissued shares of Common Stock at least equal to 150% of the number of shares of Common Stock issuable upon conversion at the Conversion Price of all of the Convertible Preferred Stock outstanding at such time. The Company shall take all action necessary so that Common Stock so issued will be validly issued, fully paid and non-assessable. The Company shall use its best efforts to list the Common Stock required to be delivered upon conversion of the shares of Convertible Preferred Stock, prior to such conversion, upon each national securities exchange, if any, upon which the outstanding Common Stock is listed at the time of such delivery.

    SECTION  11.   PREEMPTIVE RIGHTS.   The  Convertible Preferred  Stock is not
entitled to any preemptive or subscription rights in respect of any securities of the Company.

    SECTION 12. NOTICES. Except as otherwise provided herein, all notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by and when sent by telex or telecopier (with receipt confirmed), provided a copy is also sent by express (overnight, if possible) courier, addressed (i) in the case of a holder of Convertible Preferred Stock, to such holder's address as it appears on the books of the Company, and (ii) in the case of the Company, to the Company's principal executive offices to the attention of the Company's President.

    SECTION 13. SEVERABILITY OF PROVISIONS. Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof. If a court of competent jurisdiction should determine that a provision hereof would be valid or enforceable if a period of time were extended or shortened or a particular percentage were increased or decreased, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

    IN  WITNESS  WHEREOF,   FHP  International  Corporation   has  caused   this
Certificate  of Designation to  be duly executed by  its duly authorized officer
and attested by its Secretary this [       ] day of [              ], 1994.

                                          FHP INTERNATIONAL CORPORATION

                                          By:___________________________________
                                             Name:
                                             Title:

ATTEST:

______________________________________
Name:
Title: Secretary

                                   EXHIBIT C
                     FORM OF CERTIFICATE OF DESIGNATION FOR
                     NON-CONVERTIBLE MERGER PREFERRED STOCK

    FHP International Corporation, a Delaware corporation (the "Company"), pursuant to Section 151 of the General Corporation Law of the State of Delaware does hereby make this Certificate of Designation of Powers, Preferences and Rights (this "Certificate of Designation") and does hereby state and certify that pursuant to the authority expressly vested in the Board of Directors of the Company (the "Board") by the Certificate of Incorporation of the Company (the "Certificate of Incorporation"), the Board duly adopted the following resolutions:

    WHEREAS, the Board has previously authorized the issuance of a series of preferred stock consisting of 20,000,000 shares designated as "Series A Cumulative Convertible Preferred Stock"; and

    WHEREAS, the Board now desires to fix the powers, preferences and rights of a second series of preferred stock;

    RESOLVED,  that pursuant to  Article IV of  the Certificate of Incorporation
(which authorizes [          ] shares of  preferred stock, $0.05  par value  per
share), the Board hereby fixes the designation, powers and preferences, and the relative participating, optional and other special rights, and the qualifications, limitations and restrictions thereof, of a series of preferred stock designated as "Series B Adjustable Rate Cumulative Preferred Stock."

    RESOLVED, that each share of this series of preferred stock shall rank equally in all respects and shall be subject to the following provisions:

    SECTION 1. DESIGNATION, RANK. This series of preferred stock shall be designated the "Series B Adjustable Rate Cumulative Preferred Stock," with a par value of $0.05 per share (the "Series B Preferred Stock"). The Series B
Preferred Stock will rank, with respect to dividend rights and rights on liquidation, winding-up and dissolution, (i) senior to all classes of common stock of the Company, as they exist on the date hereof or as such stock may be constituted from time to time (the "Common Stock"), and each other class of capital stock or series of preferred stock established by the Board to the extent the terms of such stock do not expressly provide that it ranks senior to or on a parity with the Series B Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution (collectively, together with the Common Stock, the "Junior Securities"); (ii) on a parity with the Series A Cumulative Convertible Preferred Stock and with each other class of capital stock or series of preferred stock issued by the Company established by the Board to the extent the terms of such stock expressly provide that it will rank on a parity with the Series B Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution (collectively, the "Parity Securities"); and (iii) junior to each other class of capital stock or series of preferred stock established by the Board to the extent the terms of such stock expressly provide that it will rank senior to the Series B Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution (collectively, the "Senior Securities").

    SECTION 2. AUTHORIZED NUMBER. The authorized number of shares constituting the Series B Preferred Stock shall be 12,500,000 shares.

    SECTION 3.  DIVIDENDS.

        (a) DIVIDEND PERIODS AND RATES. Holders of Series B Preferred Stock will be entitled to receive, when, as and if declared by the Board out of funds of the Company legally available therefor, cash dividends payable
    quarterly in  arrears on  [                     ], [                      ],
    [                    ], and  [                   ] of  each year, commencing
    [               ], 1994 (each a "Dividend Payment Date"). Dividends will  be payable at a per annum rate (calculated as a
    percentage  of Stated Value)  equal to (i)  [         (1)]% for the dividend
    period ending [                  ],  1994 and (ii)  the Applicable Rate  (as
    defined in subsection (c) below) in effect from time to time for each subsequent dividend period. Each dividend will be payable to holders of record as they appear on the books of the Company at the close of business on a record date, not more than 60 nor less than 15 days before the related Dividend Payment Date, fixed by the Board. Dividends will be cumulative from the date of original issuance of the Series B Preferred Stock. Dividends for each full dividend period will be computed by dividing the per annum dividend rate by four. Dividends payable for any period less than a full dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months. The Series B Preferred Stock will not be entitled to any dividends, whether payable in cash, property or stock, in excess of full cumulative dividends. No interest, or sum of money in lieu of interest, will be payable in respect of any accrued and unpaid dividends.

        (b) PRIORITY. No full dividends may be declared or paid or funds set apart for the payment of dividends on any Parity Securities (except dividends on Parity Securities paid in shares of Junior Securities) for any period unless full cumulative dividends to be paid hereunder prior to the date thereof shall have been paid or set apart for such payment on the Series B Preferred Stock. If full dividends are not so paid, the Series B Preferred Stock shall share dividends pro rata with the Parity Securities according to the amount of dividends due and payable with respect to each. No dividends may be paid or set apart for such payment on Junior Securities (except dividends on Junior Securities paid in additional shares of Junior Securities) and no Series B Preferred Stock, Parity Securities or Junior Securities may be repurchased, redeemed or otherwise retired nor may funds be set apart for payment with respect thereto, nor shall the Company permit any corporation or entity directly or indirectly controlled by the Company to purchase any Series B Preferred Stock, Parity Securities or Junior Securities, if full cumulative dividends to be paid hereunder prior to the date thereof have not been paid on the Series B Preferred Stock. Notwithstanding the foregoing, the Company may (i) make redemptions, purchases or other acquisitions of Series B Preferred Stock, Parity Securities or Junior Securities payable in Junior Securities or repurchases of Series B Preferred Stock, Parity Securities or Junior Securities in the ordinary course of business pursuant to the terms of any current or future employee stock incentive plan or similar plan adopted by the Board and (ii) make, pursuant to that certain Rights Agreement (the "Rights Agreement"), dated as of June 8, 1990, between the Company and American Stock Transfer and Trust Company, redemptions of Rights (as defined in the Rights Agreement) distributed pursuant to the Rights Agreement.

        (c) APPLICABLE RATE. Except as provided below in this subsection (c), the "Applicable Rate" for any dividend period shall be a per annum rate equal to the product of (A) the highest of the Treasury Bill Rate (as defined in subsection (i) below), the Ten-Year Constant Maturity Rate (as defined in subsection (ii) below) and the Thirty-Year Constant Maturity Rate (as defined in subsection (iii) below) for such dividend period, multiplied by (B) [93.0](2) %. In the event that the Company determines in good faith that for any reason one or more of the rates described in clause (A) of the preceding sentence cannot be determined for any dividend period, then the Applicable Rate for such dividend period shall be the product of (x) the higher of whichever of such rates can be determined, multiplied by (y) [93.0](3) %; PROVIDED, that in the event that the Company

- ------------------------

    (1) A rate to be fixed by the Company's Board or the Executive Committee thereof at Closing.

    (2) Market  rate,  to be  fixed  by the  Company's  Board or  the  Executive
Committee thereof at Closing upon agreement by the Company's and TakeCare's respective financial advisers.

    (3) Market  rate,  to be  fixed  by the  Company's  Board or  the  Executive
Committee thereof at Closing upon agreement by the Company's and TakeCare's respective financial advisers.

    determines in good faith that for any reason none of such rates can be determined for any dividend period, then the Applicable Rate for such dividend period shall be the Applicable Rate in effect for the preceding dividend period. In no event shall the Applicable Rate for any dividend period be less than 5% per annum or greater than 11% per annum.

           (i) Except as provided below in this subsection (i), the "Treasury Bill Rate" for any dividend period will be the arithmetic average of the two most recent weekly per annum market discount rates (or the one weekly per annum market discount rate, if only one such rate shall be published during the relevant Calendar Period (as defined in subsection (e) below)) for three-month U.S. Treasury bills, as published weekly by the Federal Reserve Board during the Calendar Period immediately prior to the ten calendar days immediately preceding the Dividend Payment Date prior to the dividend period for which the Applicable Rate is being determined. In the event that the Federal Reserve Board does not publish a weekly per annum market discount rate during such Calendar Period, then the Treasury Bill Rate for the related dividend period shall be the arithmetic average of the two most recent weekly per annum market discount rates (or the one weekly per annum market discount rate, if only one such rate shall be published during such Calendar Period) for three-month U.S. Treasury bills, as published weekly during such Calendar Period by any Federal Reserve Bank or by any U.S. Government department or agency selected by the Company. In the event that a weekly per annum market discount rate for three-month U.S. Treasury bills shall not be published by the Federal Reserve Board or by any Federal Reserve Bank or by any U.S. Government department or agency during such Calendar Period, then the Treasury Bill Rate for the related dividend period shall be the arithmetic average of the two most recent weekly per annum market discount rates (or the one weekly per annum market discount rate, if only one such rate shall be published during such Calendar Period) for all U.S. Treasury bills then having maturities of not less than 80 nor more than 100 days, as published during such Calendar Period by the Federal Reserve Board or, if the Federal Reserve Board shall not publish such rates, by any Federal Reserve Bank or by any U.S. Government department or agency selected by the Company. In the event that the Company determines in good faith that for any reason no such U.S. Treasury bill rates are published during such Calendar Period or that the Company cannot determine the Treasury Bill Rate for any dividend period as provided above in this subsection, then the Treasury Bill Rate for such dividend period shall be the arithmetic average of the per annum market discount rates, based upon the closing bids during such Calendar Period, for each of the issues of marketable interest bearing U.S. Treasury securities with a maturity of not less than 80 nor more than 100 days from the date of each such quotation, as quoted daily for each business day in New York City (or less frequently if daily quotations shall not be generally available) to the Company by at least three recognized U.S. Government securities dealers selected by the Company.

           (ii) Except as provided below in this subsection (ii), the "Ten-Year Constant Maturity Rate" for any dividend period shall be the arithmetic average of the two most recent weekly per annum Ten-Year Average Yields (or the one weekly per annum Ten-Year Average Yield, if only one such Ten-Year Average Yield shall be published during the relevant Calendar Period), as published weekly by the Federal Reserve Board during the Calendar Period immediately prior to the ten calendar days immediately preceding the Dividend Payment Date prior to the dividend period for which the Applicable Rate is being determined. In the event that the Federal Reserve Board does not publish such a weekly per annum Ten-Year Average Yield during such Calendar Period, then the Ten-Year Constant Maturity Rate for the related dividend period shall be the arithmetic average of the two most recent weekly per annum Ten-Year Average Yields (or the one weekly per annum Ten-Year Average Yield, if only one such Ten-Year Average Yield shall be published during such Calendar Period), as published weekly during such Calendar Period by any Federal Reserve Bank or by any U.S. Government department or agency selected by the Company. In the event that a weekly per annum Ten-Year Average Yield shall not be published by the Federal Reserve Board or by any Federal Reserve Bank or by any U.S. Government department or agency during such Calendar Period, then the Ten-Year Constant Maturity Rate for the related dividend period shall be the arithmetic average of the two most recent weekly per annum average yields to maturity (or the one weekly average yield to maturity, if only one such yield shall be published during such Calendar Period) for all of the actively traded marketable U.S. Treasury fixed interest rate securities (other than Special Securities (as defined in subsection (e) below)) then having maturities of not less than eight nor more than twelve years, as published during such Calendar Period by the Federal Reserve Board or, if the Federal Reserve Board shall not publish such yields, by any Federal Reserve Bank or by any U.S. Government department or agency selected by the Company. In the event that the Company determines in good faith that for any reason it cannot determine the Ten-Year Constant Maturity Rate for any dividend period as provided above in this subsection, then the Ten-Year Constant Maturity Rate for such dividend period shall be the arithmetic average of the per annum average yields to maturity, based upon the closing bids during such Calendar Period, for each of the issues of actively traded marketable U.S. Treasury fixed interest rate securities (other than Special Securities) with a final maturity date not less than eight nor more than twelve years from the date of each such quotation, as quoted daily for each business day in New York City (or less frequently if daily quotations shall not be generally available) to the Company by at least three recognized U.S. Government securities dealers selected by the Company.

          (iii) Except as provided below in this subsection (iii), the "Thirty-Year Constant Maturity Rate" for any dividend period shall be the arithmetic average of the two most recent weekly per annum Thirty-Year Average Yields (or the one weekly per annum Thirty-Year Average Yield, if only one such Thirty-Year Average Yield shall be published during the relevant Calendar Period), as published weekly by the Federal Reserve Board during the Calendar Period immediately prior to the ten calendar days immediately preceding the Dividend Payment Date prior to the dividend period for which the Applicable Rate is being determined. In the event that the Federal Reserve Board does not publish such a weekly per annum Thirty-Year Average Yield during such Calendar Period, then the Thirty-Year Constant Maturity Rate for the related dividend period shall be the arithmetic average of the two most recent weekly per annum
       Thirty-Year Average Yields (or the one weekly per annum Thirty-Year Average Yield, if only one such Thirty-Year Average Yield shall be published during such Calendar Period), as published weekly during such Calendar Period by any Federal Reserve Bank or by any U.S. Government department or agency selected by the Company. In the event that a weekly per annum Thirty-Year Average Yield shall not be published by the Federal Reserve Board or by any Federal Reserve Bank or by any U.S. Government department or agency during such Calendar Period, then the Thirty-Year Constant Maturity Rate for the related dividend period shall be the arithmetic average of the two most recent weekly per annum average yields to maturity (or the one weekly per annum average yield to maturity, if only one such yield shall be published during such Calendar Period) for all of the actively traded marketable U.S. Treasury fixed interest rate securities (other than Special Securities) than having maturities of not less than twenty-eight nor more than thirty years, as published during such Calendar Period by the Federal Reserve Board or, if the Federal Reserve Board shall not publish such yields, by any Federal Reserve Bank or by any U.S. Government department or agency selected by the Company. In the event that per annum average yields to maturity for all of the actively traded marketable U.S. Treasury fixed interest rate securities (other than Special Securities) then having maturities of not less than twenty-eight nor more than thirty years shall not be published by the Federal Reserve Board or by any Federal Reserve Bank or by any U.S. Government department or agency during such Calendar Period, then the Thirty-Year Constant Maturity Rate for the related dividend period shall be determined in the manner specified in the preceding sentence based upon all of the actively traded marketable U.S. Treasury fixed interest rate securities (other than Special Securities) then having maturities of not less than twenty-five years or, in their absence, twenty years. In the event that the Company determines in good faith that for any reason it cannot determine the Thirty-Year Constant Maturity Rate for any dividend period as provided above in this subsection, then the Thirty-Year Constant Maturity Rate for such dividend period shall be the arithmetic average of the per annum average yields to maturity based upon the closing bids during such Calendar Period for each of the issues of actively traded marketable U.S. Treasury fixed interest rate securities (other than Special Securities) with a final maturity date not less than twenty-eight nor more than thirty years (or, in their absence, with a final maturity date not less than twenty-five years or, in their absence, twenty years) from the date of each such quotation, as quoted daily for each business day in New York City (or less frequently if daily quotations shall not be generally available) to the Company by at least three recognized U.S. Government securities dealers selected by the Company.

    The  Treasury  Bill  Rate,  the  Ten-Year  Constant  Maturity  Rate  and the
Thirty-Year Constant Maturity Rate shall each be rounded to the nearest one-hundredth of a percentage point.

        (d) CONFIRMATION AND PUBLICATION OF APPLICABLE RATE. The Applicable Rate with respect to each dividend period will be calculated as promptly as practicable by the Company according to the appropriate method described above. The mathematical accuracy of each such calculation will be confirmed in writing by independent accountants of recognized standing. Except for the dividend rate for the initial dividend period, the Company will cause each dividend rate to be published in a newspaper of general circulation in New York City prior to the commencement of the new dividend period to which it applies and will cause notice of such Applicable Rate to be enclosed with the dividend payment next mailed to the holders of Series B Preferred Stock.

        (e) DEFINITIONS. As used in this Section, the term "Calendar Period" means a period of fourteen consecutive calendar days; the term "Special Securities" means securities (i) which can, at the option of the holder, be surrendered at face value in payment of any Federal estate tax or (ii) which provide tax benefits to the holder and are priced to reflect such tax benefits or which were originally issued at a deep or substantial discount; the term "Ten-Year Average Yield" means the average yield to maturity for actively traded marketable U.S. Treasury fixed interest rate securities (adjusted to constant maturities of ten years); and the term "Thirty-Year Average Yield" means the average yield to maturity for actively traded marketable U.S. Treasury fixed interest rate securities (adjusted to constant maturities of thirty years).

    SECTION 4. LIQUIDATION RIGHTS. The Stated Value of each share of Series B Preferred Stock shall be $25.00. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Company, after satisfaction of the claims of creditors and before any payment or distribution of assets is made on any Junior Securities, including, without limitation, the Common Stock, (i) the holders of Series B Preferred Stock shall receive a liquidation preference equal to the Stated Value of their shares, and shall be entitled to receive an amount equal to all accrued and unpaid dividends through the date of distribution (whether or not declared), and (ii) the holders of any Parity Securities shall be entitled to receive an amount equal to the full respective liquidation preferences (including any premium) to which they are entitled and shall receive an amount equal to all accrued and unpaid dividends with respect to their respective shares through and including the date of distribution (whether or not declared). If, upon such a voluntary or involuntary liquidation, dissolution or winding-up of the Company, the assets of the Company are insufficient to pay in full the amounts described above as payable with respect to the Series B Preferred Stock and any Parity Securities, the holders of the Series B Preferred Stock and such Parity Securities will share ratably in any distribution of assets of the Company, first in proportion to their respective liquidation preferences until such preferences are paid in full, and then in proportion to their respective amounts of accrued but unpaid dividends. After payment of any such liquidation preference and accrued but unpaid dividends, the Series B Preferred Stock will not be entitled to any further participation in any distribution of assets by the Company. Neither the sale or transfer of all or any part of the assets of the Company, nor the merger or consolidation of the Company into or with any other corporation or a merger of any other corporation with or into the Company, will be deemed to be a liquidation, dissolution or winding-up of the Company.

    SECTION 5.  VOTING RIGHTS.

           (a) Except as provided below, as may be required by Delaware law or provided by the resolution creating any other series of preferred stock, the holders of Series B Preferred Stock will not be entitled to vote. So long as any shares of Series B Preferred Stock are outstanding, the vote or consent of the holders of 66 2/3% of the outstanding shares of Series B Preferred Stock, voting together as a single class, shall be necessary to (i) increase or decrease the par value of the shares of Series B Preferred Stock or (ii) alter or change the powers, preferences, or special rights of the shares of Series B Preferred Stock so as to affect them adversely or (iii) authorize or issue any additional class or series of Parity Securities (other than the Series A Cumulative Convertible Preferred Stock) or Senior Securities, or any security convertible into Parity Securities or Senior Securities.

           (b) (i) In the event that any accrued dividends (whether or not declared) on the Series B Preferred Stock shall not have been paid in an aggregate amount equal to or greater than six quarterly dividends, the maximum authorized number of directors of the Company will be automatically increased by two, and holders of Series B Preferred Stock shall be entitled to vote their shares of Series B Preferred Stock, together with the holders of any Parity Securities upon which like voting rights have been conferred and are exercisable (the "Voting Parity Securities"), in accordance with the procedures set forth below, to elect, as a class, an additional two directors. So long as any shares of Series B Preferred Stock shall be outstanding, the holders of Series B Preferred Stock shall retain the right to vote and elect, with the holders of such Voting Parity Securities, as a class, two directors until all accrued but unpaid dividends on the Series B Preferred Stock are paid in full or declared and set aside for payment. The period during which holders of Series B Preferred Stock retain such right is referred to as a "Default Period".

           (ii) So long as any shares of Series B Preferred Stock shall be outstanding, during any Default Period, the voting right described in subsection (i) above may be exercised initially at a special meeting called pursuant to subsection (iii) below or at any annual meeting of stockholders. The absence of a quorum of holders of Common Stock (or any class thereof) shall not affect the exercise of such voting rights by the holders of Series B Preferred Stock and Voting Parity Securities. Holders of Series B Preferred Stock and Voting Parity Securities shall be entitled, as among the class of holders of Series B Preferred Stock and Voting Parity Securities, to one vote for each $25.00 of liquidation preference represented by the shares so held.

          (iii) Unless the holders of Series B Preferred Stock and Voting Parity Securities, if any are then outstanding, have, during an existing Default Period, previously exercised their right to elect directors, the Board may, and upon the request of the holders of record of not less than 10% of the aggregate liquidation preference of Series B Preferred Stock and Voting Parity Securities, the Board shall, order the calling of a special meeting of holders of Series B Preferred Stock and Voting Parity Securities, if any are then outstanding, which meeting shall thereupon be called by the President, a Vice President or the Secretary of the Company. Notice of such meeting and of any annual meeting at which holders of Series B Preferred Stock and Voting Parity Securities are entitled to vote pursuant to this subsection (iii) shall be given to each holder of record of Series B Preferred Stock by mailing a copy of such notice to such holder at such holder's last address as it appears on the books of the Company. Such meeting shall be called for a date not later than 90 days after such order or request, or, in default of the calling of such meeting within 90 days after such order or request, such meeting may be called on similar notice by any stockholder or stockholders owning in the aggregate not less than 10% of the aggregate liquidation preference of Series B Preferred Stock and Voting Parity Securities. Notwithstanding the provisions of this subsection (iii), the Company shall not be required to call such a special meeting if such request is received less than 120 days before the date fixed for the next ensuing annual meeting of stockholders of the Company, at which meeting such newly created directorships shall be filled by vote of the holders of Series B Preferred Stock and Voting Parity Securities.

          (iv) During any Default Period, the holders of Common Stock, and other classes of stock of the Company, if applicable, shall continue to be entitled to elect all of the directors unless and until the holders of Series B Preferred Stock and Voting Parity Securities shall have exercised their right to elect two directors voting as a class. After the exercise of this right (x) the directors so elected by the holders of Series B Preferred Stock and Voting Parity Securities shall continue in office until the earlier of (A) such time as their successors shall have been elected by such holders and (B) the expiration of the Default Period, and (y) any vacancy in the Board with respect to a directorship to be elected pursuant to this Section by the holders of Series B Preferred Stock and Voting Parity Securities may be filled by vote of the remaining director previously elected by such holders. References in this subsection (b) to directors elected by the holders of a particular class of stock shall include directors elected by such directors to fill vacancies as provided in clause (y) of the foregoing sentence.

           (v) Immediately upon the expiration of a Default Period, (x) the right of the holders of Series B Preferred Stock to elect directors pursuant to this Section shall cease, (y) the term of any directors elected by the holders of Series B Preferred Stock and Voting Parity Securities pursuant to this Section shall terminate, and (z) the number of directors shall be such number as may be provided for in the Certificate of Incorporation or bylaws irrespective of any increase made pursuant to subsection (i) of this subsection (b) (such number being subject, however, to subsequent change in any manner provided by law or in the Certificate of Incorporation or bylaws).

    SECTION 6.  OPTIONAL REDEMPTION.  On or after [              ], 1994(4), the
Company may, at its option, redeem all or any part of the shares of Series B Preferred Stock, out of funds legally available therefor, on any Dividend Payment Date upon giving a notice of redemption as set forth below, at the Stated Value thereof plus an amount equal to accrued and unpaid dividends, if any (whether or not declared), up to but excluding the Dividend Payment Date fixed for redemption.

    If fewer than all of the outstanding shares of the Series B Preferred Stock are to be redeemed, the number of shares to be redeemed shall be determined by the Board in good faith and the shares to be redeemed will be determined pro rata as nearly as practicable, or by such other method as the Board may determine to be fair and appropriate. Series B Preferred Stock may not be redeemed unless full cumulative dividends have been paid on the Series B Preferred Stock for all past dividend periods.

    Notice of redemption of Series B Preferred Stock will be given by (i) first-class mail, not less than 15 nor more than 45 days prior to the date fixed for redemption thereof, to each record holder of shares of Series B Preferred Stock to be redeemed at the address of such holder in the books of the Company and (ii) publication in THE WALL STREET JOURNAL. On the date such notices are mailed, the Company shall issue a press release announcing the redemption. The mailed and published notice shall state, as appropriate: (1) the redemption date and record date for purposes of such redemption; (2) the number of shares of Series B Preferred Stock to be redeemed and, if fewer than all shares of Series B Preferred Stock held by any holder are to be redeemed, the number of shares to be redeemed from such holder; (3) the place or places at which certificates for such shares are to be surrendered; (4) the then current redemption price; and
(5) that dividends on the Series B Preferred Stock to be redeemed shall cease to accrue on such redemption date, except as otherwise provided herein. If a notice of redemption has been given, from and after the specified redemption date (unless the Company defaults in making
- ------------------------

    (4)  Nine months after Effective Date.

payment of the redemption price), dividends on the Series B Preferred Stock so called for redemption will cease to accrue, such shares will no longer be deemed to be outstanding, and all rights of the holders thereof as stockholders of the Company (except the right to receive the redemption price and any dividend due on a Dividend Payment Date after the redemption date relating to a dividend record date prior to such redemption date) will cease.

    SECTION 7. STATUS OF REACQUIRED SHARES. If shares of Series B Preferred Stock are redeemed pursuant to Section 6 hereof, the shares so redeemed shall, upon compliance with any statutory requirements, assume the status of authorized but unissued shares of preferred stock of the Company, but may not be reissued as Series B Preferred Stock.

    SECTION 8. PREEMPTIVE RIGHTS. The Series B Preferred Stock is not entitled to any preemptive or subscription rights in respect of any securities of the Company.

    SECTION 9. NOTICES. Except as otherwise provided herein, all notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by and when sent by telex or telecopier (with receipt confirmed), provided a copy is also sent by express (overnight, if possible) courier, addressed (i) in the case of a holder of Series B Preferred Stock, to such holder's address as it appears on the books of the Company, and (ii) in the case of the Company, to the Company's principal executive offices to the attention of the Company's President.

    SECTION 10. SEVERABILITY OF PROVISIONS. Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof. If a court of competent jurisdiction should determine that a provision hereof would be valid or enforceable if a period of time were extended or shortened or a particular percentage were increased or decreased, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

    IN   WITNESS  WHEREOF,   FHP  International  Corporation   has  caused  this
Certificate of Designation to  be duly executed by  its duly authorized  officer
and attested by its Secretary this [       ] day of [              ], 1994.

                                          FHP INTERNATIONAL CORPORATION

                                          By:___________________________________
                                             Name:
                                             Title:

ATTEST:

______________________________________
Name:
Title: Secretary

                                   EXHIBIT D
                     OPINION OF SMITH BARNEY SHEARSON INC.

SMITH BARNEY SHEARSON [LETTERHEAD]

May 2, 1994

The Board of Directors
FHP International Corporation
9900 Talbert Avenue
P.O. Box 8000
Fountain Valley, California 92728-8000

Gentlemen:

    You have requested our opinion as to the fairness, from a financial point of view, to FHP International Corporation ("FHP") of the consideration to be paid pursuant to the terms and subject to the conditions set forth in the Agreement and Plan of Merger, dated as of March 3, 1994 (the "Merger Agreement"), by and among FHP, FHP Sub, a wholly owned subsidiary of FHP ("Sub"), and TakeCare, Inc. ("TakeCare"). As more fully described in the Merger Agreement, (i) TakeCare will be merged with and into Sub (the "Merger") and (ii) each outstanding share of the common stock, par value $.10 per share, of TakeCare (the "TakeCare Common Stock") will be converted into the right to receive $28.00 in cash or 1.12 shares of Series B Adjustable Rate Cumulative Preferred Stock, stated value $25.00 per share, of FHP (the "FHP Non-Convertible Preferred Stock"), 0.41379 of a share of the common stock, par value $0.01 per share, of FHP (the "FHP Common Stock"), and 1.6 shares of Series A Cumulative Convertible Preferred Stock, stated value $25.00 per share, of FHP (the "FHP Convertible Preferred Stock", and together with the cash, the FHP Non-Convertible Preferred Stock and the FHP Common Stock, the "Merger Consideration"), subject to certain adjustments.

    In arriving at our opinion, we reviewed the Merger Agreement and held discussions with certain senior officers, directors and other representatives and advisors of FHP and certain senior officers and other representatives and advisors of TakeCare concerning the business, operations and prospects of FHP and TakeCare. We examined certain publicly available business and financial information relating to FHP and TakeCare as well as certain financial forecasts and other data for FHP and TakeCare which were provided to us by the respective managements of FHP and TakeCare, including information relating to certain strategic implications and operational benefits anticipated from the Merger. We reviewed the financial terms of the Merger as set forth in the Merger Agreement in relation to, among other things: current and historical market prices and trading volumes of the TakeCare Common Stock and the FHP Common Stock; the respective companies' historical and projected earnings; and the capitalization and financial condition of FHP and TakeCare. We considered, to the extent publicly available, the financial terms of certain other similar transactions recently effected which we considered comparable to the Merger and analyzed certain financial and other publicly available information relating to the businesses of other companies whose operations we considered


SMITH BARNEY SHEARSON INC.
1345 AVENUE OF THE AMERICAS
NEW YORK, NY 10105
(212) 464-6000
comparable to those of FHP and TakeCare. We also evaluated the potential pro forma financial impact of the Merger on FHP. In addition to the foregoing, we conducted such other analyses and examinations and considered such other financial, economic and market criteria as we deemed necessary to arrive to our opinion.

    In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information publicly available or furnished to or otherwise discussed with us. With respect to financial forecasts and other information provided to or otherwise discussed with us, we assumed that such forecasts and other information were reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of FHP and TakeCare as to the expected future financial performance of FHP and TakeCare. We are not expressing any opinion as to what the value of the FHP Common Stock or the FHP Convertible Preferred Stock actually will be when issued to TakeCare stockholders pursuant to the Merger or the price at which the FHP Common Stock or the FHP Convertible Preferred Stock will trade subsequent to the Merger. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of FHP or TakeCare nor have we made any physical inspection of the properties or assets of FHP or TakeCare. We have not been asked to consider, and our opinion does not address, the relative merits of the Merger as compared to any alternative business strategies that might exist for FHP or the effect of any other transaction in which FHP might engage. Our opinion is necessarily based upon financial, stock market and other conditions and circumstances existing and disclosed to us as of the date hereof.

    Smith Barney Shearson has been engaged to render financial advisory services to FHP in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger. We also will receive a fee upon the delivery of this opinion. In the ordinary course of our business, we may actively trade the equity and debt securities of FHP and TakeCare for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. Smith Barney Shearson has provided financial advisory and investment banking services to FHP in the past, including acting as lead manager for an offering by FHP in September 1993 of $100,000,000 aggregate principal amount of 7% Senior Notes due 2003, for which we received customary fees.

    Our advisory services and the opinion expressed herein are provided solely for the use of the Board of Directors of FHP in its evaluation of the proposed Merger and are not on behalf of, and are not intended to confer rights or remedies upon, TakeCare, any stockholder of FHP or TakeCare, or any person other than FHP's Board of Directors. Our opinion may not be published or otherwise used or referred to, nor shall any public reference to Smith Barney Shearson be made, without our prior written consent.

    Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to FHP.

Very truly yours,
SMITH BARNEY SHEARSON INC.

                                   EXHIBIT E
                 OPINION OF KIDDER, PEABODY & CO. INCORPORATED

                         [Kidder, Peabody & Co. Letterhead]

                                                                     May 2, 1994
Board of Directors
TakeCare, Inc.
2300 Clayton Road
Suite 1000
Concord, CA 94529-2100

Gentlemen:

    You have requested our opinion as to the fairness, from a financial point of view, to the holders of the shares of common stock, par value $0.10 per share (the "Shares"), of TakeCare, Inc. (the "Company") of the Consideration (as hereinafter defined) to be received by such holders in the proposed merger (the "Merger") pursuant to the Agreement and Plan of Merger, dated as of March 3, 1994 (the "Merger Agreement"), by and among the Company, FHP International Corporation ("FHP") and FHP Sub, Inc., a wholly-owned subsidiary of FHP.

    Under the terms of the Merger Agreement, at the effective time of the Merger, each outstanding Share (other than Shares held by Dissenting Stockholders as defined in the Merger Agreement) will be converted into the right to receive: (i) 1.60 shares of Series A Cumulative Convertible Preferred Stock of FHP (the "Convertible Merger Preferred Stock"), as defined in the Merger Agreement; plus (ii) either 1.12 shares of Series B Adjustable Rate Cumulative Preferred Stock of FHP (the "Non-Convertible Merger Preferred Stock"), or, at the election of the holder, $28.00 in cash, subject to reduction in both cases as described in the Merger Agreement; plus (iii) 0.41379 of a share of common stock, $.05 par value of FHP (the "FHP Common Stock") together with any associated rights, subject to increase as described in the Merger Agreement (the aggregate amount of cash or Non-Convertible Merger Preferred Stock, FHP Common Stock and Convertible Merger Preferred Stock taken together is referred to as the "Consideration"). The terms and conditions of the Merger and the Consideration are more fully set forth in the Merger Agreement.

    Kidder, Peabody & Co. Incorporated ("Kidder, Peabody"), as a part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are currently acting as financial advisor to the Company and will receive a fee for rendering this opinion as well as a fee in connection with the consummation of the Merger. Kidder, Peabody has received fees from the Company and FHP in the past.

    In connection with our opinion, we have reviewed the Merger Agreement and the joint proxy statement/prospectus of the Company and FHP (the "Joint Proxy Statement/Prospectus") to be furnished to the stockholders of the Company in connection with the Merger. We have also reviewed certain financial and other information of the Company and FHP that was publicly available or furnished to us by the Company and FHP, including financial forecasts, certain internal financial analyses, reports including other information prepared by their respective managements and representatives. We have held discussions with various members of senior management of the Company and FHP concerning each company's historical and current operations, financial condition and prospects. We have also held discussions with senior management of FHP concerning the strategic and operating benefits anticipated from the Merger. In addition, we have; (i) reviewed the price and trading histories of the common stocks of the Company and FHP and compared such prices and trading histories with those of publicly traded companies we deemed relevant; (ii) compared certain financial data of the Company and FHP with those of publicly traded companies we deemed relevant; (iii) compared certain financial terms of the Merger to certain financial terms of selected other business combinations we deemed relevant; (iv) reviewed the potential pro forma financial effects of the Merger on FHP; (v) considered current conditions in the markets for preferred stock securities which we deemed meaningful; and (vi) conducted such other financial studies, analyses and investigations and reviewed such other factors as we deemed appropriate for the purposes of this opinion.

    In rendering this opinion, we have relied, without independent verification, on the accuracy and completeness of all financial and other information that was publicly available or furnished or otherwise communicated to us by or on behalf of the Company or FHP. We have assumed that the Company financial forecasts examined by us were reasonably prepared by Company management and that the FHP financial forecasts, including synergy estimates, examined by us were reasonably prepared by FHP management on bases reflecting the best currently available estimates and good faith judgments of the respective managements as to the future performance of each respective company and the anticipated synergies from the Merger. We have also assumed, with your consent, that the strategic and operating benefits anticipated from the Merger by FHP management will be realized.

    In connection with our opinion, we have not made any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company or FHP, nor have we been furnished with any such evaluations or appraisals. This opinion relates solely to the Consideration and does not address tax or other consequences that might result from the Merger. Our opinion is based solely upon economic, monetary, regulatory and market conditions existing on the date hereof. Furthermore, we express no opinion as to the price or trading range at which shares of FHP Common Stock, or when issued, the Merger Preferred Stock will trade after the date hereof.

    In the ordinary course of our business, we actively trade the securities of the Company and FHP for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

    It is understood that this letter is for the information of the Board of Directors of TakeCare only and may not be used for any other purpose without our prior written consent; provided, however, this letter may be reproduced in full in the Joint Proxy Statement/Prospectus.

    Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be received in the Merger by the holders of Shares is fair, from a financial point of view, to such holders.

                                          Very truly yours,

                                          KIDDER, PEABODY & CO. INCORPORATED

                                   EXHIBIT F
                       AMENDED FORM OF SECTION IV OF THE
                        FHP CERTIFICATE OF INCORPORATION

                                       IV

    The total number of shares of stock that the Corporation shall have authority to issue is 140 million shares, consisting of 100 million shares of common stock, par value $0.05 per share (the "Common Stock"), and 40 million shares of preferred stock, par value $0.05 per share (the "Serial Preference Stock").

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Article VI, Section 2 of the Bylaws of the Registrant provides that, to the full extent permitted by applicable law, (i) the Registrant shall indemnify any person who is or was serving as a Director or officer of the Registrant or of another entity at the request of the Registrant, and (ii) the Registrant has the power, subject to discretion of the Board of Directors, to indemnify any person who is or was serving as an agent or other employee of the Registrant or of another entity at the request of the Registrant, in each case against liabilities which may be incurred in such capacity.

    Section 145 of the Delaware General Corporation Law grants to the Registrant the power to indemnify its Directors, officers, employees and agents against liability arising out of their respective capacities as Directors, officers, employees or agents.

    The Registrant has entered into indemnification agreements with its officers and Directors, as authorized by the Registrant's stockholders. Such agreements provide contractually for mandatory indemnification to the maximum extent permitted or required by statute and include a separate indemnity provision, subject to limitations existing of applicable law, providing for substantially broader indemnity rights than those presently available by statute or the Bylaws of the Registrant.

    The Registrant has purchased directors' and officers' liability insurance providing aggregate coverage in the maximum amount of $50 million, subject to certain deductibles and participation requirements, with respect to certain liabilities not covered by the Registrant's indemnification agreements.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  EXHIBIT
  NUMBER                                              DESCRIPTION
- -----------  ----------------------------------------------------------------------------------------------
      2.1    Agreement and Plan of Merger
      2.2    Amendment No. 1 to Agreement and Plan of Merger
      3.1    Restated Certificate of Incorporation
      3.2    Amended Form of Article IV of the Restated Certificate of Incorporation (Included as Exhibit F
              to the Joint Proxy Statement)
      3.3    Form of Certificate of Designation for Convertible Merger Preferred Stock (Included as Exhibit
              B to the Joint Proxy Statement)
      3.4    Form of Certificate of Designation for Non-Convertible Merger Preferred Stock (Included as
              Exhibit C to the Joint Proxy Statement)
      5.1    Opinion of O'Melveny & Myers re: Securities
      8.1    Opinion of O'Melveny & Myers re: Tax Matters
     12.1    Statements Regarding Computation of Ratios
     23.1    Consent of Deloitte & Touche
     23.2    Consent of Ernst & Young
     23.3    Consent of Smith Barney Shearson Inc.
     23.4    Consent of Kidder, Peabody & Co. Incorporated
     23.5    Consent of O'Melveny & Myers (included in Exhibits 5.1 and 8.1)
     24.1    Power of Attorney (included on Page II-3)
     99.1    Proxy Materials of the Registrant
     99.2    Proxy Materials of TakeCare
             Financial Statement Schedules Required by Regulation S-X*

- ------------------------
*    Filed  with  the  Registrant's  Annual   Report  on  Form  10-K  which   is
     incorporated herein by reference.

ITEM 22. UNDERTAKINGS.

    (a) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    (b) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

    (c) The Registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (b) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    (d) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    (e) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

    (f) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fountain Valley, State of California, on May 2, 1994.

                                          FHP INTERNATIONAL CORPORATION

                                          /s/ WESTCOTT W. PRICE III

                                          --------------------------------------
                                          Westcott W. Price III
                                          Chief Executive Officer and President

                               POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Westcott W. Price III, Mark B. Hacken, Michael J. Weinstock, Robert F. Murphy, Russell D. Phillips Jr., C. James Levin and C. Bradley Call, and each of them, as his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments or post-effective amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

    Pursuant  to  the  requirements  of   the  Securities  Act  of  1933,   this
Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                   SIGNATURE                                          TITLE                            DATE
- -----------------------------------------------  -----------------------------------------------  ---------------
                /s/ ROBERT GUMBINER
     -------------------------------------                          Director                        May 2, 1994
                Robert Gumbiner
             /s/ WESTCOTT W. PRICE III
     -------------------------------------            Chief Executive Officer and Director          May 2, 1994
             Westcott W. Price III
                /s/ MARK B. HACKEN
     -------------------------------------            Chief Executive Officer and Director          May 2, 1994
                Mark B. Hacken
               /s/ BURKE F. GUMBINER
     -------------------------------------                          Director                        May 2, 1994
               Burke F. Gumbiner
                /s/ WARNER HEINEMAN
     -------------------------------------                          Director                        May 2, 1994
                Warner Heineman
              /s/ JOSEPH F. PREVRATIL
     -------------------------------------                          Director                        May 2, 1994
              Joseph F. Prevratil

                   SIGNATURE                                          TITLE                            DATE
- -----------------------------------------------  -----------------------------------------------  ---------------
              /s/ RICHARD M. RODNICK
     -------------------------------------                          Director                        May 2, 1994
              Richard M. Rodnick
                /s/ KENNETH S. ORD
     -------------------------------------                   Chief Financial Officer                May 2, 1994
                Kenneth S. Ord
              /s/ VALERIE A. FLETCHER
     -------------------------------------          Controller (principal accounting officer)       May 2, 1994
              Valerie A. Fletcher

                                 EXHIBIT INDEX

  EXHIBIT
  NUMBER                                           DESCRIPTION                                           PAGE
- -----------  ---------------------------------------------------------------------------------------     -----
      2.1    Agreement and Plan of Merger
      2.2    Amendment No. 1 to Agreement and Plan of Merger
      3.1    Restated Certificate of Incorporation
      3.2    Amended Form of Article IV of the Restated Certificate of Incorporation (Included as
              Exhibit F to the Joint Proxy Statement)
      3.3    Form of Certificate of Designation for Convertible Merger Preferred Stock (Included as
              Exhibit B to the Joint Proxy Statement)
      3.4    Form of Certificate of Designation for Non-Convertible Merger Preferred Stock (Included
              as Exhibit C to the Joint Proxy Statement)
      5.1    Opinion of O'Melveny & Myers re: Securities
      8.1    Opinion of O'Melveny & Myers re: Tax Matters
     12.1    Statements Regarding Computation of Ratios
     23.1    Consent of Deloitte & Touche
     23.2    Consent of Ernst & Young
     23.3    Consent of Smith Barney Shearson Inc.
     23.4    Consent of Kidder, Peabody & Co. Incorporated
     23.5    Consent of O'Melveny & Myers (included in Exhibits 5.1 and 8.1)
     24.1    Power of Attorney (included on Page II-3)
     99.1    Proxy Materials of the Registrant
     99.2    Proxy Materials of TakeCare
             Financial Statement Schedules Required by Regulation S-X*

- ------------------------

* Filed with the Registrant's Annual Report on Form 10-K which is incorporated herein by reference.